As filed with the Securities and Exchange Commission on April 13, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDW CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	5961	26-0273989
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christine A. Leahy

Senior Vice President, General Counsel and Corporate Secretary

CDW Corporation

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Telephone: (847) 465-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Rowe

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Telephone: (312) 862-2000

*	The co-registrants listed on the next page are also included in this Form S-4 Registration Statement as additional registrants.

Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8.5% Senior Notes due 2019, Series B	$130,000,000	100%	$130,000,000	$14,898.00(1)
Guarantees on 8.5% Senior Notes due 2019, Series B	$130,000,000	—	—	(2)

(1)	Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees being registered hereby.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
CDW LLC	5961	Illinois	36-3310735
CDW Finance Corporation	5961	Delaware	90-0600013
CDW Technologies, Inc.	5961	Wisconsin	39-1768725
CDW Direct, LLC	5961	Illinois	36-4530079
CDW Government LLC	5961	Illinois	36-4230110
CDW Logistics, Inc.	5961	Illinois	38-3679518

*	The address for each of the additional registrants is CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061. The name, address and telephone number of the agent for service for each of the additional registrants is Christine A. Leahy, Senior Vice President, General Counsel and Corporate Secretary of CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, telephone: (847) 465-6000.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION,

DATED APRIL 13, 2012

PROSPECTUS

CDW LLC

CDW Finance Corporation

Exchange Offer for

8.5% Senior Notes due 2019

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, up to $130,000,000 in aggregate principal amount of our new 8.5% Senior Notes due 2019, Series B (the “Exchange Notes”), which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of our outstanding 8.5% Senior Notes due 2019 that were issued on February 17, 2012 (the “Outstanding Notes,” and such transaction, the “Exchange Offer”). Upon completion of the Exchange Offer, the Exchange Notes will trade fungibly with $1,141,000,000 in aggregate principal amount of our existing 8.5% Senior Notes due 2019, Series B (the “Existing Exchange Notes”), that we exchanged in December 2011 as part of a similar exchange offer for any and all of the then-outstanding $1,175,000,000 in aggregate principal amount of 8.5% Senior Notes due 2019.

We are conducting the Exchange Offer in order to provide you with an opportunity to exchange the unregistered notes you hold for freely tradable notes that have been registered under the Securities Act.

The principal features of the Exchange Offer are as follows:

•

The terms of the Exchange Notes to be issued in the Exchange Offer are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes.

•	You may withdraw your tender of Outstanding Notes at any time before the expiration of the Exchange Offer. We will exchange all of the Outstanding Notes that are validly tendered and not withdrawn.

•

Based upon interpretations by the staff of the Securities and Exchange Commission (the “SEC”), we believe that subject to some exceptions, the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided you are not an affiliate of ours.

•	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2012, unless extended.

•	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the Exchange Offer.

•

There is no existing public market for the Outstanding Notes. We have not listed the Existing Exchange Notes on any securities exchange and we do not intend to list the Exchange Notes on any securities exchange.

Except in very limited circumstances, current and future holders of Outstanding Notes who do not participate in the Exchange Offer will not be entitled to any future registration rights, and will not be permitted to transfer their Outstanding Notes absent an available exemption from registration.

For a discussion of certain factors that you should consider before participating in the Exchange Offer, see “Risk Factors” beginning on page 18 of this prospectus.

Neither the SEC nor any state securities commission has approved the Exchange Notes to be distributed in the Exchange Offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

, 2012

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized anyone to provide any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

This prospectus contains summaries of the terms of several material documents. These summaries include the terms we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of these documents. Requests for copies should be directed to: CDW Corporation, 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061; Attention: Investor Relations (telephone (847) 465-6000).

MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

TRADEMARKS AND SERVICE MARKS

This prospectus includes our trademarks such as “CDW,” which are protected under applicable intellectual property laws and are the property of CDW Corporation or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

i

SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus, before deciding whether to participate in the Exchange Offer. On October 12, 2007, CDW Corporation, an Illinois corporation (“Target”), was acquired by CDW Corporation, a Delaware corporation formerly known as VH Holdings, Inc. (“Parent”), a then-newly formed entity indirectly controlled by investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”) and Providence Equity Partners L.L.C. (“Providence Equity”), in a transaction valued at approximately $7.4 billion, including fees and expenses (the “Acquisition”). For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent, with CDWC LLC as the surviving company in the merger (the “CDW LLC Merger”). On December 31, 2009, CDWC LLC was renamed CDW LLC and on August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the Company,” “our,” “CDW” and other similar terms refer to the business of Parent and its consolidated subsidiaries.

Our Business

Overview

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,600 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Microsoft, Cisco, Lenovo, EMC, IBM, Apple and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2011, our net sales, net income and Adjusted EBITDA were $9,602.4 million, $17.1 million and $717.3 million, respectively. Adjusted EBITDA is a non-GAAP financial measure. See “Summary Historical Financial Data” for the definition of Adjusted EBITDA, the reasons for its inclusion and a reconciliation to net income.

We have two reportable segments:

Corporate. Our Corporate segment customers are primarily in the small and medium business category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, that value our broad offerings, brand selection and flexible delivery model. We have over 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $5,334.4 million for the year ended December 31, 2011.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. Our education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as annual net sales for the year ended December 31, 2011 exceeded $1 billion for each customer channel. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,757.2 million for the year ended December 31, 2011.

Other. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business is comprised of customized engineering services, delivered by CDW professional engineers, as well as managed services, including hosting and data center services. Certain other services, such as custom configuration and third-party services, are included in our Corporate and Public segment net sales and not in “Other.” Advanced services provided by CDW professional engineers are recorded in CDW Advanced Services. Our CDW Advanced Services and Canada business segments generated net sales of $510.8 million for the year ended December 31, 2011.

For further information on our segments, including financial results, see Note 18 to our Audited Financial Statements.

History

CDW was founded in 1984. In 2003, we purchased selected U.S. assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services. In 2007, we were acquired by Parent. For a description of the acquisition, see “—The Acquisition Transactions and Related Financing Events.”

Industry Overview

According to International Data Corporation (“IDC”), the overall U.S. technology market generated approximately $601 billion in sales in 2011, including $216 billion in hardware sales, $158 billion in software sales and $227 billion in services sales. The channels through which these products and services are delivered are highly fragmented and served by a multitude of participants. These participants include original equipment manufacturers (“OEMs”), software publishers, wholesale distributors and resellers. Wholesale distributors, such as Ingram Micro Inc., Tech Data Corporation and SYNNEX Corporation, act as intermediaries between OEMs and software publishers, on the one hand, and resellers, on the other hand, providing logistics management and supply-chain services. Resellers, which include direct marketers, value-added resellers, e-tailers and retailers, sell products and/or services directly to the end-user customer, sourcing products sold to their customers directly from OEMs and software publishers or from wholesale distributors. CDW is a technology solutions provider with both direct marketer and value-added reseller capabilities.

Two key customer groups within our addressable market are the small and medium business market and the public sector market. The small and medium business market is highly fragmented and is generally characterized by companies that employ fewer than 1,000 employees. The public sector market is also fragmented and is generally divided into market verticals, each with specialized needs that require an adaptive and flexible sales, services and logistics model to meet customer needs. We believe that many vendors rely heavily on channel partners like CDW to efficiently serve small and medium business and public sector customers.

Our Competitive Strengths

We believe the following strengths have contributed to our success and enabled us to become an important strategic partner for both our customers and our vendor partners:

Significant Scale and Scope

We are a leading multi-brand technology solutions provider in the U.S. and Canada. Based upon publicly available information, we believe that our net sales are significantly larger than any other multi-brand direct marketer or value-added reseller in the U.S. Our significant scale and scope create competitive advantages through:

•

Breadth of solutions for our customers. The breadth and depth of knowledge that our direct selling organization, specialists and engineers have across multiple industries and technologies position us well to anticipate and meet our customers’ needs. Our size allows us to provide our customers with a broad selection of over 100,000 technology products from over 1,000 brands and a multitude of advanced technology solutions at competitive prices. We have leveraged our scale to provide a high level of customer service and a breadth of technology options, making it easy for customers to do business with us.

•

Broad market access for our vendor partners. We believe we are an attractive route to market for our vendor partners in part because we provide them with access to a cost-effective and highly knowledgeable sales and marketing organization that reaches over 250,000 customers. Our vendor partners recognize that, in addition to providing broad customer reach, our scale and scope enables us to sell, deliver and implement their products and services to customers with a high level of knowledge and consistency.

•

Operational cost efficiencies and productivity. Our large scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing and other support functions. We leverage these advantages through our two modern distribution centers, our efficient business processes and constant focus on productivity improvements, and our proprietary information systems, which has enabled us to provide cost-efficient service to our customers.

Coworker Culture

Our steadfast focus on serving customers and investing in coworkers has fostered a strong, “get it done” culture at CDW. Since our founding, we have adhered to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions. We have consistently and cost effectively invested in our coworkers by providing broad and deep coworker training, supplying resources that contribute to their success, and offering them broad career development opportunities. This constant focus on customers and coworkers has created a customer-centric, highly engaged coworker base, which ultimately benefits our customers and fosters customer loyalty.

Large and Knowledgeable Direct Selling Organization

We have a large and experienced sales force, consisting of more than 3,600 coworkers, including almost 2,900 account managers and field account executives. We believe our success is due, in part, to the strength of our account managers’ dedicated relationships with customers that are developed by calling on existing and new customers, providing advice on products, responding to customer inquiries and developing solutions to our customers’ complex technology needs. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving technology needs of our customers. Multiple customer surveys administered by independent parties consistently show that customers view CDW as a leader in customer service compared to other multi-brand resellers and solution providers.

Highly Skilled Technology Specialists and Engineers

Our direct selling organization is supported by a team of almost 800 technology specialists and almost 600 service delivery engineers with more than 3,400 industry-recognized certifications who bring deep product and solution knowledge and experience to the technology challenges of our customers. We believe our technology specialists, who work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process, are an important resource and differentiator for us as we seek to expand our offerings of value-added services and solutions.

Large and Established Customer Channels

We have grown our customer channels within the Corporate and Public segments to sizeable businesses. Our government, education, healthcare and small business channels each has net sales that exceed $1 billion. Our scale allows us to create specialized sales resources across multiple customer markets, which enables us to better understand and meet our customers’ evolving IT requirements. Our scale also provides us diversification benefits. For instance, our Public segment, which is comprised of our government, education and healthcare channels, has historically been less correlated to economic cycles, as evidenced by its 5% net sales growth in 2009 while overall technology spending declined in the U.S. market, according to IDC.

Strong, Established Vendor Partner Relationships

We believe that our strong vendor partner relationships differentiate us from other multi-brand technology solutions providers. In addition to providing a cost-effective route to market for vendor partners, we believe that many of our competitive strengths enhance our value proposition to our vendor partners. We believe we are an important extension of our vendor partners’ sales and marketing capabilities as we are the largest U.S. reseller for many of our vendor partners, including Hewlett-Packard. We have three vendor partners with whom we have annual $1 billion-plus relationships, and we have 14 vendor partners with whom we have relationships exceeding $100 million a year. As such, we are able to provide technology resources and insights to our customers that might otherwise be difficult for them to access independently or through other technology providers. Our direct selling organization, technology specialists and large customer channels allow us to develop intimate knowledge of our customers’ environments and their specific needs. Frequently, vendor partners will select CDW as a partner to develop and grow new customer solutions. We are regularly recognized with top awards from our vendor partners. In 2011, we were named Microsoft’s Volume Licensing Partner of the Year and received eight Cisco Partner of the Year awards.

Our Business Strategies

Our goal is to continue to strengthen our position as a leading multi-brand national provider of technology products and solutions by growing our revenues and driving profitability. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:

Focus on Customer Requirements and Market Segmentation

We have grown our revenues faster than the market, which we attribute in large part to our focus on customer requirements and market segmentation. We believe our customer intimacy enables us to better understand our customers’ needs and to better identify profitable growth opportunities. We intend to maintain this focus with a goal of continuing to outpace our competitors in revenue growth in the markets we serve through increased “share of wallet” from existing customers, sales to new customers and expanded IT services offerings to both new and existing customers. We believe our efforts in these areas will be augmented as we improve our sales coverage and further segment our customer base, further leverage our knowledge of our customers’ environments and continue to help our customers adopt proven technologies that meet their needs and make the most of their IT investments.

Leverage our Superior Sales and Marketing Model

We intend to continue to leverage our large, highly productive sales and marketing organization to serve existing customer requirements, effectively target new customer prospects, improve our product and solutions offerings, maximize sales resource coverage, strategically deploy internal sales teams, technology specialists and field sales account executives, and strengthen vendor partner relationships, all with the end goal of creating profitable sales opportunities. Some of the initiatives we have implemented within the last few years, including our realignment of our medium and large corporate account managers into geographic regions, our addition of selling resources to our healthcare customer channel and our addition of more technology specialists to facilitate sales of newer and more complex technology solutions, have contributed to an increase in our annualized net sales per coworker from $1.364 million for the quarter ended December 31, 2007 to $1.476 million for the quarter ended December 31, 2011. We plan to continue to identify and pursue opportunities that further enhance productivity. Recently, we have added sales operations supervisors to handle administrative tasks for our direct sales force coworkers, which we believe will further enhance their productivity, and we have continued to align our compensation programs to drive profitable revenue growth.

Meet our Customers’ Changing Needs through Expanded Service Offerings and Solutions

We intend to continue to expand the range of technology solutions we offer to continue to keep pace with the technology marketplace. As customers increasingly demand more elaborate services and solutions in addition to traditional hardware and software products, we believe that expanding the range of technology solutions that we offer will enhance our value proposition to our customers and help us to maximize our revenue and profit growth potential. We have added almost 600 technology specialists since mid-2004 and almost 500 services delivery engineers since mid-2006. CDW currently has almost 800 technology specialists, organized around core solutions and aligned with our selling organization. CDW is growing its presence in geographic markets across the U.S. with coworkers focused on delivering customized engineering solutions. We plan to continue to invest in resources and training for our technology specialists and services delivery coworkers to provide our customers with the expert advice and experience they need to make the most of their technology expenditures.

Leverage Relationships with Leading Vendor Partners

We intend to continue to leverage our long-standing relationships with major vendor partners to support the growth and profitability of our business. We plan to use our vendor partner relationships to ensure that our sales organization remains well-positioned and well-trained to market new and emerging technologies to end users. As one example, we are currently working with several large vendor partners to assist them in the sales of cloud computing solutions to the small and medium business marketplace. We believe our strong vendor partner relationships will also provide collaborative opportunities for our sales organization and vendor field sales representatives to identify and fulfill additional customer requirements, creating increased sales to both new and existing customers. In addition, we plan to leverage our significant scale to maximize the benefits from volume discounts, purchase or sales rebates, vendor incentive programs and marketing development funds.

Risk Factors

Our business is subject to a number of risks. These risks include, but are not limited to, the following:

•

General economic conditions could negatively affect technology spending by our customers and put downward pressure on prices, which may have an adverse impact on our business, results of operations or cash flows.

•	Our financial performance could be adversely affected by decreases in spending on technology products and services by our Public segment customers.

•	Our business depends on our vendor partner relationships and the availability of their products.

•	Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings.

•	Substantial competition could reduce our market share and significantly harm our financial performance.

•

Our substantial indebtedness could limit our operating flexibility, place us at a competitive disadvantage compared to our less leveraged competitors and increase our vulnerability to both general and industry-specific adverse economic conditions.

If these or any of the other risks described in the section entitled “Risk Factors” were to occur, the trading price of the Exchange Notes would likely decline and we may become unable to make payments of interest and principal on the Exchange Notes, as a result of which you may lose all or part of your original investment.

The Acquisition Transactions and Related Financing Events

On October 12, 2007, Parent acquired Target in the Acquisition, a transaction having an aggregate value of approximately $7.4 billion, including fees and expenses. Parent is owned directly by CDW Holdings LLC (“CDW Holdings”), a company controlled by investment funds affiliated with Madison Dearborn and Providence Equity (collectively, the “Equity Sponsors”). The Acquisition was effected through the merger of VH MergerSub, Inc. (“MergerSub”), a newly formed, wholly owned subsidiary of Parent, with and into Target, which was the surviving corporation. Immediately following the merger, Target became a wholly owned direct subsidiary of Parent.

Substantially all of the equity interests of CDW Holdings are owned by investment funds affiliated with the Equity Sponsors, certain other co-investors and certain members of our management (the “Management Investors,” and together with the Equity Sponsors and certain other co-investors, the “Equity Investors”).

In order to fund the Acquisition, on October 12, 2007, MergerSub entered into an $800.0 million senior secured revolving credit facility (as in effect at the time of the Acquisition and as subsequently refinanced, the “ABL Facility”), a $2,200.0 million senior secured term loan facility (as in effect at the time of the Acquisition and as subsequently amended, the “Term Loan Facility,” and together with the ABL Facility, the “Senior Credit Facilities”), a $1,040.0 million senior bridge loan agreement (the “Senior Bridge Loans”) and a $940.0 million senior subordinated bridge loan agreement (the “Senior Subordinated Bridge Loans,” and together with the Senior Bridge Loans, the “Bridge Loans”). CDW has subsequently assumed this indebtedness as successor in interest to MergerSub. We were required to pay cash interest on $520.0 million of the outstanding principal of the Senior Bridge Loans (the “Senior Cash Pay Loans”) and could elect to pay cash or PIK interest on the remaining $520.0 million of the outstanding principal amount (the “Senior PIK Election Loans”). In 2008, we amended and restated the Term Loan Facility and in 2009, we entered into an additional amendment. In 2010, we entered into a further amendment of the Term Loan Facility to, among other things, extend the final maturity of a portion of the Term Loan Facility (the “Extended Loans”) and reduce the principal amounts outstanding thereunder, and in connection with this amendment, we issued $500.0 million of 8.0% senior secured notes due 2018 (the “Senior Secured Notes”) and used the proceeds to prepay a portion of indebtedness under the Term Loan Facility. For a summary of the material terms of the Term Loan Facility, see “Description of Certain Indebtedness.” In 2008, we amended and restated the Bridge Loans to, among other things, change the principal amounts outstanding thereunder, and in connection with these amendments, we prepaid a portion of our Senior Subordinated Bridge Loans. Under the terms of the Bridge Loans, holders were entitled to request the conversion of their Bridge Loans into notes. At the request of these holders, we issued $890.0 million of 11.00% senior cash pay exchange notes due 2015 (the “Existing Senior Cash Pay Notes”), $317.0 million of 11.50%/12.25% senior PIK election exchange notes due 2015 (the “Existing Senior PIK Election Notes,” and together with the Existing Senior Cash Pay Notes, the “Existing Senior Notes”) and $721.5 million of 12.535% senior subordinated exchange notes due 2017 (the “Existing Senior Subordinated Notes”) in exchange for all of our outstanding Bridge Loans, a process we completed on October 14, 2010. For a summary of the material terms of our Existing Senior Subordinated Notes, see “Description of Certain Indebtedness.”

On April 13, 2011, we completed a tender offer to purchase a total of $665.1 million in aggregate principal amount of the Existing Senior Notes. In connection with the tender offer, CDW Escrow Corporation, a wholly owned subsidiary of Parent (the “Original Escrow Issuer”), issued $725.0 million in aggregate principal amount of 8.5% senior notes due 2019 (the “April 2011 Senior Notes”) in order to pay the consideration in the tender offer. On May 20, 2011, we completed a tender offer to purchase a total of $412.8 million in aggregate principal amount of the Existing Senior Notes. In connection with this tender offer, CDW Escrow Corporation, a newly formed, wholly owned subsidiary of Parent (the “New Escrow Issuer,” and together with the Original Escrow Issuer, the “Escrow Issuers”), issued an additional $450.0 million in aggregate principal amount of 8.5% Senior Notes due 2019 (the “May 2011 Senior Notes”) in order to pay the consideration in the tender offer. Following each issuance, CDW LLC and CDW Finance Corporation (“CDW Finance”) assumed the Escrow Issuers’ respective obligations thereunder. We subsequently registered $1,141,000,000 in aggregate principal amount of Senior Notes for a like principal amount of new 8.5% Senior Notes due 2019, Series B, which we sometimes refer to in this prospectus as the “Existing Exchange Notes.”)

On June 24, 2011, we refinanced the ABL Facility, which, among other things, extended the final maturity of the ABL Facility from 2012 to 2016 and increased the size of the facility from $800.0 million to $900.0 million (the “ABL Facility Refinancing”). For a summary of the material terms of the ABL Facility, see “Description of Certain Indebtedness.”

On February 17, 2012, we accepted for purchase $120.6 million in aggregate principal amount of the Existing Senior Notes that were tendered in a tender offer and consent solicitation by February 16, 2012. On March 5, 2012, we accepted for purchase an additional $0.1 million in aggregate principal amount of the Existing Senior Notes that were tendered prior to the expiration of the tender offer on March 2, 2012. On March 19, 2012, we redeemed the remaining $8.3 million in aggregate principal amount of Existing Senior Notes that were not tendered in the tender offer and consent solicitation. As of the date of this prospectus, there are no Existing Senior Notes outstanding. In connection with the tender offer and consent solicitation and subsequent redemption, CDW LLC and CDW Finance issued an additional $130.0 million in aggregate principal amount of 8.5% Senior Notes due 2019 (the “Outstanding Notes” or the “February 2012 Senior Notes”) in order to pay the consideration in the tender offer and consent solicitation and subsequent redemption. The tender offer and consent solicitation and the purchase of Existing Senior Notes pursuant thereto, the redemption of Existing Senior Notes not tendered in the tender offer and consent solicitation, and the issuance of the February 2012 Senior Notes are collectively referred to herein as the “2012 Refinancing Transactions.” The April 2011 Senior Notes, the May 2011 Senior Notes and the February 2012 Senior Notes are collectively referred to herein as the “Senior Notes.” The indentures governing the Existing Senior Subordinated Notes, the Senior Secured Notes and the Senior Notes are collectively referred to herein as the “Indentures.”

Corporate Structure

The following chart summarizes our current corporate structure and our indebtedness as of December 31, 2011, on an as adjusted basis after giving effect to the 2012 Refinancing Transactions.

(1)	Investment funds affiliated with Madison Dearborn and Providence Equity, along with two limited partnerships created by the Equity Sponsors to facilitate an investment in CDW Holdings, own approximately 94.1% of the outstanding voting interests of CDW Holdings as of December 31, 2011.
(2)	After giving effect to the 2012 Refinancing Transactions, as of December 31, 2011, we would have had no outstanding indebtedness, $1.7 million of issued and undrawn letters of credit and $219.0 million of floorplan reserves under our $900.0 million ABL Facility and could have borrowed an additional $679.3 million under this facility.
(3)	Represents the Senior Notes issued in April 2011, May 2011 and February 2012 and gives effect to the repurchase of all of our remaining Existing Senior Notes in a tender offer and consent solicitation in February 2012 and subsequent redemption in March 2012 using the gross proceeds from the Senior Notes issued in February 2012.
(4)	Formed in 2010 for the sole purpose of serving as a corporate co-issuer, CDW Finance is a co-issuer of the Senior Secured Notes, the Senior Notes and the Existing Senior Subordinated Notes and will be a co-issuer of the Exchange Notes offered hereby. CDW Finance does not hold any material assets or engage in any business activities or operations.
(5)	Our non-guarantor subsidiary, CDW Canada, Inc., held approximately 1.9% of our total assets as of December 31, 2011 and generated approximately 4.0% of our net sales and approximately 2.6% of our Adjusted EBITDA, a non-GAAP financial measure (as defined below in “—Summary Historical Financial Data”), for the year ended December 31, 2011.

Corporate Information

CDW LLC is an Illinois limited liability company and a subsidiary of CDW Corporation, a Delaware corporation. CDW Finance is a Delaware corporation and a subsidiary of CDW Corporation.

Our principal executive offices are located at 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number at that address is (847) 465-6000. Our website is located at http://www.cdw.com. The information on our website is not part of this prospectus.

Equity Sponsors

Madison Dearborn, based in Chicago, is one of the most experienced and successful private equity investment firms in the United States. Madison Dearborn has raised over $18 billion of capital since its formation in 1992 and has invested in more than 100 companies. Madison Dearborn-affiliated investment funds invest in businesses across a broad spectrum of industries, including basic industries, consumer, financial services, health care and telecom, media and technology services.

Providence Equity is a leading global private equity firm focused on media, communications, information and education investments. Providence Equity has $23 billion of equity under management and has invested in more than 100 companies over its 20-year history. Providence Equity is headquartered in Providence, Rhode Island and has offices in New York, Los Angeles, London, Hong Kong and New Delhi.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold $130,000,000 in aggregate principal amount of Senior Notes on February 17, 2012 to Barclays Capital Inc. We refer to the initial purchaser of the Outstanding Notes in this prospectus as the “initial purchaser.” The initial purchaser subsequently resold the Outstanding Notes to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act.

Registration Rights Agreement	Simultaneously with the initial sale of the Outstanding Notes, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed, among other things, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Outstanding Notes for SEC-registered notes with terms identical to the Outstanding Notes. The Exchange Offer is intended to satisfy your rights under the Registration Rights Agreement. After the Exchange Offer is complete, you will, subject to only limited exceptions in limited circumstances, no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

The Exchange Offer

We are offering to exchange up to $130,000,000 aggregate principal amount of our new 8.5% Senior Notes due 2019, Series B, which have been registered under the Securities Act (“Exchange Notes”), for any and all of our February 2012 Senior Notes. Upon completion of the Exchange Offer, the Exchange Notes will trade fungibly with $1,141,000,000 in aggregate principal amount of the Existing Exchange Notes that we exchanged in December 2011 as part of a similar exchange offer for any and all of the then-outstanding $1,175,000,000 in aggregate principal amount of 8.5% Senior Notes due 2019.

In order to be exchanged, an Outstanding Note must be properly tendered and accepted. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Exchange Notes promptly after the expiration of the Exchange Offer.

Interest on the Outstanding Notes accepted for exchange in the Exchange Offer will cease to accrue upon the issuance of the Exchange Notes. The Exchange Notes will bear interest from the date of issuance, and such interest will be payable, together with accrued and unpaid interest on the Outstanding Notes accepted for exchange, on the first interest payment date following the closing of the Exchange Offer. Interest will continue to accrue on any Outstanding Notes that are not exchanged for Exchange Notes in the Exchange Offer.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued to you in the Exchange Offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•        the Exchange Notes are being acquired by you in the ordinary course of your business;

•        you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes issued to you in the Exchange Offer; and

•        you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any Exchange Notes issued to you in the Exchange Offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your Exchange Notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued Exchange Notes in the Exchange Offer for its own account in exchange for Outstanding Notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the Exchange Notes issued to it in the Exchange Offer.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, which we may waive. See “Exchange Offer—Conditions.”

Procedures for Tendering Outstanding Notes

If you wish to tender your Outstanding Notes for exchange in the Exchange Offer, you must transmit to the exchange agent on or before the expiration date either:

•        an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your Outstanding Notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•        if the Outstanding Notes you own are held of record by The Depository Trust Company (“DTC”) in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC (“ATOP”), in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your Outstanding Notes and update your account to reflect the issuance of the Exchange Notes to you. ATOP allows you to electronically transmit your acceptance of the Exchange Offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•        a timely confirmation of book-entry transfer of your Outstanding Notes into the account of the exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•        if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of Outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or Outstanding Notes in the Exchange Offer, you should contact the person in whose name your book-entry interests or Outstanding Notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your Outstanding Notes at any time prior to 5:00 p.m., New York City time, on , 2012.

Effect of Not Tendering in the Exchange Offer	Any notes now outstanding that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer set forth in the Outstanding Notes and the Indenture under which they were issued. Since the Outstanding Notes have not been registered under the federal securities laws, they may bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the Exchange Offer, we will have no further obligation to register, and currently we do not anticipate that we will register, the Outstanding Notes under the Securities Act except in limited circumstances with respect to specific types of holders of Outstanding Notes.

Federal Income Tax Considerations	The exchange of Outstanding Notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes pursuant to the Exchange Offer. We will pay all of our expenses incident to the Exchange Offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the Exchange Offer.

Summary of Terms of the Exchange Notes

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the Outstanding Notes. The Exchange Notes represent the same debt as the Outstanding Notes. Both the Outstanding Notes and the Exchange Notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the Outstanding Notes and the Exchange Notes.

Issuers	CDW LLC, an Illinois limited liability company, and CDW Finance Corporation, a Delaware corporation, as co-issuers.

Securities	Up to $130,000,000 in aggregate principal amount of Exchange Notes.

Maturity	The Exchange Notes will mature on April 1, 2019.

Interest	The Exchange Notes will bear interest at 8.5% per annum, payable semi-annually in arrears on April 1 and October 1 of each year until maturity, beginning on .

Optional Redemption

We may redeem all or part of the Exchange Notes at any time prior to April 1, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium, as described under “Description of Exchange Notes—Optional Redemption.”

We may redeem all or part of the Exchange Notes at any time on or after April 1, 2015 at the redemption prices specified in “Description of Exchange Notes —Optional Redemption.”

In addition at any time prior to April 1, 2014, we may redeem up to 40% of the aggregate principal amount of the Exchange Notes at a redemption price equal to 108.5% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that we raise in one or more equity offerings.

Mandatory Offers to Purchase

Upon the occurrence of specific kinds of changes of control, you will have the right, as holders of the notes, to cause us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the repurchase date.

If we sell assets following the issue date, under certain circumstances, we will be required to use the net proceeds to make an offer to purchase the notes at an offer price in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the repurchase date.

Guarantees	On the issue date, our obligations under the Exchange Notes will be fully and unconditionally guaranteed on a joint and several and senior unsecured basis by Parent and each of our direct and indirect wholly owned domestic subsidiaries that guarantees our existing indebtedness or the existing indebtedness of the guarantors. If we fail to make payments on any series of the notes, our guarantors must make the payments instead. Each person that guarantees our obligations under the notes and the indenture is referred to as a “Guarantor.”

Our non-guarantor subsidiaries represented approximately 1.9% of our total assets and less than 1% of our total liabilities as of December 31, 2011. In addition, for the year ended December 31, 2011, our non-guarantor subsidiaries generated approximately 4.0% of our net sales and 2.6% of our Adjusted EBITDA.

Ranking	The Exchange Notes and the guarantees thereof will be our and the Guarantors’ senior unsecured obligations and will:

•        be effectively subordinated to all of our and the Guarantors’ existing and future secured debt, including our Senior Secured Notes, our ABL Facility and our Term Loan Facility, and to our inventory financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory, in each case to the extent of the value of the assets securing such debt or other obligations;

•        be structurally subordinated to all existing and future indebtedness and other liabilities of the issuers’ non-guarantor subsidiaries;

•        rank equal in right of payment with all of our and the Guarantors’ existing and future unsecured senior debt, including the April 2011 Senior Notes, the May 2011 Senior Notes and the related guarantees; and

•        rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated debt, including our Existing Senior Subordinated Notes and the related guarantees.

In addition, the Exchange Notes and the guarantees of our obligations under the Exchange Notes will be effectively subordinated to all of the existing and future liabilities and obligations (including trade payables, but excluding intercompany liabilities) of each of our non-guarantor subsidiaries.

Covenants	The indenture under which the Outstanding Notes were issued will govern the Exchange Notes. The indenture contains certain covenants that, among other things, limit our ability to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	pay dividends on or make other distributions in respect of our membership interests or capital stock or make other restricted payments;

•	create liens on certain assets to secure debt;

•	make certain investments;

•	sell certain assets;

•	place restrictions on the ability of restricted subsidiaries to make payments to us;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Exchange Notes.”

If the Exchange Notes are assigned an investment grade rating by Standard & Poor’s Rating Services (“Standard & Poor’s”) and Moody’s Investors Service, Inc. (“Moody’s”) and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the Exchange Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Summary Historical Financial Data

The following table sets forth our summary historical financial data for the periods ended and as of dates indicated below. We have derived the summary historical financial data presented below as of December 31, 2009, December 31, 2010 and December 31, 2011 and for the years ended December 31, 2009, December 31, 2010 and December 31, 2011 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. Our summary historical financial data may not be a reliable indicator of future results of operations.

The summary historical financial data set forth below is only a summary and should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Risk Factors,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Year Ended December 31,
(in millions)	2009	2010	2011
Statement of Operations Data:
Net sales	$7,162.6	$8,801.2	$9,602.4
Cost of sales	6,029.7	7,410.4	8,015.0

Gross profit	1,132.9	1,390.8	1,587.4
Selling and administrative expenses	821.1	932.1	994.0
Advertising expense	101.9	106.0	122.7
Goodwill impairment	241.8	—	—

(Loss) income from operations	(31.9)	352.7	470.7

Interest expense, net	(431.7)	(391.9)	(324.2)
Net gain (loss) on extinguishments of long-term debt	—	2.0	(118.9)
Other income, net	2.4	0.2	0.7

(Loss) income before income taxes	(461.2)	(37.0)	28.3

Income tax benefit (expense)	87.8	7.8	(11.2)

Net (loss) income	$(373.4)	$(29.2)	$17.1

Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$88.0	$36.6	$99.9
Working capital	923.2	675.4	538.2
Total assets	5,976.0	5,943.8	5,949.6
Total secured debt (1)	2,681.9	2,361.5	2,040.5
Total debt and capitalized lease obligations (1)	4,621.9	4,290.0	4,066.0
Total shareholders’ deficit	(44.7)	(43.5)	(7.3)

Other Financial Data:
Capital expenditures	$15.6	$41.5	$45.7
Depreciation and amortization	218.2	209.4	204.9
Gross profit as a percentage of net sales	15.8%	15.8%	16.5%
Ratio of earnings to fixed charges (2)	(a )	(a )	1:1
EBITDA (3)	188.7	564.3	557.4
Adjusted EBITDA (3)	465.4	601.8	717.3

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities (4)	$107.6	$423.7	$214.7
Investing activities	(82.6)	(125.4)	(56.0)
Financing activities (4)	(31.9)	(350.1)	(95.4)

(1)	Excludes borrowings of $25.0 million, $28.2 million and $278.7 million, as of December 31, 2009, December 31, 2010 and December 31, 2011, respectively, under our inventory financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.
(a)	For the years ended December 31, 2009 and 2010, earnings available for fixed charges were inadequate to cover fixed charges by $461.2 million and $37.0 million, respectively.

(3)	EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment income and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
(in millions)	2009	2010	2011
Net (loss) income	$(373.4)	$(29.2)	$17.1
Depreciation and amortization	218.2	209.4	204.9
Income tax (benefit) expense	(87.8)	(7.8)	11.2
Interest expense, net	431.7	391.9	324.2

EBITDA	188.7	564.3	557.4

Non-cash equity-based compensation	15.9	11.5	19.5
Sponsor fees	5.0	5.0	5.0
Consulting and debt-related professional fees	14.1	15.1	5.1
Goodwill impairment	241.8	—	—
Net (gain) loss on extinguishments of long-term debt	—	(2.0)	118.9
Other adjustments(i)	(0.1)	7.9	11.4

Adjusted EBITDA	$465.4	$601.8	$717.3

(i)	Other adjustments include certain severance and retention costs, equity investment income and the gain related to the sale of Informacast software and equipment in 2009.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by operating activities for the periods presented:

	Year Ended December 31,
(in millions)	2009	2010	2011
EBITDA	$188.7	$564.3	$557.4
Depreciation and amortization	(218.2)	(209.4)	(204.9)
Income tax benefit (expense)	87.8	7.8	(11.2)
Interest expense, net	(431.7)	(391.9)	(324.2)

Net (loss) income	(373.4)	(29.2)	17.1

Depreciation and amortization	218.2	209.4	204.9
Goodwill impairment	241.8	—	—
Equity-based compensation expense	15.9	11.5	19.5
Amortization of deferred financing costs	16.2	18.0	15.7
Allowance for doubtful accounts	(0.2)	(1.3)	0.4
Deferred income taxes	(94.4)	(4.3)	(10.2)
Realized loss on interest rate swap agreements	103.2	51.5	2.8
Mark to market loss on interest rate derivatives	—	4.7	4.2
Net (gain) loss on extinguishment of long-term debt	—	(2.0)	118.9
Net (gain) loss on sale and disposals of assets	(1.7)	0.7	0.3
Changes in assets and liabilities	(18.0)	165.3	(158.3)
Other	—	(0.6)	(0.6)

Net cash provided by operating activities (4)	$107.6	$423.7	$214.7

(4)	Amounts have been revised. For further information and a summary of the revisions for the years ended December 31, 2009 and 2010, see Notes 1 and 20 to the Audited Financial Statements included in this prospectus.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information set forth in this prospectus prior to participating in the Exchange Offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. They are not, however, the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe not to be material may also adversely affect our business, financial condition or results of operations. If that were to occur, the trading price of the notes would likely decline and we may not be able to make payments of interest and principal on the notes, and you may lose all or part of your original investment.

Risks Relating to the Exchange Offer

Your Outstanding Notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your Outstanding Notes will continue to be subject to existing transfer restrictions and you may not be able to sell your Outstanding Notes.

We will not accept your Outstanding Notes for exchange if you do not follow the proper exchange offer procedures. We will issue Exchange Notes as part of the Exchange Offer only after a timely receipt of your Outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Outstanding Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Outstanding Notes, letter of transmittal and other required documents by the expiration date of the Exchange Offer, we will not accept your Outstanding Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of Outstanding Notes, we may not accept your Outstanding Notes for exchange. Any holder of Outstanding Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For more information, see “Exchange Offer—Procedures for Tendering.”

If you do not exchange your Outstanding Notes, your Outstanding Notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your Outstanding Notes.

We did not register the Outstanding Notes, nor do we intend to do so following the Exchange Offer, except in the case of Outstanding Notes held by any of our affiliates. Outstanding Notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your Outstanding Notes, you will lose your right to have your Outstanding Notes exchanged for Exchange Notes registered under the federal securities laws. As a result, if you hold Outstanding Notes after the Exchange Offer, you may not be able to sell your Outstanding Notes.

Risks Relating to the Exchange Notes

Our substantial indebtedness could have a material adverse effect on our financial condition and our business and prevent us from fulfilling our obligations under the notes.

We are a highly leveraged company, and our substantial level of indebtedness increases the risk that we may be unable to generate sufficient cash to pay amounts due in respect of our indebtedness. As of December 31, 2011, after giving effect to the 2012 Refinancing Transactions, we would have had $4.1 billion of total long-term debt outstanding, as defined by accounting principles generally accepted in the United States of America (“GAAP”), and $278.7 million of obligations outstanding under our inventory financing agreements and the ability to borrow an additional $679.3 million under our ABL Facility. Subject to the limits contained in our Senior Credit Facilities and the Indentures, we may be able to incur additional debt from time to time, including drawing on our ABL Facility, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our business associated with our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•

requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments on our and our subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	requiring us to comply with restrictive covenants in our Senior Credit Facilities and Indentures, which limit the manner in which we conduct our business;

•	making it more difficult for us to obtain vendor financing from our vendor partners;

•	limiting our flexibility in planning for, or reacting to, changes in the industry in which we operate;

•	placing us at a competitive disadvantage compared to any of our less leveraged competitors;

•	increasing our vulnerability to both general and industry-specific adverse economic conditions; and

•

limiting our ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing our cost of borrowing.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

We have a substantial amount of indebtedness. As of December 31, 2011, we had $4.1 billion of total long-term debt outstanding. Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. Our outstanding long-term debt will impose significant cash interest payment obligations on us in 2012 and subsequent years and, accordingly, we will have to generate significant cash flow from operating activities to fund our debt service obligations. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including the Senior Credit Facilities or the Indentures. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The Senior Credit Facilities and the Indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Certain Indebtedness” and “Description of Exchange Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our Senior Credit Facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings from them; and

•	we could be forced into bankruptcy or liquidation, which could result in holders of notes losing their investment in the notes.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, including secured debt. This could further increase the risks associated with our leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Senior Credit Facilities and the Indentures do not fully prohibit us or our subsidiaries from doing so. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above, including our possible inability to service our debt, will increase. As of December 31, 2011, after giving effect to the 2012 Refinancing Transactions, we would have had approximately $679.3 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $1.7 million of issued and undrawn letters of credit and $219.0 million of reserves related to our floorplan sub-facility). See “Description of Certain Indebtedness.”

Restrictive covenants under our Senior Credit Facilities and the Indentures may adversely affect our operations and liquidity.

Our Senior Credit Facilities and the Indentures contain, and any future indebtedness of ours may contain, various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur debt that is junior to senior indebtedness and senior to our Existing Senior Subordinated Notes;

•	pay dividends or make distributions to holders of our capital stock or to make certain other restricted payments or investments;

•	repurchase or redeem capital stock;

•	make loans, capital expenditures or investments or acquisitions;

•	incur restrictions on the ability of certain of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the notes.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the restrictive covenants in our Term Loan Facility require us to maintain a specified senior secured leverage ratio. A breach of any of these covenants or any of the other restrictive covenants would result in a default under our Senior Credit Facilities. Upon the occurrence of an event of default under our Senior Credit Facilities, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable;

•	could require us to apply all of our available cash to repay these borrowings; or

•	could prevent us from making payments on our Existing Senior Subordinated Notes;

•	any of which could result in an event of default under the notes.

If we were unable to repay those amounts, the lenders under our Senior Credit Facilities could proceed against the collateral granted to them to secure our borrowings thereunder. We have pledged a significant portion of our assets as collateral under our Senior Credit Facilities and our Senior Secured Notes. If the lenders under our Senior Credit Facilities or our Senior Secured Notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our Senior Credit Facilities and our other indebtedness, including the notes, or borrow sufficient funds to refinance such indebtedness. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us. See “Description of Certain Indebtedness.”

In addition, under our ABL Facility we are permitted to borrow an aggregate amount of up to $900 million; however, our ability to borrow thereunder is limited by a borrowing base, which at any time will equal the sum of up to 85% of our and our subsidiary guarantors’ eligible accounts receivable (net of accounts reserves) (up to 30% of such eligible accounts receivable which can consist of federal government accounts receivable) plus the lesser of (i) 70% of our and our subsidiary guarantors’ eligible inventory (valued at cost and net of inventory reserves) and (ii) the product of 85% multiplied by the net orderly liquidation value percentage multiplied by eligible inventory (valued at cost and net of inventory reserves), less reserves (other than accounts reserves and inventory reserves).

After giving effect to the 2012 Refinancing Transactions, our borrowing base in effect as of December 31, 2011 would have been $1,072.1 million. Our ability to borrow under this facility is limited by a minimum liquidity condition, which provides that, if excess availability is less than the lesser of (i) $90 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $60 million for more than five business days, the lenders are not required to lend any additional amounts under the ABL Facility (i) unless our pro forma consolidated fixed charge coverage ratio (as defined in the credit agreement for our ABL Facility) is at least 1.0 to 1.0 or (ii) until the availability exceeds the lesser of (i) $90 million or (ii) the greater of (A) ten percent (10%) of the borrowing base or (B) $60 million for 30 consecutive business days. Moreover, our ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability reserves, which could materially impair the amount of borrowings that would otherwise be available to us. We cannot assure you that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

The Exchange Notes will be unsecured and will be effectively subordinated to our and the Guarantors’ secured debt and indebtedness of non-guarantor subsidiaries.

Our obligations under the Exchange Notes and the Guarantors’ obligations under the guarantees of the Exchange Notes will not be secured by any of our or our subsidiaries’ assets. Borrowings under our ABL Facility, our Term Loan Facility and our Senior Secured Notes are secured by a security interest in substantially all of our assets and the assets of the Guarantors. In addition, the Indentures permit us and our subsidiaries to incur additional secured debt. As a result, the Exchange Notes and the guarantees will be effectively subordinated to all of our and the Guarantors’ secured debt and other obligations to the extent of the value of the assets securing such obligations. As of December 31, 2011, after giving effect to the 2012 Refinancing Transactions, we would have had $2,040.5 million of secured debt outstanding under our ABL Facility after taking into account borrowing base limitations (net of $1.7 million of issued and undrawn letters of credit and $219.0 million of reserves related to our floorplan sub-facility), our Term Loan Facility and our Senior Secured Notes, and an additional $679.3 million of availability under our ABL Facility. If we and the Guarantors were to become insolvent or otherwise fail to make payments on the notes, holders of our and the Guarantors’ secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Exchange Notes would receive any payments. You may therefore not be fully repaid in the event we become insolvent or otherwise fail to make payments on the notes.

The Exchange Notes may not be guaranteed by all of our subsidiaries. For example, our immaterial subsidiaries are not required to guarantee the Exchange Notes. Accordingly, claims of holders of the Exchange Notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a Guarantor of the Exchange Notes.

Variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our Senior Credit Facilities, are at variable rates of interest and expose us to interest rate risk. As of December 31, 2011, after giving effect to the 2012 Refinancing Transactions, we would have had $1,540.5 million of variable rate debt outstanding. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Although we have entered into interest rate cap agreements on our Term Loan Facility to reduce interest rate volatility, we cannot assure you we will be able to do so in the future on acceptable terms or that such caps or the caps we have in place now will be effective.

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.

Holders of the notes do not have any claim as a creditor against any of our existing subsidiaries that are not Guarantors of the notes or against any of our future subsidiaries that do not become Guarantors of the notes. Indebtedness and other liabilities, including trade payables of those subsidiaries, are structurally senior to claims of holders of the notes against those subsidiaries. As of December 31, 2011, our non-guarantor subsidiary had approximately $33.2 million of total liabilities, all of which were effectively senior to the notes.

The notes are not guaranteed by our foreign subsidiary and will not be guaranteed by any future foreign subsidiaries. Our non-guarantor subsidiary is a separate and distinct legal entity and has no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments.

In the event of a bankruptcy, liquidation, reorganization or other winding up of this non-guarantor subsidiary or any future subsidiary that is not a Guarantor of the notes, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent we have a claim as a creditor of such non-guarantor subsidiary). Any right that we or the subsidiary Guarantors have to receive any assets of any non-guarantor subsidiaries upon the bankruptcy, liquidation, reorganization or other winding up of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries.

As of and for the year ended December 31, 2011, our non-guarantor subsidiary represented approximately 1.9% of our total assets, less than 1% of our total liabilities, including trade payables, 4.0% of our net sales, 22.2% of our net income and 2.6% of our Adjusted EBITDA, respectively, in each case after intercompany eliminations. Adjusted EBITDA is a non-GAAP financial measure.

In addition, the Indentures, subject to some limitations, permit these subsidiaries to incur additional indebtedness and do not contain any limitation on the amount of certain other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our ability to service our debt and meet our cash requirements depends on many factors, some of which are beyond our control.

Our ability to satisfy our obligations and meet our cash requirements for the foreseeable future will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates and general economic, financial and business conditions. See “Risk Factors—Risks Relating to our Business.” If we are unable to generate sufficient cash flow to service our debt, we may be required to:

•	refinance all or a portion of our debt, including the notes;

•	obtain additional financing;

•	sell some of our assets or operations;

•	reduce or delay capital expenditures and/or acquisitions; or

•	revise or delay our strategic plan.

If we are required to take any of these actions, it could have a material adverse effect on our business, financial condition and results of operations. In addition, we cannot assure you that we would be able to take any of these actions, that these actions would enable us to continue to satisfy our capital requirements or that these actions would be permitted under the terms of our various debt instruments, including our Senior Credit Facilities and the Indentures. In addition, our Senior Credit Facilities and the Indentures restrict our ability to sell assets and to use the proceeds from the sales. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, the Equity Sponsors have no obligation to provide us with debt or equity financing. Therefore, it may be difficult for us to make required payments on the notes in the event of an acceleration of the maturity of the notes.

Our ability to make payments on the notes depends on our ability to receive dividends and other distributions from our subsidiaries.

Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding debt. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on dividends or, in the case of foreign subsidiaries, restrictions on repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which our subsidiaries operate. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings. Our subsidiaries are permitted under the terms of our indebtedness, including the Indentures, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are legally distinct from us and, except for our existing and future subsidiaries that will be Guarantors of the notes, have no obligation, contingent or otherwise, to pay amounts due on our debt or to make funds available to us for such payment.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our Senior Credit Facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the Indentures and our Senior Credit Facilities), we could be in default under the terms of the agreements governing such indebtedness, including our Senior Credit Facilities and the Indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Senior Credit Facilities could elect to terminate their commitments thereunder and cease making further loans and lenders under our Senior Credit Facilities and holders of our Senior Secured Notes could institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our Senior Credit Facilities to avoid being in default. If we breach our covenants under our Senior Credit Facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our Senior Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Indebtedness” and “Description of Exchange Notes.”

We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.

Upon a change of control, as defined in the Indentures, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof, together with accrued and unpaid interest. If a change of control occurs under the Indentures, we may not have sufficient funds to pay the change of control purchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. Further, we may be contractually restricted under the terms of our Senior Credit Facilities from repurchasing all of the notes tendered by holders of the notes upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our Senior Credit Facilities. Our failure to repurchase the notes upon a change of control would cause a default under the Indentures and a cross-default under the Senior Credit Facilities and the Indentures. Our Senior Credit Facilities and the Indentures also provide that a change of control, as defined in such agreements, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, in the case of our Senior Credit Facilities and our Senior Secured Exchange Notes, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes.

The change of control provisions in the Indentures may not protect holders of the notes in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the Indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the Indentures to trigger our obligation to repurchase the notes. Except as otherwise described above, the Indentures do not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. If an event occurs that does not constitute a “Change of Control” as defined in the Indentures, we will not be required to make an offer to repurchase the notes and holders may be required to continue to hold notes despite the event. See “Description of Certain Indebtedness” and “Description of Exchange Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.

The issuance of, and payments made under, the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, generally under such laws the incurrence of an obligation (such as under the notes or guarantees) or the making of a payment or other transfer will be a fraudulent conveyance if (1) we or any of our Guarantors, as applicable, incurred such obligation or made such payment with the intent of hindering, delaying or defrauding creditors or (2) we or any of our Guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for incurring such obligation or making such payment and, in the case of (2) only, one of the following is also true:

•	we or the applicable Guarantor were insolvent at the time of or rendered insolvent by reason of the incurrence of the obligation or the making of such payment; or

•	the incurrence of the obligation or the making of such payment of the consideration left us or the applicable Guarantor with an unreasonably small amount of capital to carry on our or its business; or

•	we or the applicable Guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay them as they mature.

If a court were to find that the issuance of the notes or guarantees, or a payment made under the notes or guarantees, was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantees or subordinate the notes or such guarantees to presently existing and future indebtedness of ours or any such Guarantor, and require the holders of the notes to repay particular amounts or any amounts received with respect to the notes or such guarantees. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voiding of the notes or the guarantees could result in an event of default with respect to our other debt and that of our Guarantors that could result in acceleration of such debt.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider an issuer or a Guarantor insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than all of its property, at a fair valuation;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent unliquidated liabilities, as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the notes and the guarantees would not be subordinated to our or any Guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than reasonably equivalent value or fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the notes.

Each guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce or eliminate the Guarantor’s obligation to an amount that effectively makes the guarantee worthless. A recent Florida bankruptcy court decision found that this kind of provision was ineffective to protect the guarantees.

We are controlled by the Equity Sponsors who will be able to make important decisions about our business and capital structure; their interests may differ from the interests of noteholders.

Substantially all of the common stock of Parent is held indirectly by investment funds affiliated with, or co-investment vehicles controlled by, the Equity Sponsors. As a result, the Equity Sponsors control us and have the power to elect all of the members of Parent’s board of directors and approve any action requiring the approval of the holders of Parent’s stock, including approving acquisitions or sales of all or substantially all of our assets. The directors appointed by the Equity Sponsors have the ability to control decisions affecting our capital structure, including the issuance of additional debt and capital stock, the declaration of dividends, and to appoint new management. The interests of the Equity Sponsors and our other equity holders may not be aligned with those of the holders of the notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of the Equity Sponsors and our other equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from the Equity Sponsors or other investors to reduce our leverage and pay our debts, while the Equity Sponsors might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. The Equity Sponsors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the notes. Additionally, the Equity Sponsors are in the business of investing in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. The Equity Sponsors may also separately pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. Since our equity securities, which are not registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchange.

The trading prices for the notes will be directly affected by many factors, including our credit rating.

Credit rating agencies continually revise their ratings for companies they follow or discontinue rating companies, including us. Any ratings downgrade or decisions by a credit rating agency to discontinue rating us could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

Risks Relating to our Business

General economic conditions could negatively affect technology spending by our customers and put downward pressure on prices, which may have an adverse impact on our business, results of operations or cash flows.

Weak economic conditions generally, sustained uncertainty about global economic conditions or a prolonged or further tightening of credit markets could cause our customers and potential customers to postpone or reduce spending on technology products or services or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows. For example, during the economic downturn at the end of 2008 and in 2009, due to a number of factors, including declines in the availability of credit, weakening consumer and business confidence and increased unemployment, we experienced significantly reduced revenue and gross margins when our customers and potential customers reduced their spending on technology and put downward pressure on prices.

Our financial performance could be adversely affected by decreases in spending on technology products and services by our Public segment customers.

Our sales to our Public segment customers are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 10% of 2011 net sales. An adverse change in government spending policies, budget priorities or revenue levels could cause our Public segment customers to reduce their purchases or to terminate or not renew their contracts with us, which could adversely affect our business, results of operations or cash flows.

Our business depends on our vendor partner relationships and the availability of their products.

We purchase products for resale from vendor partners, which include OEMs and software publishers, and wholesale distributors. For the year ended December 31, 2011, we purchased approximately 52% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. We are authorized by vendor partners to sell all or some of their products via direct marketing activities. Our authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner programs and funding, including purchase rebates, sales volume rebates, purchasing incentives and cooperative advertising reimbursements. However, we do not have any long-term contracts with our vendor partners and many of these arrangements are terminable upon notice by either party. A reduction in vendor partner programs or funding or our failure to timely react to changes in vendor partner programs or funding could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer us. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to resellers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

Although we purchase from a diverse vendor base, in 2011, products we purchased from distributors Ingram Micro, Tech Data and SYNNEX represented 11%, 10% and 9%, respectively, of our total purchases. In addition, sales of Apple, Cisco, Hewlett-Packard, Lenovo and Microsoft products comprise a substantial portion of our sales, representing approximately 53% of net sales in 2011. Sales of products manufactured by Hewlett-Packard represented approximately 24% of our 2011 net sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, the diminished availability of their products, or backlogs for their products leading to manufacturer allocation, could reduce the supply and increase the cost of products we sell and negatively impact our competitive position. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows. Further, the sale, spin-off or combination of any of our vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, could have an adverse impact on our business, results of operations or cash flows.

Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings.

The technology industry is characterized by rapid innovation and the frequent introduction of new and enhanced hardware, software and services offerings. We have been and will continue to be dependent on innovations in hardware, software and services offerings, as well as the acceptance of those innovations by customers. A decrease in the rate of innovation, or the lack of acceptance of innovations by customers, could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to keep up with changes in technology and new hardware, software and services offerings, for example by providing the appropriate training to our account managers, sales technology specialists and engineers to enable them to effectively sell such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of hardware, software and services to compete effectively with hardware, software and services of vendors whose products and services we do not currently offer or that we are not authorized to offer in one or more customer channels. To the extent that a vendor’s offering that is highly in demand is not available to us for resale in one or more customer channels, and there is not a competitive offering from another vendor that we are authorized to sell in such customer channels, our business, results of operations or cash flows could be adversely impacted.

Substantial competition could reduce our market share and significantly harm our financial performance.

Our current competition includes:

•	direct marketers such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius and many regional and local value-added resellers;

•	manufacturers, such as Dell, Hewlett-Packard and Apple, who sell directly to customers;

•	e-tailers, such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators, such as IBM, Accenture, Hewlett-Packard and Dell; and

•	retailers, such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors.

Some of our hardware and software vendor partners sell, and could intensify their efforts to sell, their products directly to our customers. In addition, traditional OEMs are increasing their services capabilities through mergers and acquisitions with service providers, which could potentially increase competition in the market to provide comprehensive technology solutions to customers. Moreover, newer, potentially disruptive technologies exist and are being developed that deliver technology solutions as a service, for example, software as a service (“SaaS”) and hardware as a service (“HaaS”). These technologies could increase the amount of sales directly to customers rather than through resellers like us, or could lead to a reduction in our profitability. If any of these trends becomes more prevalent, it could adversely affect our business, results of operations or cash flows.

We focus on offering a high level of service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing development of our information technology systems, including our business systems, Web servers and voice and data networks. The quality and our utilization of the information generated by our information technology systems, and our success in implementing new systems and upgrades, affects, among other things, our ability to:

•	conduct business with our customers;

•	manage our inventory and accounts receivable;

•	purchase, sell, ship and invoice our hardware and software products and provide and invoice our services efficiently and on a timely basis; and

•	maintain our cost-efficient operating model.

The integrity of our information technology systems is vulnerable to disruption due to forces beyond our control. While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Furthermore, although we have redundant systems at a separate location to back up our primary systems, there can be no assurance that these redundant systems will operate properly if and when required. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Breaches of data security could impact our business.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of coworkers, customers and others. In addition, we operate three customer data centers which may store and transmit both business-critical data and confidential information of our customers. In connection with our services business, our coworkers also have access to our customers’ confidential data and other information. We have privacy and data security policies in place that are designed to prevent security breaches; however, breaches in security could expose us, our customers or other individuals to a risk of public disclosure, loss or misuse of this information, resulting in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, as well as the loss of existing or potential customers and damage to our brand and reputation. In addition, the cost and operational consequences of implementing further data protection measures could be significant. Such breaches, costs and consequences could adversely affect our business, results of operations or cash flows.

The failure to comply with our Public segment contracts or applicable laws and regulations could result in, among other things, fines or other liabilities, and changes in procurement regulations could adversely impact our business, results of operations or cash flows.

Revenues from our Public segment customers are derived from sales to governmental departments and agencies, educational institutions and healthcare customers, through various contracts and open market sales. Sales to Public segment customers are highly regulated. Noncompliance with contract provisions, government procurement regulations or other applicable laws or regulations (including but not limited to the False Claims Act and the Medicare and Medicaid Anti-Kickback Statute) could result in civil, criminal and administrative liability, including substantial monetary fines or damages, termination of government contracts or other Public segment customer contracts, and suspension, debarment or ineligibility from doing business with the government and other customers in the Public segment. In addition, generally contracts in the Public segment are terminable at any time for convenience of the contracting agency or group purchasing organization or upon default. The effect of any of these possible actions could adversely affect our business, results of operations or cash flows. In addition, the adoption of new or modified procurement regulations and other requirements may increase our compliance costs and reduce our gross margins, which could have a negative effect on our business, results of operations or cash flows.

If we fail to provide high-quality services to our customers, or if our third-party service providers fail to provide high-quality services to our customers, our reputation, business, results of operations or cash flows could be adversely affected.

Our service offerings include field services, managed services, warranties, configuration services and partner services. Additionally, we deliver and manage mission critical software, systems and network solutions for our customers. Finally, we also offer certain services, such as implementation and installation services and repair services, to our customers through various third-party service providers engaged to perform these services on our behalf. If we or our third-party service providers fail to provide high quality services to our customers or such services result in a disruption of our customers’ businesses, our reputation with our customers and our business, results of operations or cash flows could be adversely affected.

If we lose any of our key personnel, or are unable to attract and retain the talent required for our business, our business could be disrupted and our financial performance could suffer.

Our success is heavily dependent upon our ability to attract, develop and retain key personnel to manage and grow our business, including our key executive, management, sales, services and technical coworkers.

Our future success will depend to a significant extent on the efforts of Thomas E. Richards, our newly appointed Chief Executive Officer effective October 1, 2011, as well as the continued service and support of John A. Edwardson, our retired Chief Executive Officer who is expected to remain as Chairman of our Board through 2012, and our other executive officers. Our future success also will depend on our ability to retain our customer-facing coworkers, who have been given critical CDW knowledge regarding, and the opportunity to develop strong relationships with, many of our customers. In addition, as we seek to expand our offerings of value-added services and solutions, our success will even more heavily depend on attracting and retaining highly skilled technology specialists and engineers, for whom the market is extremely competitive.

Our inability to attract, develop and retain key personnel could have an adverse effect on our relationships with our vendor partners and customers and adversely affect our ability to expand our offerings of value-added services and solutions. Moreover, our inability to train our sales, services and technical personnel effectively to meet the rapidly changing technology needs of our customers could cause a decrease in the overall quality and efficiency of such personnel. Such consequences could adversely affect our business, results of operations or cash flows.

The interruption of the flow of products from suppliers could disrupt our supply chain.

A significant portion of the products we sell are manufactured or purchased by our vendor partners outside of the U.S., primarily in Asia. Political, social or economic instability in Asia, or in other regions in which our vendor partners purchase or manufacture the products we sell, could cause disruptions in trade, including exports to the U.S. Other events that could also cause disruptions to our supply chain include:

•	the imposition of additional trade law provisions or regulations;

•	the imposition of additional duties, tariffs and other charges on imports and exports;

•	foreign currency fluctuations;

•	natural disasters or other adverse occurrences at any of our suppliers’ facilities;

•	restrictions on the transfer of funds;

•	the financial instability or bankruptcy of manufacturers; and

•	significant labor disputes, such as strikes.

We cannot predict whether the countries in which the products we sell are purchased or manufactured, or may be purchased or manufactured in the future, will be subject to new or additional trade restrictions or sanctions imposed by the U.S. or foreign governments, including the likelihood, type or effect of any such restrictions. Trade restrictions, including new or increased tariffs or quotas, embargos, sanctions, safeguards and customs restrictions against the products we sell, as well as foreign labor strikes and work stoppages or boycotts, could increase the cost or reduce the supply of product available to us and adversely affect our business, results of operations or cash flows.

A natural disaster or other adverse occurrence at one of our primary facilities or customer data centers could damage our business.

Substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills, Illinois facilities and our second distribution center in North Las Vegas, Nevada. If the warehouse and distribution equipment at one of our distribution centers were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize the other distribution center or third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs. In addition, we operate three customer data centers and numerous sales offices which may contain both business-critical data and confidential information of our customers. A natural disaster or other adverse occurrence at any of the customer data centers or at any of our major sales offices could negatively impact our business, results of operations or cash flows.

We are heavily dependent on commercial delivery services.

We generally ship hardware products to our customers by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

We are exposed to accounts receivable and inventory risks.

We extend credit to our customers for a significant portion of our net sales, typically on 30-day payment terms. We are subject to the risk that our customers may not pay for the products they have purchased, or may pay at a slower rate than we have historically experienced, the risk of which is heightened during periods of economic downturn or, in the case of Public segment customers, during periods of budget constraints.

We are also exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments that created more rapid obsolescence or if our vendor partners were to change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendor partners or we may decide to carry high inventory levels of certain products that have limited or no return privileges due to customer demand. These bulk purchases could increase our exposure to inventory obsolescence.

We could be exposed to additional risks if we make acquisitions or enter into alliances.

We may pursue transactions, including acquisitions or alliances, in an effort to extend or complement our existing business. These types of transactions involve numerous risks, including finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management’s attention from other business concerns, extending our product or service offerings into areas in which we have limited experience, entering into new geographic markets, the potential loss of key coworkers or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations.

Our future operating results may fluctuate significantly.

We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the technology industry in general, shifts in demand and pricing for hardware, software and services and the introduction of new products or upgrades.

Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control, including pricing pressures; changes in product costs from our vendor partners; the availability of price protection, purchase discounts and incentive programs from our vendor partners; changes in product, order size and customer mix; the risk of some items in our inventory becoming obsolete; increases in delivery costs that we cannot pass on to customers; and general market and competitive conditions.

In addition, our cost structure is based, in part, on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall, and any such inability could have an adverse effect on our business, results of operations or cash flows.

We are exposed to risks from legal proceedings and audits.

We are party to various legal proceedings that arise in the ordinary course of our business, which include commercial, employment, tort and other litigation.

We are subject to intellectual property infringement claims against us in the ordinary course of our business, either because of the over 100,000 products we sell or the business systems we use to sell such products, in the form of cease-and-desist letters, licensing inquiries, lawsuits and other communications and demands. In our industry, such intellectual property claims have become more frequent as the complexity of technological products and the intensity of competition in our industry have increased. Increasingly, many of these assertions are brought by non-practicing entities whose principal business model is to secure patent licensing revenue.

Because of our significant sales to governmental entities, we also are subject to audits by federal, state and local authorities. We also are subject to audits by various vendor partners and large customers, including government agencies, relating to purchases and sales under various contracts. In addition, we are subject to indemnification claims under various contracts.

Current and future litigation, infringement claims, governmental proceedings, audits or indemnification claims that we face may result in substantial costs and expenses and significantly divert the attention of our management regardless of the outcome. In addition, current and future litigation, infringement claims, governmental proceedings, audits or indemnification claims could lead to increased costs or interruptions of our normal business operations. Litigation, infringement claims, governmental proceedings, audits or indemnification claims involve uncertainties and the eventual outcome of any litigation, infringement claim, governmental proceeding, audit or indemnification claim could adversely affect our business, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact included in this prospectus are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are identified by the use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. However, these words are not the exclusive means of identifying such statements. These statements are contained in many sections of this prospectus, including those entitled “Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in this prospectus under the heading “Risk Factors,” as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the Guarantors entered into a registration rights agreement in connection with the issuance of the February 2012 Senior Notes on February 17, 2012 (the “Registration Rights Agreement”). Under the Registration Rights Agreement, we have agreed that we will:

•

use our commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to offer to exchange the Outstanding Notes for an issue of SEC-registered notes with terms identical to the Outstanding Notes (except that the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below);

•	keep the Exchange Offer open for at least 20 business days after the date we mail notice of the Exchange Offer to holders; and

•	file and use our reasonable best efforts to cause to become effective a shelf registration statement for the resale of Outstanding Notes in certain circumstances.

We will pay additional interest on the Outstanding Notes for the periods described below if the Exchange Offer with respect to such February 2012 Senior Notes is not completed on or before December 13, 2012. Where there is a registration default, the annual interest rate borne by the Outstanding Notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and by a maximum increase of 0.50% per annum thereafter until the Exchange Offer are completed or the shelf registration statement is declared effective.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all Outstanding Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the Exchange Offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the Exchange Offer. Any holder may tender some or all of its Outstanding Notes pursuant to the Exchange Offer. However, Outstanding Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

•	the Exchange Notes bear a Series B designation and a different CUSIP Number from the Outstanding Notes;

•	the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•

the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Outstanding Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer to which this prospectus relates are terminated.

The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture relating to the Outstanding Notes.

As of the date of this prospectus, $130.0 million in aggregate principal amount of February 2012 Senior Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Outstanding Notes. There will be no fixed record date for determining registered holders of Outstanding Notes entitled to participate in the Exchange Offer.

Holders of Outstanding Notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the Indentures in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the Exchange Offer.

Holders who tender Outstanding Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Outstanding Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” means 5:00 p.m., New York City time, on            , 2012, unless we, in our sole discretion, extend the Exchange Offer, in which case the term “expiration date” will mean the latest date and time to which the Exchange Offer is extended.

In order to extend the Exchange Offer, we will promptly make a press release or other public announcement and notify the exchange agent of any extension by oral or written notice, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any Outstanding Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the Exchange Offer in any manner. In the event of a material change in the Exchange Offer, including the waiver of a material condition to the Exchange Offer, we will extend the Exchange Offer, if necessary, so that a period of at least five business days remains in the Exchange Offer following notice of a material change. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The Exchange Notes will bear interest from their date of issuance. Holders of Outstanding Notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on            , 2012. Interest on the Outstanding Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Interest on the Exchange Notes is payable semi-annually on each April 1 and October 1, commencing on            , 2012.

Procedures for Tendering

Only a holder of Outstanding Notes may tender Outstanding Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the Outstanding Notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the Outstanding Notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the Outstanding Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Outstanding Notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the Exchange Offer, each holder will be required to make the following representations to us:

•	Any Exchange Notes to be received by the holder will be acquired in the ordinary course of its business.

•

At the time of the commencement of the Exchange Offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the Exchange Notes in violation of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes.

•

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the Exchange Notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not a broker-dealer tendering Outstanding Notes directly acquired from us for its own account.

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of Outstanding Notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or Outstanding Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the Outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any Outstanding Notes listed in this prospectus, the Outstanding Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the Outstanding Notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any Outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Outstanding Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account with respect to the Outstanding Notes in accordance with DTC’s procedures for the transfer. Although delivery of the Outstanding Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth in this prospectus on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered Outstanding Notes and withdrawal of tendered Outstanding Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or any Outstanding Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of Outstanding Notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any Outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their Outstanding Notes and (1) whose Outstanding Notes are not immediately available, (2) who cannot deliver their Outstanding Notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

1.	the tender is made through a member firm of the Medallion System;

2.	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the Outstanding Notes and the principal amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the Outstanding Notes or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

3.	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered Outstanding Notes in proper form for transfer or a confirmation of book-entry transfer of the Outstanding Notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Outstanding Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Outstanding Notes in the Exchange Offer, either a notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus or you must comply with the appropriate withdrawal procedures of DTC’s ATOP. Any notice of withdrawal must be in writing and:

1.	specify the name of the person having deposited the Outstanding Notes to be withdrawn;

2.	identify the Outstanding Notes to be withdrawn, including the certificate number(s) and principal amount of the Outstanding Notes, or, in the case of Outstanding Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

3.	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Outstanding Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Outstanding Notes register the transfer of the Outstanding Notes into the name of the person withdrawing the tender; and

4.	specify the name in which any Outstanding Notes are to be registered, if different from that of the person depositing the Outstanding Notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Outstanding Notes so withdrawn are validly retendered. Any Outstanding Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the Exchange Offer, we will not be required to accept for exchange, or Exchange Notes for, any Outstanding Notes, and may terminate or amend the Exchange Offer as provided in this prospectus prior to the expiration of the Exchange Offer, if:

1.	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which might materially impair our ability to proceed with the Exchange Offer; or

2.	any material adverse development has occurred with respect to us or any of our subsidiaries which might materially impair our ability to proceed with the Exchange Offer; or

3.	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which might materially impair our ability to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to us; or

4.	any governmental approval has not been obtained, which approval is necessary for the consummation of the Exchange Offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any Outstanding Notes and return all tendered Outstanding Notes to the tendering holders, (2) extend the Exchange Offer and retain all Outstanding Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw the Outstanding Notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Outstanding Notes which have not been withdrawn. All conditions to the Exchange Offer, other than those dependent upon receipt of necessary governmental approvals, must be satisfied or waived by us at or prior to the expiration of the Exchange Offer.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	Facsimile Transmission:

U.S. Bank National Association	(651) 495-8145
Corporate Trust Services
60 Livingston Avenue	For information or to confirm receipt of facsimile by
St. Paul, MN 55107	telephone (call toll-free):
Attention: Specialized Finance Department	(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, in person or by other means by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred by us in connection with the Exchange Offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The Exchange Notes will be recorded at the same carrying value as the Outstanding Notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the Exchange Offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

1.	to us upon redemption thereof or otherwise;

2.	so long as the Outstanding Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

3.	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

4.	pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

After completion of the Exchange Offer, we will have no further obligation to provide for the registration under the Securities Act of any Outstanding Notes except in limited circumstances with respect to specific types of holders of Outstanding Notes and we do not intend to register any remaining Outstanding Notes under the Securities Act.

Resale of the Exchange Notes

With respect to resales of Exchange Notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives Exchange Notes, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for Outstanding Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder of Outstanding Notes acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

USE OF PROCEEDS

This Exchange Offer is intended to satisfy certain of our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive Outstanding Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes, except as otherwise described in this prospectus.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2011 on an actual basis and as adjusted to give effect to the 2012 Refinancing Transactions. This information should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2011
(in millions)	Actual	As Adjusted
Cash and cash equivalents	$99.9	$91.8

Total debt (including current portion):
ABL Facility (1)	$—	$—
Term Loan Facility	1,540.5	1,540.5
Senior Secured Notes	500.0	500.0
Senior Notes (2)	1,175.0	1,305.0
Existing Senior Notes (3)	129.0	—
Existing Senior Subordinated Notes	721.5	721.5
Capital Leases	—	—

Total debt (including current portion) (4)	4,066.0	4,067.0

Shareholders’ deficit	(7.3)	(7.3)

Total capitalization	$4,058.7	$4,059.7

(1)	In connection with the Acquisition, we entered into the ABL Facility, which originally consisted of a five-year senior secured revolving credit facility maturing on October 12, 2012 providing for borrowings and issuances of letters of credit of up to $800.0 million, subject to borrowing base limitations. On June 24, 2011, we refinanced the ABL Facility to provide for borrowings and issuances of letters of credit of up to $900.0 million, subject to borrowing base limitations. As of December 31, 2011, after giving effect to the 2012 Refinancing Transactions, we would have had approximately $679.3 million available for additional borrowing under our ABL Facility after taking into account borrowing base limitations (net of $1.7 million of issued and undrawn letters of credit and $219.0 million of reserves related to our floorplan subfacility).
(2)	As adjusted figure gives effect to the issuance of $130.0 million of additional Senior Notes on February 17, 2012.
(3)	As adjusted figure gives effect to the repurchase and redemption of $129.0 million of Existing Senior Notes in February and March 2012 pursuant to a tender offer and consent solicitation and subsequent redemption.
(4)	This amount does not include any of the $278.7 million in obligations outstanding under our inventory financing agreements as of December 31, 2011. We include these obligations in current liabilities and not in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth our selected historical consolidated financial and operating data for the periods ended and as of the dates indicated below. The application of purchase accounting in connection with the Acquisition resulted in a new entity for financial reporting purposes. We refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor.” We refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.” We have derived the selected historical consolidated financial and operating data presented below as of December 31, 2010 and December 31, 2011 and for the years ended December 31, 2009, 2010 and 2011 from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The selected historical consolidated financial and operating data as of December 31, 2007, December 31, 2008 and December 31, 2009 and for the year ended December 31, 2008 and the period October 12, 2007 through December 31, 2007 have been derived from Successor’s audited consolidated financial statements as of and for those periods, which are not included in this prospectus. The selected historical consolidated financial and operating data as of October 11, 2007 and for the period January 1, 2007 through October 11, 2007 have been derived from Predecessor’s audited consolidated financial statements as of and for those periods, which are not included in this prospectus. As part of the Acquisition on October 12, 2007, we entered into various financing arrangements and, as a result, we now have a different capital structure than we had prior to the Acquisition. Accordingly, the results of operations for periods subsequent to the Acquisition will not necessarily be comparable to prior periods.

The selected historical consolidated financial and operating data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” “Use of Proceeds,” “Capitalization” and our historical financial statements and the related notes and other information included elsewhere in this prospectus.

The following are some of the items affecting comparability of the selected historical consolidated financial and operating data for the periods presented:

•

In connection with the Acquisition, the purchase price of Predecessor was allocated to the assets acquired and liabilities assumed based on their estimated fair market values on October 12, 2007. This purchase price allocation resulted in significant changes to certain balance sheet items, including deferred income tax assets and liabilities, property and equipment, intangible assets and goodwill.

•

In connection with the Acquisition, we entered into various financing arrangements on October 12, 2007, of which $4,640.0 million was funded at closing of the Acquisition. This resulted in significantly increased interest expense for all periods subsequent to the Acquisition. See “Summary—The Acquisition Transactions and Related Financing Events.”

•

In connection with the Acquisition, we recorded customer relationships, trade names, internally developed software and other intangible assets with an estimated fair value of $2,323.8 million. These assets are amortized on a straight-line basis over their estimated useful lives which range from five to twenty years. This resulted in significantly increased amortization expense for all periods subsequent to the Acquisition.

•

In connection with the Acquisition, we incurred certain Acquisition-related costs. This included investment banking, legal and other third-party costs, along with non-cash equity-based compensation expense resulting from the accelerated vesting of stock options and restricted stock units in connection with the Acquisition. During the periods January 1, 2007 to October 11, 2007, and October 12, 2007 to December 31, 2007 we incurred $144.4 million and $26.7 million, respectively, of these Acquisition-related costs.

•

During the years ended December 31, 2008 and 2009, we recorded goodwill impairment charges of $1,712.0 million and $241.8 million, respectively. These impairments were primarily attributable to deterioration in macroeconomic conditions and overall declines in net sales.

•

During the year ended December 31, 2011, we recorded a net loss on extinguishments of long-term debt of $118.9 million. The loss represented the difference between the amount paid upon extinguishment, including call premiums and expenses paid to the debt holders and agents, and the net carrying amount of the extinguished debt, adjusted for a portion of the unamortized deferred financing costs.

	xxxxxx	xxxxxx	xxxxxx	xxxxxx	xxxxxx	xxxxxx
	Predecessor	Successor
	Period from January 1, 2007 to	Period from October 12, 2007 to	Year Ended December 31,
(in millions)	October 11, 2007	December 31, 2007	2008	2009	2010	2011
Statement of Operations Data:
Net sales	$6,344.3	$1,800.2	$8,071.2	$7,162.6	$8,801.2	$9,602.4
Cost of sales	5,320.8	1,505.8	6,710.2	6,029.7	7,410.4	8,015.0

Gross profit	1,023.5	294.4	1,361.0	1,132.9	1,390.8	1,587.4
Selling and administrative expenses	656.0	221.8	894.8	821.1	932.1	994.0
Advertising expense	97.3	27.0	141.3	101.9	106.0	122.7
Goodwill impairment	—	—	1,712.0	241.8	—	—

Income (loss) from operations	270.2	45.6	(1,387.1)	(31.9)	352.7	470.7

Interest income (expense), net	16.8	(104.6)	(390.3)	(431.7)	(391.9)	(324.2)
Net gain (loss) on extinguishments of long-term debt	—	—	—	—	2.0	(118.9)
Other (expense) income, net	(0.6)	0.2	0.2	2.4	0.2	0.7

Income (loss) before income taxes	286.4	(58.8)	(1,777.2)	(461.2)	(37.0)	28.3

Income tax (expense) benefit	(112.1)	18.5	12.1	87.8	7.8	(11.2)

Net income (loss)	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(29.2)	$17.1

Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$664.3	$15.6	$94.4	$88.0	$36.6	$99.9
Working capital	1,418.3	836.0	877.6	923.2	675.4	538.2
Total assets	2,615.2	8,296.4	6,276.3	5,976.0	5,943.8	5,949.6
Total debt and capitalized lease obligations (1)	0.3	4,617.7	4,633.5	4,621.9	4,290.0	4,066.0
Total shareholders’ equity (deficit)	1,737.4	2,068.9	262.2	(44.7)	(43.5)	(7.3)

Other Financial Data:
Capital expenditures	$38.7	$8.0	$41.1	$15.6	$41.5	$45.7
Depreciation and amortization	33.7	46.3	218.4	218.2	209.4	204.9
Gross profit as a percentage of net sales	16.1%	16.4%	16.9%	15.8%	15.8%	16.5%
Ratio of earnings to fixed charges (2)	63:1	(a )	(a )	(a )	(a )	1:1
EBITDA (3)	303.3	92.1	(1,168.5)	188.7	564.3	557.4
Adjusted EBITDA (3)	456.9	125.0	570.6	465.4	601.8	717.3

Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities (4)	$198.8	$(123.7)	$215.4	$107.6	$423.7	$214.7
Investing activities	200.0	(6,399.6)	(60.3)	(82.6)	(125.4)	(56.0)
Financing activities (4)	115.9	6,539.0	(75.8)	(31.9)	(350.1)	(95.4)

(1)	Excludes borrowings of $122.8 million, $75.3 million, $34.1 million, $25.0 million, $28.2 million and $278.7 million, as of October 11, 2007, December 31, 2007, December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011, respectively, under our inventory financing agreements. We do not include these borrowings in total debt because we have not in the past incurred, and in the future do not expect to incur, any interest expense or late fees under these agreements. For more information, see “Description of Certain Indebtedness.”
(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings before income taxes minus income from equity investees plus fixed charges. Fixed charges consist of interest expensed and the portion of rental expense we believe is representative of the interest component of rental expense.
(a)	For the period October 12, 2007 to December 31, 2007 and the years ended December 31, 2008, 2009 and 2010, earnings available for fixed charges were inadequate to cover fixed charges by $58.8 million, $1,777.2 million, $461.2 million and $37.0 million, respectively.

(3)	EBITDA is defined as consolidated net income (loss) before interest income (expense), income tax benefit (expense), depreciation, and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, is calculated by adjusting EBITDA for certain items of income and expense including (but not limited to) the following: (a) non-cash equity-based compensation; (b) goodwill impairment charges; (c) sponsor fees; (d) certain consulting fees; (e) debt-related legal and accounting costs; (f) equity investment income and losses; (g) certain severance and retention costs; (h) gains and losses from the early extinguishment of debt; (i) gains and losses from asset dispositions outside the ordinary course of business; (j) Acquisition-related costs; (k) equity compensation payroll taxes; and (l) non-recurring, extraordinary or unusual gains or losses or expenses.

We have included a reconciliation of EBITDA and Adjusted EBITDA in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities.

The following unaudited table sets forth reconciliations of GAAP net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods presented:

	Predecessor	Successor
(in millions)	Period from January 1, 2007 to October 11,	Period from October 12, 2007 to December	Year Ended December 31,
	2007	31, 2007	2008	2009	2010	2011
Net income (loss)	$174.3	$(40.3)	$(1,765.1)	$(373.4)	$(29.2)	$17.1
Depreciation and amortization	33.7	46.3	218.4	218.2	209.4	204.9
Income tax expense (benefit)	112.1	(18.5)	(12.1)	(87.8)	(7.8)	11.2
Interest (income) expense, net	(16.8)	104.6	390.3	431.7	391.9	324.2

EBITDA	303.3	92.1	(1,168.5)	188.7	564.3	557.4

Non-cash equity-based compensation	7.5	4.2	17.8	15.9	11.5	19.5
Acquisition-related costs (i)	144.4	26.7	—	—	—	—
Sponsor fees	—	2.0	5.0	5.0	5.0	5.0
Goodwill impairment	—	—	1,712.0	241.8	—	—
Consulting and debt-related professional fees	—	—	4.3	14.1	15.1	5.1
Net (gain) loss on extinguishments of long-term debt	—	—	—	—	(2.0)	118.9
Other adjustments (ii)	1.7	—	—	(0.1)	7.9	11.4

Adjusted EBITDA	$456.9	$125.0	$570.6	$465.4	$601.8	$717.3

(i)	Non-cash equity-based compensation expense of $25.3 million related to the Acquisition is included in Acquisition-related costs in the Predecessor period from January 1, 2007 to October 11, 2007.
(ii)	Includes certain severance and retention costs, equity investment income and the gain related to the sale of the Informacast software and equipment for periods subsequent to the Acquisition. Includes equity compensation payroll taxes for the period prior to the Acquisition.

The following unaudited table sets forth a reconciliation of EBITDA to net cash provided by (used in) operating activities for the periods presented:

	Predecessor	Successor
	Period from January 1, 2007 to October 11,	Period from October 12, 2007 to December	Year Ended December 31,
(in millions)	2007	31, 2007	2008	2009	2010	2011
EBITDA	$303.3	$92.1	$(1,168.5)	$188.7	$564.3	$557.4
Depreciation and amortization	(33.7)	(46.3)	(218.4)	(218.2)	(209.4)	(204.9)
Income tax benefit (expense)	(112.1)	18.5	12.1	87.8	7.8	(11.2)
Interest income (expense), net	16.8	(104.6)	(390.3)	(431.7)	(391.9)	(324.2)

Net income (loss)	174.3	(40.3)	(1,765.1)	(373.4)	(29.2)	17.1

Depreciation and amortization	33.7	46.3	218.4	218.2	209.4	204.9
Goodwill impairment	—	—	1,712.0	241.8	—	—
Equity-based compensation expense	32.8	4.2	17.8	15.9	11.5	19.5
Amortization of deferred financing costs	—	13.4	38.6	16.2	18.0	15.7
Deferred income taxes	(24.1)	(12.6)	(39.9)	(94.4)	(4.3)	(10.2)
Allowance for doubtful accounts	(3.9)	—	0.4	(0.2)	(1.3)	0.4
Realized loss on interest rate swap agreements	—	—	18.6	103.2	51.5	2.8
Mark to market loss on interest rate derivatives	—	—	—	—	4.7	4.2
Net (gain) loss on extinguishments of long-term debt	—	—	—	—	(2.0)	118.9
Gross excess tax benefits from equity-based compensation	(73.6)	—	—	—	—	—
Net loss (gain) on sale and disposals of assets	0.6	—	0.5	(1.7)	0.7	0.3
Changes in assets and liabilities	59.0	(134.8)	14.1	(18.0)	165.3	(158.3)
Other non-cash items	—	0.1	—	—	(0.6)	(0.6)

Net cash provided by (used in) operating activities (4)	$198.8	$(123.7)	$215.4	$107.6	$423.7	$214.7

(4)	Amounts have been revised. For further information and a summary of the revisions for the years ended December 31, 2009 and 2010, see Note 1 to the Audited Financial Statements included in this prospectus. The revision for the period from January 1, 2007 to October 11, 2007 resulted in a decrease to cash flows from operating activities of $14.7 million with an equal and offsetting increase to cash flows from financing activities. The revision for the period from October 12, 2007 to December 31, 2007 resulted in an increase to cash flows from operating activities of $47.5 million with an equal and offsetting decrease to cash flows from financing activities. The revision for the year ended December 31, 2008 resulted in an increase to cash flows from operating activities of $41.2 million with an equal and offsetting decrease to cash flows from financing activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section entitled “Selected Historical Consolidated Financial and Operating Data” and our historical audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to numerous risks and uncertainties, including but not limited to those described in the section entitled “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.

Overview

We are a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. Our breadth of offerings allows our customers to streamline their procurement processes by partnering with us as a complete technology solutions provider. Our hardware offerings include products with leading brands across multiple categories such as network communications, notebooks/mobile devices (including tablets), data storage, video monitors, printers, desktops and servers, among others. Our software offerings include licensing, licensing management and software solutions and services that help our customers to optimize their software investments. We offer a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. Our solutions range from configuration services for computer devices to fully integrated solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer complementary services including installations, sales of warranties and managed services such as remote network and data center monitoring. We believe both software and service offerings will be important growth areas for us in the future.

We have two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. Our Corporate segment is divided into a medium-large business customer channel, primarily serving customers with more than 100 employees, and a small business customer channel, primarily serving customers with up to 100 employees. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business consists primarily of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services. Revenues from the sale of hardware, software, custom configuration and third-party provided services are recorded within our Corporate and Public segments.

Our business is well-diversified across customers, product and service offerings and vendors from whom we purchase products and software for resale. We have aligned our sales and marketing functions around customer channels to retain and increase our sales to existing customers and to acquire new customers. We have an experienced and dedicated direct selling organization consisting of account managers who provide inside sales coverage, and field account executives who work within an assigned territory and interact with customers in person. Our direct selling organization is supported by a team of technology specialists who design solutions and provide recommendations in the selection and procurement processes. We purchase products for resale from OEMs and distributors. We believe that effective purchasing from a diverse vendor base is a key element of our business strategy. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Our authorization with each OEM or software publisher may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as volume rebates and cooperative advertising reimbursements.

We market the CDW brand on a national basis through a variety of public and community relations and corporate communications efforts, and through brand advertising that includes the use of print, broadcast, online, social and other media. We also market to current and prospective customers through integrated marketing programs that include print and online media, events and sponsorships. As a result of our relationships with our vendors, a substantial portion of our advertising and marketing expenses are reimbursed through cooperative advertising reimbursement programs. Such programs are at the discretion of our vendors and are typically tied to sales or purchasing volumes or other commitments to be met by us within a specified period of time.

An important factor affecting our ability to generate sales and achieve our targeted operating results is the impact of general economic conditions on our customers’ willingness to spend on information technology. During the economic downturn beginning in late 2008 and into 2009, we experienced significantly lower net sales and gross profit as our customers generally reduced spending on information technology products and services. Net sales and gross profit declined 11.3% and 16.8%, respectively, in 2009 compared to 2008. During 2010, we experienced significant increases in net sales, gross profit and operating income compared to 2009, partially driven by general growth and higher demand in the information technology industry overall. Net sales, gross profit and operating income increased 22.9%, 22.8% and 1,205.3%, respectively, in 2010 compared to 2009. During 2011, we continued to experience year-over-year increases in net sales, gross profit and operating income at a more moderate level compared to the higher growth rates we experienced in 2010. Net sales, gross profit and operating income increased 9.1%, 14.1% and 33.5%, respectively, in 2011 compared to 2010. While the U.S. economy did not grow as rapidly in 2011 as it did in 2010, our results benefited from higher demand in the information technology industry overall, as well as our focus on growing market share. Our Corporate segment grew net sales by 10.4% driven by hardware unit volume growth, and our Public segment grew net sales by 5.5% driven by 22.7% growth in the healthcare customer channel. Government and education net sales declined 1.8% and 0.2%, respectively, primarily due to budget pressures in these customer channels. Gross profit increased 70 basis points as a percentage of net sales to 16.5%, driven by favorable price/mix changes within product margin and a higher mix of commission and net service contract revenue. Operating income increased by 33.5% driven by sales growth, gross margin expansion and our continued focus on cost management.

While general economic conditions and our recent operating results have generally improved, competitive pricing pressures continue in the market. Downturns in the global economy, declines in the availability of credit, weakening consumer and business confidence or increased unemployment could result in reduced spending by our customers on information technology products and services and increased competitive pricing pressures. Our Public segment sales are impacted by government spending policies, budget priorities and revenue levels. Although our sales to the federal government are diversified across multiple agencies and departments, they collectively accounted for approximately 10% of our net sales in 2011. Further, our sales to state and local governments accounted for approximately 4% of our net sales in 2011. An adverse change in any of these factors could cause our Public segment customers to reduce their purchases or to terminate or not renew contracts with us, which could adversely affect our business, results of operations or cash flows. See “Risk Factors—Risks Relating to our Business” for further discussion.

Our management monitors a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include average daily sales, gross margin, operating margin, EBITDA and Adjusted EBITDA, cash and cash equivalents, net working capital, cash conversion cycle (defined to be days of sales outstanding in accounts receivable plus days of supply in inventory minus days of purchases outstanding in accounts payable), debt levels including available credit and leverage ratios, sales per coworker and coworker turnover. These measures and ratios are compared to standards or objectives set by management, so that actions can be taken, as necessary, in order to achieve the standards and objectives. Adjusted EBITDA, a non-GAAP financial measure, also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. In addition to net sales, gross profit and operating income discussed above, the following key measures improved in 2011 compared to 2010:

•	Average daily sales increased 8.7% to $37.7 million;

•	Adjusted EBITDA increased 19.2% to $717.3 million;

•	The cash conversion cycle decreased from 32 days to 27 days;

•	Availability under the ABL Facility at the end of the year increased from $548 million to $679 million; and

•	The senior secured leverage ratio decreased from 3.9 to 2.7.

Background and Basis of Presentation

Corporate and Capital Structure

On October 12, 2007, Parent completed the Acquisition pursuant to which it acquired Target. For financial reporting purposes, we refer to Target and its subsidiaries prior to the Acquisition as the “Predecessor” and we refer to Parent and its subsidiaries (including Target) following the Acquisition as the “Successor.”

Upon completion of the Acquisition, the outstanding common stock of Target was converted into the right to receive cash, the common stock was delisted and deregistered and Target became a wholly owned subsidiary of Parent. Parent is owned directly by CDW Holdings. CDW Holdings is controlled by investment funds affiliated with the Equity Sponsors, certain other co-investors and the Management Investors. On December 31, 2009, Target merged into CDWC LLC, a limited liability company wholly owned by Parent with CDWC LLC as the surviving company in the merger. This change had no impact on operations or management. On December 31, 2009, CDWC LLC was renamed CDW LLC. On August 17, 2010, Parent was renamed CDW Corporation.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “the Company,” “our,” “CDW” and similar terms refer to Parent and its wholly owned subsidiaries.

Accompanying Financial Statements

Throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations, data for all periods are derived from our consolidated financial statements included elsewhere in this prospectus, which include the audited consolidated financial statements as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 (the “Audited Financial Statements”).

Results of Operations

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$9,602.4	100.0%	$8,801.2	100.0%
Cost of sales	8,015.0	83.5	7,410.4	84.2

Gross profit	1,587.4	16.5	1,390.8	15.8

Selling and administrative expenses	994.0	10.3	932.1	10.6
Advertising expense	122.7	1.3	106.0	1.2

Income from operations	470.7	4.9	352.7	4.0

Interest expense, net	(324.2)	(3.4)	(391.9)	(4.4)
Net (loss) gain on extinguishments of long-term debt	(118.9)	(1.2)	2.0	—
Other income, net	0.7	—	0.2	—

Income (loss) before income taxes	28.3	0.3	(37.0)	(0.4)

Income tax (expense) benefit	(11.2)	(0.1)	7.8	0.1

Net income (loss)	$17.1	0.2%	$(29.2)	(0.3)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollar Change	Percent Change (1)
Corporate	$5,334.4	55.6%	$4,833.6	54.9%	$500.8	10.4%
Public	3,757.2	39.1	3,560.6	40.5	196.6	5.5
Other	510.8	5.3	407.0	4.6	103.8	25.5

Total net sales	$9,602.4	100.0%	$8,801.2	100.0%	$801.2	9.1%

(1)	There were 255 and 254 selling days in the years ended December 31, 2011 and 2010, respectively. On an average daily basis, total net sales increased 8.7%.

The following table presents our net sales by customer channel for our Corporate and Public segments and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2011 and 2010:

	Years Ended December 31,
(in millions)	2011	2010	Dollar Change	Percent Change
Corporate:
Medium / Large	$4,287.1	$3,867.3	$419.8	10.9%
Small Business	1,047.3	966.3	81.0	8.4

Total Corporate	$5,334.4	$4,833.6	$500.8	10.4%

Public:
Government	$1,343.5	$1,368.6	$(25.1)	(1.8)%
Education	1,197.7	1,200.6	(2.9)	(0.2)
Healthcare	1,216.0	991.4	224.6	22.7

Total Public	$3,757.2	$3,560.6	$196.6	5.5%

Total net sales in 2011 increased $801.2 million, or 9.1%, to $9,602.4 million, compared to $8,801.2 million in 2010. There were 255 and 254 selling days in the years ended December 31, 2011 and 2010, respectively. On an average daily basis, total net sales increased 8.7%. The increase in total net sales was the result of general volume growth and increased demand in the information technology industry overall, in addition to our focus on growing market share. The most significant drivers of sales growth in 2011 were hardware unit volume growth in notebook/mobile devices, desktop computers and netcomm products, along with growth in software products.

Corporate segment net sales in 2011 increased $500.8 million, or 10.4%, compared to 2010. Within our Corporate segment, net sales to medium / large customers increased 10.9% between years, and net sales to small business customers increased 8.4% between years. These increases were primarily a result of hardware unit volume growth, most notably in notebook/mobile devices and netcomm products, and growth in software products as we continued to benefit from increased demand from our Corporate customers. Public segment net sales in 2011 increased $196.6 million, or 5.5%, between years as growth in the healthcare customer channel more than offset slight declines in the government and education customer channels. Net sales to healthcare customers increased $224.6 million, or 22.7%, between years, primarily driven by hardware unit volume increases in desktop computers, notebook/mobile devices and netcomm products, growth in software products and additional sales from an expanded relationship with a group purchasing organization. Net sales to government customers decreased $25.1 million, or 1.8%, in 2011 compared to 2010 driven by a 10.2% decline between years for the first nine months of 2011, partially offset by net sales growth of 22.8% between years for the fourth quarter of 2011. Although government spending was impacted negatively throughout 2011 as a result of budget constraints and uncertainty, net sales to federal government customers drove the fourth quarter increase of 22.8% in the government customer channel. The fourth quarter of 2011 benefited from increased orders placed late in the third quarter, the end of the federal government’s fiscal year, that shipped during the fourth quarter, compared to the same period of the prior year. Net sales to education customers decreased $2.9 million, or 0.2%, between years, due to continuing budget pressures.

Gross profit

Gross profit increased $196.5 million, or 14.1%, to $1,587.4 million in 2011, compared to $1,390.8 million in 2010. As a percentage of total net sales, gross profit was 16.5% in 2011, up from 15.8% in 2010. Gross profit margin increased 70 basis points between years, primarily due to favorable price/mix changes within product margin across most product categories of 30 basis points, and a higher mix of commission and net service contract revenue of 20 basis points. Commission revenue, including agency fees earned on sales of software licenses and software assurance under enterprise agreements, has a positive impact on our gross profit margin as we record the fee or commission as a component of net sales when earned and there is no corresponding cost of sales amount. Net service contract revenue, including items such as third-party services and warranties, also has a positive impact on gross profit margin as our cost paid to the vendor or third-party service provider is recorded as a reduction to sales, resulting in net sales being equal to the gross profit on the transaction.

The gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions, and other factors, any of which could result in changes in gross profit margins.

Selling and administrative expenses

Selling and administrative expenses increased $61.9 million, or 6.6%, to $994.0 million in 2011, compared to $932.1 million in 2010. The increase was primarily due to higher payroll costs of $62.1 million driven by increased sales commissions and other variable compensation costs consistent with higher sales and gross profit and an increase in the number of coworkers in 2011. Our sales force increased to 3,636 coworkers at December 31, 2011, compared to 3,405 coworkers at December 31, 2010, while total coworker count increased to 6,745 coworkers at December 31, 2011, compared to 6,268 coworkers at December 31, 2010. We also had increases in profit sharing/401(k) expense of $4.9 million, travel and entertainment expense of $3.7 million and bad debt expense of $2.7 million. These increases were partially offset by lower consulting and debt-related professional fees of $10.0 million, lower depreciation and amortization expense of $4.2 million, lower healthcare benefits expense of $3.6 million and lower sales and use tax expense of $3.3 million.

Advertising expense

Advertising expense increased $16.7 million, or 15.7%, to $122.7 million in 2011, compared to $106.0 million in 2010. Higher expenses were due to increased spending on web-based advertising, TV advertising and customer-focused marketing events. As a percentage of net sales, advertising expense was 1.3% in 2011, compared to 1.2% in 2010.

Income (loss) from operations

The following table presents income (loss) from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in income (loss) from operations for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011		Year Ended December 31, 2010
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change in Income (Loss) from Operations
Segments: (1)
Corporate	$331.6	6.2%	$256.2	5.3%	29.4%
Public	233.3	6.2	193.0	5.4	20.9
Other	17.5	3.4	14.3	3.5	22.3
Headquarters (2)	(111.7)	nm	(110.8)	nm	(0.8)

Total income (loss) from operations	$470.7	4.9%	$352.7	4.0%	33.5%

(1)	Segment income (loss) from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments, and volume rebates and cooperative advertising from vendors.
(2)	Includes Headquarters’ function costs that are not allocated to the segments.

Income from operations was $470.7 million in 2011, an increase of $118.0 million, or 33.5%, compared to $352.7 million in 2010. This increase was driven by higher net sales and gross profit, partially offset by higher advertising expense and selling and administrative expenses.

Corporate segment income from operations was $331.6 million in 2011, an increase of $75.4 million, or 29.4%, compared to $256.2 million in 2010. The increase in Corporate segment income from operations was primarily driven by higher net sales and gross profit margin, partially offset by higher selling and administrative costs, resulting in a net increase before allocations of $49.6 million in 2011 compared to 2010. In addition, Corporate segment income from operations benefited from an increase of $28.3 million in income allocations from our logistics operations in 2011 compared to 2010. The improved profitability of our logistics operations was driven by stronger operating leverage given higher purchase volumes while support structure costs remained flat. Partially offsetting the above items was an increase in Headquarters’ expense allocations to the Corporate segment of $2.5 million.

Public segment income from operations was $233.3 million in 2011, an increase of $40.3 million, or 20.9%, compared to $193.0 million in 2010. The increase reflected higher operating income before allocations of $25.9 million as a result of higher net sales and gross profit margin, partially offset by higher selling and administrative costs. In addition, Public segment income from operations benefited from an increase of $15.1 million in income allocations from our logistics operations in 2011 compared to 2010.

The loss from operations for our Headquarters’ function of $111.7 million in 2011 was flat compared to the loss from operations of $110.8 million in 2010.

Interest expense, net

At December 31, 2011, our outstanding long-term debt, excluding capital leases, totaled $4,066.0 million. Net interest expense in 2011 was $324.2 million, a decrease of $67.7 million compared to $391.9 million in 2010. Interest expense was reduced by $19.4 million in 2011 due to a decrease in the long-term accrued interest liability associated with the extinguishment of $1,078.0 million of Existing Senior Notes. The long-term accrued interest liability represents the difference between interest expense previously recognized under the effective interest method and actual interest paid. The remaining decrease of $48.3 million was primarily due to lower effective interest rates in 2011 resulting from the termination of our interest rate swaps in January 2011 and the debt refinancing activities completed during the first half of 2011, partially offset by non-cash gains on hedge ineffectiveness recorded to interest expense in the prior year.

Net (loss) gain on extinguishments of long-term debt

During 2011, we recorded a net loss on extinguishments of long-term debt of $118.9 million in 2011 compared to a net gain on extinguishments of long-term debt of $2.0 million in 2010.

In March 2011, we amended our Term Loan Facility and recorded a loss on extinguishment of long-term debt of $3.2 million, representing a write-off of a portion of the unamortized deferred financing costs on this facility.

In April and May 2011, we purchased $1,078.0 million of Existing Senior Notes, funded with the issuance of $1,175.0 million of Senior Notes. As a result, we recorded a loss on extinguishment of long-term debt of $114.1 million, representing the difference between the purchase price of the Existing Senior Notes at 109% of par value and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs.

In June 2011, we entered into a new $900.0 million ABL Facility, replacing the existing $800.0 million ABL Facility. As a result, we recorded a loss on extinguishment of long-term debt of $1.6 million representing a write-off of a portion of the unamortized deferred financing costs related to the previous facility.

During 2010, we recorded a net gain of $2.0 million on the extinguishments of long-term debt resulting from two transactions. In March 2010, we repurchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain of $9.2 million representing the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The $28.5 million in principal amount of Senior Subordinated Bridge Loans that was repurchased was exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation. In December 2010, we extinguished $500.0 million of the outstanding principal balance of our Term Loan Facility funded by proceeds from the issuance of Senior Secured Notes. We recorded a loss of $7.2 million on the extinguishment of the Term Loan Facility, representing a write-off of a portion of the unamortized deferred financing costs. There was no additional gain or loss resulting from the paydown of the debt balance, as the cash paid equaled the principal amount of the debt extinguished.

Income tax (expense) benefit

Income tax expense was $11.2 million in 2011, compared to an income tax benefit of $7.8 million in 2010. The effective income tax rate, expressed as a percentage of income before income taxes, was 39.7% in 2011. An effective tax rate of 21.1% was recognized in 2010, reflecting the impact of permanent items in relation to a relatively small pre-tax loss.

Net income (loss)

Net income was $17.1 million in 2011, compared to a net loss of $29.2 million in 2010.

Adjusted EBITDA

Adjusted EBITDA was $717.3 million in 2011, an increase of $115.4 million, or 19.2%, compared to $601.8 million in 2010. As a percentage of net sales, Adjusted EBITDA was 7.5% and 6.8% in 2011 and 2010, respectively.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2011 and 2010 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures, and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2011	2010
Net income (loss)	$17.1	$(29.2)
Depreciation and amortization	204.9	209.4
Income tax expense (benefit)	11.2	(7.8)
Interest expense, net	324.2	391.9

EBITDA	557.4	564.3

Adjustments:
Non-cash equity-based compensation	19.5	11.5
Sponsor fee	5.0	5.0
Consulting and debt-related professional fees	5.1	15.1
Net loss (gain) on extinguishments of long-term debt	118.9	(2.0)
Other adjustments (1)	11.4	7.9

Total adjustments	159.9	37.5

Adjusted EBITDA	$717.3	$601.8

(1)	Other adjustments include certain retention costs and equity investment income.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

The following table presents our results of operations, in dollars and as a percentage of net sales, for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Net sales	$8,801.2	100.0%	$7,162.6	100.0%
Cost of sales	7,410.4	84.2	6,029.7	84.2

Gross profit	1,390.8	15.8	1,132.9	15.8

Selling and administrative expenses	932.1	10.6	821.1	11.4
Advertising expense	106.0	1.2	101.9	1.4
Goodwill impairment	—	—	241.8	3.4

Income (loss) from operations	352.7	4.0	(31.9)	(0.4)

Interest expense, net	(391.9)	(4.4)	(431.7)	(6.0)
Net gain on extinguishments of long-term debt	2.0	—	—	—
Other income, net	0.2	—	2.4	—

Loss before income taxes	(37.0)	(0.4)	(461.2)	(6.4)

Income tax benefit	7.8	0.1	87.8	1.2

Net loss	$(29.2)	(0.3)%	$(373.4)	(5.2)%

Net sales

The following table presents our net sales by segment, in dollars and as a percentage of total net sales, and the year-over-year dollar and percentage change in net sales for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollar Change	Percent Change (1)
Corporate	$4,833.6	54.9%	$3,818.2	53.3%	$1,015.4	26.6%
Public	3,560.6	40.5	3,035.5	42.4	525.1	17.3
Other	407.0	4.6	308.9	4.3	98.0	31.8

Total net sales	$8,801.2	100.0%	$7,162.6	100.0%	$1,638.5	22.9%

(1)	There were 254 selling days in both the years ended December 31, 2010 and 2009.

The following table presents our net sales by customer channel for our Corporate and Public segments and the dollar and percentage change between periods in net sales for the years ended December 31, 2010 and 2009:

	Years Ended December 31,
(in millions)	2010	2009	Dollar Change	Percent Change
Corporate:
Medium / Large	$3,867.3	$3,014.8	$852.5	28.3%
Small Business	966.3	803.4	162.9	20.3

Total Corporate	$4,833.6	$3,818.2	$1,015.4	26.6%

Public:
Government	$1,368.6	$1,270.7	$97.9	7.7%
Education	1,200.6	1,040.5	160.1	15.4
Healthcare	991.4	724.3	267.1	36.9

Total Public	$3,560.6	$3,035.5	$525.1	17.3%

Total net sales in 2010 increased $1,638.5 million, or 22.9%, to $8,801.2 million, compared to $7,162.6 million in 2009. There were 254 selling days in both 2010 and 2009. The increase in total net sales was the result of general growth and increased demand in the information technology industry overall, in addition to our focus on growing our market share. The most significant driver of sales growth in 2010 was the rebound by our Corporate segment, which was significantly impacted by the economic downturn in the U.S. that began in late 2008 and continued through 2009.

Corporate segment net sales in 2010 increased $1,015.4 million, or 26.6%, compared to 2009. Within our Corporate segment, net sales to medium / large customers increased 28.3% between years, while net sales to small business customers increased 20.3%. These increases were driven by hardware unit volume growth, most notably in notebook/mobile devices and desktop computers, as we benefited from increased demand during 2010 from our Corporate segment customers who had generally postponed spending on information technology in 2009 as a result of the economic downturn. Public segment net sales in 2010 increased $525.1 million, or 17.3%, between years driven by growth across all customer channels. Within our Public segment, sales to government customers increased 7.7% between years, but at a lesser rate than other channels, as Federal sales in 2009 included a relatively high volume of large one-time orders. Net sales to healthcare customers increased $267.1 million, or 36.9%, between years driven by volume increases and additional sales resulting from an expanded relationship with a group purchasing organization beginning in the fourth quarter of 2009.

Gross profit

Gross profit increased $258.0 million, or 22.8%, to $1,390.8 million in 2010, compared to $1,132.9 million in 2009, which reflected increased sales across our hardware, software and services categories. The increase in gross profit dollars was driven primarily by unit growth and favorable price/mix within the hardware sales category. Consolidated product margin remained relatively flat between years, as sustained competitive pressures in the marketplace continued to impact average selling prices. As a percentage of total net sales, gross profit was 15.8% in both 2010 and 2009. Vendor funding, including purchase discounts, volume rebates and cooperative advertising, increased in 2010, but was relatively flat as a percentage of net sales between years. Gross margin was favorably impacted by higher volume rebates both in terms of dollars and as a percentage of sales, largely offset by the impact of lower cooperative advertising income as a percentage of sales. Following the first quarter of 2010, gross profit margin by quarter improved on a year-over-year basis, as general economic conditions improved.

The gross profit margin may fluctuate based on various factors, including vendor incentive and inventory price protection programs, cooperative advertising funds classified as a reduction of cost of sales, product mix, net service contract revenue, commission revenue, pricing strategies, market conditions and other factors, any of which could result in changes in gross profit margins.

Selling and administrative expenses

Selling and administrative expenses increased $111.0 million, or 13.5%, to $932.1 million in 2010, compared to $821.1 million in 2009. The increase was primarily due to higher payroll costs of $100.6 million as a result of higher sales compensation and increases in other variable compensation costs such as incentive bonuses consistent with higher sales and gross profit. In addition, coworker-related costs increased $15.5 million in 2010 compared to 2009, primarily due to an increase of $11.9 million in profit sharing/401(k) costs, while travel and entertainment expense increased $2.5 million and sales and use tax expense increased $2.1 million. These increases were partially offset by lower depreciation expense of $8.2 million and lower bad debt expense of $3.0 million in 2010 compared to 2009. Throughout 2010, we continued to cautiously make selective investments in our coworkers as our outlook improved. Our sales force increased to 3,405 coworkers at December 31, 2010, compared to 3,307 coworkers at December 31, 2009, and total coworker count also increased to 6,268 coworkers at December 31, 2010, compared to 6,173 coworkers at December 31, 2009.

Advertising expense

Advertising expense increased $4.0 million, or 4.0%, to $106.0 million in 2010, compared to $101.9 million in 2009. Increased expenses related to the production of a new advertising campaign, e-commerce support and customer-focused marketing events were partially offset by decreased spending in catalog production and circulation. As a percentage of net sales, advertising expense was 1.2% in 2010, compared to 1.4% in 2009.

Goodwill impairment

We did not record any goodwill impairment charges in 2010, as we performed and passed the annual evaluation of goodwill as of December 1, 2010. The goodwill balances at December 31, 2010 for our Corporate, Public and Other segments were $1,223.0 million, $907.3 million and $78.8 million, respectively.

We recorded goodwill impairment charges of $241.8 million in 2009. Continued deterioration in macroeconomic conditions and the overall decline in our net sales during the first half of 2009 indicated that it was more likely than not that the fair value of certain of our reporting units was reduced to below the respective carrying amount. We considered this a triggering event under GAAP and performed an interim evaluation of goodwill as of June 1, 2009. As a result of that goodwill impairment evaluation, we recorded a goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for our Corporate segment, or 14% of the total goodwill for that segment, and $28.0 million for the CDW Advanced Services business, or 38% of the total goodwill for that operating segment. In addition to the goodwill evaluation noted above, we recorded $6.8 million of goodwill in the fourth quarter of 2009 for certain trade credits for periods prior to the Acquisition which was immediately impaired upon recognition.

Income (loss) from operations

The following table presents income (loss) from operations by segment, in dollars and as a percentage of net sales, and the year-over-year percentage change in income (loss) from operations for the years ended December 31, 2010 and 2009:

	Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Operating Margin Percentage	Dollars in Millions	Operating Margin Percentage	Percent Change in Income (Loss) from Operations
Segments: (1)
Corporate	$256.2	5.3%	$(56.7)	(1.5)%	551.8%
Public	193.0	5.4	150.7	5.0	28.0
Other	14.3	3.5	(23.2)	(7.5)	161.6
Headquarters (2)	(110.8)	nm	(102.7)	nm	(7.8)

Total income (loss) from operations	$352.7	4.0%	$(31.9)	(0.4)%	1,205.3%

Goodwill impairment included in loss from operations:
Corporate	$—	—%	$(212.4)	(5.6)%	nm
Public	—	—	(1.1)	—	nm
Other	—	—	(28.3)	(9.2)	nm

Total goodwill impairment	$—	—%	$(241.8)	(3.4)%	nm

(1)	Segment income (loss) from operations includes the segment’s direct operating income (loss) and allocations for Headquarters’ costs, allocations for logistics services, certain inventory adjustments and volume rebates and cooperative advertising from vendors.
(2)	Includes Headquarters’ function costs that are not allocated to the segments.

Income from operations was $352.7 million in 2010, an increase of $384.6 million compared to a loss from operations of $31.9 million in 2009. This increase was primarily due to the prior period containing the previously discussed goodwill impairment charge of $241.8 million. Excluding the goodwill impairment charge, operating income increased $142.9 million, or 68.1% in 2010, compared to 2009. This increase was driven by higher net sales and gross profit dollars, partially offset by higher selling and administrative expenses, although we continued to contain our selling and administrative expenses through tight cost control.

Corporate segment income from operations was $256.2 million in 2010, an increase of $313.0 million compared to a loss from operations of $56.7 million in 2009. The operating loss in 2009 was due to the goodwill impairment charge of $212.4 million. Excluding the goodwill impairment charge, Corporate segment income from operations increased $100.6 million, or 64.6%, between years. The most significant driver of our Corporate segment’s increase in operating income between years was the rebound in net sales, which increased 26.6% in 2010 compared to 2009 following the economic downturn. The combination of the increased net sales and the associated gross profit dollars along with continued control of selling and administrative costs increased operating income by $60.8 million. Selling and administrative expenses were lower as a percentage of net sales in 2010 compared to 2009 despite the increased investment in coworkers discussed above. In addition, our Corporate segment income from operations benefited in 2010 from an increase of $46.0 million in income allocations from our logistics operations compared to 2009. The improved profitability of our logistics operations was driven by increased operating leverage given higher purchase volumes in 2010 while support structure costs decreased between years. Partially offsetting the above items was an increase in Headquarters’ allocations of $6.2 million.

Public segment income from operations was $193.0 million in 2010, an increase of $42.3 million, or 28.0%, compared to $150.7 million in 2009. This increase reflected higher operating income of $20.4 million as a result of higher net sales and gross profit dollars, while continuing to control selling and administrative costs. Selling and administrative expenses were lower as a percentage of net sales in 2010 compared to 2009 despite the increased investment in coworkers discussed above. In addition, our Public segment income from operations benefited in 2010 from an increase of $28.9 million in income allocations from our logistics operations compared to 2009. Partially offsetting the above items was an increase in Headquarters’ allocations of $7.0 million.

The income from operations within our Other segment was $14.3 million in 2010, compared to a loss from operations of $23.2 million in 2009. The operating loss for 2009 was a result of the goodwill impairment charge of $28.3 million for the CDW Advanced Services business.

The loss from operations for our Headquarters’ function of $110.8 million was $8.1 million higher than the loss of $102.7 million in 2009. The incremental loss of $8.1 million in 2010 reflected an increase in costs of $23.0 million, partially offset by higher intercompany allocations to the operating segments of $14.9 million. The $23.0 million cost increase in 2010 was driven by additional investments in coworkers primarily related to incentive compensation and profit sharing/401(k).

Interest expense, net

At December 31, 2010, our outstanding long-term debt, excluding capital leases, totaled $4,289.1 million. Net interest expense was $391.9 million in 2010, compared to $431.7 million in 2009. The decrease in interest expense was primarily due to the year-over-year change in the net non-cash impact of hedge ineffectiveness recorded in interest expense on the interest rate swap agreements which resulted in a gain of $25.8 million in 2010, compared to a loss of $28.7 million in 2009. Also contributing to the decrease were lower average outstanding debt balances during 2010 compared to 2009. Partially offsetting these items was a higher interest rate on the Term Loan Facility as a result of the November 2009 amendment to this facility and increased expense due to changes in the fair value of the interest rate cap agreements.

Net gain on extinguishments of long-term debt

We recorded a net gain of $2.0 million on the extinguishment of long-term debt resulting from two transactions during 2010.

In March 2010, we repurchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain of $9.2 million on the extinguishment of this debt in our consolidated statement of operations during the first quarter of 2010. The gain represents the difference between the purchase price, including expenses paid to the debt holders and agent, and the net carrying amount of the purchased debt, adjusted for a portion of the unamortized deferred financing costs. The $28.5 million in principal amount of loans was exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

In December 2010, we extinguished $500.0 million of the outstanding principal balance of our Term Loan Facility funded by proceeds from the issuance of Senior Secured Notes. We recorded a loss of $7.2 million on the extinguishment of this debt in our consolidated statement of operations during the fourth quarter of 2010. This loss represents a write-off of a portion of the unamortized deferred financing costs on the Term Loan Facility. There was no additional gain or loss resulting from the paydown of the debt balance, as the cash paid equaled the principal amount of the debt extinguished.

Income tax benefit

The income tax benefit was $7.8 million in 2010, compared to $87.8 million in 2009. The effective income tax rate, expressed by calculating the income tax benefit as a percentage of loss before income taxes, was 21.1% in 2010, compared to 19.0% in 2009. The change in the effective rate from 2009 to 2010 was due to the nondeductible goodwill charge in 2009 and a relatively higher impact on the effective tax rate of permanent items in 2010 due to the relatively small pre-tax loss. In addition, state taxes in 2010 were higher due to changes in state rates and apportionment.

Net loss

The net loss was $29.2 million in 2010, compared to a net loss of $373.4 million in 2009. The year-over-year change was primarily due to the impairment charges discussed above.

Adjusted EBITDA

Adjusted EBITDA was $601.8 million in 2010, an increase of $136.5 million, or 29.3%, compared to $465.4 million in 2009. As a percentage of net sales, Adjusted EBITDA was 6.8% in 2010, compared to 6.5% in 2009.

We have included a reconciliation of EBITDA and Adjusted EBITDA for 2010 and 2009 in the table below. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our Senior Credit Facilities, means EBITDA adjusted for certain items which are described in the table below. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our Senior Credit Facilities. See “Selected Historical Consolidated Financial and Operating Data” for a reconciliation of EBITDA to cash flows from operating activities.

	Year Ended December 31,
(in millions)	2010	2009
Net loss	$(29.2)	$(373.4)
Depreciation and amortization	209.4	218.2
Income tax benefit	(7.8)	(87.8)
Interest expense, net	391.9	431.7

EBITDA	564.3	188.7

Adjustments:
Goodwill impairment	—	241.8
Non-cash equity-based compensation	11.5	15.9
Sponsor fee	5.0	5.0
Consulting and debt-related professional fees	15.1	14.1
Net gain on extinguishments of long-term debt	(2.0)	—
Other adjustments (1)	7.9	(0.1)

Total adjustments	37.5	276.7

Adjusted EBITDA	$601.8	$465.4

(1)	Other adjustments include certain severance and retention costs, equity investment income and the gain related to the sale of Informacast software and equipment in 2009.

Seasonality

While we have not historically experienced significant seasonality throughout the year, sales in our Corporate segment, which primarily serves business customers, are typically higher in the fourth quarter than in other quarters due to customers spending their remaining technology budget dollars at the end of the year. Additionally, sales in our Public segment have historically been higher in the third quarter than in other quarters primarily due to the buying patterns of the federal government.

Liquidity and Capital Resources

Overview

We finance our operations and capital expenditures through a combination of internally generated cash from operations and from borrowings under our ABL Facility. We believe that our current sources of funds will be sufficient to fund our cash operating requirements for the next year. In addition, we believe that, in spite of the uncertainty of future macroeconomic conditions, we have adequate sources of liquidity and funding available to meet our longer-term needs. However, there are a number of factors that may negatively impact our available sources of funds. The amount of cash generated from operations will be dependent upon factors such as the successful execution of our business plan and general economic conditions.

Cash Flows

We have revised our consolidated statements of cash flows for the years ended December 31, 2010 and 2009. See Notes 1 and 20 to the Audited Financial Statements included in this prospectus for further information.

Cash flows from operating, investing and financing activities were as follows:

	Years Ended December 31,
(in millions)	2011	2010	2009
Net cash provided by (used in):
Operating activities	$214.7	$423.7	$107.6
Investing activities	(56.0)	(125.4)	(82.6)
Financing activities	(95.4)	(350.1)	(31.9)
Effect of exchange rate changes on cash and cash equivalents	—	0.4	0.5

Net increase (decrease) in cash and cash equivalents	$63.3	$(51.4)	$(6.4)

Operating Activities

Net cash provided by operating activities for 2011 decreased $209.0 million compared to 2010. The decrease was primarily driven by the changes in assets and liabilities, resulting in a $323.6 million reduction in cash between years. For 2011, the changes in assets and liabilities, excluding cash and cash equivalents, reduced cash by $158.3 million compared to a cash contribution of $165.3 million in 2010. The most significant driver of the cash contribution in 2010 was an increase in accounts payable-trade of $269.3 million as we reduced the amount of accelerated payments we made in exchange for early pay discounts at December 31, 2010 compared to the prior year. Accounts payable-trade decreased $19.8 million in 2011 compared to 2010, resulting in a relatively small reduction in cash. Cash flow from operating activities was further reduced by $83.7 million in 2011 compared to 2010 following an increase in accounts receivable between years driven by higher fourth quarter net sales in 2011. During 2011, we collected $53.3 million in cash tax refunds which reduced other assets between years, resulting in an increase in cash flow from operating activities. Net income, including the impact of non-cash items such as gains and losses on extinguishment of long-term debt, increased $114.6 million between years reflecting our improved operating results in 2011.

Net cash provided by operating activities for 2010 increased $316.1 million compared to 2009. This increase was primarily driven by the changes in assets and liabilities between years. For 2010, the changes in assets and liabilities, excluding cash and cash equivalents, contributed $165.3 million to cash compared to changes in assets and liabilities for 2009 that decreased cash by $18.0 million. The changes in assets and liabilities were primarily due to an increase in accounts payable-trade as we reduced the amount of accelerated payments we made in exchange for early pay discounts at December 31, 2010 compared to the prior year. Accounts payable-trade also increased more significantly in 2010 compared to the prior year to support the growth of the business and increased inventory levels. Net income, including the impact of non-cash items, also increased $132.8 million between years given the improved operating performance in 2010.

In order to manage our working capital and operating cash needs, we monitor our cash conversion cycle, defined as days of sales outstanding in accounts receivable plus days of supply in inventory, less days of purchases outstanding in accounts payable. The following table presents the components of our cash conversion cycle:

	December 31,
	2011	2010	2009
Days of sales outstanding (DSO) (1)	44	43	46
Days of supply in inventory (DIO) (2)	15	15	15
Days of purchases outstanding (DPO) (3)	(32)	(26)	(20)

Cash conversion cycle	27	32	41

(1)	Represents the rolling three month average of the balance of trade accounts receivable, net at the end of the period divided by average daily net sales. Also incorporates components of other miscellaneous receivables.
(2)	Represents the rolling three month average of the balance of inventory at the end of the period divided by average daily cost of goods sold.
(3)	Represents the rolling three month average of the combined balance of accounts payable-trade, excluding cash overdrafts, and accounts payable-inventory financing at the end of the period divided by average daily cost of goods sold.

The cash conversion cycle decreased to 27 days at December 31, 2011 compared to 32 days at December 31, 2010, driven by a six-day increase in DPO. The increase in DPO reflects a higher combined balance of accounts payable-trade and accounts payable-inventory financing at December 31, 2011 compared to December 31, 2010 as purchase volumes increased to support higher net sales and we received more favorable payment terms for payables related to certain vendors. The one-day increase in DSO primarily reflects our overall sales growth and a higher proportion of government sales in the fourth quarter of 2011 compared to the same period in 2010.

The cash conversion cycle decreased to 32 days at December 31, 2010 compared to 41 days at December 31, 2009. This decrease was primarily due to a six-day increase in DPO reflecting a higher accounts payable balance as we reduced the amount of accelerated payments we made in exchange for early pay discounts at December 31, 2010 compared to the prior year end. A three-day decrease in DSO, due primarily to lower federal government sales within the Public segment, also contributed to the decrease in the cash conversion cycle.

For tax purposes, we were deemed to have paid a redemption premium in connection with the amendment to the Term Loan Facility in December 2010 that, in addition to certain expenses, we deducted in determining taxable income. As a result, we incurred a net operating loss for tax purposes that resulted in a receivable of $53.3 million for refunds of previously paid income taxes. As of December 31, 2011, we had received the full amount of the refunds.

Investing Activities

Net cash used in investing activities in 2011 decreased $69.4 million compared to 2010. This decline was primarily due to a reduction in cash payments between years of $71.5 million under our interest rate swap agreements, as the $6.6 million paid in 2011 reflected the final payment upon termination of the swap agreements on January 14, 2011. Capital expenditures were $45.7 million for 2011 and $41.5 million for 2010, primarily for improvements to our information technology systems during both years. During 2011 and 2010, we paid $3.7 million and $5.9 million, respectively, for new interest rate cap agreements.

Net cash used in investing activities in 2010 increased $42.8 million compared to 2009. This was primarily due to an increase of $25.9 million in capital expenditures in 2010 compared to 2009. Capital expenditures in 2010 consisted mainly of improvements to our information technology systems. In addition, cash payments under our interest rate swap agreements in 2010 increased $6.0 million, as a result of increases in the spread between the variable rate of the underlying debt and the fixed rate of the swap agreements. We made premium payments totaling $5.9 million during 2010 for four forward-starting interest rate cap agreements. During 2009, we received cash proceeds of $5.2 million from the sale of the Informacast assets.

Financing Activities

Net cash used in financing activities decreased $254.7 million in 2011 compared to 2010, primarily driven by higher cash contributions of $247.3 million from accounts payable-inventory financing. As discussed below under the caption “Inventory Financing Arrangements,” in June 2011 we entered into a new inventory financing agreement with a financial intermediary to facilitate the purchase of inventory from a certain vendor. Inventory purchases from this vendor under the new agreement are included in accounts payable-inventory financing and reported as cash flows from financing activities. A combination of the increase in overall purchase volume under inventory financing agreements to support higher net sales in 2011 along with more favorable payment terms under the new inventory financing agreement drove the majority of the increase in cash flows from financing activities during 2011 compared to 2010. The net impact of our debt transactions resulted in cash outflows of $346.4 million during 2011 compared to cash outflows of $352.7 million during 2010.

Net cash used in financing activities increased $318.2 million for 2010 compared to 2009. This change was primarily due to net repayments of $303.3 million that reduced our outstanding balance under our ABL Facility. We did not make any repayments under that facility in 2009.

Long-Term Debt and Financing Arrangements

Long-term debt, excluding capital leases, was as follows:

(in millions)	December 31, 2011	December 31, 2010
ABL Facility	$—	$188.1
Term Loan Facility	1,540.5	1,672.5
Senior Secured Notes	500.0	500.0
Senior Notes	1,175.0	—
Senior Bridge Loans and Existing Senior Notes	129.0	1,207.0
Senior Subordinated Bridge Loans and Existing Senior Subordinated Notes	721.5	721.5

Total long-term debt	4,066.0	4,289.1
Less current maturities of long-term debt	(201.0)	(132.0)

Long-term debt, excluding current maturities	$3,865.0	$4,157.1

As of December 31, 2011, we were in compliance with the covenants under our various credit facilities, which are described below.

ABL Facility

At December 31, 2011, we had no outstanding borrowings under the ABL Facility, $1.7 million of undrawn letters of credit and $219.0 million reserved related to the floorplan sub-facility.

On June 24, 2011, we entered into the ABL Facility, a new five-year $900.0 million senior secured asset-based revolving credit facility, with the facility being available to us for borrowings, issuance of letters of credit and floorplan financing for certain vendor products. The ABL Facility matures on June 24, 2016, subject to an acceleration provision discussed below. The ABL Facility replaced our previous revolving loan credit facility that was to mature on October 12, 2012. The ABL Facility (i) increased the overall revolving credit facility capacity available to us from $800.0 million to $900.0 million, (ii) increased the maximum aggregate amount of increases that may be made to the ABL Facility from $100.0 million to $200.0 million, (iii) added a maturity acceleration provision based upon excess cash availability whereby the ABL Facility may mature 45 days prior to both the maturity of the non-extended portion of our Term Loan Facility and the maturity of our Existing Senior Notes, if excess cash availability does not exceed the outstanding borrowings of the subject maturing debt at the time of the test plus $150 million, (iv) increased the fee on the unused portion of the ABL Facility from 25 basis points to either 37.5 or 50 basis points, depending on the amount of utilization, (v) increased the applicable interest rate margin, and (vi) incorporated a $300.0 million floorplan sub-facility, which was increased to $400.0 million on August 2, 2011. In connection with the termination of the previous facility, we recorded a loss on extinguishment of long-term debt of $1.6 million in the consolidated statement of operations for the year ended December 31, 2011, representing a write-off of a portion of unamortized deferred financing costs. Fees of $7.2 million related to the ABL Facility were capitalized as deferred financing costs and are being amortized over the term of the facility on a straight-line basis.

As described in Note 5 to the Audited Financial Statements, in connection with the floorplan sub-facility, we entered into an inventory financing agreement on an unsecured basis with a financial intermediary to facilitate the purchase of inventory from this vendor (the “ABL Facility financing agreement”). Amounts outstanding under the

ABL Facility financing agreement are unsecured and non-interest bearing. We will either pay the outstanding ABL Facility financing agreement amounts when they become due, or the ABL Facility’s administrative agent will automatically initiate an advance on the ABL Facility and use the proceeds to pay the balance on the due date. As of December 31, 2011, we owed the financial intermediary $212.2 million under the ABL Facility financing agreement, which excludes $6.8 million in reserves for open orders that reduce the availability under the ABL Facility. The total amount reported on the consolidated balance sheet as accounts payable – inventory financing related to the ABL Facility financing agreement includes $212.2 million owed to the financial intermediary and $28.5 million accrued for product in transit. Changes in cash flows from the ABL Facility financing agreement are reported in financing activities on our consolidated statement of cash flows.

Borrowings under the ABL Facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greatest of (a) the prime rate, (b) the federal funds effective rate plus 50 basis points or (c) the one-month LIBOR plus 1.00%. The applicable margin varies (2.00% to 2.50% for LIBOR borrowings and 1.00% to 1.50% for ABR borrowings) depending upon our average daily excess cash availability under the agreement and after September 30, 2011 is subject to a reduction of 0.25% if, and for as long as, the senior secured leverage ratio is less than 3.0. The senior secured leverage ratio is defined as the ratio of senior secured debt (including amounts owed under certain inventory floorplan arrangements and capital leases) less cash and cash equivalents, to Adjusted EBITDA, a non-GAAP measure, for the four most recently ended fiscal quarters. The margins on the previous revolving loan credit facility varied from 1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings.

Availability under the ABL Facility is limited to (a) the lesser of the revolving commitment of $900.0 million and the amount of the borrowing base less (b) outstanding borrowings, letters of credit, and amounts outstanding under the ABL Facility financing agreement plus a reserve of 15% of open orders. The borrowing base is (a) the sum of the products of the applicable advance rates on eligible accounts receivable and on eligible inventory as defined in the agreement less (b) any reserves. At December 31, 2011, the borrowing base was $1,072.1 million as supported by eligible inventory and accounts receivable balances as of November 30, 2011. We could have borrowed up to an additional $679.3 million under the ABL Facility at December 31, 2011.

CDW LLC is the borrower under the ABL Facility. All obligations under the ABL Facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under the ABL Facility are collateralized by a first priority interest in inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5 to the Audited Financial Statements), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The ABL Facility contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The ABL Facility also includes maintenance of a minimum average daily excess cash availability requirement. Should we fall below the minimum average daily excess cash availability requirement for five consecutive business days, we become subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Term Loan Facility

At December 31, 2011, the outstanding principal amount of our Term Loan Facility was $1,540.5 million, with $484.5 million of non-extended loans and $1,056.0 million of Extended Loans. The effective weighted-average interest rate on Term Loan Facility principal amounts outstanding on December 31, 2011 was 3.98% per annum. For the year ended December 31, 2011, the effective weighted-average interest rate without giving effect to the interest rate swap agreements (see Note 8 to the Audited Financial Statements) was 4.34% per annum, and the effective weighted-average interest rate including the effect of the interest rate swap agreements was 4.51% per annum. The interest rate swap agreements terminated on January 14, 2011.

Borrowings under the Term Loan Facility bear interest at either (a) the ABR plus a margin; or (b) LIBOR plus a margin. The margin is based on our senior secured leverage ratio, as defined in the amended agreement evidencing the Term Loan Facility. Effective with the March 2011 amendment discussed below, the margins were reduced on Extended Loans. For ABR borrowings, the applicable margin varies within a range of 2.50% to 3.00% for non-extended loans and 1.75% to 2.25% for Extended Loans. For LIBOR borrowings, the applicable margin varies within a range of 3.50% to 4.00% for non-extended loans and 2.75% to 3.25% for Extended Loans. The non-extended loans under the Term Loan Facility mature on October 10, 2014. The Extended Loans mature on July 15, 2017. The maturity of the Extended Loans was subject to acceleration to July 15, 2015 if, as of July 14, 2015, (i) the senior secured leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) the outstanding principal amount of Existing Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500.0 million. We completed a cash tender offer and follow-on cash tender offer in 2011 (described below) and, as a result of the reduction in the outstanding balances of the Existing Senior Notes, the maturity of the Extended Loans will not be accelerated by reason of this provision.

On March 11, 2011, we entered into an amendment to the Term Loan Facility, which became effective on March 14, 2011. This amendment, among other things: (i) reduced the margins with respect to Extended Loans, (ii) established a LIBOR floor of 1.25% and an ABR floor of 2.25% with respect to Extended Loans, (iii) reset the start date for accumulating restricted payments that count against the general limit of $25.0 million and (iv) provided a 1% prepayment premium for certain repayments or repricings of any Extended Loans for the six-month period following the effective date of the amendment. In connection with this amendment, we recorded a loss on extinguishment of long-term debt of $3.2 million in our consolidated statement of operations for the year ended December 31, 2011. This loss represents a write-off of a portion of the unamortized deferred financing costs related to the Term Loan Facility.

The Term Loan Facility requires us to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of our excess cash flow for a fiscal year (the percentage rate of which can decrease based upon the total net leverage ratio as defined in the governing agreement), and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by us or our subsidiaries. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. On March 16, 2011, we made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010 under the excess cash flow provision, and on March 14, 2012, we made another mandatory prepayment of $21.0 million with respect to the year ended December 31, 2011 under the excess cash flow provision. On February 2, 2012, we made an optional prepayment of $120.0 million aggregate principal amount, and on February 14, 2012, we made an additional optional prepayment of $60.0 million aggregate principal amount. The prepayments were allocated on a pro rata basis between the Extended Loans and non-extended loans. The optional prepayments reduced the amount of the required excess cash flow payment on a dollar-for-dollar basis.

CDW LLC is the borrower under the Term Loan Facility. All obligations under the Term Loan Facility are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Term Loan Facility is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5 to the Audited Financial Statements), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Term Loan Facility contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates.

The Term Loan Facility also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis and is defined as the ratio of senior secured debt (including amounts owed under certain inventory floorplan arrangements and capital leases) less cash and cash equivalents, to Adjusted EBITDA, a non-GAAP financial measure, for the most recently ended four fiscal quarters. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended December 31, 2011 was required to be at or below 7.25. For the four quarters ended December 31, 2011, the senior secured leverage ratio was 2.7. The senior secured leverage ratio is a material component of the Term Loan Facility. Non-compliance with the senior secured leverage ratio requirement would result in a default under the credit agreement governing the Term Loan Facility and could prevent us from borrowing under our ABL Facility. If there were an event of default under the credit agreement governing the Term Loan Facility that was not cured or waived, the lenders under the Term Loan Facility could cause all amounts outstanding under the Term Loan Facility to be due and payable immediately, which would have a material adverse effect on our financial position and cash flows. For a discussion of net cash provided by (used in) operating activities, investing activities and financing activities, see “Liquidity and Capital Resources—Cash Flows.” For a reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities, see “Selected Historical Consolidated Financial and Operating Data.”

We are required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan Facility through maturity, subject to certain limitations currently in effect. With the interest rate cap agreements in effect at December 31, 2011 as described in Note 8 to the Audited Financial Statements, we expect to be in compliance with this requirement through January 14, 2013.

Senior Secured Notes

The Senior Secured Notes were issued on December 17, 2010 and will mature on December 15, 2018. At December 31, 2011, the outstanding principal amount of the Senior Secured Notes was $500.0 million.

CDW LLC and CDW Finance are the co-issuers of the Senior Secured Notes and the obligations under the notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Secured Notes are secured on a pari passu basis with the Term Loan Facility by a second priority interest in substantially all inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5 to the Audited Financial Statements), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The indenture governing our Senior Secured Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indenture governing our Senior Secured Notes does not contain any financial covenants.

Existing Senior Notes

At December 31, 2011, the outstanding principal amount of our Existing Senior Notes was $129.0 million. The Existing Senior Notes have a maturity date of October 12, 2015. The Existing Senior Notes are comprised of $49.3 million of Existing Senior Cash Pay Notes and $79.7 million of Existing Senior PIK Election Notes. We are required to pay cash interest on the outstanding principal of the Existing Senior Cash Pay Notes. For Existing Senior PIK Election Notes, we paid cash interest for the interest period April 15, 2011 through October 15, 2011 and are required to pay cash interest on the outstanding principal of the Existing Senior PIK Election Notes for the remaining interest periods through maturity.

On April 13, 2011, we completed a cash tender offer (the “Existing Senior Notes Tender Offer”) and purchased $665.1 million aggregate principal amount of the Existing Senior Notes comprised of $519.2 million of the Existing Senior Cash Pay Notes and $145.9 million of the Existing Senior PIK Election Notes. We concurrently issued $725.0 million in aggregate principal amount of Senior Notes. The proceeds from this offering, together with cash on hand and borrowings under the then-outstanding ABL Facility, were used to fund the purchase of the tendered Existing Senior Notes, including $665.1 million aggregate principal amount of Existing Senior Notes, $59.9 million in tender offer premium and $36.5 million of accrued and unpaid interest, along with transaction fees and expenses.

On May 20, 2011, we completed a follow-on cash tender offer (the “Follow-on Existing Senior Notes Tender Offer,” and together with the Existing Senior Notes Tender Offer, the “Existing Senior Notes Tender Offers”) and purchased an additional $412.8 million aggregate principal amount of Existing Senior Notes comprised of $321.4 million of the Existing Senior Cash Pay Notes and $91.4 million of the Existing Senior PIK Election Notes. We concurrently issued $450.0 million in aggregate principal amount of additional Senior Notes. The proceeds from this offering, together with cash on hand and borrowings under the then-outstanding ABL Facility, were used to fund the purchase of the tendered Existing Senior Notes, including $412.8 million aggregate principal amount of Existing Senior Notes, $37.2 million in tender offer premium and $4.5 million of accrued and unpaid interest, along with transaction fees and expenses. The aggregate principal amount of Existing Senior Notes outstanding following the Existing Senior Notes Tender Offers is $129.0 million. As a result, the maturity of Extended Loans under the Term Loan Facility will not be subject to acceleration on July 15, 2015 as described above.

In connection with the Existing Senior Notes Tender Offers, we recorded a loss on extinguishment of long-term debt of $114.1 million in the consolidated statement of operations for the year ended December 31, 2011. This loss represents $97.0 million in tender offer premiums and $17.1 million for the write-off of a portion of the unamortized deferred financing costs related to the Existing Senior Notes. In connection with the issuance of Senior Notes, fees of $19.1 million were capitalized as deferred financing costs and are being amortized over the term of the notes using the effective interest method.

CDW LLC and CDW Finance are the co-issuers of the Existing Senior Notes. Obligations under the Existing Senior Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries that is a Guarantor under the Senior Credit Facilities. The indenture governing the Existing Senior Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indentures governing the Existing Senior Notes do not contain any financial covenants.

On February 2, 2012, we commenced a tender offer to purchase any and all of the remaining $129.0 million aggregate principal amount of Existing Senior Notes. On February 17, 2012, we accepted for purchase $120.6 million aggregate principal amount of the outstanding Existing Senior Notes that were tendered. On March 5, 2012, we accepted for purchase an additional $0.1 million aggregate principal amount of the outstanding Existing Senior Notes that were tendered prior to the expiration of the tender offer on March 2, 2012. We also called for redemption and, on March 19, 2012, redeemed the remaining $8.3 million aggregate principal amount of Existing Senior Notes that were not tendered. As of the date of this prospectus, there are no Existing Senior Notes outstanding. These transactions are described in further detail in “Subsequent Events” below.

Senior Notes

As discussed above, on April 13, 2011, we issued $725.0 million aggregate principal amount of Senior Notes and on May 20, 2011, we issued an additional $450.0 million aggregate principal amount of Senior Notes. The proceeds from these issuances together with cash on hand and borrowings under the then-outstanding ABL Facility were used to fund the Existing Senior Notes Tender Offers described above. The Senior Notes will mature on April 1, 2019. At December 31, 2011, the outstanding principal amount of the Senior Notes was $1,175.0 million.

CDW LLC and CDW Finance are the co-issuers of the Senior Notes. Obligations under the Senior Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The indenture governing our Senior Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indenture governing our Senior Notes does not contain any financial covenants.

On February 17, 2012, we issued an additional $130.0 million aggregate principal amount of Senior Notes at an issue price of 104.375% of par, as described in “Subsequent Events” below.

Existing Senior Subordinated Notes

At December 31, 2011, the outstanding principal amount of our Existing Senior Subordinated Notes was $721.5 million. The Existing Senior Subordinated Notes have a maturity date of October 12, 2017. On March 10, 2010, one of our wholly owned subsidiaries purchased $28.5 million of principal amount of Senior Subordinated Bridge Loans for a purchase price of $18.6 million. We recorded a gain on the extinguishment of long-term debt of $9.2 million on the consolidated statement of operations for the year ended December 31, 2010 related to this repurchase. In May 2010, the $28.5 million in principal amount of loans that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

CDW LLC and CDW Finance are the co-issuers of the Existing Senior Subordinated Notes. Obligations under the Existing Senior Subordinated Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The indenture governing our Existing Senior Subordinated Notes contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The indenture governing our Existing Senior Subordinated Notes does not contain any financial covenants.

Inventory Financing Agreements

We have entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions, as described below. At December 31, 2011 and 2010, we owed a total of $278.7 million and $28.2 million, respectively, under these agreements. These amounts are classified separately as accounts payable–inventory financing on the accompanying consolidated balance sheets.

In June 2011, we entered into the new ABL Facility, which incorporates a $400.0 million floorplan sub-facility to facilitate the purchase of inventory from a certain vendor. In connection with the floorplan sub-facility, we entered the ABL Facility financing agreement. Amounts outstanding under the ABL Facility financing agreement are unsecured and non-interest bearing. At December 31, 2011, we owed $240.7 million under this agreement, including $28.5 million accrued for product in transit.

From time to time, we may enter into an agreement with a financial intermediary relating to the purchase of inventory from a supplier who has factored its receivables to the financial intermediary. Our obligations under these agreements are not collateralized. We do not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, we owed a financial intermediary $30.3 million and $18.6 million, respectively, under such an agreement.

At December 31, 2011, we had inventory floorplan arrangements in place allowing for a maximum credit line of $11.0 million collateralized by the inventory purchases under these floorplan arrangements financed by the financial intermediaries and a second lien on the related accounts receivable. We do not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, we owed the financial intermediaries $7.7 million and $9.6 million, respectively, under these inventory floorplan arrangements.

Contractual Obligations

We have future obligations under various contracts relating to debt and interest payments, operating leases and asset retirement obligations. The following table presents our estimated future payments under contractual obligations that existed as of December 31, 2011, based on undiscounted amounts.

(in millions)	Payments Due by Period
	Total	< 1 year	1-3 years	4-5 years	> 5 years
ABL Facility (1)	$—	$—	$—	$—	$—
Term Loan Facility (2)	1,795.1	255.4	525.2	74.6	939.9
Senior Secured Notes (3)	780.0	40.0	80.0	80.0	580.0
Existing Senior Notes (3)	187.2	14.6	29.2	143.4	—
Senior Notes (3)	1,924.1	99.9	199.8	199.8	1,424.6
Existing Senior Subordinated Notes (3)	1,263.4	90.4	180.9	180.9	811.2
Operating leases (4)	118.5	17.5	35.1	29.2	36.7
Asset retirement obligations (5)	0.5	—	—	0.5	—

Total	$6,068.8	$517.8	$1,050.2	$708.4	$3,792.4

(1)	Includes only principal payments. Excludes interest payments and fees related to the ABL Facility because of variability with respect to the timing of advances and repayments.
(2)	Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Interest payments for the variable rate debt were calculated using interest rates as of December 31, 2011. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness.
(3)	Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Interest on our Senior Secured Notes, Existing Senior Notes, Senior Notes and Existing Senior Subordinated Notes is calculated using the stated interest rate. Excluded from these amounts are the amortization of debt issuance and other costs related to indebtedness. See “Subsequent Events” for a description of refinancing transactions entered into in 2012.
(4)	Includes the minimum lease payments for non-cancelable leases for properties and equipment used in our operations.
(5)	Represent commitments to return property subject to operating leases to original condition upon lease termination.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

We are party to legal proceedings that arise in the ordinary course of our business, including various pending litigation matters. We are also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of our customers file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

As of December 31, 2011, we do not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. However, the ultimate resolutions of these proceedings and matters are inherently unpredictable. As such, our financial condition and results of operations could be adversely affected in any particular period by the unfavorable resolution of one or more of these proceedings or matters.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

In Note 1 to the Audited Financial Statements, we include a discussion of the significant accounting policies used in the preparation of our consolidated financial statements. We believe the following are the most critical accounting policies and estimates that include significant judgments used in the preparation of our financial statements. We consider an accounting policy or estimate to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Revenue Recognition

We are a primary distribution channel for a large group of vendors and suppliers, including OEMs, software publishers and wholesale distributors. We record revenue from sales transactions when title and risk of loss are passed to our customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. Our shipping terms typically specify F.O.B. destination, at which time title and risk of loss have passed to the customer.

Revenues from the sales of hardware products or software products and licenses are generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. These items can be delivered to customers in a variety of ways, including (i) as physical product shipped from our warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery for software licenses. At the time of sale, we record an estimate for sales returns and allowances based on historical experience. Our vendor OEMs warrant most of the products we sell.

We leverage drop-ship arrangements with many of our vendors and suppliers to deliver products to our customers without having to physically hold the inventory at our warehouses, thereby increasing efficiency and reducing costs. We recognize revenue for drop-ship arrangements on a gross basis upon delivery to the customer with contract terms that typically specify F.O.B. destination. We recognize revenue on a gross basis as the principal in the transaction because we are the primary obligor in the arrangement, we assume inventory risk if the product is returned by the customer, we set the price of the product charged to the customer, we assume credit risk for the amounts invoiced, and we work closely with our customers to determine their hardware and software specifications. These arrangements generally represent approximately 20% to 30% of total net sales.

Revenue from professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for data center services, including internet connectivity, web hosting, server co-location and managed services, is recognized over the period service is provided.

We also sell certain products for which we act as an agent. Products in this category include the sale of third-party services, warranties or software assurance (“SA”). SA is an “insurance” or “maintenance” product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis at the time of sale. Under net sales recognition, the cost paid to the vendor or third-party service provider is recorded as a reduction to sales, resulting in net sales being equal to the gross profit on the transaction.

Our larger customers are offered the opportunity by certain of our vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, our vendors will transfer the license and bill the customer directly, paying resellers such as us an agency fee or commission on these sales. We record these fees as a component of net sales as earned and there is no corresponding cost of sales amount. In certain instances, we bill the customer directly under an EA and account for the individual items sold based on the nature of the item. Our vendors typically dictate how the EA will be sold to the customer.

From time to time, we sell some of our products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of the products and services. For each deliverable that represents a separate unit of accounting, revenue is allocated based upon the relative selling prices of each element as determined by our selling price for the deliverable when it is sold on a stand-alone basis.

We record freight billed to our customers as net sales and the related freight costs as a cost of sales. Vendor rebates are recorded over the period earned as a reduction of cost of sales. Price protection is recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services, and (2) amounts deferred if other conditions of revenue recognition have not been met.

We perform an analysis of the estimated number of days of sales in-transit to customers at the end of each period based on a weighted-average analysis of commercial delivery terms that includes drop-ship arrangements. This analysis is the basis upon which we estimate the amount of sales in-transit at the end of the period and adjust revenue and the related costs to reflect only what has been received by the customer. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on our revenue recognition for the period.

Inventory Valuation

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. We decrease the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. If future demand or actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Vendor Programs

We receive incentives from certain of our vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales or advertising expense, as appropriate. Vendors may change the terms of some or all of these programs, which could have an impact on our results of operations.

We record receivables from vendors related to these programs when the amounts are probable and reasonably estimable. Some programs are based on the achievement of specific targets, and we base our estimates on information provided by our vendors and internal information to assess our progress toward achieving those targets. If actual performance does not match our estimates, we may be required to adjust our receivables. We record reserves for vendor receivables for estimated losses due to vendors’ inability to pay or rejections by vendors of claims; however, if actual collections differ from our estimates, we may incur additional losses that could have a material impact on gross margin and operating income.

Goodwill and Other Intangible Assets

Goodwill is not amortized but is subject to periodic testing for impairment at the reporting unit level. Our reporting units used to assess potential goodwill impairment are the same as our operating segments. We are required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the reporting units’ fair value in an orderly transaction between market participants. Under the income approach, we determine fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Under the market approach, we utilize valuation multiples derived from publicly available information for peer group companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. We have weighted the income approach and the market approach at 75% and 25%, respectively.

Determining the fair value of a reporting unit (and the allocation of that fair value to individual assets and liabilities within the reporting unit to determine the implied fair value of goodwill in the event a step two analysis is required) is judgmental in nature and requires the use of significant estimates and assumptions. These estimates and assumptions include primarily, but are not limited to, discount rate, terminal growth rate, selection of appropriate peer group companies and control premium applied, and forecasts of revenue growth rates, gross margins, operating margins, and working capital requirements. The allocation requires analysis to determine the fair value of assets and liabilities including, among others, customer relationships, trade names, and property and equipment. Any changes in the judgments, estimates, or assumptions used could produce significantly different results. Although we believe our assumptions are reasonable, actual results may vary significantly and may expose us to material impairment charges in the future.

Intangible assets include customer relationships, trade names, internally developed software and other intangibles. Intangible assets with determinable lives are amortized on a straight-line basis over the estimated useful lives of the assets. The cost of software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. These intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying amount over its fair value.

Allowance for Doubtful Accounts

We record an allowance for doubtful accounts related to trade accounts receivable for estimated losses resulting from the inability of our customers to make required payments. We take into consideration historical loss experience, the overall quality of the receivable portfolio and specifically identified customer risks. If actual collections of customer receivables differ from our estimates, additional allowances may be required which could have an impact on our results of operations.

Income Taxes

Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse. We perform an evaluation of the realizability of our deferred tax assets on a quarterly basis. This evaluation requires us to use estimates and make assumptions and considers all positive and negative evidence and factors, such as the scheduled reversal of temporary differences, the mix of earnings in the jurisdictions in which we operate, and prudent and feasible tax planning strategies.

We account for unrecognized tax benefits based upon our assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. We report a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return and recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Recent Accounting Pronouncements

Testing Goodwill for Impairment

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08 which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. If an entity concludes that it is more likely than not that a reporting unit’s fair value is equal to or greater than its carrying amount using the qualitative assessment, the entity would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011 with early adoption permitted. We plan to adopt the guidance on January 1, 2012 and do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations, or cash flows.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU 2011-05 which amends current guidance on the presentation of comprehensive income. The new guidance eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. It requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income.

In December 2011, the FASB issued ASU 2011-12 which defers certain provisions of ASU 2011-05, including the requirement within ASU 2011-05 to present reclassification adjustments from accumulated other comprehensive income to net income on the face of the financial statements.

The amendments in ASU 2011-05 and ASU 2011-12 are to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. As this guidance impacts presentation only, we do not expect the adoption of this guidance will have an impact on our consolidated financial position, results of operations or cash flows.

Fair Value Measurements

In May 2011, the FASB issued ASU 2011-04. The new guidance results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). The new guidance does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within GAAP or IFRS. This update is effective for interim and annual periods beginning after December 15, 2011, with early adoption prohibited for public entities. As this guidance only requires additional disclosure, we do not expect the adoption of this guidance will have a material impact on our consolidated financial position, results of operations, or cash flows.

In January 2010, the FASB issued ASU 2010-06 to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, ASU 2010-06 was effective for us as of January 1, 2010. The disclosures in the roll forward of activity in Level 3 fair value measurements became effective for us as of January 1, 2011. As this guidance only required additional disclosure and we did not have any Level 3 fair value measurements, the adoption of ASU 2010-06 did not have an impact on our consolidated financial position, results of operations or cash flows.

Revenue Arrangements

In October 2009, the FASB issued two ASUs to authoritative guidance on revenue arrangements. ASU 2009-13 modifies the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the relative selling price of a deliverable, eliminates the residual method of allocation and expands the disclosures related to multiple-deliverable revenue arrangements. From time to time, we sell some of our products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. For each deliverable that represents a separate unit of accounting, revenue is allocated based upon the relative selling prices of each element as determined by our selling price for the deliverable when it is sold on a stand-alone basis. We adopted the amended guidance in ASU 2009-13 on a prospective basis as of January 1, 2011. This adoption did not significantly change our units of accounting or the method we use to allocate revenue to separate units of accounting and consequently did not have a material impact on our consolidated financial position, results of operations or cash flows.

ASU 2009-14 modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. We adopted the amended guidance in ASU 2009-14 on a prospective basis as of January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on our consolidated financial position, results of operations or cash flows.

Subsequent Events

On February 2, 2012 we announced that we had commenced a tender offer (the “Third Existing Senior Notes Tender Offer”) to purchase any and all of the outstanding $129.0 million aggregate principal amount of Existing Senior Notes, which expired on March 2, 2012. Concurrently, we announced that we had priced an offering of $130.0 million aggregate principal amount of additional Senior Notes at an issue price of 104.375% of par, which closed on February 17, 2012.

On February 17, 2012, we announced that we had accepted for purchase $120.6 million principal amount of the outstanding Existing Senior Notes, representing approximately 93.5% of the outstanding Existing Senior Notes, that were tendered by February 16, 2012. On March 5, 2012, we accepted for purchase an additional $0.1 million principal amount of the outstanding Existing Senior Notes that were tendered prior to the expiration of the Third Existing Senior Notes Tender Offer on March 2, 2012. We called for redemption and, on March 19, 2012, redeemed the remaining $8.3 million principal amount of Existing Senior Notes that were not tendered. As of the date of this prospectus, there are no Existing Senior Notes outstanding.

The proceeds from the issuance of the additional Senior Notes, together with cash on hand and borrowings under the ABL Facility, were used to fund the purchase of the Existing Senior Notes tendered pursuant to the Third Existing Senior Notes Tender Offer, including the payment of tender and consent consideration, accrued and unpaid interest and transaction fees and expenses, and the payment of the redemption price and accrued and unpaid interest of the Existing Senior Notes called for redemption.

In connection with the purchase of the Existing Senior Notes under the Third Existing Senior Notes Tender Offer and the call for redemption, we expect to record a loss on extinguishment of long-term debt of approximately $9 million in our consolidated statement of operations in the first quarter of 2012. The loss represents tender offer consideration, redemption price payments and the write-off of unamortized deferred financing costs related to the Existing Senior Notes.

On February 2, 2012, we made an optional prepayment of $120.0 million aggregate principal amount of the Term Loan Facility. On February 14, 2012, we made an additional optional prepayment of $60.0 million. The prepayments were allocated on a pro rata basis between the Extended Loans and non-extended loans. The optional prepayments reduced the amount of the required mandatory prepayment due in 2012 under the excess cash flow provision of the Term Loan Facility on a dollar-for-dollar basis with respect to the year ended December 31, 2011. On March 14, 2012, we paid the balance of the mandatory prepayment of $21.0 million aggregate principal amount of the Term Loan Facility with respect to the year ended December 31, 2011 under the excess cash flow provision.

Quantitative and Qualitative Disclosures of Market Risks

Our market risks relate primarily to changes in interest rates. The interest rates on borrowings under our ABL Facility and our Term Loan Facility are floating and, therefore, are subject to fluctuations. In order to manage the risk associated with changes in interest rates on borrowings under our Term Loan Facility, we have entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the facility. Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate fluctuations.

We utilize interest rate caps for the purpose of limiting current and future exposure to interest rate risk on our floating-rate debt under the Term Loan Facility.

In April 2010, we entered into four interest rate cap agreements with a combined $1,100.0 million notional amount. Under these agreements, we made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. These cap agreements are effective from January 14, 2011 through January 14, 2013.

During 2011, we entered into four interest rate cap agreements with a combined $500.0 million notional amount. Under the agreements, we made premium payments totaling $3.7 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2013 through January 14, 2015.

The interest rate cap agreements have not been designated as cash flow hedges of interest rate risk for accounting purposes. Instead, these agreements are recorded at fair value on our consolidated balance sheet, with changes in fair value recorded directly to interest expense, net in our consolidated statements of operations each period.

See “Liquidity and Capital Resources—Contractual Obligations” for information on cash flows, interest rates and maturity dates of our debt obligations.

BUSINESS

Overview

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the U.S. and Canada. We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings. We serve over 250,000 customers through our experienced and dedicated sales force of more than 3,600 coworkers. We offer over 100,000 products from over 1,000 brands and a multitude of advanced technology solutions. Our broad range of technology products includes leading brands such as Hewlett-Packard, Microsoft, Cisco, Lenovo, EMC, IBM, Apple and VMware. Our offerings range from discrete hardware and software products to complex technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. Our sales and operating results have been driven by the combination of our large and knowledgeable selling organization, highly skilled technology specialists and engineers, extensive range of product offerings, strong vendor partner relationships, and fulfillment and logistics capabilities. For the year ended December 31, 2011, our net sales, net income and Adjusted EBITDA were $9,602.4 million, $17.1 million and $717.3 million, respectively. Adjusted EBITDA is a non-GAAP financial measure. See “Summary—Summary Historical Financial Data” for the definition of Adjusted EBITDA, the reasons for its inclusion and a reconciliation to net income.

We have two reportable segments:

Corporate. Our Corporate segment customers are primarily in the small and medium business category, which we define as customers with up to 1,000 employees at a single location. We also serve larger customers, including FORTUNE 1000 companies, that value our broad offerings, brand selection and flexible delivery model. We have over 200,000 active accounts, well diversified across numerous industries. Our Corporate segment is divided into a small business customer channel, primarily serving customers with up to 100 employees, and a medium-large business customer channel, primarily serving customers with more than 100 employees. Our Corporate segment sales team is primarily organized by geography and customer size. We believe this enables us to better understand and serve customer needs, optimize sales resource coverage, and strengthen relationships with vendor partners to create more sales opportunities. Our Corporate segment generated net sales of $5,334.4 million for the year ended December 31, 2011.

Public. Our Public segment is divided into government, education and healthcare customer channels. The government channel serves federal as well as state and local governments. The education channel serves higher education and K-12 customers. The healthcare channel serves customers across the healthcare provider industry. We have built sizable businesses in each of our three Public customer channels as annual net sales for the year ended December 31, 2011 exceeded $1 billion for each customer channel. Our Public segment sales teams are organized by customer channel, and within each customer channel, they are generally organized by geography, except our federal government sales teams, which are organized by agency. We believe this enables our sales teams to address the specific needs of their customer channel while promoting strong customer relationships. Our Public segment generated net sales of $3,757.2 million for the year ended December 31, 2011.

Other. We also have two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.” The CDW Advanced Services business is comprised of customized engineering services delivered by CDW professional engineers, as well as managed services, including hosting and data center services. Certain other services, such as custom configuration and third-party services, are included in our Corporate and Public segment net sales and not in “Other.” Advanced services provided by CDW professional engineers are recorded in CDW Advanced Services. Our CDW Advanced Services and Canada business segments generated net sales of $510.8 million for the year ended December 31, 2011.

For further information on our segments, including financial results, see Note 18 to our Audited Financial Statements.

History

CDW was founded in 1984. In 2003, we purchased selected U.S. assets and the Canadian operations of Micro Warehouse, which extended our growth platform into Canada. In 2006, we acquired Berbee Information Networks Corporation, a provider of technology products, solutions and customized engineering services in advanced technologies primarily across Cisco, IBM and Microsoft portfolios. This acquisition increased our capabilities in customized engineering services and managed services. In 2007, we were acquired by Parent. For a description of the acquisition, see “Summary—The Acquisition Transactions and Related Financing Events.”

Industry Overview

According to IDC, the overall U.S. technology market generated approximately $601 billion in sales in 2011, including $216 billion in hardware sales, $158 billion in software sales and $227 billion in services sales. The channels through which these products and services are delivered are highly fragmented and served by a multitude of participants. These participants include OEMs, software publishers, wholesale distributors and resellers. Wholesale distributors, such as Ingram Micro Inc., Tech Data Corporation and SYNNEX Corporation, act as intermediaries between OEMs and software publishers, on the one hand, and resellers, on the other hand, providing logistics management and supply-chain services. Resellers, which include direct marketers, value-added resellers, e-tailers and retailers, sell products and/or services directly to the end-user customer, sourcing products sold to their customers directly from OEMs and software publishers or from wholesale distributors. CDW is a technology solutions provider with both direct marketer and value-added reseller capabilities.

Two key customer groups within our addressable market are the small and medium business market and the public sector market. The small and medium business market is highly fragmented and is generally characterized by companies that employ fewer than 1,000 employees. The public sector market is also fragmented and is generally divided into market verticals, each with specialized needs that require an adaptive and flexible sales, services and logistics model to meet customer needs. We believe that many vendors rely heavily on channel partners like CDW to efficiently serve small and medium business and public sector customers.

Our Competitive Strengths

We believe the following strengths have contributed to our success and enabled us to become an important strategic partner for both our customers and our vendor partners: Significant Scale and Scope

We are a leading multi-brand technology solutions provider in the U.S. and Canada. Based upon publicly available information, we believe that our net sales are significantly larger than any other multi-brand direct marketer or value-added reseller in the U.S. Our significant scale and scope create competitive advantages through:

•

Breadth of solutions for our customers. The breadth and depth of knowledge that our direct selling organization, specialists and engineers have across multiple industries and technologies position us well to anticipate and meet our customers’ needs. Our size allows us to provide our customers with a broad selection of over 100,000 technology products from over 1,000 brands and a multitude of advanced technology solutions at competitive prices. We have leveraged our scale to provide a high level of customer service and a breadth of technology options, making it easy for customers to do business with us.

•

Broad market access for our vendor partners. We believe we are an attractive route to market for our vendor partners in part because we provide them with access to a cost-effective and highly knowledgeable sales and marketing organization that reaches over 250,000 customers. Our vendor partners recognize that, in addition to providing broad customer reach, our scale and scope enables us to sell, deliver and implement their products and services to customers with a high level of knowledge and consistency.

•

Operational cost efficiencies and productivity. Our large scale provides us with operational cost efficiencies across our organization, including purchasing, operations, IT, sales, marketing and other support functions. We leverage these advantages through our two modern distribution centers, our efficient business processes and constant focus on productivity improvements, and our proprietary information systems, which has enabled us to provide cost-efficient service to our customers.

Coworker Culture

Our steadfast focus on serving customers and investing in coworkers has fostered a strong, “get it done” culture at CDW. Since our founding, we have adhered to a core philosophy known as the Circle of Service, which places the customer at the center of all of our actions. We have consistently and cost effectively invested in our coworkers by providing broad and deep coworker training, supplying resources that contribute to their success and offering them broad career development opportunities. This constant focus on customers and coworkers has created a customer-centric, highly engaged coworker base, which ultimately benefits our customers and fosters customer loyalty.

Large and Knowledgeable Direct Selling Organization

We have a large and experienced sales force, consisting of more than 3,600 coworkers, including almost 2,900 account managers and field account executives. We believe our success is due, in part, to the strength of our account managers’ dedicated relationships with customers that are developed by calling on existing and new customers, providing advice on products, responding to customer inquiries and developing solutions to our customers’ complex technology needs. The deep industry knowledge of our dedicated sales, marketing and support resources within each of our customer channels allows us to understand and solve the unique challenges and evolving technology needs of our customers. Multiple customer surveys administered by independent parties consistently show that customers view CDW as a leader in customer service compared to other multi-brand resellers and solution providers.

Highly Skilled Technology Specialists and Engineers

Our direct selling organization is supported by a team of almost 800 technology specialists and almost 600 service delivery engineers with more than 3,400 industry-recognized certifications who bring deep product and solution knowledge and experience to the technology challenges of our customers. We believe our technology specialists, who work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process, are an important resource and differentiator for us as we seek to expand our offerings of value-added services and solutions.

Large and Established Customer Channels

We have grown our customer channels within the Corporate and Public segments to sizeable businesses. Our government, education, healthcare and small business channels each has net sales that exceed $1 billion. Our scale allows us to create specialized sales resources across multiple customer markets, which enables us to better understand and meet our customers’ evolving IT requirements. Our scale also provides us diversification benefits. For instance, our Public segment, which is comprised of our government, education and healthcare channels, has historically been less correlated to economic cycles, as evidenced by its 5% net sales growth in 2009 while overall technology spending declined in the U.S. market, according to IDC.

Strong, Established Vendor Partner Relationships

We believe that our strong vendor partner relationships differentiate us from other multi-brand technology solutions providers. In addition to providing a cost-effective route to market for vendor partners, we believe that many of our competitive strengths enhance our value proposition to our vendor partners. We believe we are an important extension of our vendor partners’ sales and marketing capabilities as we are the largest U.S. reseller for many of our vendor partners, including Hewlett-Packard. We have three vendor partners with whom we have annual $1 billion-plus relationships, and we have 14 vendor partners with whom we have relationships exceeding $100 million a year. As such, we are able to provide technology resources and insights to our customers that might otherwise be difficult for them to access independently or through other technology providers. Our direct selling organization, technology specialists and large customer channels allow us to develop intimate knowledge of our customers’ environments and their specific needs. Frequently, vendor partners will select CDW as a partner to develop and grow new customer solutions. We are regularly recognized with top awards from our vendor partners. In 2011, we were named Microsoft’s Volume Licensing Partner of the Year and received eight Cisco Partner of the Year awards.

Our Business Strategies

Our goal is to continue to strengthen our position as a leading multi-brand national provider of technology products and solutions by growing our revenues and driving profitability. We plan to achieve this objective by capitalizing on our competitive strengths and pursuing the following strategies:

Focus on Customer Requirements and Market Segmentation

We have grown our revenues faster than the market, which we attribute in large part to our focus on customer requirements and market segmentation. We believe our customer intimacy enables us to better understand our customers’ needs and to better identify profitable growth opportunities. We intend to maintain this focus with a goal of continuing to outpace our competitors in revenue growth in the markets we serve through increased “share of wallet” from existing customers, sales to new customers and expanded IT services offerings to both new and existing customers. We believe our efforts in these areas will be augmented as we improve our sales coverage and further segment our customer base, further leverage our knowledge of our customers’ environments and continue to help our customers adopt proven technologies that meet their needs and make the most of their IT investments.

Leverage our Superior Sales and Marketing Model

We intend to continue to leverage our large, highly productive sales and marketing organization to serve existing customer requirements, effectively target new customer prospects, improve our product and solutions offerings, maximize sales resource coverage, strategically deploy internal sales teams, technology specialists and field sales account executives, and strengthen vendor partner relationships, all with the end goal of creating profitable sales opportunities. Some of the initiatives we have implemented within the last few years, including our realignment of our medium and large corporate account managers into geographic regions, our addition of selling resources to our healthcare customer channel and our addition of more technology specialists to facilitate sales of newer and more complex technology solutions, have contributed to an increase in our annualized net sales per coworker from $1.364 million for the quarter ended December 31, 2007 to $1.476 million for the quarter ended December 31, 2011. We plan to continue to identify and pursue opportunities that further enhance productivity. Recently, we have added sales operations supervisors to handle administrative tasks for our direct sales force coworkers, which we believe will further enhance their productivity, and we have continued to align our compensation programs to drive profitable revenue growth.

Meet our Customers’ Changing Needs through Expanded Service Offerings and Solutions

We intend to continue to expand the range of technology solutions we offer to continue to keep pace with the technology marketplace. As customers increasingly demand more elaborate services and solutions in addition to traditional hardware and software products, we believe that expanding the range of technology solutions that we offer will enhance our value proposition to our customers and help us to maximize our revenue and profit growth potential. We have added almost 600 technology specialists since mid-2004 and almost 500 services delivery engineers since mid-2006. CDW currently has almost 800 technology specialists, organized around core solutions and aligned with our selling organization. CDW is growing its presence in geographic markets across the U.S. with coworkers focused on delivering customized engineering solutions. We plan to continue to invest in resources and training for our technology specialists and services delivery coworkers to provide our customers with the expert advice and experience they need to make the most of their technology expenditures.

Leverage Relationships with Leading Vendor Partners

We intend to continue to leverage our long-standing relationships with major vendor partners to support the growth and profitability of our business. We plan to use our vendor partner relationships to ensure that our sales organization remains well-positioned and well-trained to market new and emerging technologies to end users. As one example, we are currently working with several large vendor partners to assist them in the sales of cloud computing solutions to the small and medium business marketplace. We believe our strong vendor partner relationships will also provide collaborative opportunities for our sales organization and vendor field sales representatives to identify and fulfill additional customer requirements, creating increased sales to both new and existing customers. In addition, we plan to leverage our significant scale to maximize the benefits from volume discounts, purchase or sales rebates, vendor incentive programs and marketing development funds.

Risk Factors

Our business is subject to a number of risks. These risks include, but are not limited to, the following:

•

General economic conditions could negatively affect technology spending by our customers and put downward pressure on prices, which may have an adverse impact on our business, results of operations or cash flows.

•	Our financial performance could be adversely affected by decreases in spending on technology products and services by our Public segment customers.

•	Our business depends on our vendor partner relationships and the availability of their products.

•	Our sales are dependent on continued innovations in hardware, software and services offerings by our vendor partners and the competitiveness of their offerings.

•	Substantial competition could reduce our market share and significantly harm our financial performance.

•

Our substantial indebtedness could limit our operating flexibility, place us at a competitive disadvantage compared to our less leveraged competitors and increase our vulnerability to both general and industry-specific adverse economic conditions.

If these or any of the other risks described in the section entitled “Risk Factors” were to occur, the trading price of the Exchange Notes would likely decline and we may become unable to make payments of interest and principal on the Exchange Notes, as a result of which you may lose all or part of your original investment.

Hardware, Software and Value-Added Service Offerings

Our broad offering of multi-brand products and services includes over 100,000 discrete hardware and software products as well as comprehensive solutions. Solutions generally have hardware, software and/or service components to them. For example, a virtualization solution could include assessment and design advice, sales of servers, storage, desktops and virtualization software, a services implementation and ongoing support. While we believe customers increasingly view certain technology purchases as solutions rather than product categories, the following table sets forth our net sales by major category, based upon our internal category definitions, as this presentation is more consistent with how industry sources and competitors generally categorize technology sales. Amounts for the year ended December 31, 2010 have been reclassified for certain changes in individual product classifications to conform to the presentation for the year ended December 31, 2011.

	Year ended December 31, 2011		Year ended December 31, 2010
	Dollars in millions	Percentage of net sales	Dollars in millions	Percentage of net sales
Hardware:
Notebook/Mobile Devices	$1,340.0	14.0%	$1,142.5	13.0%
NetComm Products	1,246.4	13.0	1,149.9	13.1
Data Storage/Drives	925.6	9.6	838.5	9.5
Other Hardware	4,061.9	42.3	3,793.0	43.1

Total Hardware	$7,573.9	78.9%	$6,923.9	78.7%

Software	1,757.1	18.3	1,608.5	18.3
Services	256.8	2.7	217.0	2.4
Other(1)	14.6	0.1	51.8	0.6

Total net sales	$9,602.4	100.0%	$8,801.2	100.0%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

Hardware

Through our broad portfolio of hardware products and strong relationships with industry leading vendor partners, we are able to provide our customers with multi-brand solutions across multiple product categories. We currently offer our customers a comprehensive selection of hardware from leading brands such as Hewlett-Packard, Cisco, Lenovo, EMC, IBM and Apple. Our hardware offerings include products across multiple categories such as network communications, notebooks/mobile devices (including tablets), data storage, video monitors, printers, desktops and servers, among others. Our multi-brand approach enables our sales force to identify the right products or combination of products to best address each customer’s specific organizational challenges, without being constrained by a particular brand. Key advantages of this strategy include the ability to satisfy customer-specific preferences and requirements, to meet compatibility needs of a customer’s existing technology infrastructure, and to offer best pricing and product availability options. In addition, our scale, strong vendor partner relationships and highly efficient sales and delivery model enable us to consistently offer competitive prices. Our strategically located distribution facilities allow us to meet even the most challenging customer requests. We also leverage drop-ship arrangements with many of our OEMs and distributors that allow us to offer even greater selection to our customers without our having to physically hold the inventory.

Software

CDW helps customers maximize their software investment by supporting them through the complexities of the entire software lifecycle. We offer software solutions from the largest and category-leading software publishers, including Microsoft, Adobe, Symantec, Oracle, VMware and IBM. Our software lifecycle services include assessment and validation, procurement, deployment and contract management. We work closely with our customers to evaluate their software needs, navigate them through various complex licensing options, and procure the best software arrangements for their business. We help customers optimize software license procurement by consolidating vendors and recommending the most appropriate licensing contracts. In addition to deployment and migration services, we assist our customers in realizing the value of their purchases through ongoing contract management to ensure they maximize their contract benefits and renew on a timely basis. For example, our customers may purchase maintenance contracts which allow them to receive new versions, upgrades or updates of software products released during the maintenance period.

Value-Added Services and Solutions

We believe customers are increasingly looking for solutions from their technology providers in order to optimize their technology investments and best achieve their business objectives. CDW offers a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. CDW solutions can range from the expert configuration and delivery of 100 laptops overnight; to the custom configuration and staggered deployment of 25,000 notebooks to over 12 locations nationally; to specialized technical advice and product procurement, including associated warranties, for an enterprise network; to very complex, fully integrated technology solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer a complementary set of services, including installations, sales of warranties and managed services, such as remote network and data center monitoring.

We offer our value-added services and solutions primarily through a team of technology specialists and engineers with more than 3,400 industry-recognized certifications, who bring deep product and solution knowledge and capabilities to the technology challenges of our customers. Our technology specialists work with customers and our direct selling organization to design solutions and provide recommendations in the selection and procurement process. We have almost 800 highly qualified and certified specialists, supporting numerous solutions and product categories, including unified communication, security, networking, wireless, server/storage, virtualization, mobility, power and cooling, desktop, notebook, point-of-sale, managed print services, digital signage and software. Our team of engineers, project managers, consultants and technicians in geographic markets across the U.S. support design, implementation and long-term solution management. These coworkers are continually developing and implementing customized solutions which are leveraged so that multiple customers can benefit from our implementation innovation and experience.

Customers

We serve over 250,000 customers in the U.S. and Canada. Excluding sales to the federal government, which are diversified across multiple agencies and departments and collectively accounted for approximately 10% of 2011 net sales, we are not reliant on any one customer as our next five largest customers comprised less than 2% of net sales in 2011.

Inventory Management/Distribution

We utilize our information technology systems to manage our inventory in a cost-efficient manner, resulting in a rapid-turn inventory model. We generally only stock items that have attained a minimum sales volume.

Our distribution process is highly automated. Once a customer order is received and credit approved, orders are automatically routed to one of our distribution centers for picking and shipping as well as configuration and imaging services. We operate two distribution centers: an approximately 450,000 square foot facility in Vernon Hills, Illinois, and an approximately 513,000 square foot facility in North Las Vegas, Nevada. We ship over 35 million units annually on an aggregate basis from our two distribution centers. We believe that the location of our distribution centers allows us to efficiently ship products throughout the U.S. and provide timely access to our principal distributors. Our locations enable us to obtain and ship non-stocked items quickly and efficiently. We believe that competitive sources of supply are available in substantially all of the product categories we offer. We continue to improve the productivity of our distribution centers as measured by key performance indicators such as units shipped per hour worked and bin accuracy.

Information Technology Systems

Our proprietary information technology systems are a key element in our ability to be a leading multi-brand technology solutions provider. Our customized information technology and unified communication systems enhance our ability to provide prompt, efficient and expert service to our customers. In addition, these systems enable centralized management of key functions, including purchasing, inventory management, and billing, collection of accounts receivable, sales and distribution. Our systems provide us with thorough, detailed and real-time information regarding key aspects of our business, enabling us to continuously enhance productivity, ship customer orders quickly and efficiently, respond appropriately to industry changes and provide high levels of customer service. Our websites, which provide electronic order processing and many advanced tools, such as order tracking, reporting and asset management, make it easy for customers to transact business with us and ultimately enhance our customer relationships.

Sales and Customer Service

We have almost 2,900 coworkers in our direct selling organization, consisting of account managers and field account executives. Including almost 800 additional customer-facing coworkers, such as our technology specialists, our total sales force exceeds 3,600. Account managers provide inside sales coverage to customers, including developing customer relationships by calling existing and potential customers, providing advice on products and services and partnering with specialists to develop and sell more complex solutions. Field account executives work within an assigned territory and interact with customers in-person, usually focusing on solutions that require a face-to-face interaction to sell to customers. Together, account managers and field account executives help us combine the benefits of a national technology solutions provider with a local presence.

Our goals are to simplify the complexities of technology across design, selection, procurement, integration and ongoing management and to be viewed as an indispensible extension of our customers’ IT staffs, regardless of their size. We achieve this objective by providing superior service, industry-specific knowledge and technical expertise with experienced sales people. The scale of our business allows us to segment our sales teams into customer channels so that we better understand the unique needs of customers and to provide extensive, targeted technical training to our direct selling organization.

Purchasing, Vendor Partner and Distributor Relationships

We purchase products for resale from vendor partners, which include OEMs and software publishers, and wholesale distributors. For the year ended December 31, 2011, we purchased approximately 52% of the products we sold directly from vendor partners and the remaining amount from wholesale distributors. Purchases from wholesale distributors Ingram Micro, Tech Data and SYNNEX represented approximately 11%, 10% and 9%, respectively, of our total purchases. Sales of products manufactured by Hewlett-Packard comprised approximately 24% of our 2011 net sales. We are authorized by OEMs to sell via direct marketing all or selected products offered by the manufacturer. Our authorization with each OEM provides for certain terms and conditions, which may include one or more of the following: product return privileges, price protection policies, purchase discounts and vendor incentive programs, such as purchase or sales rebates and cooperative advertising reimbursements. We also operate as a reseller for major software publishers that allows the end-user customer to acquire packaged software or licensed products and services. Vendor incentive programs are at the discretion of our vendor partners and usually require the achievement of a specified sales volume or growth rate within a specified period of time to qualify for all, or some, of the incentive programs.

Competition

The market for technology products and services is highly competitive. Competition is based on the ability to tailor specific solutions to customer needs, quality and breadth of product and service offerings, knowledge and expertise of sales force, customer service, price, product availability, speed of delivery and credit availability. Our competition includes:

•	direct marketers such as Insight Enterprises, PC Connection, PC Mall, Softchoice and GTSI;

•	value-added resellers, including larger ones such as Logicalis, Agilysis, Sirius, and many regional and local value-added resellers;

•	manufacturers such as Dell, Hewlett-Packard and Apple, who sell directly to customers;

•	e-tailers such as Tiger Direct, Buy.com, Amazon and Newegg;

•	large service providers and system integrators such as IBM, Accenture, Hewlett-Packard and Dell;

•	retailers such as Best Buy, Office Depot, Office Max, Staples, Wal-Mart, Sam’s Club and Costco.

We expect the competitive landscape in which we compete to continue to change as new technologies are developed. While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For a discussion of the risks associated with competition, see “Risk Factors—Risks Relating to our Business—Substantial competition could reduce our market share and significantly harm our financial performance.”

Coworkers

As of December 31, 2011, we employed more than 6,700 coworkers, none of whom is covered by collective bargaining agreements. We consider our coworker relations to be good.

Properties

As of December 31, 2011, we owned or leased a total of approximately 2.1 million square feet of space throughout the U.S. and Canada. We own two properties: a combined office and an approximately 450,000 square foot distribution center in Vernon Hills, Illinois, and an approximately 513,000 square foot distribution center in North Las Vegas, Nevada. In addition, we conduct sales, services and administrative activities in various leased locations throughout North America, including data centers in Madison, Wisconsin and Minneapolis, Minnesota.

We believe that our facilities are well maintained, suitable for our business and occupy sufficient space to meet our operating needs. As part of our normal business, we regularly evaluate sales center performance and site suitability.

Intellectual Property

The CDW trademark and certain variations thereon are registered or subject to pending trademark applications. We believe our trademarks have significant value and are important factors in our marketing programs. In addition, we own domain names, including cdw.com and cdwg.com, for our primary trademarks. Finally, we have unregistered copyrights in our website content.

Legal Proceedings

We are party to legal proceedings that arise in the ordinary course of our business, including various pending litigation matters. We are also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, certain of our customers file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by us could be considered preference items and subject to return to the bankruptcy administrator.

As of December 31, 2011, we do not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. However, the ultimate resolutions of these proceedings and matters are inherently unpredictable. As such, our financial condition and results of operations could be adversely affected in any particular period by the unfavorable resolution of one or more of these proceedings or matters.

MANAGEMENT

Directors, Managers and Executive Officers

The directors of Parent, the managers of CDW Holdings and CDW LLC and our executive officers are set forth below:

Name	Age	Position
Thomas E. Richards	57	President and Chief Executive Officer, Manager of CDW Holdings and CDW LLC, and Director of Parent
John A. Edwardson	62	Chairman of the Boards of CDW Holdings and CDW LLC
Dennis G. Berger	47	Senior Vice President and Chief Coworker Services Officer
Neal J. Campbell	50	Senior Vice President and Chief Marketing Officer
Christina M. Corley	44	Senior Vice President—Corporate Sales
Douglas E. Eckrote	47	Senior Vice President—Strategic Solutions and Services
Christine A. Leahy	47	Senior Vice President, General Counsel and Corporate Secretary
Christina V. Rother	48	Senior Vice President—Public and Advanced Technology Sales
Jonathan J. Stevens	42	Senior Vice President—Operations and Chief Information Officer
Matthew A. Troka	41	Senior Vice President—Product and Partner Management
Ann E. Ziegler	53	Senior Vice President and Chief Financial Officer
Steven W. Alesio	58	Manager of CDW Holdings and CDW LLC
Barry K. Allen	63	Manager of CDW Holdings and CDW LLC
Benjamin D. Chereskin	53	Manager of CDW Holdings and CDW LLC
Glenn M. Creamer	50	Manager of CDW Holdings and CDW LLC
Michael J. Dominguez	42	Manager of CDW Holdings and CDW LLC and Director of Parent
Paul J. Finnegan	59	Manager of CDW Holdings and CDW LLC and Director of Parent
Robin P. Selati	46	Manager of CDW Holdings and CDW LLC
Donna F. Zarcone	54	Manager of CDW Holdings and CDW LLC

Thomas E. Richards serves as our President and Chief Executive Officer, as a manager of CDW Holdings and CDW LLC and as a director of Parent. Mr. Richards has served as our Chief Executive Officer since October 2011. From September 2009 to October 2011, Mr. Richards served as our President and Chief Operating Officer. Prior to joining CDW, Mr. Richards held leadership positions with Qwest Communications, a telecommunications carrier. From 2008 to 2009, he served as Executive Vice President and Chief Operating Officer, where he was responsible for the day-to-day operation and performance of Qwest Communications, and before assuming that role, was the Executive Vice President of the Business Markets Group from 2005 to 2008. Mr. Richards also has served as Chairman and Chief Executive Officer of Clear Communications Corporation and as Executive Vice President of Ameritech Corporation. He currently serves as a board member of Junior Achievement of Chicago, Rush University Medical Center and the University of Pittsburgh. Mr. Richards is a graduate of the University of Pittsburgh where he earned a bachelor’s degree and a graduate of Massachusetts Institute of Technology where he earned a Master of Science in Management as a Sloan Fellow. As a result of these and other professional experiences, Mr. Richards possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations that strengthen the board’s collective qualifications, skills and experience.

John A. Edwardson serves as our Chairman and as a manager of CDW Holdings and CDW LLC. Mr. Edwardson has served as our Chairman since 2001. From 2001 until October 2011, Mr. Edwardson served as our Chief Executive Officer. Prior to joining CDW in 2001, Mr. Edwardson served as Chairman and Chief Executive Officer of Burns International Services Corporation from 1999 until 2000. Mr. Edwardson previously served as a Director and President from 1994 to 1998 and Chief Operating Officer from 1995 to 1998 of UAL Corporation and United Airlines. He currently serves on the board of directors of FedEx Corporation, and as a board member of Advance Illinois, Ravinia Festival, the Chicago Symphony Orchestra, The Art Institute of Chicago and Northwestern Memorial Hospital. Mr. Edwardson is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of the University of Chicago where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Edwardson possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Dennis G. Berger serves as our Senior Vice President and Chief Coworker Services Officer. Mr. Berger joined CDW in September 2005 as Vice President-Coworker Services. In January 2007, he was named Senior Vice President and Chief Coworker Services Officer. Mr. Berger is responsible for leading CDW’s programs in coworker learning and development, benefits, compensation, performance management, coworker relations and talent acquisition. Prior to joining CDW, he served as Vice President of Human Resources at PepsiAmericas, a beverage company, from 2002 to 2005. Mr. Berger has also held human resources positions of increasing responsibility at Pepsi Bottling Group, Inc., Pepsico, Inc. and GTE Corporation. Mr. Berger serves on the board of directors of Glenwood School for Boys and Girls, America Chicago SCORES and Anti-Defamation League of Chicago. Mr. Berger is a graduate of Northeastern University where he earned a bachelor’s degree and a graduate of Washington University in St. Louis where he earned a Master of Business Administration.

Neal J. Campbell serves as our Senior Vice President and Chief Marketing Officer. Mr. Campbell joined CDW in January 2011, and is responsible for the strategy and development of CDW’s advertising, public relations, channel marketing, marketing intelligence and research, merchandising, microsites, creative services and direct marketing content, along with relationship marketing, corporate communications and e-commerce initiatives including content development, online marketing and e-procurement. Prior to joining CDW, Mr. Campbell served as Chief Executive Officer of TrafficCast, a provider of real-time and predictive traffic information to Google, Yahoo and others from 2008 to 2011. From 2006 to 2008, he served as Executive Vice President and General Manager—Strategic Marketing and Next Generation Products for ISCO International, a manufacturer of wireless telecommunications components. Mr. Campbell also spent 17 years with Motorola, most recently as Vice President and General Manager, GSM Portfolio Marketing and Planning for the company’s mobile device business. He currently serves as a board member of TrafficCast and Junior Achievement of Chicago, and is on the Executive Advisory Council of Bradley University. Mr. Campbell is a graduate of Bradley University where he earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where he earned a Master of Business Administration.

Christina M. Corley serves as our Senior Vice President of Corporate Sales and is responsible for managing all aspects of our corporate sales force, including sales force strategy, structure, goals, operations, revenue generation and training and development. Prior to joining CDW in September 2011, Ms. Corley served as President and Chief Operating Officer of Zones, Inc., a provider of IT products and solutions, from 2006 to 2011. She served as Executive Vice President of Purchasing and Operations for Zones, Inc. from April 2005 to October 2006. She served as President of Corporate PC Source (“CPCS”), a wholly owned subsidiary of Zones, Inc., from March 2003 to April 2005. Prior to its acquisition by Zones, Inc., Ms. Corley served as Chief Executive Officer of CPCS from 1999 to 2003. Ms. Corley began her career in sales and marketing, holding various positions at IBM, Dataflex and VisionTek. Ms. Corley is a graduate of the University of Illinois at Urbana-Champaign where she earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where she earned a Master of Business Administration in management and strategy.

Douglas E. Eckrote serves as our Senior Vice President of Strategic Solutions and Services and is responsible for our technology specialist teams focusing on servers and storage, unified communications, security, wireless, power and cooling, networking, software licensing and mobility solutions. He also holds responsibility for CDW Canada, Inc. Mr. Eckrote joined CDW in 1989 as an account manager. Mr. Eckrote was appointed Director of Operations in 1996, Vice President of Operations in 1999 and Senior Vice President of Purchasing in April 2001. In October 2001, he was named Senior Vice President of Purchasing and Operations. He was named Senior Vice President of Operations, Services and Canada in 2006 and assumed his current role in 2009. Prior to joining CDW, Eckrote worked in outside sales for Arrow Electronics and Cintas Uniform Company. From 2003 to 2009, Mr. Eckrote served on the board of directors of the Make-A-Wish Foundation of Illinois, completing the last two years as board chair, and currently serves on the Make-A-Wish Foundation of America National Chapter Performance Committee. Mr. Eckrote also served on the board of directors of the Center for Enriched Living from 2002-2011, serving as Vice President from 2004-2005, President from 2006-2008, board emeritus from 2009-2011 and currently serves as a trustee. Mr. Eckrote is a graduate of Purdue University where he earned a bachelor’s degree and a graduate of Northwestern University’s Kellogg School of Management where he earned an Executive Master of Business Administration.

Christine A. Leahy serves as our Senior Vice President, General Counsel and Corporate Secretary and is responsible for our legal, corporate governance, enterprise risk management and compliance functions. Ms. Leahy joined CDW in January 2002 as Vice President, General Counsel and Corporate Secretary. In January of 2007, she was named Senior Vice President. Before joining CDW, Ms. Leahy served as a corporate partner in the Chicago office of Sidley Austin LLP where she specialized in corporate governance, securities law, mergers and acquisitions and strategic counseling. Ms. Leahy serves on the board of trustees of Children’s Home and Aid. Ms. Leahy is a graduate of Brown University where she earned a bachelor’s degree and a graduate of Boston College Law School where she earned her Juris Doctor. She also completed the CEO Perspective and Women’s Director Development Programs at Northwestern University’s Kellogg School of Management.

Christina V. Rother serves as our Senior Vice President of Public and Advanced Technology Sales and is responsible for managing all aspects of our public sector and advanced technology sales forces, including sales force strategy, structure, goals, operations, revenue generation and training and development. Ms. Rother joined CDW in 1991 as an account manager. In 2002, she was appointed Vice President for Education and State and Local Sales. In 2005, she was chosen to lead our newly formed healthcare sales team. Beginning in 2006, Ms. Rother has held various positions ranging from Group Vice President of CDW Government LLC, President of CDW Government LLC and Senior Vice President of Sales. In September 2011, Ms. Rother assumed her current role as Senior Vice President of Public and Advanced Technology Sales. Prior to joining CDW, Ms. Rother held a number of sales positions with technology companies including Laser Computers and Price Electronics. Ms. Rother serves on the board of directors of the Make-A-Wish Foundation of Illinois, where she also is a member of the Executive Committee and serves as corporate document officer. Ms. Rother is a graduate of the University of Illinois at Chicago where she earned a bachelor’s degree.

Jonathan J. Stevens serves as our Senior Vice President of Operations and Chief Information Officer. Mr. Stevens joined CDW in June 2001 as Vice President-Information Technology, was named Chief Information Officer in January 2002 and Vice President-International and Chief Information Officer from 2005 until December 2006. In January 2007, he was named Senior Vice President and Chief Information Officer and assumed his current role in November 2009. Mr. Stevens is responsible for the strategic direction of our information technology. Additionally, he holds responsibility for our distribution centers, transportation, facilities, customer relations, operational excellence and the business technology center. Prior to joining CDW, Mr. Stevens served as regional technology director for Avanade, an international technology integration company formed through a joint venture between Microsoft and Accenture from 2000 to 2001. Prior to that, Mr. Stevens was a principal with Microsoft Consulting Services and led an information technology group for a corporate division of AT&T/NCR. He currently serves on the board of directors of SingleWire Software, LLC and Northeast Illinois Council: Boy Scouts of America. Mr. Stevens is a graduate of the University of Dayton where he earned a bachelor’s degree.

Matthew A. Troka serves as our Senior Vice President of Product and Partner Management. Mr. Troka is responsible for managing our relationships with all of our vendor partners. In addition, he directs the day-to-day operations of our purchasing department. Mr. Troka joined CDW in 1992 as an account manager and became a sales manager in 1995. From 1998 to 2001, he served as Corporate Sales Director. From 2001 to 2004, Mr. Troka was Senior Director of Purchasing. From 2004 to 2006, Mr. Troka served as Vice President of Purchasing. From 2006 to 2011, Mr. Troka was Vice President of Product and Partner Management. On March 3, 2011, Mr. Troka was elected Senior Vice President of Product and Partner Management. He also is Chairman of the CDW Supplier Diversity Advisory Council. Mr. Troka serves as a member of the board of directors of Rainbows for All Children. Mr. Troka is a graduate of the University of Illinois where he earned a bachelor’s degree.

Ann E. Ziegler joined CDW in April 2008 as Senior Vice President and Chief Financial Officer. Prior to joining CDW, Ms. Ziegler spent 15 years at Sara Lee Corporation (“Sara Lee”), a global consumer goods company, in a number of executive roles including finance, mergers and acquisitions, strategy and general management positions in both U.S. and international businesses. Most recently, from 2005 until April 2008, Ms. Ziegler served as Chief Financial Officer and Senior Vice President of Administration for Sara Lee Food and Beverage. Prior to joining Sara Lee, Ms. Ziegler was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom. Ms. Ziegler serves on the board of directors of Hanesbrands, Inc. and The Chicago Shakespeare Theatre. During the previous five years, Ms. Ziegler also served on the board of directors of Unitrin, Inc. Ms. Ziegler is a graduate of The College of William and Mary where she earned a bachelor’s degree and a graduate of the University of Chicago Law School where she earned her Juris Doctor.

Steven W. Alesio serves as a manager of CDW Holdings and CDW LLC. Mr. Alesio serves as a Senior Advisor at Providence Equity. Prior to joining Providence Equity in December 2010, Mr. Alesio was most recently Chairman of the Board and Chief Executive Officer of Dun & Bradstreet Corporation (“D&B”), a provider of credit information on businesses and corporations. After joining D&B in January 2001 as Senior Vice President, Mr. Alesio served in various senior leadership positions. In May 2002, Mr. Alesio was named President and Chief Operating Officer, and was elected to the board of directors. In January 2005, Mr. Alesio was chosen to be the Chief Executive Officer, and in May of 2005, he became Chairman of the Board, a position he held until his departure in June 2010. Prior to joining D&B, Mr. Alesio spent 19 years with the American Express Company, where he served in marketing and then general management roles. Mr. Alesio serves on the board of directors of Altegrity, Ascend Learning, Blackboard, Study Group and Genworth Financial, Inc. Mr. Alesio is the founding sponsor and Senior Advisor for the non-profit All Stars Project of New Jersey, which provides outside-of-school leadership development and performance-based education programming to thousands of inner-city young people in Newark and its surrounding communities. Mr. Alesio is a graduate of St. Francis College where he earned a bachelor’s degree and a graduate of University of Pennsylvania’s Wharton School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Alesio possesses particular knowledge and experience in strategic planning and leadership of complex organizations and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Barry K. Allen serves as a manager of CDW Holdings and CDW LLC. Mr. Allen serves as Senior Advisor at Providence Equity. Prior to joining Providence Equity in 2007, Mr. Allen was Executive Vice President of Operations at Qwest Communications International, a telecommunications carrier. Before his retirement from Qwest in June 2007, Mr. Allen was responsible for the company’s network and information technology operations. Prior to being named Executive Vice President of Operations in March 2004, he served as Qwest’s Executive Vice President of Operations and Chief Human Resources Officer. Before joining Qwest in August 2002, Mr. Allen was President of Allen Enterprises, a private equity investment and management company he founded in 2000. Previously, he served as President of Chicago-based Ameritech Corp., where he began his career in 1974 and held a variety of executive appointments including President and Chief Executive Officer of Wisconsin Bell and President and Chief Executive Officer of Illinois Bell. Before starting at Ameritech, Mr. Allen served in the U.S. Army where he reached the rank of Captain. Mr. Allen serves on the board of directors of Harley-Davidson, Inc. (chairman from 2009—2012), Bell Canada Enterprises, the Fiduciary Management family of mutual funds and World Triathlon Corporation. During the past five years, Mr. Allen also served as a director of Telcordia Technologies, Inc. He also has served as a board member of many civic organizations, including the Greater Milwaukee Committee, and currently serves as a board member of the Boys and Girls Club of Milwaukee, Junior Achievement of Wisconsin, Children’s Hospital of Wisconsin and United Way in Milwaukee. Mr. Allen is a graduate of the University of Kentucky where he earned a bachelor’s degree and a graduate of Boston University where he earned a Master of Business Administration, with honors. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in technology industries, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Benjamin D. Chereskin serves as a manager of CDW Holdings and CDW LLC. Mr. Chereskin is President of Profile Capital Management LLC (“Profile Capital”), an investment management firm. Prior to founding Profile Capital, Mr. Chereskin was a Managing Director of Madison Dearborn, having co-founded the firm in 1993. Prior to the founding of Madison Dearborn, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin currently serves on the board of directors of BF Bolthouse Holdco LLC, Cinemark, Inc., University of Chicago Laboratory School and KIPP-Chicago and on the board of trustees of University of Chicago Medical School. During the previous five years, Mr. Chereskin also served as a director of Carrols Restaurant Group, Inc. and Tuesday Morning Corporation. Mr. Chereskin is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of the Harvard Graduate School of Business Administration where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Chereskin possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Glenn M. Creamer serves as a manager of CDW Holdings and CDW LLC. Mr. Creamer is a Senior Managing Director of Providence Equity. Prior to the founding of Providence Equity in 1989, Mr. Creamer was a Vice President of Narragansett Capital, which he joined in 1988. Mr. Creamer also has worked in investment banking at

Merrill Lynch and JPMorgan. Mr. Creamer serves as a director of various non-profit boards, including Catholic Relief Services, Mustard Seed Communities USA and the Rhode Island School of Design Museum. During the previous five years, Mr. Creamer also served as a director of Medical Media Holdings and Telcordia Technologies, Inc. Mr. Creamer is a graduate of Brown University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Creamer possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Michael J. Dominguez serves as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Dominguez is a Managing Director of Providence Equity. Prior to joining Providence Equity in 1998, Mr. Dominguez worked for Salomon Smith Barney in corporate finance. Previously, Mr. Dominguez held positions with Morgan Stanley and was a senior consultant at Andersen Consulting. Currently, Mr. Dominguez also serves on the board of directors of AutoTrader.com, GLM Holdings and ZeniMax Media Inc. During the past five years, Mr. Dominguez also served as a director of Bresnan Communications, Freedom Communications and Metro-Goldwyn-Mayer Inc. Mr. Dominguez is a graduate of Bucknell University where he earned a bachelor’s degree and a graduate of Harvard Business School where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Dominguez possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Paul J. Finnegan serves as a manager of CDW Holdings and CDW LLC and a director of Parent. Mr. Finnegan is the Co-CEO of Madison Dearborn and co-founded the firm in 1992. Prior to co-founding Madison Dearborn, Mr. Finnegan was with First Chicago Venture Capital for ten years. Previously, he held a variety of marketing positions in the publishing industry, both in the United States and in Southeast Asia. Mr. Finnegan has more than 29 years of experience in private equity investing with a particular focus on investments in the communications industry. Mr. Finnegan is a member of the board of overseers of Harvard College and past President of the Harvard Alumni Association. He also is a member of the Board of Dean’s Advisors at the Harvard Business School and of the Leadership Council of the Harvard School of Public Health. Mr. Finnegan is a member of the board of directors of the Chicago Council on Global Affairs. He is the Chairman of Teach For America in Chicago, a member of Teach For America’s National Board, and the Chairman of the Community Works Advisory Committee of the Evanston Community Foundation. During the previous five years, Mr. Finnegan also has served as a director for iPlan, LLC, Rural Cellular Corporation, Council Tree Hispanic Broadcasters, LLC and PAETEC Communications, Inc. Mr. Finnegan is a graduate of Harvard College where he earned a bachelor’s degree and a graduate of Harvard Graduate School of Business Administration where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Finnegan possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Robin P. Selati serves as a manager of CDW Holdings and CDW LLC. Mr. Selati is a Managing Director of Madison Dearborn and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the board of directors of BF Bolthouse Holdco LLC, Ruth’s Hospitality Group, Inc. and The Yankee Candle Company, Inc. During the previous five years, Mr. Selati also served as a director of Tuesday Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corp., Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is a graduate of Yale University where he earned a bachelor’s degree and a graduate of the Stanford University Graduate School of Business where he earned a Master of Business Administration. As a result of these and other professional experiences, Mr. Selati possesses particular knowledge and experience in accounting, finance and capital market transactions, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Donna F. Zarcone serves as a manager of CDW Holdings and CDW LLC. Ms. Zarcone is the President and Chief Executive Officer of the Economic Club of Chicago, a position she has held since February 2012. From January 2007 to February 2012, she served as the President, CEO and founder of D. F. Zarcone & Associates LLC, a strategy advisory firm. Prior to founding D. F. Zarcone & Associates, Ms. Zarcone was President and Chief Operating Officer of Harley-Davidson Financial Services, Inc., a provider of wholesale and retail financing, credit card and insurance services for dealers and customers of Harley-Davidson. After joining Harley-Davidson Financial Services, Inc. in June 1994 as Vice President and Chief Financial Officer, Ms. Zarcone was named President and Chief Operating Officer in August 1998. Prior to joining Harley-Davidson Financial Services, Inc., Ms. Zarcone served as Executive Vice President, Chief Financial Officer and Treasurer of Chrysler Systems Leasing, Inc. from November 1982 through June 1994 and in various management roles at KPMG/Peat Marwick from May 1979 through November 1982. Ms. Zarcone serves on the board of directors of Cigna Corporation, The Jones Group Inc. (retiring in May 2012) and The Duchossois Group. During the previous five years, Ms. Zarcone also served as a director for Wrightwood Capital. She also serves as a board member of various civic and professional organizations, including the National Association of Corporate Directors—Chicago Chapter, University of Chicago Booth School of Business—Polsky Center for Entrepreneurship and Hyde Park Angels. Ms. Zarcone is a graduate of Illinois State University where she earned a bachelor’s degree and a graduate of University of Chicago Booth School of Business where she earned a Masters of Business Administration. Ms. Zarcone also is a certified public accountant. As a result of these and other professional experiences, Ms. Zarcone possesses particular knowledge and experience in accounting, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the board’s collective qualifications, skills and experience.

Boards of Managers and Directors

The board of managers of each of CDW Holdings and CDW LLC is currently composed of ten managers. The board of directors of Parent is currently composed of three directors. Because affiliates of Madison Dearborn and Providence Equity own approximately 94.1% of the voting common units of CDW Holdings, we would be a “controlled company” within the meaning of Rule 5615 of the Nasdaq Marketplace Rules, which would qualify us for exemptions from certain corporate governance rules of The Nasdaq Stock Market, Inc., including the requirement that the board of directors be composed of a majority of independent directors.

Audit Committee

Our audit committee currently consists of Messrs. Dominguez and Selati and Ms. Zarcone. Our audit committee has responsibility for, among other things, the quality of our financial reporting and internal control processes, our independent auditor’s performance and qualification and the performance of our internal audit function.

Compensation Committee

Our compensation committee currently consists of Messrs. Alesio, Allen, Chereskin, Creamer, Dominguez and Selati. Our compensation committee has responsibility for, among other things, review and approval of executive compensation, review and approval of equity compensation and review of trends in management compensation.

Corporate Governance Committee

Our corporate governance committee currently consists of Messrs. Dominguez and Selati. Our corporate governance committee has responsibility for, among other things, review and approval of the size of our Board, review of corporate governance guidelines, and oversight of programs for our managers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of the board of directors or compensation committee of another entity that had one or more of its executive officers serving as a member of any of our boards of managers or boards of directors.

Director Compensation

See “Executive Compensation—Director Compensation.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation philosophy and the material elements of compensation earned by our named executive officers with respect to 2011.

Our named executive officers consist of our current Chief Executive Officer, our Chairman and former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (“Named Executive Officers”). On October 1, 2011, as part of the Company’s planned succession, Mr. Edwardson retired from the position of Chief Executive Officer of the Company and agreed to continue to serve as Chairman of the Board of Managers of CDW Holdings and CDW LLC through the end of 2012 and Mr. Richards, the Company’s President and Chief Operating Officer, was elected to the position of President and Chief Executive Officer of the Company.

For 2011, the Named Executive Officers were:

•	Thomas E. Richards, President and Chief Executive Officer

•	John A. Edwardson, Chairman and Former Chief Executive Officer

•	Ann E. Ziegler, Senior Vice President and Chief Financial Officer

•	Douglas E. Eckrote, Senior Vice President, Strategic Solutions and Services

•	Neal J. Campbell, Senior Vice President, Chief Marketing Officer

•	Christina M. Corley, Senior Vice President, Corporate Sales

On October 12, 2007, we were acquired by a company controlled by investment funds affiliated with the Equity Sponsors (the “Acquisition”). Following the Acquisition, the Compensation Committees of CDW Holdings (our ultimate parent company) and CDW LLC collectively have responsibility for determining the compensation of our Named Executive Officers. The two Compensation Committees are comprised of the same members, each of whom was appointed by the Equity Sponsors. For purposes of this Compensation Discussion and Analysis, these two Compensation Committees are collectively referred to as the “Committee.”

Establishing and Evaluating Executive Compensation

Executive Compensation Philosophy and Objectives

The Committee believes that the Company’s executive compensation programs should reward actions and behaviors that drive long-term, profitable revenue growth at above-market rates while also rewarding the achievement of short-term performance goals. The following objectives are grounded in a pay-for-performance philosophy and provide a framework for the Company’s executive compensation programs:

•	Attract, retain and motivate high performing talent;

•	Directly align executive compensation elements with both short-term and long-term Company performance; and

•	Align the interests of our executives with those of our stakeholders.

Consistent with the Company’s pay-for-performance philosophy and executive compensation program objectives, adjustments to executive compensation levels have historically been based on individual and Company performance with reference to the compensation levels paid to similarly situated executive officers at the Company, and market data has been used by the Committee to provide a perspective on executive compensation.

Market Comparisons

The Committee considers relevant market pay practices when establishing and evaluating executive compensation, which are based on peer group data and compensation survey data. Each of the companies in the Company’s peer group meet one or more of the following criteria: (i) operated in the same line of business as the Company; (ii) operated “close” to the Company’s line of business; (iii) operated in a business-to-business distribution environment; or (iv) competed with the Company for talent. The 2011 peer group consisted of the following companies:

Anixter International, Inc.	Office Depot, Inc.
Arrow Electronics, Inc.	OfficeMax Incorporated
Avaya Inc.	PC Connection Inc.
Best Buy Co., Inc.	RadioShack Corporation
C. R. Bard, Inc.	Staples, Inc.
GTSI Corp.	Tech Data Corporation
Illinois Tool Works Inc.	United Stationers Inc.
Ingram Micro Inc.	W.W. Grainger, Inc.
Insight Enterprises, Inc.	Wesco International, Inc.
NCR Corporation

Utilizing the Company’s peer group, Aon Hewitt compiles compensation data from its general industry compensation survey. In compiling compensation data, Aon Hewitt may supplement the peer group data with data from other companies included in its general industry compensation survey if Aon Hewitt determines that a particular executive position is not sufficiently represented in the peer group. Aon Hewitt statistically adjusts the compensation data provided to the Committee on the basis of revenue to allow the Committee to review the data on a size-adjusted basis.

In reviewing the compensation paid to each Named Executive Officer, the Committee supplements the Aon Hewitt peer group data with data taken from technology industry surveys prepared by Radford, a leading provider of compensation market data. While the Radford surveys include information regarding over 1,000 companies, the Committee’s use of the surveys was limited to a review of U.S. compensation data derived from technology companies in the surveys that, for purposes of decisions made prior to March 2011, had annual revenues in excess of $1.0 billion. For the Committee’s review of possible merit salary increases in March 2011 and actions thereafter, the Committee used data derived from technology companies in the surveys that had annual revenues in excess of $3.0 billion, which was a newly available survey data cut provided by Radford. The Committee reviewed, depending on the availability of data within the survey for the position being considered, market data derived from between 12 and 82 of the technology companies included in the survey, which companies had median annual revenues of between $3.080 billion and $11.570 billion.

For Mr. Edwardson and Mr. Richards’ mid-year compensation changes related to the planned CEO succession, the Committee reviewed peer group data. For the other Named Executive Officers, the Committee reviewed blended market data, with the peer group data and compensation survey data weighted equally. For purposes of this Compensation Discussion and Analysis, the peer group data and compensation survey data are collectively referred to as “market data.”

In order to evaluate the competitiveness and reasonableness of the Company’s executive compensation program, the Committee compares base salary to the market 50th percentile, and total target cash compensation and total compensation, including long-term incentive opportunity, to a market range of the 50th to 75th percentile. The total cash compensation opportunity for an executive is generally set to provide above market median total cash compensation for performance above market growth rate expectations. In conjunction with market data, the Committee also considers the executive’s overall responsibilities, individual performance against Company goals and leadership impact when establishing appropriate compensation levels.

Independent Compensation Consultant

Frederic W. Cook & Co. (the “Compensation Consultant”) was retained by the Committee to advise on compensation matters relating to the appointment of Mr. Richards to the position of President and Chief Executive Officer and the retirement of Mr. Edwardson. The Compensation Consultant did not provide any additional services to the Company in 2011.

Role of Executive Officers

The Committee is responsible for all compensation decisions for our Named Executive Officers. Mr. Edwardson, while serving as the Company’s Chief Executive Officer, reviewed the performance of each executive officer and, based on these reviews, made recommendations to the Committee with respect to 2011 compensation.

Elements of Compensation

The Company’s executive compensation program consists of the following principal elements:

•	Base salary;

•	Annual cash incentive awards (the Senior Management Incentive Plan);

•	Long-term incentive awards; and

•	Severance benefits.

Base Salary

The Committee generally sets base salaries for executives, including the Named Executive Officers, below the market median of salaries for executives in similar positions and with similar responsibilities at companies included in the market data. Aligned with our compensation philosophy, a large proportion of executives’ total target cash compensation is non-fixed, or variable, to provide a strong connection between pay and performance. Accordingly, in 2011, Mr. Richards’ base salary was 40% of his total target cash compensation, Mr. Edwardson’s base salary was 39% of his total target cash compensation, and the base salaries for the other Named Executive Officers ranged from 28% to 50% of their total target cash compensation.

Based on the advice of the Compensation Consultant and the Committee’s review of market data, Mr. Richards’ base salary increased from $700,000 to $775,000 when he assumed the position of Chief Executive Officer in October 2011. In connection with Mr. Edwardson’s retirement as Chief Executive Officer and continuation as Chairman, Mr. Edwardson and the Company entered into an amended employment agreement that provided for reductions in Mr. Edwardson’s base salary over the duration of such agreement. Although market data supported the continuation of Mr. Edwardson’s current base salary level for the duration of his employment agreement, Mr. Edwardson recommended to the Committee that his base salary be reduced over the term of his agreement. Accordingly, Mr. Edwardson’s base salary will be reduced as follows:

Period	Base Salary (Per Annum)
10/1/2011 through 3/31/2012	$825,000
4/1/2012 through 6/30/2012	$618,750
7/1/2012 through 9/30/2012	$412,500
10/1/2012 through 12/31/2012	$206,250

With respect to Mr. Campbell and Ms. Corley, the Committee set their base salaries when they joined the Company in 2011. In determining each executive’s base salary level, the Committee considered market data and the base salaries paid to similarly situated executive officers of the Company.

Annual Cash Incentive Awards (Senior Management Incentive Plan)

CDW provides its senior management with short-term incentive compensation through its annual cash bonus program, the Senior Management Incentive Plan (“SMIP”). Short-term compensation under SMIP is a significant component of an executive’s total target cash compensation opportunity in a given year.

As noted above, the Committee generally assesses an executive’s total target cash compensation for competitiveness and reasonableness against the market data. The total cash compensation opportunity for an executive is generally set to provide above market median total cash compensation for performance above market growth rate expectations. Because the Named Executive Officer base salary levels historically have been below the 50th percentile of market data, the Committee has long relied on SMIP to provide a significant component of the Named Executive Officer’s total target cash compensation. For 2011, Mr. Richards’ SMIP target award represented 60% of his total target cash compensation, Mr. Edwardson’s SMIP target award represented 61% of his total target cash compensation, and the SMIP target awards for our other Named Executive Officers ranged from 50% to 72% of their respective total target cash compensation.

When Mr. Richards assumed the role of Chief Executive Officer, the Committee set Mr. Richards’ annual SMIP target at 150% of base salary, which resulted in Mr. Richards’ 2011 SMIP target increasing from $1,050,000 to $1,162,500. The increased target was prorated to apply to the portion of 2011 during which he served as Chief Executive Officer. In determining Mr. Richards’ SMIP target, the Committee considered the advice of the Compensation Consultant as well as market data. With respect to Mr. Campbell and Ms. Corley, the Committee set their annual SMIP targets when they joined the Company in 2011 at $275,000. Mr. Campbell and Ms. Corley’s 2011 SMIP targets were prorated to reflect the portion of the year in which each Named Executive Officer was employed by the Company. In determining Mr. Campbell and Ms. Corley’s SMIP targets, the Committee considered market data and the SMIP targets for similarly situated executive officers at the Company.

In establishing annual performance goals under SMIP, the Committee undertakes a rigorous review and analysis to ensure that the performance goals correlate to above market performance. Factors considered by the Committee in establishing the performance goals include market growth rate expectations and Company market share gain expectations, as well as assumptions regarding the Company’s productivity gains and investments.

The Committee believed that a combination of Adjusted EBITDA and market share performance was the most meaningful measure of the Company’s 2011 performance for its stakeholders because together they take into account not only the Company’s absolute performance but also performance relative to the market. Adjusted EBITDA is a non-GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information regarding the calculation of Adjusted EBITDA.

For 2011, the Committee set the annual Adjusted EBITDA performance goal at $659 million. Additionally, the threshold payout level was set so as to require the Company to meet or exceed prior year Adjusted EBITDA results for any incentive payments to be made to senior management under SMIP. Consistent with the 2010 SMIP design, the Committee also included a market share factor as a mechanism to adjust payments under SMIP. This design feature adjusts SMIP awards based on the Company’s financial and operational success relative to market.

In operation, therefore, payment of awards under SMIP for performance during 2011 was guided by three principles:

•	Target payout requires growth above market growth rate expectations;

•	Threshold payout requires performance at or above prior year level; and

•	The market share governor adjusts payouts if the Company underperforms the market.

The SMIP payout curve had a payout range from 0% to 200% of each participant’s target SMIP award for performance between 91.3% and 115% of the Adjusted EBITDA goal, with different levels of payout for increased or constant/decreased market share, and no payout if the Company failed to achieve 2010 Adjusted EBITDA performance. The threshold, target and maximum payout opportunities under the SMIP payout curve are set forth below:

	xxxxx	xxxxx	xxxxx
	Adjusted EBITDA Performance Goal	Market Share Governor (2)
Payout Opportunity (1)	(% of attainment of performance goal)	Grow (% of target bonus)	Flat/Decline (% of target bonus)
Maximum	115.0%	200%	180%
Adjusted EBITDA Performance Goal	100.0%	100%	90%
Minimum Performance Threshold	91.3%	25%	15%

(1)	Payouts were determined under a grid based on various performance achievement levels for Adjusted EBITDA and market share changes.
(2)	Market share changes were measured internally based on data from seven industry surveys and reports as well as financial information regarding four publicly traded resellers and four publicly traded technology distributors and/or manufacturers.

In 2011, the Committee determined that the Company had achieved 109% of its Adjusted EBITDA performance goal and, after assessing the data described in footnote (2) above, determined that the Company’s market share grew, resulting in a payout percentage of 160% of each Named Executive Officer’s bonus target. The table below sets forth the SMIP payouts to each of the Named Executive Officers based upon 2011 performance:

Named Executive Officer	SMIP Bonus Target	Calculated SMIP Payout
Thomas E. Richards (1)	$1,078,356	$1,725,370
John A. Edwardson	$1,300,000	$2,080,000
Ann E. Ziegler	$700,000	$1,120,000
Douglas E. Eckrote	$700,000	$1,120,000
Neal J. Campbell (2)	$257,671	$412,274
Christina M. Corley (2)	$73,082	$116,932

(1)	The SMIP Bonus Target reported for Mr. Richards is prorated to reflect his SMIP Bonus Target in effect until September 30, 2011 and his increased SMIP Bonus Target in effect from October 1, 2011 through December 31, 2011.
(2)	Mr. Campbell and Ms. Corley each commenced employment with the Company during 2011 and each received a prorated bonus opportunity reflecting the portion of the year in which each Named Executive Officer was employed by the Company.

Long-Term Incentive Program

The Equity Sponsors believe that members of senior management should hold a personally significant interest in the equity of the Company to align their interests and the interests of our stakeholders. As described below, the Equity Sponsors implemented their management investment philosophy by requiring members of senior management to invest in the Company and by establishing a “profits-interest program.” “Profits-interest programs” are common practice in portfolio companies of private equity firms and allow participants to share in increases in the equity value of the Company.

A Units

The Equity Sponsors’ investment in the Company is held in the form of Class A Common Units of CDW Holdings (“A Units”). Mr. Richards, Ms. Ziegler and each of our current Named Executive Officers who were with the Company at the time of the Acquisition were required to invest in A Units of CDW Holdings.

B Unit Program

The Company granted Class B Common Units of CDW Holdings (“B Units”) in 2007 to each of our current Named Executive Officers who was with the Company at the time of the Acquisition. The Committee has the authority to grant B Units to new members of senior management and additional B Units to current members of senior management. A Units and B Units each represent an equity interest in CDW Holdings; however, the B Unit grants have what is called a “participation threshold” set based on the value assigned to an A Unit at the time of the B Unit grant. The B Units only share in equity appreciation above the participation threshold. This places the B Unit grants in a secondary position to the A Units in that in any event in which the equity is valued and paid out, holders of the B Unit grants are paid only if an amount at least equal to the participation threshold has first been allocated to the A Units. The A Units and the B Unit grants share equally in valuation amounts, if any, above the participation threshold.

In connection with the commencement of their employment in 2011, the Committee granted to Mr. Campbell and Ms. Corley 4,783 B Units and 5,245.5 B Units, respectively. In determining the size of the awards, the Committee considered the Company’s historical grant practices with respect to similarly situated executive officers at the Company. In 2011, other than the new hire grants to Mr. Campbell and Ms. Corley, the Committee did not authorize the grant of any additional B Units to any of the Named Executive Officers.

On June 30, 2011, the Board approved the terms of a Class B Common Unit Grant Agreement modification letter with Mr. Edwardson. The modification letter provides that Mr. Edwardson’s unvested B Units will continue to vest in accordance with the vesting schedule set forth in his grant agreement (through 2014); provided, that Mr. Edwardson continues to perform services through December 31, 2012 or experiences a qualifying termination of employment (Mr. Edwardson is terminated without cause or resigns with good reason) prior to that date. In connection with his Class B Common Unit Grant Agreement modification letter, Mr. Edwardson agreed to extend the term of his noncompetition covenant through December 31, 2016.

For additional information about the B Units granted to the Named Executive Officers in 2011 as well as the modification to Mr. Edwardson’s Class B Unit Grant Agreement, see the narrative accompanying the “Grants of Plan-Based Awards Table,” the table entitled “2011 Outstanding Equity Awards at Fiscal Year-End” and the “2011 Units Vested Table” below.

RDU Plan

In 2010, the Board adopted the Restricted Debt Unit Plan (the “RDU Plan”) which was designed to retain key leaders and focus them on driving the long-term success of the Company. The RDU Plan is an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan receive Restricted Debt Units (“RDUs”) that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by 28,500, which is the total number of RDUs available under the RDU Plan. Each RDU represents $1,000 of face value of the Senior Subordinated Notes.

The RDUs are designed to track two components of the Senior Subordinated Notes, a principal component and an interest component. However, the participants have no rights to the underlying debt. The total amount of compensation available under the RDU Plan is based on these two components. The principal component credits the RDU Plan with an amount equal to $28.5 million face value of the Senior Subordinated Notes (the “debt pool”). Payment of the principal component under the RDU Plan will be made to participants on October 12, 2017, unless accelerated due to a sale of the Company. The interest component credits the RDU Plan with amounts equal to the interest that would have been earned on the debt pool from March 10, 2010 (or the date of hire, if later) through maturity (October 12, 2017). These amounts will be paid to participants on the interest payment dates, except that amounts for 2010 and 2011 are deferred until 2012.

In connection with the commencement of their employment in 2011, Mr. Campbell and Ms. Corley each received 400 RDUs. The Committee set the size of Mr. Campbell and Ms. Corley’s awards at levels that maintained the Company’s compensation practice of providing a significant portion of each executive’s compensation in the form of at-risk, variable compensation while also delivering a competitive compensation package to the executive. In 2011, other than the new hire grants to Mr. Campbell and Ms. Corley, the Committee did not authorize the grant of any additional RDUs to any of the Named Executive Officers.

For additional information regarding the operation of the RDU Plan and the RDUs granted to the Named Executive Officers, see the narrative accompanying the “2011 Non-Qualified Deferred Compensation” table and the “2011 Potential Payments Upon Termination or Change in Control” section.

Severance Benefits

The Company’s employment arrangements with each of the Named Executive Officers provide for payments and other benefits in connection with certain qualifying terminations of employment with the Company. The Committee believes that these severance benefits: (i) help secure the continued employment and dedication of the Named Executive Officers; (ii) enhance the Company’s value to a potential acquirer because the Named Executive Officers have noncompetition, nonsolicitation and confidentiality provisions that apply after any termination of employment, including after a change in control of the Company; and (iii) are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior management.

Additional information regarding the employment arrangements with each of the Named Executive Officers, including a quantification of benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 30, 2011 (the last business day in 2011), is provided under “2011 Potential Payments Upon Termination or Change in Control.”

Other Benefits

Our Named Executive Officers participate in the Company’s corporate-wide benefit programs. Our Named Executive Officers are offered benefits that are commensurate with the benefits provided to all full-time CDW coworkers, which includes participation in the Company’s qualified defined contribution plan. Consistent with the Company’s performance-based culture, the Company does not offer a service-based defined benefit pension plan or other similar benefits to its coworkers. Similarly, the Company does not provide nonqualified retirement programs or perquisites that are often provided at other companies to the Named Executive Officers.

2011 Summary Compensation Table

The following table provides information regarding the compensation earned during the last three fiscal years by our current Chief Executive Officer, our Chairman and former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Thomas E. Richards President and Chief Executive Officer	2011	715,865	—	—	—	1,725,370	374,747	5,180	2,821,162
	2010	700,000	—	2,238,960	—	1,995,000	296,561	5,130,000	10,360,521
	2009	175,000	1,208,896	—	—	—	—	30,274	1,414,170
John A. Edwardson Chairman and Former Chief Executive Officer	2011	825,000	—	8,220,865	—	2,080,000	—	5,180	11,131,045
	2010	825,000	—	4,191,657	—	2,470,000	—	—	7,486,657
	2009	564,205	250	—	—	683,800	—	3,193	1,251,448
Ann E. Ziegler Senior Vice President and Chief Financial Officer	2011	320,000	—	—	—	1,120,000	229,012	5,180	1,674,192
	2010	320,000	—	628,429	—	1,340,000	181,232	3,135,000	5,604,661
	2009	317,538	100	—	—	331,380	—	3,193	652,211
Douglas E. Eckrote Senior Vice President, Strategic Solutions and Services	2011	275,000	—	—	—	1,120,000	187,373	5,180	1,587,553
	2010	275,000	—	514,867	—	1,340,000	148,281	2,565,000	4,843,148
	2009	272,885	350	—	—	368,200	—	3,193	644,628
Neal J. Campbell Senior Vice President, Chief Marketing Officer	2011	248,558	—	695,783	—	412,274	27,353	400,000	1,783,968
Christina M. Corley Senior Vice President, Corporate Sales	2011	69,153	78,400	797,316	—	116,932	7,711	400,000	1,469,512

(1)	Salary. Mr. Campbell and Ms. Corley each joined the Company during 2011.
(2)	Bonus. The amounts reported in this column for Mr. Richards and Ms. Corley represent bonuses paid in connection with Mr. Richards and Ms. Corley joining the Company.
(3)

Stock Awards. The amounts reported represent the grant date fair value of B Units calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The amounts reported in 2011 for Mr. Campbell and Ms. Corley represent the aggregate grant date fair value of B Units granted in 2011. Mr. Campbell and Ms. Corley’s B Units vest daily on a pro rata basis commencing on the date of grant and continuing through the five-year anniversary of the date of grant. The amount reported in 2011 for Mr. Edwardson represents the incremental fair value associated with the modification to Mr. Edwardson’s outstanding B Unit awards in 2011 and does not reflect a new B Unit grant to Mr. Edwardson. As noted in the following narrative, in 2011, the vesting terms of Mr. Edwardson’s B Units were modified in connection with his retirement as Chief Executive Officer to provide that Mr. Edwardson’s outstanding B Units will continue to vest in accordance with the vesting schedule set forth in his original grant agreement (through 2014); provided, that Mr. Edwardson continues to perform services through December 31, 2012 or experiences a qualifying termination of employment prior to that date. For 2010, the amounts reported represent the aggregate grant date fair value of B Units granted in 2010 and the incremental fair value associated with the 2010 modification of the B Unit program. See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts. Please see the Compensation Discussion and Analysis for further information regarding the 2011 B Unit grants to Mr. Campbell and Ms. Corley and the 2011 modification of Mr. Edwardson’s outstanding B Units.
(4)	Non-Equity Incentive Plan Compensation. For 2011, the amounts reported represent cash awards to the Named Executive Officers under the SMIP. Please see the Compensation Discussion and Analysis for further information regarding the 2011 SMIP.
(5)	Nonqualified Deferred Compensation Earnings. Pursuant to SEC disclosure rules, the amounts reported represent the portion of the interest credited under the RDU Plan that exceeds 120% of the applicable federal long-term rate. As noted in the Compensation Discussion and Analysis, the payment of interest earned during 2010 and 2011 under the RDU Plan was deferred until 2012. Please see the Compensation Discussion and Analysis for further information regarding the RDU Plan.
(6)	All Other Compensation. For 2011, “All Other Compensation” consists of (i) the value of RDUs that Mr. Campbell and Ms. Corley received during 2011 and (ii) profit sharing contributions to the 401(k) accounts of Messrs. Richards, Edwardson, and Eckrote and Ms. Ziegler. For 2010, “All Other Compensation” for Messrs. Richards and Eckrote and Ms. Ziegler consists of the value of RDUs that each received during 2010. The RDU value reported is calculated by multiplying the number of RDUs received by $1,000, the face amount of an RDU. Because the amounts reported represent the face amount of the unvested RDUs, these amounts may not correspond to the actual value that will be recognized by the Named Executive Officer. Participants in the RDU Plan vest in this principal component on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, subject to earlier vesting in the event of certain qualifying terminations of employment or a sale of the Company.

2011 Grants of Plan-Based Awards Table

The following table provides information regarding the possible payouts to our Named Executive Officers in 2011 under the SMIP and the 2011 grant of B Units to Mr. Campbell and Ms. Corley.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Units (#)		Options (#)	Awards ($)	Awards ($) (4)
Thomas E. Richards	—	161,753	1,078,356	2,156,712	—	—	—	—		—	—	—
John A. Edwardson	—	195,000	1,300,000	2,600,000	—	—	—			—	—
	(2)	—	—	—	—	—	—	24,887	(2)	—	—	8,220,865
Ann E. Ziegler	—	105,000	700,000	1,400,000	—	—	—	—		—	—	—
Douglas E. Eckrote	—	105,000	700,000	1,400,000	—	—	—	—		—	—	—
Neal J. Campbell	—	38,651	257,671	515,342	—	—	—	—		—	—	—
	3/10/2011	—	—	—	—	—	—	4,783	(3)	—	—	695,783
Christina M. Corley	—	10,962	73,082	146,164	—	—	—	—		—	—	—
	11/4/2011	—	—	—	—	—	—	5,246	(3)	—	—	797,316

(1)	These amounts represent threshold, target and maximum cash award levels set in 2011 under the SMIP. The SMIP bonus opportunities reported for Mr. Richards are prorated to reflect his SMIP bonus opportunities in effect until September 30, 2011 and his increased SMIP bonus opportunities in effect from October 1, 2011 through December 31, 2011. Mr. Campbell and Ms. Corley each commenced employment with the Company during 2011 and each received prorated bonus opportunities reflecting the portion of the year in which each Named Executive Officer was employed by the Company. The amount actually earned by each Named Executive Officer is reported as Non-Equity Incentive Plan Compensation in the 2011 Summary Compensation Table.
(2)	The amount reported for Mr. Edwardson represents the number of B Units that were impacted by the modification to Mr. Edwardson’s outstanding B Unit awards in 2011 and does not reflect a new B Unit grant to Mr. Edwardson. As noted in the following narrative, in 2011, the vesting terms of Mr. Edwardson’s B Units were modified in connection with his retirement as Chief Executive Officer to provide that Mr. Edwardson’s outstanding B Units will continue to vest in accordance with the vesting schedule set forth in his original grant agreement (through 2014); provided, that Mr. Edwardson continues to perform services through December 31, 2012 or experiences a qualifying termination of employment prior to that date. Please see the following narrative for further information regarding the modification to Mr. Edwardson’s outstanding B Units.
(3)	The amounts reported for Mr. Campbell and Ms. Corley represent B Units granted in 2011 under the Company’s 2007 Incentive Equity Plan. These B Units vest daily on a pro rata basis commencing on the date of grant and continuing through the five-year anniversary of the date of grant. The per unit participation thresholds for Mr. Campbell and Ms. Corley’s B Unit grants equal $464.06 and $592.00, respectively.
(4)	The amounts reported in this column represent the grant date fair value of the 2011 B Unit grants and the incremental fair value associated with the modification of Mr. Edwardson’s B Units in 2011, each as computed in accordance with FASB ASC 718. See Note 12 to the Audited Financial Statements for a discussion of the relevant assumptions used in calculating these amounts.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

In connection with Mr. Richards’ election to the position of Chief Executive Officer, on June 30, 2011, the Board approved the terms of an amended and restated compensation protection agreement with Mr. Richards, which became effective October 1, 2011. Mr. Richards’ amended compensation protection agreement provides for, among other items, (i) an annual base salary of $775,000 subject to merit increases, (ii) an annual incentive bonus target of 150% of Mr. Richards’ annual base salary and (iii) severance benefits for qualifying terminations of employment. Please see the “2011 Potential Payments Upon Termination or Change in Control” section for a discussion of Mr. Richards’ severance arrangements.

On October 12, 2007, in connection with the Acquisition, the Company entered into an employment agreement with Mr. Edwardson, pursuant to which Mr. Edwardson agreed to continue to serve as the Company’s Chief Executive Officer. Mr. Edwardson’s employment agreement provided for, among other items, (i) an annual base salary of $760,000 subject to merit increases, (ii) an annual incentive bonus target of not less than $1,000,000, and (iii) a one-time grant of approximately 54,500 B Units in 2007. The employment agreement also provided Mr. Edwardson with certain severance payments following a qualifying termination of employment. In connection with Mr. Edwardson’s retirement as Chief Executive Officer of the Company and Mr. Edwardson’s continued service as the Company’s Chairman, the Board approved the terms of an amended and restated employment agreement (the “Amended Employment Agreement”). The Amended Employment Agreement with Mr. Edwardson became effective on October 1, 2011 and continues through December 31, 2012. Over the duration of the Amended Employment Agreement, Mr. Edwardson’s base salary will be reduced from its current level as follows:

Period	Base Salary (Per Annum)
10/1/2011 through 3/31/2012	$825,000
4/1/2012 through 6/30/2012	$618,750
7/1/2012 through 9/30/2012	$412,500
10/1/2012 through 12/31/2012	$206,250

The other significant changes reflected in the Amended Employment Agreement are as follows:

•

If Mr. Edwardson’s employment as Chairman is terminated by the Company without “cause,” by Mr. Edwardson for “good reason,” or due to disability, Mr. Edwardson will receive, in addition to the payments and benefits that he is already entitled to receive under his existing employment agreement, continuation of medical, dental and vision insurance until he becomes eligible for Medicare benefits, and full COBRA rights for his eligible dependents once he becomes eligible for Medicare benefits or, if earlier, upon his death.

•	Mr. Edwardson extended the term of his noncompetition covenant through December 31, 2016.

On June 30, 2011, the Board also approved the terms of a Class B Common Unit Grant Agreement modification letter with Mr. Edwardson. The modification letter provides that Mr. Edwardson’s unvested B Units will continue to vest in accordance with the vesting schedule set forth in his grant agreement (through 2014); provided, that Mr. Edwardson continues to perform services through December 31, 2012 or experiences a qualifying termination of employment (Mr. Edwardson is terminated without cause or resigns with good reason) prior to that date.

The Company has severance arrangements with respect to each Named Executive Officer that provide for payments and other benefits upon a qualifying termination of the Named Executive Officer. The terms of the Company’s severance arrangements are described in “2011 Potential Payments upon Termination or Change in Control.”

SMIP

Please see the Compensation Discussion and Analysis for further information regarding the operation of the SMIP.

Class B Common Units

As noted in the Compensation Discussion and Analysis, in connection with the commencement of their employment in 2011, the Committee granted to Mr. Campbell and Ms. Corley 4,783 B Units and 5,245.5 B Units, respectively. The B Unit program is a profits-interest compensation program that was designed to permit holders of B Units to share in the increase in the equity value of the Company above a pre-defined value for the A Units. For the 2011 B Unit grants to Mr. Campbell and Ms. Corley that per unit pre-defined value, or “participation threshold,” equals $464.06 and $592.00, respectively.

The B Units vest daily on a pro rata basis between the date of grant and the fifth anniversary of the date of grant if, and only if, the executive is, and has been, continuously employed by the Company or any of its subsidiaries, serving as a manager or director of the Company or its subsidiaries, or providing services to the Company or any of its subsidiaries as an advisor or consultant. Immediately prior to a sale of the Company, all unvested B Units shall immediately vest if the executive is, and has been, continuously employed by or providing services to the Company or its subsidiaries as of the date of the transaction.

Please see the Compensation Discussion and Analysis for further information regarding the 2011 B Unit grants to Mr. Campbell and Ms. Corley.

RDU Plan

Please see the Compensation Discussion and Analysis and Nonqualified Deferred Compensation section for further information regarding the operation of the RDU Plan.

2011 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number and market value of unvested equity awards held by each Named Executive Officer on December 31, 2011.

Name	Number of Units That Have Not Vested (1)	Market Value of Units That Have Not Vested (2)
Thomas E. Richards	11,203	$9,623,239
John A. Edwardson	37,348	$32,081,413
Ann E. Ziegler	5,229	$4,491,399
Douglas E. Eckrote	5,152	$4,425,880
Neal J. Campbell	4,006	$1,582,088
Christina M. Corley	5,079	$1,356,111

(1)	Amounts reported in this column represent the number of unvested B Units held by each Named Executive Officer as of December 31, 2011. For each of the Named Executive Officers other than Mr. Campbell and Ms. Corley, the B Units vest daily on a pro rata basis over a five year period commencing on January 1, 2010. For Mr. Campbell and Ms. Corley, the B Units vest daily on a pro rata basis over a five year period commencing on March 10, 2011 and November 4, 2011, respectively.
(2)	Following the Acquisition, the Company’s equity ceased to be publicly traded and, therefore, there was no ascertainable public market value for the B Units as of December 31, 2011. The market value reported in this table is based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis.

2011 Units Vested Table

The following table summarizes the number and market value of equity awards held by each Named Executive Officer that vested during 2011.

Name	Number of Units Acquired on Vesting (1)	Value Realized on Vesting (2)
Thomas E. Richards	3,728	$3,201,898
John A. Edwardson	12,427	$10,674,308
Ann E. Ziegler	1,740	$1,494,403
Douglas E. Eckrote	1,714	$1,472,604
Neal J. Campbell	777	$306,911
Christina M. Corley	166	$44,438

(1)	Amounts reported in this column represent the number of the Named Executive Officer’s B Units that vested during 2011. These B Units remain subject to transfer restrictions pursuant to the terms of the B Unit agreements.

(2)	Following the Acquisition, the Company’s equity ceased to be publicly traded and, therefore, there was no ascertainable public market value for the B Units as of December 31, 2011. The market value reported in this table is based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis.

Non-Qualified Deferred Compensation

As noted in the Compensation Discussion and Analysis, the Company maintains the RDU Plan, an unfunded nonqualified deferred compensation plan that is designed to retain key leaders and focus them on driving the long-term success of the Company. Participants in the RDU Plan received RDUs that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by 28,500, which is the total number of RDUs available under the RDU Plan. Each RDU represents $1,000 of face value of the Company’s Senior Subordinated Notes.

The RDUs are designed to track two components of the Company’s Senior Subordinated Notes, a principal component and an interest component. However, participants have no rights to the underlying debt. The total amount of compensation available under the RDU Plan is based on these two components. The principal component credits the RDU Plan with an amount equal to $28.5 million face value of the Company’s Senior Subordinated Notes (the “debt pool”). Payment of the principal component under the RDU Plan will be made to participants on October 12, 2017, unless accelerated as discussed in the “2011 Potential Payments upon Termination or Change in Control” section. The interest component credits the RDU Plan with amounts equal to the interest that would have been earned on the debt pool from March 10, 2010 (or the date of hire, if later) through maturity (October 12, 2017). Payment of the interest component for the period from March 10, 2010 (or the date of hire, if later) through December 31, 2011 was made in January 2012, and payment of the interest component for periods on and after January 1, 2012 will be paid to participants semi-annually on April 15 and October 15, unless accelerated as discussed in the “2011 Potential Payments upon Termination or Change in Control” section.

Participants vest daily in the principal component during employment on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, unless accelerated as discussed in the “2011 Potential Payments upon Termination or Change in Control” section. Participants became vested in the interest component that accrued for the period from March 10, 2010 (or the date of hire, if later) through December 31, 2011 on December 31, 2011 and vest in the interest component for periods on and after January 1, 2012 as discussed in the “2011 Potential Payments upon Termination or Change in Control” section.

The principal and interest accrued on unallocated RDUs under the RDU Plan as of December 31, 2014 will be allocated to participants who are employed as of such date on a pro rata basis according to the number of RDUs held by each such participant compared to the total debt pool, unless accelerated as discussed in the “2011 Potential Payments upon Termination or Change in Control” section. Any RDUs allocated to participants on December 31, 2014 will be fully vested. Such principal and interest components allocated to each participant shall be paid on October 12, 2017, unless accelerated as discussed in the “2011 Potential Payments upon Termination or Change in Control” section.

See “2011 Potential Payments upon Termination or Change in Control” below for a discussion of the treatment of the RDUs upon certain terminations of employment or a sale of the Company.

2011 Non-Qualified Deferred Compensation Table

The following table provides information regarding the RDU Plan.

Name	Executive Contributions In Last Fiscal Year ($)	Registrant Company Contributions In Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance At Last Fiscal Year-End ($)(3)
Thomas E. Richards	—	—	643,046	—	6,286,482
John A. Edwardson	—	—	—	—	—
Ann E. Ziegler	—	—	392,972	—	3,841,739
Douglas E. Eckrote	—	—	321,523	—	3,143,241
Neal J. Campbell	—	400,000	46,937	—	446,937
Christina M. Corley	—	400,000	13,231	—	413,231

(1)	The amounts reported in this column represent the number of RDUs that Mr. Campbell and Ms. Corley received during 2011 multiplied by $1,000, the face amount of an RDU. Please see the narrative above for a description of the principal component of the RDU Plan. These amounts are included in the “All Other Compensation” column in the 2011 Summary Compensation Table. Participants in the RDU Plan vest in the principal component on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014, subject to earlier vesting in the event of certain qualifying terminations of employment or a sale of the Company. Accordingly, none of the amounts reported in this column as of December 31, 2011 were vested.
(2)	The amounts reported in this column represent interest credited to each Named Executive Officer’s RDU account in 2011. Please see the narrative above for a description of the interest component of the RDU Plan. (This is different than the portion of the interest credited that is above the applicable long-term federal rate, which is included in the “Nonqualified Deferred Compensation Earnings” column in the 2011 Summary Compensation Table.) Participants in the RDU Plan became vested in the interest payments that accrued under the RDU Plan from March 10, 2010 (or the date of hire, if later) through December 31, 2011 on December 31, 2011. Such accrued interest payments were paid to participants in January 2012.
(3)	The amounts reported in this column represent each Named Executive Officer’s balance in the RDU Plan.

2011 Potential Payments upon Termination or Change in Control

Mr. Richards is a party to a compensation protection agreement that provides for certain severance benefits upon a qualifying termination of employment. As noted above, we have entered into an employment agreement with Mr. Edwardson, which also provides for certain severance benefits upon a qualifying termination of employment. In addition, in connection with the Acquisition, Ms. Ziegler and Mr. Eckrote entered into compensation protection agreements that set forth their severance arrangements (together, with Mr. Richards compensation protection agreement, the “Compensation Protection Agreements”). The remaining Named Executive Officers participate in a compensation protection plan that provides for severance benefits upon a qualifying termination of employment (“Compensation Protection Plan”). Each Named Executive Officer, other than Mr. Edwardson, is a participant in the RDU Plan and each Named Executive Officer is a participant in the Company’s B Unit program, both of which provide for accelerated vesting of RDUs or B Units, as applicable, upon certain termination events or a sale of the Company.

A description of the material terms of each of the employment arrangements, the RDU Plan and B Unit program as well as estimates of the payments and benefits each Named Executive Officer would receive upon a termination of employment or sale of the Company, are set forth below. The estimates have been calculated assuming a termination date on December 30, 2011 (the last business day in 2011), an estimated market value of the Company’s B Units based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis and the $1,000 face amount of an RDU. The amounts reported below are only estimates and actual payments and benefits to be paid upon a termination of a Named Executive Officer’s employment with the Company or sale of the Company under these arrangements can only be determined at the time of termination or sale of the Company.

All of the Named Executive Officers are bound by noncompetition agreements with the Company. Under his amended and restated employment agreement, Mr. Edwardson is bound by noncompetition and nonsolicitation provisions that apply through December 31, 2016 and confidentiality provisions that apply for an unlimited period of time following any termination of his employment. The remaining Named Executive Officers are bound by noncompetition and nonsolicitation provisions that apply for a period of twelve months (in the case of the Compensation Protection Plan or for executives who are parties to Compensation Protection Agreements if such executive is not eligible to receive severance under the terms of such agreement) or eighteen months (if the Named

Executive Officer is eligible for severance under the terms of a Compensation Protection Agreement) following any termination of employment and confidentiality provisions that apply for an unlimited period of time following any termination of employment. The noncompetition period under the B Unit agreements is 18 months for each executive who is a party to a Compensation Protection Agreement and 12 months for each executive who participates in the Compensation Protection Plan.

Employment Agreement with John A. Edwardson

We entered into an employment agreement with Mr. Edwardson on October 12, 2007 that provides for payments and other benefits in connection with the termination of his employment with the Company.

Under Mr. Edwardson’s employment agreement, if Mr. Edwardson’s employment is terminated due to Mr. Edwardson’s death or disability, Mr. Edwardson or his estate, as applicable, is entitled to receive the following payments and benefits under the employment agreement: (1) accrued base salary through the date of termination of employment; (2) the amount of any SMIP bonus earned and payable, but not yet paid, for the fiscal year prior to the year in which Mr. Edwardson’s termination of employment occurs; (3) any earned and unpaid portion of the SMIP bonus target determined as of the last day of the fiscal year in which Mr. Edwardson’s termination of employment occurs, prorated from the first day in such fiscal year through the date of Mr. Edwardson’s termination of employment; and (4) any employee benefits to which Mr. Edwardson is otherwise entitled. In addition, in the case of Mr. Edwardson’s termination due to death or disability, Mr. Edwardson’s Class B Common Unit Grant Agreement provides for the immediate vesting of the additional portion of his outstanding B Units that would vest over a period of one year from Mr. Edwardson’s termination of employment. If Mr. Edwardson’s employment is terminated by the Company for “cause” or by Mr. Edwardson without “good reason,” as defined in his employment agreement, Mr. Edwardson is entitled to receive the benefits described in (1), (2) and (4) above. If Mr. Edwardson’s employment is terminated by the Company without “cause” or by Mr. Edwardson for “good reason,” Mr. Edwardson is entitled to receive the payments and benefits described in (1) through (4) above and a lump sum payment of two times the sum of his base salary plus his average annual incentive bonus for the last three full fiscal years.

As described above, on June 30, 2011, we amended and restated Mr. Edwardson’s employment agreement in connection with his announced retirement and continued service to the Company as Chairman. The amended and restated agreement became effective October 1, 2011. Under the amended and restated agreement, if Mr. Edwardson’s employment is terminated by the Company without “cause,” by Mr. Edwardson for “good reason” or due to disability, Mr. Edwardson will receive, in addition to the payments and benefits outlined in the previous paragraph, continuation of medical, dental and vision insurance until he becomes eligible for Medicare benefits, and full COBRA rights for his eligible dependents once he becomes eligible for Medicare benefits or, if earlier, upon his death.

Compensation Protection Arrangements

For purposes of determining severance benefits under the Named Executive Officers’ compensation protection arrangements, a qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) for a Named Executive Officer who is a party to a Compensation Protection Agreement, by the Named Executive Officer for “good reason.”

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated for any reason other than a qualifying termination of employment, the Named Executive Officer is entitled to receive his or her “accrued obligations.” Accrued obligations include the following: (1) accrued and unpaid base salary; (2) any SMIP bonus, deferred compensation and other cash compensation accrued by the Named Executive Officer to the extent not paid as of the date of termination; and (3) and vacation pay, expense reimbursements and other cash entitlements accrued by the Named Executive Officer to the extent not paid as of the date of termination.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to the Named Executive Officer’s death or disability, the Named Executive Officer or his or her estate, as applicable, is entitled to receive the following payments under his or her compensation protection arrangement: (1) accrued obligations as defined above and (2) for executives who are parties to Compensation Protection Agreements, an annual incentive bonus (based on the target bonus under the Company’s SMIP), prorated through the effective date of the Named Executive Officer’s termination of employment.

If the employment of a Named Executive Officer other than Mr. Edwardson is terminated due to a qualifying termination, the Named Executive Officer is entitled to receive the following payments and benefits under his or her compensation protection arrangement: (1) accrued obligations as defined above; (2) the portion of the unpaid SMIP bonus that the Named Executive Officer would have received had he or she remained employed by the Company for the full year in which the termination occurs, based on actual performance and prorated through the date of termination; (3) continuation in accordance with the Company’s regular payroll practices of a multiple of the Named Executive Officer’s base salary; (4) payment of a multiple of the Named Executive Officer’s SMIP bonus that would have been earned had the Named Executive Officer remained employed by the Company for the full year in which the termination occurs, based on actual performance; (5) continuation of certain health and welfare benefits for the number of years specified in the Named Executive Officer’s compensation protection arrangement or if earlier, the date that the Named Executive Officer became eligible for each such type of insurance coverage from a subsequent employer (provided, however, that if the Company is unable to provide such continuation benefits to the Named Executive Officer, the Company will reimburse and provide a tax-gross up for the cost associated with providing such benefits); and (6) outplacement services of up to $20,000. The multiple to be applied in determining severance payments and health and welfare continuation coverage is one for Named Executive Officers who participate in the Compensation Protection Plan, two for Named Executive Officers who are parties to Compensation Protection Agreements or, in the case Mr. Richards resigns for good reason in certain circumstances following an acquisition of the Company on or before December 31, 2011, three for base salary and health and welfare benefits and 2.99 for SMIP bonus. The receipt of all of the payments and benefits above, except payment of accrued obligations, is conditioned upon the Named Executive Officer’s execution of a general release agreement in which he or she waives all claims that he or she might have against the Company and certain associated individuals and entities.

If the payments and benefits to a Named Executive Officer under their respective employment agreement or Compensation Protection Agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Named Executive Officer would be entitled to receive a “gross-up” payment, unless the Named Executive Officer’s net after-tax benefit resulting from such gross-up payment, as compared to a reduction of such payments and benefits so that no excise tax is incurred, is less than $100,000. The foregoing gross-up payment is applicable only in the case of the Company’s first change in control following its initial public offering.

RDU Plan

As noted in the Compensation Discussion and Analysis and narrative to the “2011 Non-Qualified Deferred Compensation” table, the Company maintains the RDU Plan. Upon a qualifying termination of employment under a Compensation Protection Agreement, the participant will vest in the RDUs through the date of termination, determined as if the vesting schedule had been five year daily commencing on January 1, 2010. For participants in the RDU Plan, in the event of death or disability, the participant will vest in an additional 20% of the RDUs (i.e., one year of vesting on a five year daily vesting schedule). With respect to the interest component of the RDU Plan, upon a termination of employment, a participant receives interest payments, payable at the same time and same rate as other RDU participants, with respect to vested and unvested RDUs through the date of termination and with respect to vested RDUs thereafter.

All outstanding RDUs become vested upon a sale of the Company and participants will receive unpaid interest through the date of such sale of the Company. In addition, upon a sale of the Company, the Company is required to pay the same change in control payment, equal to 1% of the debt pool, as it would be required to pay noteholders under the indenture governing the Company’s Senior Subordinated Notes. The change in control payment, as well as the principal and interest portion of the debt pool not yet allocated as of the date of the sale of the Company, will be allocated to participants who are employed as of such date on a pro rata basis according to the number of RDUs held by each participant compared to the total debt pool.

B Units

Except as described below with respect to Mr. Edwardson, there is no acceleration or continuation of vesting of the B Units for terminations other than on account of a Named Executive Officer’s death or disability. In the case of termination due to the Named Executive Officer’s death or disability, each Named Executive Officer’s Class B Common Unit Grant Agreement provides for the immediate vesting of the additional portion of his or her outstanding B Units that would vest over a period of one year from such Named Executive Officer’s termination of employment. All outstanding unvested B Units would immediately vest upon a sale of the Company under the Class B Common Unit Grant Agreements entered into with each Named Executive Officer.

On June 30, 2011, the Board also approved the terms of a Class B Common Unit Grant Agreement modification letter with Mr. Edwardson. The modification letter provides that Mr. Edwardson’s unvested B Units will continue to vest in accordance with the vesting schedule set forth in his grant agreement (through 2014); provided, that Mr. Edwardson continues to perform services through December 31, 2012 or experiences a qualifying termination of employment (Mr. Edwardson is terminated without cause or resigns with good reason) prior to that date.

For purposes of the RDU Plan and B Unit program, a sale of the Company means the acquisition by any person or group of (1) at least 51% of the equity securities of the Company entitled to vote to elect members of the Board or (2) all or substantially all of the Company’s assets determined on a consolidated basis. An initial public offering does not constitute a sale of the Company.

Potential Payments upon a Qualifying Termination of Employment (1)

Name	Severance Payment ($)(2)	Pro Rata Actual Bonus Payment ($)(3)	Value of Class B Common Units ($)(4)	Value of Accelerated RDUs ($)(5)	Welfare Benefits ($)(6)	Outplacement ($)(7)	Aggregate Payments ($)
Thomas E. Richards (2x Scenario)	5,000,740	1,725,370	—	3,208,482	17,502	20,000	9,972,094
Thomas E. Richards (3x Scenario)	7,483,856	1,725,370	—	3,208,482	26,253	20,000	12,463,961
John A. Edwardson	5,139,200	2,080,000	32,110,657	—	9,793	—	39,339,650
Ann E. Ziegler	2,880,000	1,120,000	—	1,960,739	11,549	20,000	5,992,288
Douglas E. Eckrote	2,790,000	1,120,000	—	1,604,241	17,406	20,000	5,551,647
Neal J. Campbell	715,000	412,274	—	46,937	8,215	20,000	1,202,426
Christina M. Corley	715,000	116,932	—	13,231	10,213	20,000	875,376

(1)	A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) for a Named Executive Officer who is a party to a Compensation Protection Agreement, by the Named Executive Officer for “good reason.”
(2)	Except as otherwise noted, amounts reported in this column represent a multiple of the sum of (i) the Named Executive Officer’s base salary and (ii) the Named Executive Officer’s annual incentive bonus target for 2011 multiplied by the 2011 SMIP payout percentage of 160%. For Mr. Edwardson, the bonus component of his severance payment is determined under his employment agreement based upon the average of the annual incentive bonus amounts earned for the last three full fiscal years. The multiple is one times for the Named Executive Officers who participate in the Compensation Protection Plan, two times for Mr. Edwardson and the Named Executive Officers who are parties to Compensation Protection Agreements and three times for base salary and 2.99 times for SMIP bonus in the case Mr. Richards resigns for good reason in certain circumstances following an acquisition of the Company on or before December 31, 2011.
(3)	Under the Named Executive Officers’ respective agreements, the Named Executive Officers are entitled to a pro rata bonus based on the Company’s actual performance for the year in which termination occurs. The amount reported in this column represents the annual bonus earned by each Named Executive Officer during 2011. This amount is also reported in the 2011 Summary Compensation Table as 2011 compensation.
(4)	Pursuant to the terms of the B Unit agreements, the B Units do not accelerate upon a termination of employment other than a termination of employment due to the death or disability of the Named Executive Officer, as described below. Although Mr. Edwardson’s unvested B Units do not accelerate upon a qualifying termination of employment, Mr. Edwardson’s unvested B Units will continue to vest in accordance with the vesting schedule set forth in his grant agreement (through 2014) upon a qualifying termination of employment. The amount reported for Mr. Edwardson represents the value of the B Units that will continue to vest in the event Mr. Edwardson’s employment with the Company is terminated without cause or Mr. Edwardson resigns with good reason before December 31, 2012. The B Unit value reported in this table is based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis.
(5)

Pursuant to the terms of the RDU Plan, upon a qualifying termination of employment under a Compensation Protection Agreement, the participant will vest in the RDUs through the date of termination, determined as if the vesting schedule had been five year daily commencing on January 1, 2010. The amounts reported in the table represent the sum of (i) the number of RDUs that would vest upon the qualifying termination of employment under a Compensation Protection Agreement multiplied by the $1,000 face amount of an RDU and (ii) the interest earned in 2010 and 2011 that became vested on December 31, 2011 and was paid in January 2012. In addition, the Named Executive Officer will continue to receive interest earned subsequent to 2011 with respect to the RDUs that vested in connection with his or her qualifying termination of employment.
(6)	Represents the estimated value of continued welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
(7)	Represents the maximum value of outplacement services that all Named Executive Officers, except for Mr. Edwardson, would be entitled to receive.

Potential Payments upon Death or Disability Table

Name	Severance Payment ($)	Pro Rata Actual Bonus Payment ($)(1)	Value of Accelerated Class B Common Units ($)(2)	Value of Accelerated RDUs ($)(3)	Aggregate Payments ($)
Thomas E. Richards	—	1,725,370	3,205,407	2,182,482	7,113,259
John A. Edwardson	—	2,080,000	10,686,006	—	12,766,006
Ann E. Ziegler	—	1,120,000	1,496,041	1,333,739	3,949,780
Douglas E. Eckrote	—	1,120,000	1,474,218	1,091,241	3,685,459
Neal J. Campbell	—	412,274	377,800	126,937	917,011
Christina M. Corley	—	116,932	280,110	93,231	490,273

(1)	Under the Compensation Protection Agreements, the Named Executive Officers are entitled to a pro rata bonus based on target or, in the case of Mr. Edwardson, actual performance for the year in which termination occurs. The amount reported in this column represents the annual bonus earned by each Named Executive Officer during 2011. This amount is also reported in the 2011 Summary Compensation Table as 2011 compensation.
(2)	Represents the value of B Units, equal to the amount that would vest over a period of one year, in the event of a death or a termination following a disability on December 30, 2011. The B Unit value reported in this table is based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis.
(3)	Pursuant to the terms of the RDU Plan, in the event of the participant’s death or disability, the participant will vest in an additional 20% of the RDUs (i.e., one year of vesting on a five year daily vesting schedule). The amounts reported in the table represent the sum of (i) the number of RDUs that would vest upon a termination due to death or disability multiplied by the $1,000 face amount of an RDU and (ii) the interest earned in 2010 and 2011 that became vested on December 31, 2011 and was paid in January 2012. In addition, the Named Executive Officer will continue to receive interest earned subsequent to 2011 with respect to the RDUs that vested in connection with his or her termination of employment due to death or disability.

Potential Payments upon a Change in Control

Name	Severance Payment ($)	Pro Rata Actual Bonus Payment ($)	Value of Accelerated Class B Common Units ($)(1)	Value of Accelerated RDUs ($)(2)	Gross-Up ($)(3)	Aggregate Payments ($)(4)
Thomas E. Richards	—	—	9,632,012	7,143,831	—	16,775,843
John A. Edwardson	—	—	32,110,657	—	—	32,110,657
Ann E. Ziegler	—	—	4,495,493	4,365,681	—	8,861,174
Douglas E. Eckrote	—	—	4,429,915	3,571,921	—	8,001,836
Neal J. Campbell	—	—	1,583,121	513,790	—	2,096,911
Christina M. Corley	—	—	1,356,877	480,085	—	1,836,962

(1)	Represents the value of all unvested B Units that would become vested immediately prior to a sale of the Company on December 30, 2011. The B Unit value reported in this table is based upon a valuation analysis of the “fair market value” (as defined in our applicable equity documents) of total Company equity performed on a semi-annual basis.
(2)	Represents the value of all unvested RDUs that would become vested upon a sale of the Company as well as the interest accrued in 2010 and 2011 on these RDUs, the allocation of the unallocated RDU debt pool (principal and any accrued interest) that each Named Executive Officer would have received if a sale of the Company occurred on December 30, 2011 and the change in control payment on the RDUs. The amounts are calculated based on the $1,000 face amount of an RDU. Please see the “2011 Non-Qualified Deferred Compensation” table for a description of the RDU Plan and the narrative above entitled “RDU Plan” for a description of the amounts to be received by participants in the RDU Plan upon a sale of the Company.
(3)	The tax gross-up calculations assumed a blended effective tax rate of approximately 39% and a 20% excise tax incurred on excess parachute payments, as calculated in accordance with Internal Revenue Code Sections 280G and 4999. For Mr. Richards, given that he commenced employment with the Company in 2009, the tax gross-up calculation is based on Mr. Richard’s W-2 forms for 2009 and 2010 only, with 2009 compensation information based on an annualized salary amount. For Ms. Ziegler, given that she commenced employment in 2008, the tax gross-up calculation is based on Ms. Ziegler’s W-2 forms for 2008, 2009 and 2010 only, with 2008 compensation information based on an annualized salary amount.
(4)	If the Named Executive Officer experiences a qualifying termination of employment in connection with a change in control, the Named Executive Officer would also be entitled to the amounts reported in the “Potential Payments upon a Qualifying Termination of Employment” table above, except that such Named Executive Officer would receive the value of the accelerated RDUs as set forth in this table rather than in the “Potential Payments upon a Qualifying Termination of Employment” table above. In addition, the 280G gross-up calculation would be increased to reflect the additional compensation received in connection with a qualifying termination of employment. In such case, Mr. Richards would receive a gross-up payment of $2,316,136 for the 2x termination scenario and $3,608,933 for the 3x termination scenario, and Ms. Ziegler would receive a gross-up payment of $1,357,190.

Director Compensation

Our managers who (1) were appointed jointly by our Equity Sponsors and (2) were not also officers or employees of the Company or Managing Directors of our Equity Sponsors in 2011 were eligible to receive an annual retainer of $175,000 in 2011, paid on a quarterly basis after completion of each quarter of service. Steven W. Alesio, Barry K. Allen, Benjamin D. Chereskin and Donna F. Zarcone were eligible to receive this retainer for their Board service in 2011. Our other non-employee managers, Glenn M. Creamer, Michael J. Dominguez, Paul J. Finnegan and Robin P. Selati, were Managing Directors of the Equity Sponsors in 2011 and therefore were not eligible to receive this retainer for their Board service in 2011.

The following table shows information concerning the retainer paid to eligible managers during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash/ Total
Steven W. Alesio	$175,000
Barry K. Allen	$175,000
Benjamin D. Chereskin	$175,000
Donna F. Zarcone	$106,250	(1)

(1)	Consists of a pro rata portion of the $175,000 annual retainer earned by Ms. Zarcone based upon length of Board service in 2011. Ms. Zarcone currently serves on the Board and commenced Board service on May 23, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

All of the equity interests of CDW LLC and CDW Finance Corporation are owned by Parent, which in turn is wholly owned by CDW Holdings. CDW Holdings was capitalized in connection with the Acquisition with approximately $2,141.9 million of equity capital in the form of units. As of December 31, 2011, CDW Holdings had 2,165,617.47 A Units outstanding and 202,907.74 B Units outstanding, of which 75,461.18 were vested. The A Units and the vested B Units vote together as a single class of units. The following table sets forth certain information regarding the beneficial ownership of the units of CDW Holdings as of December 31, 2011 by:

•	each person who is the beneficial owner of more than 5% of its outstanding voting common equity;

•	each member of the board of managers of CDW Holdings and each of our Named Executive Officers; and

•	our managers and executive officers as a group.

To our knowledge, each such holder has sole voting and investment power as to the units shown unless otherwise noted. Beneficial ownership of the units listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	CDW Holdings LLC
	Number of A Units Beneficially Owned	Percent of A Units Beneficially Owned	Number of B Units Beneficially Owned	Percent of B Units Beneficially Owned	Percent of All Units Beneficially Owned
Principal Unitholders:
Madison Dearborn(1)	1,108,879.4	51.2	—	—	49.5
Providence Equity(2)	980,415.5	45.3	—	—	43.7

Managers and Executive Officers:
John A. Edwardson(3)	26,000.0	1.2	26,895.9	34.7	2.4
Ann E. Ziegler(4)	1,000.0	*	3,765.4	5.0	*
Thomas E. Richards(5)	2,154.9	*	8,067.8	10.6	*
Douglas E. Eckrote(6)	4,000.0	*	3,710.5	4.9	*
Christina M. Corley(7)	—	—	338.6	*	*
Neal J. Campbell(8)	—	—	934.1	1.2	*
Steven W. Alesio	—	—	—	—	—
Barry K. Allen	—	—	—	—	—
Benjamin D. Chereskin	—	—	—	—	—
Glenn M. Creamer	—	—	—	—	—
Michael J. Dominguez	—	—	—	—	—
Paul J. Finnegan	—	—	—	—	—
Robin P. Selati	—	—	—	—	—
Donna F. Zarcone	—	—	—	—	—

All Managers and Executive Officers as a group (19 persons)	37,454.9	1.7	56,260.4	70.4	4.2

*	Denotes less than one percent.
(1)	Consists of 723,840.2 A Units held directly by Madison Dearborn Capital Partners V-A, L.P. (“MDP A”), 192,022.3 A Units held directly by Madison Dearborn Capital Partners V-C, L.P. (“MDP C”), 7,273.2 A Units held directly by Madison Dearborn Capital Partners V Executive-A, L.P. (“MDP Exec”) and 185,743.8 A Units held directly by MDCP Co-Investor (CDW), L.P. (“MDP Co-Investor”). The units held by MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be beneficially owned by Madison Dearborn Partners V A&C, L.P. (“MDP V”), and the general partner of MDP A, MDP C, MDP Exec and MDP Co-Investor. As the sole member of a limited partner committee of MDP V that has the power, acting by majority vote, to vote or dispose of the units directly held by MDP A, MDP C, MDP Exec and MDP Co-Investor, John A. Canning, Paul J. Finnegan and Samuel M. Mencoff may be deemed to have shared voting and investment power over such units. MDP V, MDP A, MDP C, MDP Exec and MDP Co-Investor may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. Messrs. Canning, Finnegan and Mencoff and MDP V hereby disclaim any beneficial ownership of any shares held by MDP A, MDP C, MDP Exec and MDP Co-Investor. The address for the Madison Dearborn entities and persons is Three First National Plaza, 70 W. Madison Street, Suite 4600, Chicago, Illinois, 60602.

(2)	Consists of 621,184.7 A Units held directly by Providence Equity Partners VI, L.P. (“PEP VI”), 213,695.0 A Units held directly by Providence Equity Partners VI-A, L.P. (“PEP VI-A”) and 145,535.8 A Units held directly by PEP Co-Investors (CDW), L.P. (“PEP Co-Investor”). The units held by PEP VI, PEP VI-A and PEP Co-Investor may be deemed to be beneficially owned by Providence Equity GP VI, L.P. (“PEP GP”), the general partner of PEP VI, PEP VI-A and PEP Co-Investor and Providence Equity Partners VI, L.L.C. (“PEP LLC”), the general partner of PEP GP. PEP VI, PEP VI-A, PEP Co-Investor, PEP GP and PEP LLC may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, but expressly disclaim group attribution. The address for the Providence Equity entities is 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(3)	8,775 A Units held by the Edwardson Family Foundation are deemed to be beneficially owned by Mr. Edwardson. Includes beneficial ownership of 2,042.7 B Units held by Mr. Edwardson that may be acquired within 60 days of December 31, 2011.
(4)	350 A Units held by the Mark A. Orloff Irrevocable Trust, the assets of which trust, including the 350 A Units, are pledged to secure a loan incurred by the trust, and 650 A Units held by the Ann E. Ziegler IRA Northern Trust Bank are deemed to be beneficially owned by Ms. Ziegler. Includes beneficial ownership of 286.0 B Units held by Ms. Ziegler that may be acquired within 60 days of December 31, 2011.
(5)	Includes beneficial ownership of 612.7 B Units held by Mr. Richards that may be acquired within 60 days of December 31, 2011.
(6)	Includes beneficial ownership of 281.8 B Units held by Mr. Eckrote that may be acquired within 60 days of December 31, 2011.
(7)	Includes beneficial ownership of 172.2 B Units held by Ms. Corley that may be acquired within 60 days of December 31, 2011.
(8)	Includes beneficial ownership of 157.0 B Units held by Mr. Campbell that may be acquired within 60 days of December 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Services Agreement

The Company is party to a management services agreement with affiliates of Madison Dearborn and Providence Equity pursuant to which they have agreed to provide us with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors earn an annual advisory fee of $5 million, payment of which is subject to certain restrictions contained in our Term Loan Facility, and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. Additionally, the Equity Sponsors are entitled to certain fees based on the amount of any future equity or debt financing for us that is arranged by them. The management services agreement includes customary indemnification provisions in favor of the Equity Sponsors.

Management and Equity Sponsor Equity Arrangements

Certain members of the Company’s senior management team have purchased A Units in CDW Holdings. As of December 31, 2011, executive officers owned 37,454.9 A Units (including deferred A Units), or approximately 1.7% of the outstanding A Units (including deferred A Units). The aggregate purchase price paid by the executive officers for these units (including deferred A Units) was approximately $36.3 million.

The A Units are subject to restrictions on transfer, and also are subject to the right of CDW Holdings or, if not exercised by CDW Holdings, the right of the Equity Sponsors, to repurchase the units in certain circumstances, subject to certain exceptions. With respect to certain members of our executive committee, these circumstances include: (i) a termination of the executive’s employment with the company for cause, (ii) a resignation (other than upon retirement or resignation due to disability or for good reason) within three years of the date of such equity purchase, (iii) a material violation of a restrictive covenant within three years after the executive’s termination of employment with the company or (iv) the executive becoming employed by, performing services for or becoming associated with a competitor. With respect to all other management investors, these circumstances include: (i) a termination of the executive’s employment with the company for any reason, (ii) a violation of a restrictive covenant, or (iii) the executive becoming employed by, performing services for or becoming associated with a competitor. If an executive’s employment with us terminates for any reason other than for cause or violation of a restrictive covenant, the executive’s units can be repurchased at fair market value. Upon a termination for cause or violation of a restrictive covenant, the executive’s units can be repurchased at the lower of original cost or fair market value.

Certain members of senior management have purchased A units in CDW Holdings on a deferred basis by deferring certain future compensation into deferred A units. Holders of the deferred A Units are entitled to any distributions (whether in cash or property) on A Units as though each deferred unit held was one A Unit, though such distributions may not be made at the same time as distributions are made to holders of A Units, as more fully described in the applicable deferred unit purchase agreement. Deferred units cannot generally be transferred prior to the applicable settlement date and, if deferred units are settled in exchange for A Units, such A Units can only be transferred as provided by the agreements governing the A Units, including the limited liability company agreement and with respect to those parties to the unitholders agreement, to that agreement.

CDW Holdings, the Equity Sponsors, certain executive committee members and certain other co-investors have entered into a unitholders agreement. Under the unitholders agreement, if the Equity Sponsors (so long as the Equity Sponsors collectively continue to hold at least 51% of the Common Units (as defined in the CDW Holdings limited liability company agreement)) seek to sell all or substantially all of the company, these executives must consent to the sale and cooperate with the Equity Sponsors, which may include selling their securities to the buyer on the terms and at the price negotiated by the Equity Sponsors and signing whatever documents as are reasonably necessary to consummate the sale. Additionally, under the unitholders agreement, prior to an initial public offering, if the Equity Sponsors sell a significant portion of their ownership interest in CDW Holdings to a third party (disregarding sales in the public market, transfers to affiliates and certain other exceptions), these executives will have the option, but will not be required (except in the case of a sale of the entire company), to participate in the sale and sell alongside the Equity Sponsors on a pro rata basis. Prior to an initial public offering or a sale of all or substantially all of CDW Holdings, each executive will be required to vote his or her units in favor of a board of managers consisting of such representatives as the Equity Sponsors designate and our Chief Executive Officer. The right of each Equity Sponsor to designate such representatives is subject to certain percentage ownership requirements.

CDW Holdings, the Company, the Equity Sponsors, certain executive committee members and certain other co-investors have entered into a registration rights agreement. Under the registration rights agreement, the Equity Sponsors were given the right to require the Company to register any or all of its securities under the Securities Act on Form S-1 or Form S-3, at the Company’s expense. Additionally, these executives are entitled to request the inclusion of their registrable securities in any such registration statement at the Company’s expense whenever the Company proposes to register any offering of its securities.

CDW Holdings, all senior management investors, the Equity Sponsors and certain other co-investors have entered into an amended and restated limited liability company agreement. The limited liability company agreement specifies the rights and obligations of the members of CDW Holdings and the rights of the various classes of limited liability company interests therein. Pursuant to the amended and restated limited liability company agreement, holders of A Units and B Units in CDW Holdings will share in future distributions on a pro rata basis, subject to certain participation thresholds for holders of B Units.

Transactions with Equity Sponsors

Madison Dearborn and Providence Equity are private equity firms that have investments in companies that purchase products or services from, or provide products or services to, the Company. We believe that such transactions are entered into in the ordinary course of business on terms no less favorable to us than terms that could have been reached with an unaffiliated third party.

Review and Approval of Transactions with Related Persons

The charter of the audit committee of CDW Holdings gives the audit committee the responsibility to review all transactions with related persons. According to the charter, no related person transaction may be entered into unless and until it has been approved by the audit committee. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K.

Potential related person transactions are identified based on information submitted by our officers and managers and then submitted to the audit committee for review. The audit committee takes into account all relevant considerations in deciding whether to approve the transaction. These considerations may, but need not, include:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third party; and

•	the purpose of the transaction and any potential benefits to us.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

On October 12, 2007, in connection with the Acquisition, we entered into (1) the ABL Facility providing for a revolving loan in an aggregate principal amount of up to $800 million and (2) the Term Loan Facility providing for a term loan in an aggregate principal amount of $2,200 million.

On March 14, 2008, we amended and restated the Term Loan Facility to modify the leverage ratio which is used in calculating the interest rate on the term loan, to add a senior secured leverage ratio covenant and to modify certain existing covenants and prepayment provisions, each as more fully described below.

On November 4, 2009, we further amended the Term Loan Facility to revise the senior secured leverage ratio and to increase the applicable interest rate spread. We also amended certain other terms, including the placement of additional restrictions on our ability to incur additional indebtedness and the addition of a requirement that we maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan Facility through maturity, subject to certain limitations.

On December 2, 2010, we entered into an amendment to our Term Loan Facility. This amendment, among other things:

•

extended the final maturity of approximately $1,146 million of our Term Loan Facility from October 10, 2014 to July 15, 2017 (subject to acceleration as of 90 days prior to the maturity date of our Existing Senior Notes if (i) our senior secured leverage ratio equals or exceeds 3.00 to 1.00 on the date that is 90 days prior to October 12, 2015 and (ii) the outstanding principal amount of our Existing Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500,000,000);

•	increased the applicable margin for the interest rate with respect to the Extended Loans under our Term Loan Facility by 1.00%; and

•	permitted the issuance of the notes and the grant of security interests in the collateral for the notes.

On March 11, 2011, we entered into a further amendment to our Term Loan Facility, which became effective on March 14, 2011. This amendment, among other things: (i) reduced the margins with respect to the Extended Loans, (ii) established a LIBOR floor of 1.25% and an ABR floor of 2.25% with respect to the Extended Loans, (iii) reset the start date for accumulating restricted payments that count against the general limit of $25.0 million and (iv) provided a 1% prepayment premium for certain repayments or repricings of any Extended Loans for the six month period following the effective date of the pricing change.

On June 24, 2011, we refinanced our ABL Facility. The ABL Facility Refinancing, among other things: (i) increased the overall revolving credit facility capacity available to us from $800.0 million to $900.0 million, (ii) increased the maximum aggregate amount of increases that may be made to the ABL Facility from $100.0 million to $200.0 million, (iii) added a maturity acceleration provision based upon excess cash availability whereby the ABL Facility may mature 45 days prior to both the maturity of the non-extended portion of our Term Loan Facility and the maturity of our Existing Senior Notes, if excess cash availability does not exceed the outstanding borrowings of the subject maturing debt at the time of the test plus $150 million, (iv) increased the fee on the unused portion of the ABL Facility from 25 basis points to either 37.5 or 50 basis points, depending on the amount of utilization, (v) increased the applicable interest rate margin, and (vi) incorporated a $300.0 million floorplan sub-facility, which was increased to $400.0 million on August 2, 2011.

The following summary is a description of the principal terms of the Senior Credit Facilities and the related documents governing those facilities. In this section, we sometimes refer to CDW LLC as the “borrower.”

Maturity; Prepayments

The ABL Facility matures in 2016, subject to the springing maturity covenant described above.

The non-extended portion of the Term Loan Facility matures in 2014. The Extended Loans mature in 2017. The Term Loan Facility requires us to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of our excess cash flow for a fiscal year (the percentage rate of which can decrease based upon the total net leverage ratio as defined in the governing agreement), and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by us or our subsidiaries. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. On March 16, 2011, we made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010 under the excess cash flow provision, and on March 14, 2012, we made another mandatory prepayment of $21.0 million with respect to the year ended December 31, 2011 under the excess cash flow provision. On February 2, 2012, we made an optional prepayment of $120.0 million aggregate principal amount, and on February 14, 2012, we made an additional optional prepayment of $60.0 million aggregate principal amount. The prepayments were allocated on a pro rata basis between the Extended Loans and non-extended loans. The optional prepayments reduced the amount of the required excess cash flow payment on a dollar for dollar basis.

Security; Guarantees

Our obligations under the Senior Credit Facilities have been guaranteed on a senior secured basis by Parent and each of CDW LLC’s wholly owned domestic direct and indirect subsidiaries. Our obligations under the Senior Credit Facilities and each Guarantor’s obligations under its guarantee of the Senior Credit Facilities are secured by a security interest in substantially all of our assets and the assets of the Guarantors. Because our Senior Credit Facilities are secured obligations, if we fail to comply with the terms of the Senior Credit Facilities and those creditors accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Guarantors which serve as collateral.

The ABL Facility is secured by (1) a first priority lien on substantially all of the borrower’s accounts, deposit accounts, eligible inventory and proceeds thereof and (2) a second priority lien on substantially all other assets. The Term Loan Facility is secured by (1) a first priority lien on all capital stock and substantially all assets (except cash, accounts, deposit accounts, inventory and proceeds thereof) of the borrower and its domestic subsidiaries and on 65% of the capital stock of the borrower’s foreign subsidiaries and (2) a second priority lien on substantially all cash, accounts, deposit accounts, inventory and proceeds thereof.

Interest and Fees

Borrowings under the ABL Facility bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greatest of (a) the prime rate, (b) the federal funds effective rate plus 50 basis points or (c) the one-month LIBOR plus 1.00%. The applicable margin varies (2.00% to 2.50% for LIBOR borrowings and 1.00% to 1.50% for ABR borrowings) depending upon our average daily excess cash availability under the agreement and after September 30, 2011 is subject to a reduction of 0.25% if, and for as long as, the senior secured leverage ratio is less than 3.0. The senior secured leverage ratio is defined as the ratio of senior secured debt (including amounts owed under certain inventory floorplan arrangements and capital leases) less cash and cash equivalents, to Adjusted EBITDA, a non-GAAP measure, for the four most recently ended fiscal quarters. The margins on the previous revolving loan credit facility varied from 1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings.

Borrowings under the Term Loan Facility bear interest at either (a) the ABR plus a margin; or (b) LIBOR plus a margin. The margin is based on our senior secured leverage ratio, as defined in the amended agreement evidencing the Term Loan Facility. Effective with the March 2011 amendment discussed below, the margins were reduced on Extended Loans. For ABR borrowings, the applicable margin varies within a range of 2.50% to 3.00% for non-extended loans and 1.75% to 2.25% for Extended Loans. For LIBOR borrowings, the applicable rate spread varies within a range of 3.50% to 4.00% for non-extended loans and 2.75% to 3.25% for Extended Loans.

In addition to paying interest on outstanding principal under the Senior Credit Facilities, we are required to pay a commitment fee to the lenders under the ABL Facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% or 0.50% per annum (depending on the amount of unutilized commitments). We also must pay customary letter of credit and agency fees.

Covenants

Our Senior Credit Facilities contain a number of covenants that, among other things, require us to maintain a senior secured leverage ratio, require us to maintain a fixed charges ratio (if our excess cash availability decreases below certain thresholds) and limit or restrict the ability of the borrower and the restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. As part of the amendments on March 14, 2008, we added the financial covenant test with respect to the borrower’s senior secured leverage ratio and modified other existing covenants in the Term Loan Facility. As part of the amendments on November 4, 2009, we amended the required levels of our senior secured leverage ratio.

Events of Default

Our Senior Credit Facilities contain customary events of default including non payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross-default to certain other indebtedness, loss of lien perfection or priority, material judgments, change of ownership or control, and certain bankruptcy or insolvency events.

Senior Secured Note Indenture

On December 17, 2010, in connection with an amendment to our Term Loan Facility, we issued $500.0 million in aggregate principal amount of Senior Secured Notes.

Maturity

The Senior Secured Notes mature on December 15, 2018. Interest is payable on June 15 and December 15 of each year.

Interest

Our Senior Secured Notes bear interest at 8.00%. Interest on our Senior Secured Notes is payable in cash.

Guarantees

Our Senior Secured Notes are guaranteed on a secured senior basis by Parent and each of CDW LLC’s domestic direct and indirect restricted subsidiaries that is a Guarantor under our Senior Credit Facilities. Subject to certain exceptions, any restricted subsidiary that in the future guarantees our indebtedness or the indebtedness of any other Guarantor will also guarantee our obligations under the Senior Secured Notes. Our obligations under the indenture governing our Senior Secured Notes and each Guarantor’s obligations under its guarantee of the Senior Secured Notes are secured by a security interest in substantially all of our assets and the assets of the Guarantors. Because our Senior Secured Notes are secured obligations, if we fail to comply with the terms of the indenture governing our Senior Secured Notes and those holders accelerate the payment of all the funds borrowed thereunder and we are unable to repay such indebtedness, they could foreclose on substantially all of our assets and the assets of our Guarantors which serve as collateral.

Ranking

The Senior Secured Notes and the guarantees thereof:

•	rank senior in right of payment to any of our and our Guarantors’ existing and future subordinated indebtedness, including our Existing Senior Subordinated Notes and the related guarantees;

•	rank equal in right of payment with all of our and our Guarantors’ existing and future senior indebtedness, including our Term Loan Facility, ABL Facility and Senior Notes and the related guarantees;

•

are secured equally and ratably with indebtedness under our Term Loan Facility and effectively senior to all other indebtedness (other than our ABL Facility, our Term Loan Facility, and our inventory financing agreements we have entered into with certain financial institutions in order to facilitate the purchase of certain inventory) to the extent of the value of the collateral securing the Senior Secured Notes;

•

are effectively subordinated to indebtedness under our ABL Facility to the extent of the value of the cash, accounts, deposit accounts, inventory and proceeds thereof securing such indebtedness on a first-priority basis and to obligations under our inventory financing agreements to the extent of the value of the inventory securing such arrangements on a first-priority basis; and

•	are structurally subordinated to all existing and future indebtedness and other liabilities of a subsidiary that is not a Guarantor.

Covenants

The indenture governing our Senior Secured Notes contains a number of negative covenants and events of default that, among other things, limit or restrict the ability of the us and our restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates.

Senior Note Indenture

On April 13, 2011, we issued $725.0 million principal amount of Senior Notes, on May 20, 2011, we issued an additional $450.0 million principal amount of Senior Notes and on February 17, 2012, we issued an additional $130.0 million principal amount of Senior Notes. The terms of the Senior Notes are identical, except that $34.0 million in aggregate principal amount of the April 2011 Senior Notes and May 2011 Senior Notes, and all of the February 2012 Senior Notes, have not been registered under the Securities Act. For more information regarding the terms of the Senior Notes, see “Description of Exchange Notes.” As of the date of this prospectus, the outstanding principal amount of the Senior Notes is $1,305.0 million.

Existing Senior Subordinated Note Indenture

In connection with the Acquisition, we entered into a Senior Subordinated Bridge Loan agreement providing for Senior Subordinated Bridge Loans aggregating $940.0 million at closing with a syndicate of lenders with JPMorgan Chase Bank, N.A., as administrative agent. In connection with certain amendments on March 14, 2008, we prepaid $190.0 million of outstanding principal under the Senior Subordinated Bridge Loans, using funds from the additional $150.0 million borrowed under the Senior Bridge Loans plus $40.0 million of cash on hand, reducing the outstanding principal outstanding on the Senior Subordinated Bridge Loans to $750.0 million.

All amounts outstanding under our Senior Subordinated Bridge Loans have subsequently been exchanged for outstanding notes under the indenture governing our Existing Senior Subordinated Notes and there are no remaining Bridge Loans outstanding.

Maturity

Our Existing Senior Subordinated Notes mature on October 12, 2017. Interest is payable on April 15 and October 15 of each year.

Interest

Our Existing Senior Subordinated Notes bear interest at 12.535%.

Guarantees

Our Existing Senior Subordinated Notes are guaranteed on a subordinated unsecured basis by Parent and each of CDW LLC’s domestic direct and indirect restricted subsidiaries that is a Guarantor under our Senior Credit Facilities. Subject to certain exceptions, any restricted subsidiary that in the future guarantees our indebtedness or the indebtedness of any other Guarantor will also guarantee our obligations under the Existing Senior Subordinated Notes.

Ranking

The Existing Senior Subordinated Notes and the guarantees thereof:

•

are subordinated in right of payment to all of our and the Guarantors existing and future senior debt, including our Senior Credit Facilities, Senior Secured Notes, Senior Notes and the related guarantees, and our inventory financing agreements referenced above;

•	are structurally subordinated to any liability of a subsidiary that is not a Guarantor;

•	rank equal in right of payment with any of our and the Guarantors’ future senior subordinated debt; and

•	rank senior in right of payment to all of our and the Guarantors’ future debt that is by its terms subordinated to the Existing Senior Subordinated Notes.

Covenants

The indenture governing our Existing Senior Subordinated Notes contains a number of negative covenants and events of default that, among other things, limit or restrict the ability of the us and our restricted subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates.

Inventory Financing Agreements

We have entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions, as described below. At December 31, 2011 and 2010, we owed a total of $278.7 million and $28.2 million, respectively, under these agreements. These amounts are classified separately as accounts payable-inventory financing on our consolidated balance sheets.

In June 2011, we entered into a new senior-secured asset-based revolving credit facility, as described above, which incorporates a $400.0 million floorplan sub-facility to facilitate the purchase of inventory from a certain vendor. In connection with the floorplan sub-facility, we entered into the ABL Facility financing agreement on an unsecured basis with a financial intermediary to facilitate the purchase of inventory from this vendor. Amounts outstanding under the ABL Facility financing agreement are unsecured and non-interest bearing. At December 31, 2011, we owed $240.7 million under this agreement, including $28.5 million accrued for product in transit.

From time to time, we may enter into an agreement with a financial intermediary relating to the purchase of inventory from a supplier who has factored its receivables to the financial intermediary. Our obligations under these agreements are not collateralized. We do not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, we owed a financial intermediary $30.3 million and $18.6 million, respectively, under such an agreement.

At December 31, 2011, we had inventory floorplan arrangements in place allowing for a maximum credit line of $11.0 million collateralized by the inventory purchases under these floorplan arrangements financed by the financial intermediaries and a second lien on the related accounts receivable. We do not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, we owed the financial intermediaries $7.7 million and $9.6 million, respectively, under these inventory floorplan arrangements.

DESCRIPTION OF EXCHANGE NOTES

In this description, the term “Issuers” refers only to CDW LLC and CDW Finance Corporation and not to any of their Subsidiaries, the term “CDW” refers only to CDW LLC and not any of its Subsidiaries. CDW Finance Corporation was formed on August 6, 2010 for the sole purpose of acting as a co-Issuer of debt securities and does not have any material assets. For a description of restrictions on CDW Finance Corporation’s activities, see “—Certain Covenants—Restrictions on Activities of CDW Finance Corporation.”

On February 17, 2012, the Issuers issued $130.0 million of 8.5% Senior Notes due 2019 (the “February 2012 Senior Notes”) under the indenture dated as of April 13, 2011 (as supplemented through and including the New Issue Date, the “Indenture”) among CDW Escrow Corporation, CDW LLC, CDW Finance Corporation, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), in a private transaction that was not subject to the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). On April 13, 2011, CDW Escrow Corporation, a Delaware corporation that has since been dissolved, issued, and the Issuers subsequently assumed, $725.0 million aggregate principal amount of 8.5% Senior Notes due 2019 (the “April 2011 Senior Notes”) under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. On May 20, 2011, CDW Escrow Corporation, a newly formed Delaware corporation that has since been dissolved, issued, and the Issuers subsequently assumed, an additional $450.0 million of 8.5% Senior Notes due April 1, 2019 (the “May 2011 Senior Notes”) under the Indenture in a private transaction that was not subject to the registration requirements of the Securities Act. The April 2011 Senior Notes and the May 2011 Senior Notes were subsequently registered pursuant to a Registration Statement on Form S-4 (Reg. No. 333-175597) (such registered notes, the “Existing Exchange Notes”). The Senior Notes due 2019, Series B, that have been registered under the Securities Act (the “Exchange Notes”) will also be issued by the Issuers under the Indenture. The Exchange Notes and the Existing Exchange Notes will have identical terms and will trade fungibly.

References to the “Notes” include February 2012 Senior Notes that remain outstanding after the completion of the exchange offer, together with the Existing Exchange Notes, the Exchange Notes, the April 2011 Senior Notes, the May 2011 Senior Notes and any additional Notes issued under the Indenture from time to time after this exchange offer, all of which will be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture, the Notes and the Guarantees. The following description does not restate these documents in their entirety. You are encouraged to read these documents because they, and not this description, define your rights as Holders of the Notes.

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture. The term “Issue Date” means April 13, 2011, the date the April 2011 Senior Notes were issued.

The registered Holder of a Note is treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes and the Guarantees thereof:

•	are general unsecured senior obligations of the Issuers and the Guarantors;

•	rank senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers and Guarantors, including the Existing Senior Subordinated Notes;

•

rank equally in right of payment with all existing and future Senior Indebtedness of the Issuers and the Guarantors, including the Senior Secured Notes, the Senior Secured Term Loan and the ABL Facility;

•

are effectively subordinated to any existing and future Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness, including the Senior Secured Notes, Senior Secured Term Loan, the ABL Facility and the Existing Inventory Financing Agreements;

•	are structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries; and

•	are initially unconditionally guaranteed on a joint and several and senior basis by CDW Corporation (the “Parent”) and each Restricted Subsidiary that guarantees the Senior Secured Term Loan.

Substantially all of the operations of CDW are conducted through its Subsidiaries, but not all of CDW’s Subsidiaries Guarantee the Notes. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of CDW, including Holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of CDW that are not Guarantors. For the year ended December 31, 2011, the non-guarantor Subsidiaries generated approximately 4.0%, 22.2% and 2.6% of CDW’s net sales, net income and Adjusted EBITDA, a non-GAAP financial measure, respectively. In addition, as of December 31, 2011, the non-guarantor Subsidiaries held approximately 1.9% of CDW’s consolidated total assets. See “Risk Factors—Risks Relating to the Exchange Notes—The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.”

The Indebtedness evidenced by the Notes is unsecured Senior Indebtedness of the Issuers and the Guarantors, and as such, is effectively subordinated to any Secured Indebtedness of the Issuers and the Guarantors to the extent of the value of the assets securing such Secured Indebtedness. At December 31, 2011, CDW and its Subsidiaries had approximately $2,040.5 million of Secured Indebtedness outstanding, including $500.0 million under the Senior Secured Note Indenture and $1,540.5 million under the Senior Secured Term Loan. See “Risk Factors—Risks Relating to the Exchange Notes—The Exchange Notes will be unsecured and will be effectively subordinated to our and our Guarantors’ secured debt and indebtedness of non-guarantor subsidiaries.”

Principal, Maturity and Interest

The Issuers will issue up to $130.0 million in aggregate principal amount of Exchange Notes in this offering. The Issuers may issue additional Notes under the Indenture from time to time after this offering. Any issuance of additional Notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes contemporaneously or subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. It is possible, however, that the Original Senior Notes, the Additional Senior Notes and any such additional Notes will not be treated as part of the same issue for U.S. federal income tax purposes. The Issuers will issue the Exchange Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Notes will mature on April 1, 2019.

Interest on the Exchange Notes will accrue at the rate of 8.5% per annum from the date of issuance and will be payable, together with accrued and unpaid interest on the Notes for which they were exchanged, semiannually in arrears on April 1 and October 1, commencing on             , 2012. The Issuers will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest accrues from the date it was most recently paid.

Paying Agent and Registrar for the Notes

CDW will maintain one or more paying agents (each, a “paying agent”) for the Notes within the City and State of New York.

CDW will also maintain one or more registrars (each, a “registrar”) and a transfer agent. The Trustee will serve as initial registrar and transfer agent at its corporate trust office. The registrar and the transfer agent will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of CDW at the office or agency of the registrar within the City and State of New York.

CDW may change the paying agents, the registrars or the transfer agents without prior notice to the Holders. CDW or any Restricted Subsidiary may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer.

CDW is not required to transfer or exchange any Note selected for redemption.

Also, CDW is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Guarantees

The Guarantors jointly and severally fully and unconditionally guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

Parent and the Restricted Subsidiaries which guarantee the Senior Secured Term Loan guarantee the Notes. Each of the Guarantees of the Notes is a general unsecured senior obligation of each Guarantor.

The obligations of each Guarantor (other than a company that is a direct or indirect parent of CDW) under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void notes and adversely affect the validity and enforceability of the guarantees and require noteholders to return payments received.”

Each Guarantor may consolidate with or merge into or sell its assets to CDW or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of Assets.” The Guarantee of a Guarantor will be automatically released and discharged in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of

(x) Capital Stock of the applicable Guarantor (including any sale, disposition or other transfer), after which, in the case of a subsidiary Guarantor, such Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, provided that, in each case, such sale, disposition or other transfer is made in compliance with the provisions of the Indenture;

(b) CDW designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of all of the Indebtedness of CDW or any Restricted Subsidiary or the repayment of all of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes;

(d) CDW exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(e) such Guarantor is also a guarantor or borrower under the Senior Secured Term Loan and, at the time of release of its Guarantee, (x) has been released from its guarantee of, and all pledges and security, if any, granted in connection with the Senior Secured Term Loan (which may be conditioned on the concurrent release hereunder), (y) is not an obligor under any Indebtedness (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) or (15) of the second paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (z) does not guarantee any Indebtedness of CDW or any Restricted Subsidiaries (other than any guarantee that will be released upon the release of the Guarantee hereunder).

Optional Redemption

At any time prior to April 1, 2014, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 108.500% of the principal amount, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to April 1, 2015, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption, and accrued and unpaid interest to the date of redemption, subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the two preceding paragraphs, the Notes will not be redeemable prior to April 1, 2015.

On or after April 1, 2015, the Issuers may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes redeemed, to the applicable redemption date (subject to the rights of Holders of Notes on any relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2015	104.250%
2016	102.125%
2017 and thereafter	100.000%

In addition, the Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchasers, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales.” The Issuers may at any time and from time to time purchase Notes in the open market or otherwise as permitted by the Indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, each Holder of Notes will have the right to require CDW to repurchase all or any part (equal to $2,000 or integral multiples of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer on the terms set forth in the Indenture (“Change of Control Offer”). In the Change of Control Offer, CDW will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless CDW at such time has given notice of redemption under “—Optional Redemption” with respect to all outstanding Notes, or, at CDW’s option and as set forth below, in advance of a Change of Control, CDW will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date of such Change of Control Payment specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. CDW will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, CDW will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, CDW will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by CDW.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof. CDW will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

CDW will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by CDW and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described under “—Optional Redemption” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Each of the ABL Facility and the Senior Secured Term Loan contains certain prohibitions on CDW and its Subsidiaries purchasing Notes, and also provides that the occurrence of certain change of control events with respect to Parent or CDW would constitute a default thereunder. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit CDW to comply with this covenant, CDW will need to either repay all outstanding Indebtedness under the ABL Facility and the Senior Secured Term Loan or other Indebtedness ranking pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness. If CDW does not repay such Indebtedness or obtain such consents, CDW will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the ABL Facility and the Senior Secured Term Loan.

Future Indebtedness that CDW or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require CDW to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on CDW or its Subsidiaries. Finally, CDW’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Exchange Notes—We may be unable to purchase the notes upon a change of control which would result in a default in the Indentures and would adversely affect our business.”

The provisions described above that require CDW to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that CDW repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of CDW or its Subsidiaries and, thus, the removal of incumbent management. CDW has no present intention to engage in a transaction involving a Change of Control, although it is possible that CDW could decide to do so in the future. Subject to the limitations discussed below, CDW or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of CDW or its credit ratings. Restrictions on the ability of CDW and its Subsidiaries to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of CDW and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require CDW to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CDW and its Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware has raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Asset Sales

CDW will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) CDW (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by CDW or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CDW or such Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1) (i) to reduce or fulfill Obligations under Secured Indebtedness of an Issuer or any Restricted Subsidiary, (ii) to reduce Obligations under Indebtedness of a Restricted Subsidiary that is not a Guarantor (other than Indebtedness owed to an Issuer or another Restricted Subsidiary) or (iii) to reduce or fulfill Obligations under Senior Pari Passu Indebtedness (provided that if an Issuer or any Guarantor shall so reduce Obligations under unsecured Senior Pari Passu Indebtedness, CDW will equally and ratably reduce Obligations under the Notes as provided under “—Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the pro rata principal amount of Notes), in each case other than Indebtedness owed to an Issuer, the Parent or any Restricted Subsidiary;

(2) to an investment in Related Business Assets; and/or

(3) to an investment in (i) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in CDW or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (ii) properties or (iii) assets that, in each of (i), (ii) and (iii), replace the businesses, properties and assets that are the subject of such Asset Sale (“Replacement Assets”).

Any Net Proceeds from Asset Sales not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute “Excess Proceeds”; provided that if during such 365-day period CDW or a Restricted Subsidiary enter into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) above after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

When the aggregate amount of Excess Proceeds exceeds $25.0 million, CDW or the applicable Restricted Subsidiary shall make an offer to all Holders of the Notes and, if required by the terms of any Senior Pari Passu Indebtedness, to the holders of such Senior Pari Passu Indebtedness (a “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Senior Pari Passu Indebtedness that is a minimum of $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase, and will be payable in cash. CDW or the applicable Restricted Subsidiary will commence an Asset Sale Offer with respect to Excess Proceeds within thirty days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. CDW or the applicable Restricted Subsidiary may, in its sole discretion, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 365-day period (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such other Senior Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or other Senior Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Senior Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other Senior Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds of Asset Sales, CDW or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

For purposes of clause (2) of the first paragraph of this covenant, the amount of (i) any liabilities other than contingent liabilities (as shown on CDW’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of CDW or any Restricted Subsidiary (other than liabilities that are by their terms contractually or effectively junior to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which CDW and all Restricted Subsidiaries have been validly released by the applicable creditor(s) in writing, (ii) any securities received by CDW or such Restricted Subsidiary from such transferee that are converted by CDW or Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, (iii) any Related Business Assets or Replacement Assets, and (iv) any Designated Non-cash Consideration received by CDW or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of CDW), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) an amount equal to 2% of Total Assets of CDW on the date on which such Designated Non-cash Consideration is received (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of determining whether the 75% cash or Cash Equivalents test has been satisfied and for no other purpose.

CDW or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, CDW or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

No Notes of $2,000 or less can be redeemed in part. Except as otherwise provided herein, notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Except for a redemption to be effected pursuant to the heading “—Optional Redemption,” notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants that are contained in the Indenture, which bind CDW and its Restricted Subsidiaries. Beginning on the day of a Covenant Suspension Event and ending on a Reversion Date (such period a “Suspension Period”) with respect to the Notes, the covenants specifically listed under the following captions in this “Description of Exchange Notes” will not be applicable to the Notes:

(1)	“Repurchase at the Option of Holders—Asset sales”;

(2)	“—Restricted Payments”;

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(7)	“—Additional Guarantees”; and

(8)	“—Business Activities.”

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” below. To the extent such Indebtedness or Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the first paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock,” such Indebtedness or Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph under “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Restricted Payments” will be made as though the covenant described under “—Restricted Payments” had been in effect since the Issue Date but not during the Suspension Period.

Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Restricted Payments,” and items specified in (a) through (e) of clause (3) of the first paragraph of the covenant described below under the caption “—Restricted Payments” will not increase the amount available to be made thereunder. As described above, however, no Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuers or any of the Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date).

For purposes of the “Repurchase at the Option of Holders—Asset Sales” covenant, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

During the Suspension Period no Restricted Subsidiary may be designated as an Unrestricted Subsidiary. There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of CDW’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by CDW payable in Equity Interests (other than Disqualified Stock) of CDW or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to CDW or any other Restricted Subsidiary or (C), in the case of any dividend or distribution payable on or in respect of any class or series of Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that CDW or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of CDW or any direct or indirect parent entity of CDW held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchase in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

(d) make any Restricted Investment; (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) CDW would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CDW and its Restricted Subsidiaries after December 17, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14), (15), (16) and (17) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of CDW for the period (taken as one accounting period) from January 1, 2011 to the end of CDW’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received by CDW after December 17, 2010 from the issue or sale of (x) Equity Interests of CDW (including Retired Capital Stock (as defined below) but excluding

(i) cash proceeds received from the sale of Equity Interests of CDW and, to the extent actually contributed to CDW, Equity Interests of any direct or indirect parent company of CDW to members of management, directors or consultants of CDW, any direct or indirect parent company of CDW and the Subsidiaries of CDW after December 17, 2010, in each case to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of CDW that have been converted into or exchanged for Equity Interests of CDW (other than Refunding Capital Stock or Equity Interests or convertible debt securities of Parent or any other direct or indirect parent company sold to a Restricted Subsidiary or Parent and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities contributed to the capital of CDW after December 17, 2010 (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and

(vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of CDW, of property and marketable securities received after December 17, 2010 by means of (A) the sale or other disposition (other than to CDW or a Restricted Subsidiary) of, or interest, return, profits, distribution, income or similar amounts in respect of, Restricted Investments made by CDW or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from CDW or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of CDW or its Restricted Subsidiaries or (B) the sale (other than to CDW or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend or other distribution from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into CDW or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to CDW or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of CDW in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any Equity Interests of CDW or any direct or indirect parent of CDW (“Retired Capital Stock”) or Subordinated Indebtedness in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or CDW) of Equity Interests of CDW or contributions to the equity capital of CDW (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of CDW or to an employee stock ownership plan or any trust established by CDW or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, prepayment, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) such new Indebtedness is subordinated to the Notes and any related Guarantees thereof, in each case at least to the same extent as such Subordinated Indebtedness so prepaid, redeemed, repurchased, acquired or retired, (B) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so prepaid, redeemed, repurchased, acquired or retired and (D) the principal amount, including any accrued and unpaid interest, of such Indebtedness does not exceed the principal amount (or accreted value, if applicable) of such Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, plus the amount of any premium (including tender premiums) and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests of CDW or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of CDW, any Subsidiary or any of its direct or indirect parent companies (or their permitted transferees, assigns, estates or heirs) pursuant to the Krasny Plan, any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit agreement, agreement or arrangement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by CDW or any direct or indirect parent company in connection with any such repurchase, retirement or other acquisition or retirement), provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $50.0 million (which shall increase to $70.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW) with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70.0 million in any calendar year (which shall increase to $90.0 million subsequent to the consummation of an underwritten Equity Offering by CDW or any direct or indirect parent company of CDW); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of CDW and, to the extent contributed to CDW, Equity Interests of any of its direct or indirect parent companies, in each case to members of management, directors or consultants of CDW, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after December 17, 2010 plus (B) the cash proceeds of “key man” life insurance policies received by CDW or its Restricted Subsidiaries after December 17, 2010 (provided that CDW may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of CDW or any Restricted Subsidiary issued or incurred in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after December 17, 2010 and the declaration and payment of dividends to any direct or indirect parent company of CDW the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of CDW issued after December 17, 2010; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, CDW would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by CDW from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after December 17, 2010;

(7) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(8) the payment of dividends on CDW’s Common Stock (or the payment of dividends to any direct or indirect parent company of CDW, as the case may be, to fund the payment by any such parent company of CDW of dividends on such entity’s Common Stock) following the first public offering of CDW’s Common Stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to CDW after the Issue Date in any such public offering, other than public offerings of common stock of CDW (or any direct or indirect parent company of CDW) registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments after December 17, 2010 in an aggregate amount not to exceed the greater of: (i) $75.0 million and (ii) 1.0% of Total Assets;

(11) distributions or payments of Receivables Fees and purchase of any assets in connection with a Receivables Facility made in the ordinary course of business by the applicable Receivables Subsidiary;

(12) the repurchase, prepayment, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13) the declaration and payment of dividends or the payment of other distributions by CDW to, or the making of loans or advances to, any of its respective direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(ii) federal, foreign, state and local income or franchise taxes (or any alternative tax in lieu thereof); provided that, in each fiscal year, the amount of such payments shall be equal to the amount that CDW and its Restricted Subsidiaries and its Unrestricted Subsidiaries (in the latter case only to the extent of amounts actually received by CDW and its Restricted Subsidiaries from its Unrestricted Subsidiaries) would be required to pay in respect of federal, foreign, state and local income or franchise taxes if such entities were corporations paying taxes separately from any parent entity at the highest combined applicable federal, foreign, state, local or franchise tax rate for such fiscal year;

(iii) customary salary, bonus, severance, indemnification obligations and other benefits payable to officers and employees of any direct or indirect parent company of CDW and any payroll, social security or similar taxes thereof to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(iv) general corporate operating and overhead costs and expenses of any direct or indirect parent company of CDW to the extent such costs and expenses are reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(v) amounts payable to the Sponsors pursuant to the Management Agreement as in effect on the Closing Date;

(vi) fees and expenses other than to Affiliates of CDW related to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described under “—Merger, Consolidation or Sale of Assets”;

(vii) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of CDW or any direct or indirect parent company of CDW;

(viii) amounts to finance Investments otherwise permitted to be made pursuant to the Indenture; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of CDW or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into CDW or one of its Restricted Subsidiaries (to the extent not prohibited by the covenant entitled “Merger, Consolidation or Sale of Assets”) in order to consummate such Investment; (3) such direct or indirect parent company and its Affiliates (other than CDW or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by CDW shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of the covenant contained under “—Restricted Payments” and (5) such Investment shall be deemed to be made by CDW or such Restricted Subsidiary by another paragraph of this paragraph (other than pursuant to clause (9) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (11) thereof);

(ix) reasonable and customary fees payable to any directors of any direct or indirect parent of CDW and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries; and

(x) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of CDW in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of CDW and its Restricted Subsidiaries;

(14) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of CDW; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of CDW);

(15) distributions, by dividends or otherwise, of Capital Stock of, or Indebtedness owed to CDW or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(16) cash dividends or other distributions on CDW’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans the proceeds of which will be used to, fund the payment of fees and expenses, including any severance and indemnification obligations or deferred compensation, incurred in connection with this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under “—Transactions with Affiliates”;

(17) [Reserved];

(18) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, without giving effect to any distribution pursuant to clause (15) of this paragraph or the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed $75.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19) payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of CDW and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indenture, including the covenant described under “—Merger, Consolidation or Sale of Assets”; and

(20) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW and (ii) payments made in cash to the Circle of Service Foundation, Inc. representing the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (8), (10), (12), and (13)(v) and (vi) above, no default which, with the passage of time would be an Event of Default, or an Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CDW or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of CDW.

As of the date of this prospectus, all of CDW’s Subsidiaries are Restricted Subsidiaries. CDW will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by CDW and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

For the avoidance of doubt, any dividend or distribution otherwise permitted pursuant to this covenant may be in the form of a loan.

Incurrence of Indebtedness and Issuance of Preferred Stock

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that CDW and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and issue Preferred Stock if the Fixed Charge Coverage Ratio of CDW and its Restricted Subsidiaries (on a consolidated basis) for CDW’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that any incurrence of Indebtedness or issuance of Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph is subject to the limitations of set forth in the fifth paragraph of this covenant.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) (x) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the ABL Facility by CDW or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $900.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales,” less the aggregate principal amount of outstanding obligations under or in respect of any Receivables Subsidiary and (B) (i) 85% of the book value of accounts receivable of CDW and its Restricted Subsidiaries plus (ii) 65% of the book value of the inventory of CDW and its Restricted Subsidiaries and (y) the incurrence by CDW or a Restricted Subsidiary of Indebtedness pursuant to the Senior Secured Term Loan by CDW or any Restricted Subsidiary; provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (y) and then outstanding does not exceed $2,200.0 million less all principal payments with respect to such Indebtedness made following the Closing Date pursuant to clause (1) of the second paragraph under “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by CDW and the Guarantors of Indebtedness represented by $1,175.0 million aggregate principal amount of the Notes (including any Guarantees thereof);

(3) any Indebtedness of CDW and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clause (1) or (2) above), including the Senior Secured Notes and the Existing Senior Subordinated Notes;

(4) Indebtedness (including Capitalized Lease Obligations) incurred by CDW or any Restricted Subsidiary to finance the purchase, construction, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed $50.0 million at any time outstanding; so long as such Indebtedness exists at the date of such purchase, construction, lease or improvement, or is created within 270 days thereafter;

(5) Indebtedness incurred by CDW or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, or letters of credit in the nature of security deposit (or similar deposit or security) given to a lessor under an operating lease of real property under which such Person is a lessee; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 45 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of CDW or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Issue Date) of CDW or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)) and (B) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including Non-cash proceeds (the fair market value of such Non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by CDW and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of CDW owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by CDW or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to CDW or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to constitute the incurrence of such Indebtedness not permitted by this clause (7) and (B) if CDW or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of CDW or such Guarantor with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to CDW or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to CDW or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (8);

(9) Hedging Obligations and/or Cash Management Obligations of CDW or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10) obligations in respect of customs, stay, bid, appeal, performance and surety bonds, appeal bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature provided by CDW or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of CDW or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed $150.0 million; provided that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred and outstanding for the purposes of the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant without reliance on this clause (11);

(12) (x) any guarantee by CDW or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary or CDW, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, and (y) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of CDW incurred in accordance with the terms of the Indenture;

(13) the incurrence by CDW or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, replace or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clauses (14) and (19) below or any Indebtedness issued to so refund, replace or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced, and (y) 90 days after the Stated Maturity of any Notes then outstanding, (B) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness or Indebtedness pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is Subordinated Indebtedness or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of CDW or a Guarantor or (y) Indebtedness or Preferred Stock of CDW or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary and (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

(14) (i) Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by, CDW or any Restricted Subsidiary or merged into CDW or a Restricted Subsidiary in accordance with the terms of the Indenture or

(ii) Indebtedness of CDW or any Restricted Subsidiary incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by CDW or such Restricted Subsidiary of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, that after giving pro forma effect to such incurrence of Indebtedness (x) CDW would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (y) the Fixed Charge Coverage Ratio would be equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of CDW or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Facility in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Receivables Subsidiary in connection with a Receivables Facility that is not recourse to CDW or any of its Restricted Subsidiaries, other than a Receivables Subsidiary (except for Standard Receivables Undertakings);

(18) Indebtedness consisting of promissory notes issued by CDW or any Guarantor to current or former officers, directors, consultants and employees, their respective estates, spouses, former spouses, heirs or family members to finance the purchase or redemption of Equity Interests of CDW or any of its direct or indirect parent companies permitted by the covenant described under “—Restricted Payments”;

(19) Contribution Indebtedness (it being understood that any Contribution Indebtedness issued pursuant to this clause (19) shall cease to be deemed incurred or outstanding for purposes of this clause (19) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which CDW or such Restricted Subsidiary could have incurred such Contribution Indebtedness under the first paragraph of this covenant without reliance on this clause (19));

(20) Indebtedness of CDW or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(21) Indebtedness of CDW or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22) cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(23) Indebtedness representing deferred compensation to employees of CDW or any Restricted Subsidiary incurred in the ordinary course of business; and

(24) Indebtedness under (x) the Existing Inventory Financing Agreements and (y) other inventory financing agreements which, when aggregated with the principal amount of all other Indebtedness outstanding and incurred pursuant to clause (x) and this clause (y), does not at any one time outstanding exceed $400.0 million.

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (24) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, CDW will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest or dividends, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock will not be deemed to be an incurrence of Indebtedness or Preferred Stock for purposes of this covenant and the covenant described under “—Liens.” Notwithstanding the foregoing,

Indebtedness under the ABL Facility and the Senior Secured Term Loan outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and any such Indebtedness that was outstanding under the ABL Facility as of the Issue Date may not later be reclassified. Additionally, all or any portion of any other item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clauses (1) through (24) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that CDW and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Notwithstanding anything to the contrary contained in the first paragraph of this covenant or in the definition of Permitted Debt, no Restricted Subsidiary of CDW that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Preferred Stock in reliance on the first paragraph of this covenant or clause (14) of the definition of Permitted Debt (the “Limited Non-guarantor Debt Exceptions”) if the amount of such Indebtedness or Preferred Stock, when aggregated with the amount of all other Indebtedness or Preferred Stock outstanding under such Limited Non-guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (i) $100.0 million and (ii) 5.0% of Total Net Tangible Assets of CDW’s Subsidiaries; provided that in no event shall any Indebtedness or Preferred Stock of any Restricted Subsidiary that is not a Guarantor (x) existing at the time it became a Restricted Subsidiary or (y) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (x) and (y), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-guarantor Debt Exceptions for purposes of this paragraph.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

CDW will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of CDW or such Restricted Subsidiary securing Indebtedness unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Notes) the obligations so secured until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require CDW or any Restricted Subsidiary to secure the Notes if the Lien consists of a Permitted Lien. Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the initial Lien that gave rise to the obligation to secure the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to CDW or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CDW or any of its Restricted Subsidiaries;

(2) make loans or advances to CDW or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to CDW or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Senior Secured Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2) the Indenture, the Notes and the Guarantees;

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock” that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by CDW or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of CDW subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the terms of such agreements are not materially more restrictive, taken as a whole, with respect to such encumbrances or restrictions than those in the Senior Secured Note Indenture, the Existing Senior Subordinated Note Indenture, the ABL Facility, the Senior Secured Term Loan and the Indenture, on the Issue Date;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) restrictions and conditions by the terms of the documentation governing any Receivables Facility that in the good faith determination of CDW are necessary or advisable to effect such Receivables Facility;

(13) negative pledges and restrictions on Liens in favor of any Holder of Indebtedness permitted under the Indenture; and

(14) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of CDW, not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in such predecessor agreements and do not affect CDW’s and Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due; provided, further, however, that with respect to agreements existing on the Issue Date, any refinancings or amendments thereof contain such encumbrances or restrictions that are not materially less favorable to the Holders of the Notes than the encumbrances or restrictions contained in such agreements as in effect on the Issue Date.

Merger, Consolidation or Sale of Assets

CDW may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not CDW is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of CDW and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1) (a) CDW is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than CDW) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (CDW or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than CDW) assumes all the obligations of CDW under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for CDW and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor (except if it is the other party to the transactions described above in which case clause (2) above shall apply) shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Notes and the Indenture.

Notwithstanding the foregoing, (i) clauses (3), (4) and (5) above will not be applicable to: (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to CDW or to another Guarantor; and (b) CDW merging with an Affiliate solely for the purpose of reincorporating CDW, as the case may be, in another jurisdiction; and (ii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary; provided that if the Foreign Subsidiary so consolidating, merging or transferring all or part of its properties and assets is a Foreign Subsidiary that is a Guarantor, such Foreign Subsidiary shall, substantially simultaneously with such merger, transfer or disposition, terminate its Guarantee and otherwise be in compliance with the terms of the Indenture.

The predecessor company will be released from its obligations under the Indenture and the Notes and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, CDW under the Indenture and the Notes, but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, each Guarantor (other than Parent) will not, and CDW will not permit such Guarantor to, (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under any applicable Guarantees and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered, together with an Opinion of Counsel to the effect that such consolidation, merger, sale or conveyance was made in accordance with the provisions of the Indenture, to the Trustee and satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, any Guarantor may (A) consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor or (B) dissolve, liquidate or windup its affairs if at that time it does not hold any material assets.

The Indenture provides that Parent will not (1) consolidate or merge with or into another Person (whether or not Parent is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its properties or assets; unless:

(1) (a) Parent is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia or any territory thereof (Parent or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Parent Guarantor”);

(2) the Successor Parent Guarantor (if other than Parent) assumes all the obligations of the Guarantor under each Guarantee to which such Guarantor is a party and the Indenture pursuant to agreements reasonably satisfactory to the Trustee; and

(3) immediately after such transaction, no Default or Event of Default exists.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of Parent and the due and punctual performance of all of the covenants and conditions of the Indenture to be performed by Parent, such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein as a Parent. All the Guarantees so issued shall in all respects have the same legal rank and benefit under the Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture as though all such Guarantees had been issued at the date of the execution hereof.

Notwithstanding the foregoing, Parent may consolidate with, merge into or sell, assign, transfer, convey, lease or otherwise dispose of all or part of its properties and assets to CDW or to another Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of CDW, which properties and assets, if held by CDW instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of CDW on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of CDW.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Transactions with Affiliates

CDW shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of CDW (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to CDW or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CDW or Restricted Subsidiary with an unrelated Person; and (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction with CDW, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because CDW or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(2) Restricted Payments and Permitted Investments permitted by the Indenture;

(3) the payment to the Sponsors and any of their respective officers or Affiliates by CDW or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination or indemnification payments and related reasonable expenses pursuant to the Management Agreement and as in effect on the Issue Date or any amendment thereto (so long as any such amendment (x) does not increase the amount of fees payable to the Sponsors and (y) is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the Management Agreement) or other agreements as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not, taken as a whole, less advantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(4) payments in respect of employment, severance and any other compensation arrangements with, and fees and expenses paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of CDW, any of its direct or indirect parent companies, or any Restricted Subsidiary, in the ordinary course of business and made in good faith by the Board of Directors of CDW or senior management thereof;

(5) payments made by CDW or any Restricted Subsidiary to the Sponsors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by majority of the Board of Directors of CDW (and, if any, a majority of the disinterested members of the Board of Directors of CDW with respect to such Affiliate Transaction) in good faith;

(6) transactions in which CDW or any Restricted Subsidiary deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to CDW or such Restricted Subsidiary from a financial point of view or meets the requirements of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of CDW or any of its direct or indirect parent companies or any Restricted Subsidiary which are approved by the Board of Directors of CDW in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement (which are permitted under clause (3) of the second paragraph of this covenant) that are disclosed in Schedule I to the Indenture, including with additional parties that may be added subsequent to the Issue Date and any amendment thereto to the extent such an amendment is not adverse to the interests of the Holders of the Notes in any material respect;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including Parent and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to CDW or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of CDW or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(10) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of CDW to any Permitted Holder, any director, officer, employee or consultant of CDW or its Subsidiaries or any other Affiliates of CDW (other than a Subsidiary);

(11) any transaction permitted by the covenant described under “—Merger, Consolidation or Sale of Assets”;

(12) any transaction with a Receivables Subsidiary effected as part of a Receivables Facility;

(13) payments by CDW and its Restricted Subsidiaries to each other pursuant to tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives); and

(14) transactions among Foreign Subsidiaries for tax planning and tax efficiency purposes.

Business Activities

CDW shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to CDW and its Subsidiaries taken as a whole.

Additional Guarantees

CDW shall cause (i) each of its Domestic Subsidiaries (other than any Unrestricted Subsidiary) that incurs any Indebtedness in excess of $25.0 million (other than Indebtedness permitted to be incurred pursuant to clauses (5), (6), (7), (8), (9), (10) and (15) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”) and (ii) each Restricted Subsidiary that guarantees any Indebtedness of CDW or any of the Guarantors, in each case, within 10 Business Days of such incurrence of any such Indebtedness or guarantee of such Indebtedness, to execute and deliver to the Trustee a Guarantee (including a supplemental indenture to the

Indenture providing for such guarantee), together with an Opinion of Counsel, pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall automatically be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Restrictions on Activities of CDW Finance Corporation

CDW Finance Corporation may not acquire or hold any material assets, voluntarily take any action to become liable for any material obligations or engage in any business activities or operations; provided that CDW Finance Corporation may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the Notes) if CDW is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by CDW or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), CDW will furnish to the Trustee, without cost to the Trustee, within the time periods specified in the Commission’s rules and regulations for a filer that is a “non-accelerated filer”:

(1) substantially the same quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if CDW were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by CDW’s certified independent accountants; and

(2) substantially the same current reports that would be required to be filed with the Commission on Form 8-K if CDW were required to file such reports.

In addition, whether or not required by the Commission, CDW will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) for a filer that is a “non-accelerated filer” (as defined in such rules and regulations) and make such information available to securities analysts and prospective investors upon request. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, CDW will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 25% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, CDW has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders of the Notes and to securities analysts and prospective investors in the Notes that are “qualified institutional buyers” within the meaning of Rule 144A and certify their status as to CDW, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company (other than Parent) becomes a Guarantor (there being no obligation of any such parent company to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of CDW or any other direct or indirect parent of CDW (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders of the Notes pursuant to this covenant may, at the option of CDW, be filed by and be those of such parent company rather than CDW; provided that the same are accompanied by consolidating information as required by Rule 3-10 of Regulation S-X (or any successor provision) that explains in reasonable detail the differences between the information relating to Parent and such other parent, on the one hand, and the information relating to CDW and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The following are each an Event of Default under the Indenture:

(1) the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) the Issuers default in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3) the Issuers default in the performance of, or breach any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below or 90 days with respect to the covenant described under “—Reports”;

(4) a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by the Issuers or any Restricted Subsidiary (other than Indebtedness owed to the Issuers or a Restricted Subsidiary), if (A) such default either (1) results from the failure to pay any principal and accrued and unpaid interest on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal and accrued and unpaid interest on any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates in excess of $100.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting the Issuers or any Significant Subsidiary (or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary);

(6) the failure by the Issuers or any Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (other than any judgments covered by indemnities or insurance policies issued by reputable and creditworthy companies and as to which liability coverage has not been denied by the insurance company or indemnifying party), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and nonappealable; or

(7) the Guarantee of Parent or a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Issuers, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or Parent or any Guarantor denies or disaffirms its obligations under any Indenture or Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of any Indenture.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Issuers) shall occur and be continuing, the Trustee acting at the written direction of the Holders of at least 25% in aggregate principal amount of the outstanding Notes under the Indenture may declare the principal of the Notes and any accrued interest on the Notes to be due and payable by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

Upon such declaration of acceleration, the aggregate principal amount of, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable in cash without any declaration or other act on the part of the Trustee or any Holder of the Notes. After such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on such Notes, have been cured or waived as provided in the Indenture.

The Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the third preceding paragraph, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 30 days after such Event of Default arose the Issuers deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the Holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in such Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of the Notes, unless such Holders have offered to the Trustee reasonable indemnity.

Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to promptly deliver to the Trustee a statement specifying such Default or Event of Default (unless such Default or Event of Default has been cured prior to such time).

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, unitholder or member of the Issuers, any of their Subsidiaries or any of their direct or indirect parent companies, including Parent, as such, has any liability for any obligations of the Issuers or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

Each of the Indenture, the Notes and the Guarantees is governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

The Issuers may, concurrently and only concurrently, at their option and at any time, elect to have all of their obligations and the obligations of the applicable Guarantors discharged with respect to any outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, premium and interest on such Notes when such payments are due solely out of the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Issuers but including such events with respect to any Significant Subsidiary) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued under the Indenture.

In order to exercise either Legal Defeasance or Covenant Defeasance under an Indenture:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium and interest due on the outstanding Notes (calculated on the cash interest rate, if applicable) issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, (a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the such Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(6) the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers or any Guarantor or defeating, hindering, delaying or defrauding creditors of the Issuers or any Guarantor or others; and

(7) the Issuers must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the applicable Required Holders (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and any existing default or compliance with any provision of the Indenture and the Notes may be waived (except a default in respect of the payment of principal or interest on such Notes) with the consent of the applicable Required Holders (including, with respect to the Holders of Notes, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes).

Without the consent of each affected Holder of Notes, an amendment or waiver of the Indenture may not:

(1) reduce the principal amount of Notes issued thereunder whose Holders must consent to an amendment; or change the definition of “Required Holders”;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than the provisions relating to the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, premium or interest on the Notes issued thereunder (except a rescission of acceleration of the Notes by the Required Holder and a waiver of the payment default that resulted from such acceleration or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of any Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes issued thereunder or impair the right of any Holder of Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under “—Repurchase at the Option of Holders” except as set forth in clause (10) below);

(8) make any change to or modify the ranking of the Notes that would adversely affect either the Holders of Notes;

(9) modify the Guarantees in any manner adverse to the Holders of the Notes;

(10) amend, change or modify in any material respect the obligation of CDW to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of the Notes, CDW, the Guarantors and the Trustee may amend or supplement the Indenture, any Guarantee and the Notes issued thereunder:

(1) to cure any ambiguity, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of CDW’s or such Guarantor’s obligations under the Indenture, the Notes or any Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(6) to add a Guarantee of the Notes;

(7) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture;

(8) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as security for the payment and performance of all or any portion of the Obligations, in any property or assets, or otherwise to secure the Notes; or

(9) to conform the text of the Indenture, the Guarantees or the Notes to any provision of this “Description of Exchange Notes” to the extent that such provision in this “Description of Exchange Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantee or Notes.

Satisfaction and Discharge

The Indenture shall be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1) either:

(a) all such Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes issued thereunder that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness, and in each case the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by them under such Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge with respect to the Indenture have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of CDW, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes issued thereunder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABL Facility” means that certain ABL Facility, dated as of the Closing Date, among VH Merger- Sub, Inc., CDW LLC (as successor in interest to CDW Corporation), JP Morgan Chase Bank, N.A., as Administrative Agent and Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., as Co-Syndication Agents, the lenders party thereto and certain other parties specified therein, providing revolving loans and other extensions of credit, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements, indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of the Note; and

(b) the excess, if any, of:

(1) the present value at such redemption date of (i) the redemption price at April 1, 2015 (such redemption price being set forth under “—Optional Redemption”) plus (ii) all required interest payments due on the Note through April 1, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of the Note.

“Asset Sale” means (i) the sale, conveyance, transfer, lease (as lessor) or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale and Lease-Back Transaction) of CDW (other than the sale of Equity Interests of CDW) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of CDW and its Restricted Subsidiaries or the disposition of inventory in the ordinary course of business;

(2) the disposition of all or substantially all of the assets of CDW in a manner permitted pursuant to the covenant contained under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “—Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under “—Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than CDW or a Restricted Subsidiary) in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to CDW or by CDW or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the sale, lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets or transfers by reason of eminent domain;

(9) disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(11) the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12) any financing transaction with respect to property built or acquired by CDW or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and Receivables Facility financings permitted under the Indenture;

(13) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(14) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of CDW or a Restricted Subsidiary are not material to the conduct of the business of CDW and its Restricted Subsidiaries taken as a whole;

(15) voluntary terminations of Hedging Obligations;

(16) any Permitted Asset Swap; and

(17) Sale and Lease-Back Transactions involving (i) real property owned on the Issue Date, (ii) property acquired not more than 180 days prior to such Sale and Lease Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration if the sale is treated as an Asset Sale.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,”

“Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of CDW or any Restricted Subsidiary to have been duly adopted by the Board of Directors, unless the context specifically requires that such resolution be adopted by a majority of the disinterested directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (except for temporary treatment of construction-related expenditures under ASC 840-40, “Sale-Leaseback Transactions,” which will ultimately be treated as operating leases or occupancy agreements upon a Sale and Lease-Back Transaction).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of CDW or any other Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U. S. dollars;

(2) (i) Sterling, Canadian Dollars, Euro, or any national currency of any participating member state of the economic and monetary union contemplated by the Treaty on European Union; or (ii) in the case of CDW or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any lender under the ABL Facility or the Senior Secured Term Loan or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper rated P-1 by Moody’s or A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar securities having a rating of P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A3 (or the equivalent thereof) or better by Moody’s:

(11) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (1) through (10) above; and (12) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (1) through (11) above or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Obligations” means Obligations under any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, automated clearing house fund transfer services, purchase card, electronic funds transfer (including non-card e-payables services) and other cash management arrangements and commercial credit card and merchant card services.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, CDW and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by CDW and such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of CDW and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

(2) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities, including, without limitation, Parent;

(3) the first day on which the majority of the Board of Directors of CDW then in office shall cease to consist of Continuing Directors; or

(4) the adoption of a plan relating to the liquidation or dissolution of CDW.

“Closing Date” means October 12, 2007.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other Non-cash charges (excluding any Non-cash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) Non-cash interest expense (but excluding any Non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (without duplication),

(a) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, integration costs, relocation costs, transition costs, other restructuring costs, litigation settlement or losses and curtailments or modifications to pension and postretirement employee benefit plans shall be excluded, provided that, solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” such losses, costs, charges or other expenses shall be excluded only to the extent they are Non-cash and will not require cash settlement in the future,

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of gains or losses (less all accrued fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by CDW, shall be excluded,

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Subsidiary thereof that is CDW or a Restricted Subsidiary in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (f) below) and (B) decreased by the amount of any equity of CDW in a net loss of any such Person for such period to the extent CDW has funded such net loss in cash with respect to such period,

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of CDW will be, subject to the exclusion contained in clause (e) above, increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to CDW or a Restricted Subsidiary thereof (subject to the provisions of this clause (f)) in respect of such period, to the extent not already included therein,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-up, write-down or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, in each case to the extent permitted hereunder, shall be excluded,

(i) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) impairment charge or asset write-off, write-up or write-down (other than write-offs or write-downs of inventory or receivables), in each case, pursuant to GAAP and the amortization of assets or liabilities, including intangibles arising (including goodwill and organizational costs) pursuant to GAAP shall be excluded,

(j) any pro forma after-tax effect (using a reasonable estimate based on applicable tax rates) of Non-cash compensation or other expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or as a result of the Krasny Plan shall be excluded,

(k) (i) in connection with the operation of the Krasny Plan, tax withholding payments made in cash to the United States Internal Revenue Service in connection with in-kind withholding for payments to participants in Equity Interests of any indirect or direct parent of CDW shall be excluded; provided that the maximum add-back to Consolidated Net Income shall be no greater than $1.0 million in any four quarter period; and (ii) payments made in cash to the Circle of Service Foundation, Inc. in an amount not in excess of the amount of the net tax benefit to CDW as a result of the implementation and continuing operation of the Krasny Plan shall be excluded, and

(l) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, dividend or similar Restricted Payments, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing or recapitalization transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under “—Certain Covenants—Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by CDW and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by CDW and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by CDW and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of CDW and its Restricted Subsidiaries on the date of determination that constitutes Secured Indebtedness or any Existing Inventory Financing Agreement to (b) the aggregate amount of EBITDA for the then most recent four full fiscal quarters for which internal financial statements of CDW and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (iv) as an account party with respect to any letter of credit, letter of guaranty or bankers’ acceptance.

“Continuing Directors” means, as of any date of determination, individuals who (i) were members of such Board of Directors on the Closing Date or (ii) were either (x) nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of nomination or election, (y) appointed, approved or recommended by a majority of the then Continuing Directors or (z) designated or appointed by a Permitted Holder.

“Contribution Indebtedness” means Indebtedness of CDW or any Guarantor in an aggregate principal amount not greater than one times the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of CDW or such Guarantor after the Closing Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contribution amount to the capital of CDW or such Guarantor, as applicable, the amount of such excess shall be (a) Subordinated Indebtedness (other than Secured Indebtedness) and (b) Indebtedness with a Stated Maturity equal to or later than the Stated Maturity of the Notes, and

(2) such cash contribution amount is not applied to make Restricted Payments.

“Covenant Suspension Event” means, during any period of time following the issuance of the notes, that (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture.

“Default” means any event that is, or-with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of Non-cash consideration received by CDW or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of CDW or any direct or indirect parent company of CDW (other than Disqualified Stock of CDW), that is issued for cash (other than to Parent or any of its Subsidiaries or an employee stock ownership plan or trust established by CDW or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of CDW or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by CDW or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(a) increased (without duplication) by:

(i) provision for taxes based on income or profits or capital (or any alternative tax in lieu thereof), including, without limitation, foreign, state, franchise and similar taxes and foreign withholding taxes of such Person and such subsidiaries paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including payments made pursuant to any tax sharing agreements or arrangements among CDW, its Restricted Subsidiaries and any direct or indirect parent company of CDW (so long as such tax sharing payments are attributable to the operations of CDW and its Restricted Subsidiaries); plus

(ii) Fixed Charges of such Person and such subsidiaries for such period to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and such subsidiaries for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv) any fees, costs, commissions, expenses or other charges (other than Depreciation or Amortization Expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred under the Indenture (including a refinancing thereof) (whether or not successful), including (w) any expensing of bridge, commitment or other financing fees, (x) such fees, costs, commissions, expenses or other charges related to the offering of the Notes, the Senior Secured Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan, (y) any such fees, costs (including call premium), commissions, expenses or other charges related to any amendment or other modification of the Notes, the Senior Secured Notes, the Existing Senior Subordinated Notes, the Senior Bridge Loan Agreement, the Senior Subordinated Bridge Loan Agreement, the ABL Facility and the Senior Secured Term Loan and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v) any other Non-cash charges, expenses or losses including any write offs or write downs and any Non-cash expense relating to the vesting of warrants, reducing Consolidated Net Income for such period (provided that if any such Non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid in such period to the Sponsors pursuant to the Management Agreement (as in effect on the Closing Date) deducted (and not added back) in computing Consolidated Net Income; plus

(vii) the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility deducted (and not added back) in computing Consolidated Net Income; plus

(viii) costs or expense deducted (and not added back) in computing Consolidated Net Income by such Person or any such subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of CDW or net cash proceeds of an issuance of Equity Interest of CDW (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments”; plus

(ix) the amount of net cost savings and acquisition synergies projected by CDW in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) as a result of specified actions taken or initiated in connection with any acquisition or disposition by CDW or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of EBITDA from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition or disposition and (C) the aggregate amount of costs savings added pursuant to this clause

(ix) shall not exceed the greater of (x) $50.0 million and (y) 10% of CDW’s EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the determination date; plus

(x) any net after-tax nonrecurring, extraordinary or unusual gains or losses (less all fees and expenses relating thereto) or expenses; plus

(xi) to the extent covered by insurance and actually reimbursed or otherwise paid, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed or otherwise paid by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed or otherwise paid within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed or otherwise paid within such 365 days), expenses with respect to liability or casualty events and expenses or losses relating to business interruption; plus

(xii) expenses to the extent covered by contractual indemnification or refunding provisions in favor of CDW or a Restricted Subsidiary and actually paid or refunded, or, so long as CDW has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days); plus

(xiii) any Non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods) or (B) due to purchase accounting associated with any future acquisitions;

(b) decreased by (without duplication) Non-cash gains increasing Consolidated Net Income of such Person and such subsidiaries for such period, excluding any Non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; and

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss included in calculating Consolidated Net Income resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Common Stock or Preferred Stock of CDW or any of its direct or indirect parent companies (excluding Disqualified Stock of such entity), other than (i) public offerings with respect to Common Stock of CDW or of any of its direct or indirect parent companies registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of CDW.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by CDW and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of CDW or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3)(c) of the first paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Existing Inventory Financing Agreements” means the following agreements, in each case, as amended, supplemented, refinanced, refunded or otherwise modified and in effect from time to time: (i) that certain Inventory Financing Agreement, dated as of the Closing Date, by and among GE Commercial Distribution Finance Corporation, CDW Logistics, Inc., an Illinois corporation, CDW Technologies, Inc. (f/k/a Berbee Information Networks Corporation), a Wisconsin corporation, CDW Government LLC (as successor in interest to CDW Government, Inc.), an Illinois limited liability company and CDW Direct, LLC, an Illinois limited liability company, and (ii) that certain Agreement for Inventory Financing, dated as of the Closing Date, by and among IBM Credit LLC, a Delaware limited liability company, CDW Logistics, Inc., an Illinois corporation, and CDW Technologies, Inc., a Wisconsin corporation.

“Existing Senior Subordinated Note Indenture” means that certain senior subordinated exchange note indenture, as supplemented by the senior subordinated exchange note supplemental indenture dated May 10, 2010, and as further supplemented by the second senior subordinated exchange note supplemental indenture dated August 23, 2010 among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Existing Senior Subordinated Notes” means the Issuers’ $721,500,000 12.535% senior subordinated exchange notes due 2017.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that CDW or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if CDW or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by CDW or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into CDW or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of CDW and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that (A) have been realized or (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the 18 month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that in each case such adjustments are set forth in an Officers’ Certificate signed by CDW’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) in the case of item (B) or (C) above, that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of CDW to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as CDW may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding amortization/accretion of original issue discount (including any original issue discount created by fair value adjustments to Indebtedness in existence as of the Issue Date as a result of purchase accounting)) of such Person for such period and (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Subsidiaries.

“Foreign Subsidiary” means, with respect to any Person, (a) any subsidiary of such Person that is organized and existing under the laws of any jurisdiction outside the United States of America or (b) any subsidiary of such Person that has no material assets other than the Capital Stock of one or more subsidiaries described in clause (a) and other assets relating to an ownership interest in any such Capital Stock or subsidiaries.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except for any reports required to be delivered under the covenant described under “—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof. At any time after the Issue Date, CDW may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to CDW’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. CDW shall give notice of any such election made in accordance with this definition to the Trustee and the holders of Notes.

For purposes of this “Description of Exchange Notes,” the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of CDW under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb,

“Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor. On the New Issue Date, the Guarantors were Parent and each Domestic Subsidiary of CDW that was a Restricted Subsidiary and a guarantor under the Senior Secured Term Loan.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity, raw materials, utilities and energy prices.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counterparty to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered, in each case on the registrar’s books.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments,

(iii) evidenced by letters of credit (or, without duplication, reimbursement agreements in respect thereof),

(iv) Capitalized Lease Obligations,

(v) representing the deferred and unpaid balance of the purchase price of any property (other than Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business, (B) liabilities accrued in the ordinary course of business and (C) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed,

(vi) representing any interest rate Hedging Obligations, or

(vii) all Cash Management Obligations Incurred with a lender (or its Affiliates) under a credit agreement, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(c) Disqualified Stock of such Person, and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business, (B) items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the application of ASC 840-40, “Sale-Leaseback Transactions,” and (C) obligations with respect to Receivables Facilities. The amount of Indebtedness of any person under clause (d) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as determined by such person in good faith.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board of Directors of CDW, qualified to perform the task for which it has been engaged.

“Interest Payment Date” means April 1 and October 1 of each year to the maturity date of the Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among CDW and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If CDW or any Subsidiary of CDW sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of CDW such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of CDW,

CDW will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the third paragraph of the covenant described above under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of CDW at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, CDW shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) CDW’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to CDW’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of CDW; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of CDW in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by CDW and its Restricted Subsidiaries immediately after such transfer.

“Issue Date” means April 13, 2011

“Krasny Plan” means the MPK Coworker Incentive Plan II as in effect on the Closing Date.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, the city in which the principal corporate trust office of the Trustee is located or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday, payment shall be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in such asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Management Agreement” means the Management Services Agreement dated as of the Closing Date, by and among certain management companies associated with the Sponsors and CDW and any direct or indirect parent company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or Non-cash consideration initially received, net of any costs relating to the disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar taxes incurred by CDW and its Restricted Subsidiaries in connection therewith), and CDW’s good faith estimate of taxes paid or payable (including payments under any tax sharing agreement or arrangement), in connection with such Asset Sale (including, in the case of any such Asset Sale in respect of property of any Foreign Subsidiary, taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (y) other liabilities associated with the asset disposed of and retained by CDW or any of its Restricted Subsidiaries after such disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds),

(iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold and (iv) in the case of any such Asset Sale by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of CDW or a Wholly Owned Restricted Subsidiary as a result thereof.

“New Issue Date” means February 17, 2012.

“Obligations” means any principal, interest, premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), costs, expenses, damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, principal accounting officer, controller, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary or any Assistant Secretary of CDW.

“Officers’ Certificate” means a certificate signed on behalf of CDW, by two Officers of CDW, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of CDW that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to CDW or the Trustee.

“Parent” means CDW Corporation and any successor thereto.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between CDW or any of its Restricted Subsidiaries and another Person.

“Permitted Business” means the business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by CDW and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsors, (ii) any Person who is an Officer or otherwise a member of management of CDW or any of its Subsidiaries on the Closing Date, provided that if such Officers and members of management beneficially own more shares of Voting Stock of either of CDW or any of its direct or indirect parent entities than the number of such shares beneficially owned by all the Officers as of the Closing Date or issued within 90 days thereafter, such excess shall be deemed not to be beneficially owned by Permitted Holders, (iii) any Related Party of any of the foregoing Persons and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members, provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i), (ii) or (iii) above (subject, in the case of Officers, to the foregoing limitation), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of CDW or any of its direct or indirect parent entities held by such “group.”

“Permitted Investments” means:

(1) any Investment by CDW in any Restricted Subsidiary or by a Restricted Subsidiary in CDW or another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by CDW or any Restricted Subsidiary in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CDW or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described above under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $15.0 million outstanding at any one time, in the aggregate;

(7) any Investment acquired by CDW or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by CDW or Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by CDW or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by CDW or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 2.0% of Total Assets of CDW; provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11) Investments the payment for which consists of Equity Interests of CDW or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3)(b) of the first paragraph under the covenant described under “—Certain Covenants—Restricted Payments”;

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice, and the creation of liens on the assets of CDW or any of its Restricted Subsidiaries in compliance with the covenant described in “—Certain Covenants—Liens”;

(13) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) Investments relating to a Receivables Subsidiary that, in the reasonable good faith determination of CDW, are necessary or advisable to effect a Receivables Facility;

(15) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates,” except transactions permitted by clause (2), (6), (8), (10), (12) or (13);

(17) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(18) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(19) additional Investments in joint ventures in an aggregate amount not to exceed $25.0 million at any time outstanding;

(20) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise permitted under “—Certain Covenants—Transactions with Affiliates”;

(21) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(22) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by CDW or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as CDW or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(23) deposits made by CDW and Foreign Subsidiaries in Cash Pooling Arrangements; and

(24) extensions of trade credit in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of stay, customs, performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(4) Liens on property at the time CDW or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into CDW or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by CDW or any Restricted Subsidiary;

(5) Liens securing Hedging Obligations and/or Cash Management Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation and/or Cash Management Obligation;

(6) Liens existing on the Issue Date;

(7) Liens in favor of CDW or any Restricted Subsidiary;

(8) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the Holders of the Notes taken as a whole, and are not more favorable to the Lien Holders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced, and (y) do not extend to or cover any property or assets of CDW or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(9) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility incurred pursuant to clause (17) of the definition of “Permitted Debt”;

(10) Liens for taxes, assessments or other governmental charges or levies not yet overdue or the nonpayment of which in the aggregate would not reasonably be expected to result in a material adverse effect, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that CDW or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection with a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(13) landlords’, carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days, (ii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or a Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (iii) the existence of which would not reasonably be expected to result in a material adverse effect;

(14) minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases, sublicenses or operating agreements (including, without limitation, licenses and sublicenses of intellectual property) granted to others in the ordinary course of business that do not interfere in any material respect with the business of CDW or any of its material Restricted Subsidiaries or which do not by their own terms secure any Indebtedness;

(16) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by CDW or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(17) banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by CDW and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) with a principal amount not exceeding $75.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that

(x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred,

(y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and

(z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(20) Liens (i) of a collection bank arising under Section 4210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(21) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(22) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of CDW or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of CDW and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by CDW or any Restricted Subsidiary in the ordinary course of business;

(23) Liens solely on any cash earnest money deposits made by CDW or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(24) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(25) Liens to secure Indebtedness incurred pursuant to (A) clauses (1), (11), (20) and

(24) of the definition of “Permitted Debt” and (B) clause (13) of the definition of “Permitted Debt” to the extent such Liens relate to the refinancing of the Senior Secured Notes;

(26) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(27) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(28) landlords’ and lessors’ Liens in respect of rent not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(29) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) with respect to customs duties in the ordinary course of business, (ii) that are not overdue by more than sixty (60) days, (iii) (A) that are being contested in good faith by appropriate proceedings, (B) CDW or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, or (iv) the existence of which would not reasonably be expected to result in a material adverse effect;

(30) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(31) Liens on the Capital Stock of Unrestricted Subsidiaries;

(32) Liens on inventory or equipment of CDW or any of its Restricted Subsidiaries granted in the ordinary course of business to CDW’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(33) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (21) of the definition of “Permitted Debt”;

(34) Liens on cash deposits of CDW and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of CDW and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of CDW and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(37) Liens consisting of customary contractual restrictions on cash and Cash Equivalents;

(38) Liens securing the Notes and related Guarantees; and

(39) Liens securing any Obligations Incurred pursuant to the first paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that, at the time of incurrence of such Liens and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of CDW in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to CDW or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which CDW or any of its Restricted Subsidiaries sells their accounts receivable to either (A) a Person that is not a Restricted Subsidiary or (B) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not on a business day) immediately preceding such Interest Payment Date.

“Refunding Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by CDW or a Restricted Subsidiary in exchange for assets transferred by CDW or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Party” means (a) with respect to Madison Dearborn Partners, LLC and Providence Equity Partners Inc., (i) any investment fund controlled by or under common control with Madison Dearborn Partners, LLC or Providence Equity Partners Inc., as the case may be, any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to in clause (a)(i); and (b) with respect to any officer of CDW or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Replacement Assets” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Required Holders” means, as of any date of determination, Holders that hold Notes that, in the aggregate, represent more than 50% of the sum of the principal amount of all Notes outstanding at such time.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of CDW (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“Retired Capital Stock” has the meaning ascribed to such term in clause (2) of the second paragraph of the covenant contained under “—Certain Covenants—Restricted Payments.”

“Reversion Date” means, during any period of time during which the Issuers and the Restricted Subsidiaries are not subject to the covenants listed in the first paragraph under “—Certain Covenants” (the “Suspended Covenants”) as a result of a Covenant Suspension Event, the date on which one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default occurs and is continuing, and after which date the Issuers and the Restricted Subsidiaries will again be subject to the Suspended Covenants with respect to events occurring after the Reversion Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., and any successor to its rating business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by CDW or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by CDW or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Secured Indebtedness” means any Indebtedness of CDW or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Bridge Loan Agreement” means the senior unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and amended dated as of April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under the ABL Facility, the Senior Secured Notes, the Senior Secured Term Loan and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuers or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) and/or Cash Management Obligations (and guarantees thereof) owing to a Lender (as defined in the ABL Facility and the Senior Secured Term Loan) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation and/or Cash Management Obligation was entered into); provided that such Hedging Obligations and/or Cash Management Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuers or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuers or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Pari Passu Indebtedness” means:

(1) with respect to the Issuers, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Senior Secured Note Indenture” means that certain senior secured notes indenture dated as of December 17, 2010, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

“Senior Secured Notes” means the Issuers’ $500,000,000 8% senior secured notes due 2018.

“Senior Secured Term Loan” means that certain senior secured term loan, dated as of the Closing Date, among VH MergerSub, Inc., CDW LLC (as successor in interest to CDW Corporation), Morgan Stanley Senior Funding, Inc. (as successor to Lehman Commercial Paper Inc.), as Administrative Agent, and Morgan Stanley & Co. Incorporated (as successor to Lehman Commercial Paper Inc.), as Collateral Agent, the lenders party thereto and certain other parties specified therein, as amended by the First Amended and Restated Senior Secured Term Loan, dated as of March 12, 2008, as further amended on November 4, 2009, as further amended effective as of December 17, 2010, and as further amended March 11, 2011, providing for term loans, including any related notes, debentures, bonds, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced (whether at maturity or thereafter) or refinanced from time to time in one or more agreements indentures, notes, bonds, facilities or other forms of indebtedness in whole or in part (in each case with the same or new agents, lenders or investors), including any agreement adding or changing the borrower or issuer or any guarantor or extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Senior Subordinated Bridge Loan Agreement” means the senior subordinated unsecured increasing rate term loan agreement dated as of October 12, 2007, as amended and restated dated as of March 12, 2008 and further amended on April 12, 2008, among CDW LLC (as successor in interest to CDW Corporation), Parent, the subsidiary guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders from time to time party thereto, including any guarantees, instruments and agreement executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Sponsors” means Madison Dearborn Partners, LLC and Providence Equity Partners Inc. and each of their respective Affiliates (other than any portfolio company thereof).

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by CDW or any Subsidiary of CDW which CDW has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to CDW, any Indebtedness of CDW which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of CDW and its Restricted Subsidiaries, on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Total Net Tangible Assets” means total assets of CDW and its Restricted Subsidiaries, less all goodwill, trade names, trademarks, patents and any other like intangibles, all on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of CDW and its Restricted Subsidiaries as may be expressly stated.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2015; provided, however, that if the period from such redemption date to April 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of CDW that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of CDW, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of CDW may designate any Subsidiary of CDW (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, CDW or any Subsidiary of CDW (other than any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by CDW, (b) such designation complies with the covenant contained under “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of CDW or any Restricted Subsidiary (other than the Capital Stock of such Subsidiary to be so designated). The Board of Directors of CDW may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and any Indebtedness assumed or otherwise incurred in connection with such designation shall have been permitted to have been incurred by CDW pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Any such designation by the Board of Directors of CDW shall be notified by CDW to the Trustee by promptly filing with such Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” whenever it is necessary to determine whether CDW has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The Exchange Notes will be issued in the form of one or more registered notes in global form, without interest coupons, the “Global Notes.”

Upon issuance, each of the Global Notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC Participants”), or persons who hold interests through DTC Participants. We expect that under procedures established by DTC:

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of each Global Note to the accounts of the DTC Participants; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in any of the Global Notes).

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. Each settlement system controls its own operations and procedures and may change them at any time. Neither we nor the trustee are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indentures. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indentures.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a Global Note will be made by the trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC Participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Except as set forth above, notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indentures should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material United States federal income tax consequences relevant to the exchange of notes pursuant to this offering. The discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. The effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The tax consequences of purchasing, owning, and any disposition of the registered notes is not discussed herein.

Exchange Offer

For U.S. federal income tax purposes, the exchange of the Outstanding Notes for the Exchange Notes will not constitute a taxable exchange. As a result, for U.S. federal income tax purposes (1) a holder will not recognize taxable gain or loss as a result of exchanging such holder’s Outstanding Notes; (2) the holding period of the Exchange Notes will include the holding period of the Outstanding Notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes received will be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of Exchange Notes received by it in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the Exchange Notes by participating broker-dealers. Exchange Notes received by participating broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such Exchange Notes. Any participating broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the Exchange Offer, there has not been any public market for the Outstanding Notes. The Outstanding Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. The holders of Outstanding Notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their Outstanding Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. We do not intend to list the Exchange Notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity of the Exchange Notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations). Kirkland & Ellis LLP has from time to time represented, and may continue to represent, Madison Dearborn and some of its affiliates in connection with various legal matters. Some of the partners of Kirkland & Ellis LLP are, through various entities, investors in investment funds affiliated with Madison Dearborn. Certain matters under Wisconsin law will be passed upon by Foley & Lardner LLP.

EXPERTS

The consolidated financial statements of CDW Corporation as of December 31, 2011 and for the year ended December 31, 2011 included in this prospectus have been so included in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of CDW Corporation as of December 31, 2010 and for the years ended December 31, 2010 and December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Changes in Registrant’s Certifying Accountant

On June 22, 2011, our audit committee approved the dismissal of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The reports of PricewaterhouseCoopers LLP on our consolidated financial statements for the fiscal years ended December 31, 2009 and 2010 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During our fiscal years ended December 31, 2009 and 2010 and through June 22, 2011, there were no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) with PricewaterhouseCoopers LLP on any matter of accounting principle or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on the consolidated financial statements for such years.

During the fiscal years ended December 31, 2009 and 2010 and through June 22, 2011, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and requested that PricewaterhouseCoopers LLP furnish us with a letter addressed to the SEC whether or not it agreed with the above statements. A copy of such letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

In addition, on June 22, 2011, following a competitive process undertaken by our audit committee in accordance with its policy to review the appointment of our independent registered public accounting firm every five years, the audit committee approved the appointment of Ernst & Young LLP, effective June 22, 2011, as our independent registered public accounting firm for the fiscal year ending December 31, 2011. On June 22, 2011, Ernst & Young LLP accepted the engagement.

During our fiscal years ended December 31, 2009 and 2010 and through June 22, 2011, we did not consult Ernst & Young LLP regarding (1) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with PricewaterhouseCoopers LLP (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-            ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We file reports and other information with the SEC. You can inspect and copy these reports, and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-202-551-8090 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s web site. The address of this site is http://www.sec.gov.

In addition, we make available, free of charge, on or through our web site, copies of such reports and other information. We maintain a web site at http://www.cdw.com. The information contained in or connected to our web site is not part of this prospectus unless expressly provided otherwise herein.

This prospectus summarizes documents that are not delivered herewith. Copies of such documents are available upon your request, without charge, by writing or telephoning us at:

CDW Corporation

200 North Milwaukee Avenue

Vernon Hills, Illinois 60061

(847) 465-6000

Attention: Investor Relations

The Indentures provides that, whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will furnish to the trustee and holders of the notes and file with the SEC the annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) and applicable to a U.S. corporation subject to such Sections. Provision of this information is subject to certain qualifications. See “Description of Exchange Notes—Reports.”

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

CDW Corporation

We have audited the accompanying consolidated balance sheet of CDW Corporation and subsidiaries as of December 31, 2011, and the related consolidated statement of operations, shareholders’ (deficit) equity, and cash flows for the year ended December 31, 2011. Our audit also included the financial statement schedule included in Schedule II for the information presented for the year ended December 31, 2011. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CDW Corporation and subsidiaries at December 31, 2011, and the consolidated results of its operations and its cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CDW Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2012, not included herein, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois

March 9, 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors

and Shareholders of CDW Corporation:

In our opinion, the consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, of shareholders’ equity (deficit) and of cash flows for each of two years in the period ended December 31, 2010 present fairly, in all material respects, the financial position of CDW Corporation at December 31, 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for each of the two years in the period ended December 31, 2010 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

March 4, 2011, except for Note 1 and Note 5, as to which the date is September 23, 2011

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$99.9	$36.6
Accounts receivable, net of allowance for doubtful accounts of $5.4 and $5.0, respectively	1,254.9	1,091.5
Merchandise inventory	321.7	292.8
Miscellaneous receivables	143.6	192.8
Deferred income taxes	24.6	52.8
Prepaid expenses and other	34.7	35.8

Total current assets	1,879.4	1,702.3
Property and equipment, net	154.3	158.1
Goodwill	2,208.4	2,209.1
Other intangible assets, net	1,636.0	1,791.2
Deferred financing costs, net	68.5	79.7
Fair value of interest rate cap agreements	0.7	1.2
Other assets	2.3	2.2

Total assets	$5,949.6	$5,943.8

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable-trade	$517.8	$537.1
Accounts payable-inventory financing	278.7	28.2
Current maturities of long-term debt and capital leases	201.0	132.6
Fair value of interest rate swap agreements	—	2.8
Deferred revenue	27.8	28.6
Accrued expenses:
Compensation	106.6	91.3
Interest	54.9	64.3
Sales taxes	23.1	23.2
Advertising	38.8	27.0
Income taxes	—	4.2
Other	92.6	87.6

Total current liabilities	1,341.3	1,026.9
Long-term liabilities:
Debt and capital leases	3,865.0	4,157.4
Deferred income taxes	692.0	730.3
Accrued interest	13.0	32.3
Other liabilities	45.6	40.4

Total long-term liabilities	4,615.6	4,960.4

Commitments and contingencies	—	—
Shareholders’ deficit:
Class A common shares, $0.01 par value, 100,000 shares authorized, issued, and outstanding	—	—
Class B common shares, $0.01 par value, 1,900,000 shares authorized; 913,063 and 910,735 shares issued, respectively; 912,706 and 910,735 shares outstanding, respectively	—	—
Paid-in capital	2,186.1	2,166.7
Accumulated deficit	(2,191.3)	(2,208.0)
Accumulated other comprehensive loss	(2.1)	(2.2)

Total shareholders’ deficit	(7.3)	(43.5)

Total liabilities and shareholders’ deficit	$5,949.6	$5,943.8

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Years Ended December 31,
	2011	2010	2009
Net sales	$9,602.4	$8,801.2	$7,162.6
Cost of sales	8,015.0	7,410.4	6,029.7

Gross profit	1,587.4	1,390.8	1,132.9

Selling and administrative expenses	994.0	932.1	821.1
Advertising expense	122.7	106.0	101.9
Goodwill impairment	—	—	241.8

Income (loss) from operations	470.7	352.7	(31.9)

Interest expense, net	(324.2)	(391.9)	(431.7)
Net (loss) gain on extinguishments of long-term debt	(118.9)	2.0	—
Other income, net	0.7	0.2	2.4

Income (loss) before income taxes	28.3	(37.0)	(461.2)

Income tax (expense) benefit	(11.2)	7.8	87.8

Net income (loss)	$17.1	$(29.2)	$(373.4)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ (DEFICIT) EQUITY

(in millions)

	Total Shareholders’ (Deficit) Equity	Class A Common Shares	Class B Common Shares	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Comprehensive (Loss) Income
Balance at December 31, 2008	$262.2	$—	$—	$2,140.8	$(1,805.4)	$(73.2)
Equity-based compensation expense	15.9	—	—	15.9	—	—
Investment from CDW Holdings LLC	0.1	—	—	0.1	—	—
Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.4)	—	—	(1.4)	—	—
Net loss	(373.4)	—	—	—	(373.4)	—	$(373.4)
Change in unrealized loss on interest rate swap agreements, net of tax	(13.3)	—	—	—	—	(13.3)	(13.3)
Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	56.3	—	—	—	—	56.3	56.3
Foreign currency translation adjustment	8.9	—	—	—	—	8.9	8.9

Comprehensive loss							$(321.5)

Balance at December 31, 2009	$(44.7)	$—	$—	$2,155.4	$(2,178.8)	$(21.3)
Equity-based compensation expense	11.5	—	—	11.5	—	—
Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(0.2)	—	—	(0.2)	—	—
Net loss	(29.2)	—	—	—	(29.2)	—	$(29.2)
Change in unrealized loss on interest rate swap agreements, net of tax	(32.1)	—	—	—	—	(32.1)	(32.1)
Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net loss, net of tax	47.3	—	—	—	—	47.3	47.3
Foreign currency translation adjustment	3.9	—	—	—	—	3.9	3.9

Comprehensive loss							$(10.1)

Balance at December 31, 2010	$(43.5)	$—	$—	$2,166.7	$(2,208.0)	$(2.2)
Equity-based compensation expense	19.5	—	—	19.5	—	—
Investment from CDW Holdings LLC	1.0	—	—	1.0	—	—
Repurchase of Class B Common Shares	(0.4)	—	—	—	(0.4)	—
Accrued charitable contribution related to the MPK Coworker Incentive Plan II, net of tax	(1.1)	—	—	(1.1)	—	—
Net income	17.1	—	—	—	17.1	—	$17.1
Reclassification of realized loss on interest rate swap agreements from accumulated other comprehensive loss to net income, net of tax	1.9	—	—	—	—	1.9	1.9
Foreign currency translation adjustment	(1.8)	—	—	—	—	(1.8)	(1.8)

Comprehensive income							$17.2

Balance at December 31, 2011	$(7.3)	$—	$—	$2,186.1	$(2,191.3)	$(2.1)

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$17.1	$(29.2)	$(373.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	204.9	209.4	218.2
Goodwill impairment	—	—	241.8
Equity-based compensation expense	19.5	11.5	15.9
Deferred income taxes	(10.2)	(4.3)	(94.4)
Allowance for doubtful accounts	0.4	(1.3)	(0.2)
Amortization of deferred financing costs	15.7	18.0	16.2
Net loss (gain) on extinguishments of long-term debt	118.9	(2.0)	—
Realized loss on interest rate swap agreements	2.8	51.5	103.2
Mark to market loss on interest rate derivatives	4.2	4.7	—
Net loss (gain) on sale and disposals of assets	0.3	0.7	(1.7)
Other	(0.6)	(0.6)	—
Changes in assets and liabilities:
Accounts receivable	(165.3)	(81.5)	(131.3)
Merchandise inventory	(29.0)	(34.9)	(15.0)
Other assets	50.3	(61.9)	3.2
Accounts payable-trade	(19.8)	269.3	76.5
Other current liabilities	21.5	77.8	3.9
Long-term liabilities	(16.0)	(3.5)	44.7

Net cash provided by operating activities	214.7	423.7	107.6

Cash flows from investing activities:
Capital expenditures	(45.7)	(41.5)	(15.6)
Cash settlements on interest rate swap agreements	(6.6)	(78.2)	(72.2)
Premium payments on interest rate cap agreements	(3.7)	(5.9)	—
Purchases of marketable securities	—	—	(20.0)
Redemptions of marketable securities	—	—	20.0
Proceeds from sale of assets and other	—	0.2	5.2

Net cash used in investing activities	(56.0)	(125.4)	(82.6)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	1,295.0	770.8	—
Repayments of borrowings under revolving credit facility	(1,483.2)	(1,074.1)	—
Repayments of long-term debt	(132.0)	(16.5)	(11.0)
Proceeds from issuance of long-term debt	1,175.0	500.0	—
Payments to extinguish long-term debt	(1,175.0)	(518.6)	—
Payments of debt financing costs	(26.3)	(14.3)	(11.3)
Investment from CDW Holdings LLC	1.0	—	0.1
Net change in accounts payable-inventory financing	250.5	3.2	(9.1)
Repurchase of Class B common shares	(0.4)	—	—
Principal payments under capital lease obligations	—	(0.6)	(0.6)

Net cash used in financing activities	(95.4)	(350.1)	(31.9)

Effect of exchange rate changes on cash and cash equivalents	—	0.4	0.5

CDW CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

Net increase (decrease) in cash and cash equivalents	63.3	(51.4)	(6.4)

Cash and cash equivalents – beginning of period	36.6	88.0	94.4

Cash and cash equivalents – end of period	$99.9	$36.6	$88.0

Supplementary disclosure of cash flow information:
Interest paid, including cash settlements on interest rate swap agreements	$(332.9)	$(377.0)	$(368.8)
Taxes refunded (paid), net	$20.9	$(48.0)	$(11.7)
Non-cash investing and financing activities:
Investment in equity method investee	$—	$—	$1.9
Capital expenditures accrued in accounts payable-trade	$1.1	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

The Company is a leading provider of multi-branded information technology products and services in the U.S. and Canada. The Company provides comprehensive and integrated solutions for its customers’ technology needs through an extensive range of hardware, software and service offerings. The Company’s breadth of offerings allows its customers to streamline their procurement processes by using a complete solution provider for their technology needs.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

On October 12, 2007, CDW Corporation, an Illinois corporation, was acquired through a merger transaction by an entity controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners L.L.C. (the “Acquisition”). CDW Corporation continued as the surviving corporation and same legal entity after the Acquisition, but became a wholly owned subsidiary of VH Holdings, Inc., a Delaware corporation.

On December 31, 2009, CDW Corporation merged into CDWC LLC, an Illinois limited liability company owned by VH Holdings, Inc., with CDWC LLC as the surviving entity. This change had no impact on the operations or management of the Company. On December 31, 2009, CDWC LLC was renamed CDW LLC (“CDW LLC”). On August 17, 2010, VH Holdings, Inc. was renamed CDW Corporation (“Parent”).

Parent is owned directly by CDW Holdings LLC, a company controlled by investment funds affiliated with Madison Dearborn Partners, LLC and Providence Equity Partners L.L.C. (the “Equity Sponsors”), certain other co-investors and certain members of CDW management.

On August 6, 2010, CDW Finance Corporation, a Delaware corporation, was formed for the sole purpose of acting as a co-issuer of certain debt obligations as described in Note 7. CDW Finance Corporation is owned by Parent and does not hold any material assets or engage in any business activities or operations.

Throughout this report, the terms “the Company” and “CDW” refer to Parent and its wholly owned subsidiaries.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Parent and its wholly owned subsidiaries. All intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revision to Prior Period Financial Statements

As discussed in Note 5, the Company has historically entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The Company has determined that its previous classification of obligations for inventory financing agreements was in error and that amounts owed under these agreements should be classified separately in the consolidated balance sheets and not included within accounts payable to trade creditors. Accordingly, the Company has changed the classification to reflect $28.2 million at December 31, 2010 as accounts payable-inventory financing with no impact on total current liabilities.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has also revised its consolidated statements of cash flows for the years ended December 31, 2010 and 2009 and for the respective interim periods for each of these years, and for the first and second quarters of 2011, to correct the classification of the cash flow impacts of amounts owed under inventory financing agreements from cash flows from operating activities and include them as cash flows from financing activities. There is no impact on consolidated net cash generated or used for any period as the amounts of the adjustments between cash flow captions are equal and offset one another in the same period. There is also no impact on the Company’s debt covenants for any period. The Company has determined that these adjustments are not material either individually or in aggregate to any of its previously issued financial statements; however, due to the nature of the revisions, the Company has revised its presentation for these classification errors in both the consolidated balance sheets and statements of cash flows for all periods presented. These adjustments have no impact on net income (loss), total shareholders’ deficit, or Adjusted EBITDA, a non-GAAP measure as defined in the Company’s credit agreements. See Note 20 for a summary of revisions to the Company’s interim presentation for both the consolidated balance sheets and the statements of cash flows. A summary of the revisions to the consolidated statements of cash flows for the years ended December 31, 2010 and 2009 is as follows:

	Year Ended December 31, 2010
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$426.9	$(3.2)	$423.7
Net cash used in financing activities	$(353.3)	$3.2	$(350.1)
Net decrease in cash and cash equivalents	$(51.4)	$—	$(51.4)

	Year Ended December 31, 2009
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$98.5	$9.1	$107.6
Net cash used in financing activities	$(22.8)	$(9.1)	$(31.9)
Net decrease in cash and cash equivalents	$(6.4)	$—	$(6.4)

Reclassifications

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all deposits in banks and short-term (original maturities of three months or less), highly liquid investments that are readily convertible to known amounts of cash and are so near maturity that there is insignificant risk of changes in value due to interest rate changes.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and typically do not bear interest. The Company provides allowances for doubtful accounts related to accounts receivable for estimated losses resulting from the inability of its customers to make required payments. The Company takes into consideration the overall quality of the receivable portfolio along with specifically identified customer risks.

Merchandise Inventory

Inventory is valued at the lower of cost or market value. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions.

Miscellaneous Receivables

Miscellaneous receivables generally consist of amounts due from vendors. The Company receives incentives from vendors related to cooperative advertising allowances, volume rebates, bid programs, price protection and other programs. These incentives generally relate to written agreements with specified performance requirements with the vendors and are recorded as adjustments to cost of sales.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property and Equipment

Property and equipment are stated at cost. The Company calculates depreciation expense using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the shorter of their useful lives or the initial lease term. Expenditures for major renewals and improvements that extend the useful life of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. The following table shows estimated useful lives of property and equipment:

Classification	Estimated Useful Lives
Machinery and equipment	5 to 10 years
Building and leasehold improvements	5 to 25 years
Computer and data processing equipment	3 to 5 years
Computer software	3 to 5 years
Furniture and fixtures	5 to 10 years

The Company has asset retirement obligations associated with commitments to return property subject to operating leases to original condition upon lease termination. The Company’s asset retirement liability was $0.5 million as of December 31, 2011 and 2010.

Goodwill and Other Intangible Assets

The Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. The Company’s reporting units used to assess potential goodwill impairment are the same as its operating segments. Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. This assessment uses significant accounting judgments, estimates and assumptions. Any changes in the judgments, estimates or assumptions used could produce significantly different results. During the years ended December 31, 2011 and 2010, the Company recorded no goodwill impairment charges. The Company recorded goodwill impairment charges of $241.8 million during the year ended December 31, 2009. See Note 4 for more information on the Company’s evaluations of goodwill for impairment.

Intangible assets with determinable lives are amortized on a straight-line basis over their respective estimated useful lives. The cost of computer software developed or obtained for internal use is capitalized and amortized on a straight-line basis over the estimated useful life of the software. These intangible assets are reviewed for impairment when indicators are present using undiscounted cash flows. The Company uses the undiscounted cash flows, excluding interest charges, to assess the recoverability of the carrying value of such assets. To the extent carrying value exceeds the undiscounted cash flows, an impairment loss is recorded based upon the excess of the carrying value over fair value. In addition, each quarter the Company evaluates whether events and circumstances warrant a revision to the remaining estimated useful life of each of these intangible assets. If the Company were to determine that a change to the remaining estimated useful life of an intangible asset was necessary, then the remaining carrying amount of the intangible asset would be amortized prospectively over that revised remaining useful life. During the years ended December 31, 2011, 2010 and 2009, no impairment existed with respect to the Company’s intangible assets with determinable lives and no significant changes to the remaining useful lives were necessary. The following table shows estimated useful lives of definite-lived intangible assets:

Classification	Estimated Useful Lives
Customer relationships	11 to 14 years
Trade name	20 years
Internally developed software	3 to 5 years
Other	1 to 10 years

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Financing Costs

The Company has capitalized costs incurred in connection with establishing credit facilities as deferred financing costs. These costs are amortized to interest expense over the estimated life of the related financing using the interest method or straight-line method, as applicable.

Derivatives

The Company has entered into interest rate cap and swap agreements for the purpose of hedging its exposure to fluctuations in interest rates. These derivatives are recorded in the Company’s consolidated balance sheets at fair value.

For the Company’s interest rate swap agreements designated as cash flow hedges of interest rate risk, the effective portion of the changes in fair value of the swaps is initially recorded as a component of accumulated other comprehensive loss in the Company’s consolidated balance sheets and is subsequently reclassified into interest expense, net in the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the swaps is recognized directly in earnings. In the Company’s consolidated statements of cash flows, hedge activities are classified according to the nature of the derivative.

For the Company’s interest rate swap and cap agreements not designated as cash flow hedges of interest rate risk, changes in fair value of the derivatives are recorded directly to interest expense, net in the Company’s consolidated statements of operations.

Accumulated Other Comprehensive Loss

Unrealized gains or losses on derivatives and foreign currency translation adjustments are included in shareholders’ (deficit) equity under accumulated other comprehensive loss.

The components of accumulated other comprehensive loss are as follows:

(in millions)	December 31,
	2011	2010	2009
Unrealized loss on interest rate swap agreements, net of taxes of $0, $0.9 and $27.3, respectively	$—	$(1.9)	$(17.1)
Foreign currency translation adjustment	(2.1)	(0.3)	(4.2)

Accumulated other comprehensive loss	$(2.1)	$(2.2)	$(21.3)

Revenue Recognition

The Company is a primary distribution channel for a large group of vendors and suppliers, including original equipment manufacturers (“OEMs”), software publishers and wholesale distributors. The Company records revenue from sales transactions when title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. The Company’s shipping terms typically specify F.O.B. destination, at which time title and risk of loss have passed to the customer.

Revenues from the sales of hardware products or software products and licenses are generally recognized on a gross basis with the selling price to the customer recorded as sales and the acquisition cost of the product recorded as cost of sales. These items can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company’s warehouse, (ii) via drop-shipment by the vendor, or (iii) via electronic delivery for software licenses. At the time of sale, the Company records an estimate for sales returns and allowances based on historical experience. The Company’s vendor OEMs warrant most of the products the Company sells.

The Company leverages drop-ship arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses, thereby increasing efficiency and reducing costs. The Company recognizes revenue for drop-ship arrangements on a gross basis upon delivery to the customer with contract terms that typically specify F.O.B. destination.

Revenue from professional services is either recognized as incurred for services billed at an hourly rate or recognized using the percentage of completion method for services provided at a fixed fee. Revenue for data center services, including internet connectivity, web hosting, server co-location and managed services, is recognized over the period service is provided.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also sells certain products for which it acts as an agent. Products in this category include the sale of third-party services, warranties or software assurance (“SA”). SA is an “insurance” or “maintenance” product that allows customers to upgrade, at no additional cost, to the latest technology if new applications are introduced during the period that the SA is in effect. These sales do not meet the criteria for gross sales recognition, and thus are recognized on a net basis at the time of sale. Under net sales recognition, the cost paid to the vendor or third-party service provider is recorded as a reduction to sales, resulting in net sales being equal to the gross profit on the transaction.

The Company’s larger customers are offered the opportunity by certain of its vendors to purchase software licenses and SA under enterprise agreements (“EAs”). Under EAs, customers are considered to be compliant with applicable license requirements for the ensuing year, regardless of changes to their employee base. Customers are charged an annual true-up fee for changes in the number of users over the year. With most EAs, the Company’s vendors will transfer the license and bill the customer directly, paying resellers such as the Company an agency fee or commission on these sales. The Company records these fees as a component of net sales as earned and there is no corresponding cost of sales amount. In certain instances, the Company bills the customer directly under an EA and accounts for the individual items sold based on the nature of the item. The Company’s vendors typically dictate how the EA will be sold to the customer.

From time to time, the Company sells some of its products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. For each deliverable that represents a separate unit of accounting, revenue is allocated based upon the relative selling prices of each element as determined by the Company’s selling price for the deliverable when it is sold on a stand-alone basis.

The Company records freight billed to its customers as sales and the related freight costs as a cost of sales. Vendor rebates are recorded over the period earned as a reduction of cost of sales. Price protection is recorded when earned as a reduction to cost of sales or merchandise inventory, as applicable.

Deferred revenue includes (1) payments received from customers in advance of providing the product or performing services, and (2) amounts deferred if other conditions of revenue recognition have not been met.

The Company performs an analysis of the estimated number of days of sales in-transit to customers at the end of each period based on a weighted-average analysis of commercial delivery terms that includes drop-ship arrangements. This analysis is the basis upon which the Company estimates the amount of sales in-transit at the end of the period and adjusts revenue and the related costs to reflect only what has been received by the customer. Changes in delivery patterns may result in a different number of business days used in making this adjustment and could have a material impact on the Company’s revenue recognition for the period.

Sales Taxes

Sales tax amounts collected from customers for remittance to governmental authorities are presented on a net basis in the Company’s consolidated statements of operations.

Advertising

Advertising costs are generally charged to expense in the period incurred. Cooperative reimbursements from vendors are recorded in the period the related advertising expenditure is incurred. The Company classifies vendor consideration as a reduction of cost of sales.

Equity-Based Compensation

The Company measures all equity-based payments using a fair-value-based method and records compensation expense over the requisite service period in its consolidated financial statements. Forfeiture rates have been developed based upon historical experience.

Interest Expense

Interest expense is typically recognized in the period incurred at the applicable interest rate in effect. For increasing-rate debt, the Company determines the periodic interest cost using the effective interest method over the estimated outstanding term of the debt. The difference between interest expense recorded and cash interest paid is reflected as short-term or long-term accrued interest in the Company’s consolidated balance sheets.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. The functional currency of the Company’s Canadian subsidiary is the local currency, the Canadian dollar. Assets and liabilities of this subsidiary are translated at the spot rate in effect at the applicable reporting date and the consolidated results of operations are translated at the average exchange rates in effect during the applicable period. The resulting foreign currency translation adjustment is recorded as accumulated other comprehensive loss, which is reflected as a separate component of shareholders’ (deficit) equity.

Income Taxes

Income taxes are determined using an asset and liability approach for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. Deferred income taxes are provided to reflect the differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company reports a liability for unrecognized tax benefits resulting from unrecognized tax benefits taken or expected to be taken in a tax return. The Company recognizes potential interest and penalties related to its unrecognized tax benefits in income tax expense.

2.	Recent Accounting Pronouncements

Testing Goodwill for Impairment

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-08 which is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a qualitative assessment to determine whether further impairment testing is necessary. If an entity concludes that it is more likely than not that a reporting unit’s fair value is equal to or greater than its carrying amount using the qualitative assessment, the entity would not be required to perform the two-step goodwill impairment test for that reporting unit. This update is effective for annual and interim goodwill impairment tests performed in fiscal years beginning after December 15, 2011 with early adoption permitted. The Company plans to adopt this guidance on January 1, 2012 and does not expect the adoption of this guidance will have a material impact on its consolidated financial position, results of operations, or cash flows.

Presentation of Comprehensive Income

In June 2011, the FASB issued ASU 2011-05 which amends current guidance on the presentation of comprehensive income. The new guidance eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. It requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The guidance does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income.

In December 2011, the FASB issued ASU 2011-12 which defers certain provisions of ASU 2011-05, including the requirement within ASU 2011-05 to present reclassification adjustments from accumulated other comprehensive income to net income on the face of the financial statements.

The amendments in ASU 2011-05 and ASU 2011-12 are to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. As this guidance impacts presentation only, the Company does not expect the adoption of this guidance will have an impact on its consolidated financial position, results of operations or cash flows.

Fair Value Measurements

In May 2011, the FASB issued ASU 2011-04. The new guidance results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). The new guidance does not extend the use of fair value

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within GAAP or IFRS. This update is effective for interim and annual periods beginning after December 15, 2011, with early adoption prohibited for public entities. As this guidance only requires additional disclosure, the Company does not expect the adoption of this guidance will have a material impact on its consolidated financial position, results of operations, or cash flows.

In January 2010, the FASB issued ASU 2010-06 to amend and expand the disclosure requirements for fair value measurements. The guidance requires new disclosures about transfers in and transfers out of Levels 1 and 2 fair value measurements and presentation of the activities within Level 3 fair value measurements (presented gross in a roll forward of activity). The guidance also clarifies existing disclosures about the level of disaggregation of fair value for each class of assets and liabilities and about inputs and valuation techniques used to measure fair value. Except for the disclosures in the roll forward of activity in Level 3 fair value measurements, ASU 2010-06 was effective for the Company as of January 1, 2010. The disclosures in the roll forward of activity in Level 3 fair value measurements became effective for the Company as of January 1, 2011. As this guidance only required additional disclosure and the Company did not have any Level 3 fair value measurements, the adoption of ASU 2010-06 did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

Revenue Arrangements

In October 2009, the FASB issued two ASUs to authoritative guidance on revenue arrangements. ASU 2009-13 modifies the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the relative selling price of a deliverable, eliminates the residual method of allocation and expands the disclosures related to multiple-deliverable revenue arrangements. From time to time, the Company sells some of its products and services as part of bundled contract arrangements containing multiple deliverables, which may include a combination of products and services. For each deliverable that represents a separate unit of accounting, revenue is allocated based upon the relative selling prices of each element as determined by the Company’s selling price for the deliverable when it is sold on a stand-alone basis. The Company adopted the amended guidance in ASU 2009-13 on a prospective basis as of January 1, 2011. This adoption did not significantly change the Company’s units of accounting or the method used by the Company to allocate revenue to separate units of accounting and consequently did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

ASU 2009-14 modifies the scope of authoritative guidance for revenue arrangements that include both tangible products and software elements to exclude from its requirements (1) non-software components of tangible products, and (2) software components of tangible products that are sold, licensed or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality. The Company adopted the amended guidance in ASU 2009-14 on a prospective basis as of January 1, 2011. The adoption of ASU 2009-14 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

3.	Property and Equipment

Property and equipment consisted of the following:

(in millions)	December 31,
	2011	2010
Land	$27.7	$27.7
Machinery and equipment	48.3	47.1
Building and leasehold improvements	102.1	97.3
Computer and data processing equipment	49.7	44.8
Computer software	29.2	29.3
Furniture and fixtures	20.3	17.0
Construction in progress	17.0	15.8

Total property and equipment	294.3	279.0
Less accumulated depreciation	140.0	120.9

Net property and equipment	$154.3	$158.1

During 2011, 2010 and 2009, the Company recorded disposals of $10.5 million, $11.4 million and $3.1 million, respectively, to remove assets that were no longer in use from property and equipment. The Company recorded a pre-tax loss of $0.3 million, $0.7 million and $0.4 million in 2011, 2010 and 2009, respectively, for certain assets that were not fully depreciated.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $31.3 million, $38.3 million and $46.0 million, respectively.

4.	Goodwill and Other Intangible Assets

As described in Note 1, the Company is required to perform an evaluation of goodwill on an annual basis or more frequently if circumstances indicate a potential impairment. The annual test for impairment is conducted as of December 1. The Company’s reporting units used to assess potential goodwill impairment are the same as its operating segments. The Company has two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

Testing for impairment of goodwill is a two-step process. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill to determine the amount of impairment loss. Fair value of a reporting unit is determined by using a weighted combination of an income approach and a market approach, as this combination is considered the most indicative of the Company’s fair value in an orderly transaction between market participants. Under the income approach, the Company determined fair value based on estimated future cash flows of a reporting unit, discounted by an estimated weighted-average cost of capital, which reflects the overall level of inherent risk of a reporting unit and the rate of return an outside investor would expect to earn. Under the market approach, the Company utilized valuation multiples derived from publicly available information for guideline companies to provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for a company. The valuation multiples were applied to the reporting units. Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, gross margins, operating margins, discount rates and future market conditions, among others.

December 1, 2011 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2011. All reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 43%, 27%, 159% and 17% for the Corporate, Public, Canada and CDW Advanced Services reporting units, respectively) and, accordingly, the Company was not required to perform the second step of the goodwill evaluation.

To determine the fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. Under the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2011 and the next six years. The Company used a 3.5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The estimated future cash flows for the Corporate, Public and CDW Advanced Services reporting units were discounted at 11.5%; cash flows for the Canada reporting unit were discounted at 12.0% based on the future growth rates assumed in the discounted cash flows.

December 1, 2010 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2010. All reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 16%, 17%, 55% and 64%, for the Corporate, Public, Canada and CDW Advanced Services reporting units, respectively) and, accordingly, the Company was not required to perform the second step of the goodwill evaluation.

To determine the fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. Under the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2010 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The estimated future cash flows for the Corporate, Public and Canada reporting units were discounted at 12.0%; cash flows for the CDW Advanced Services reporting unit were discounted at 13.0% given inherent differences in the business model and risk profile.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 2009 Evaluation

The Company continuously monitors the operating performance of each of its reporting units in comparison to forecasted results. During the second quarter of 2009, the Company determined that, while the rate of the sales decline year over year was stabilizing, the overall decline in net sales indicated that it was more likely than not that the fair value of certain reporting units was reduced to below the respective carrying amount. The Company considered this a triggering event under GAAP and performed an interim evaluation of the carrying amount of goodwill as of June 1, 2009.

The Company’s Public reporting unit passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 10%) while the Company’s remaining three reporting units did not. The Company performed the second step of the goodwill evaluation for the Corporate, Canada and CDW Advanced Services reporting units. As a result, the Company recorded a total goodwill impairment charge of $235.0 million in the second quarter of 2009. This charge was comprised of $207.0 million for the Corporate reporting unit and $28.0 million for the CDW Advanced Services reporting unit. The Canada reporting unit did not require a goodwill impairment charge as the implied fair value of goodwill of this reporting unit approximated the carrying value of goodwill.

To determine fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company believed that higher weighting to the income approach was appropriate as inherent differences exist between the Company’s highly leveraged structure and the equity-based structures of the comparable companies used in the market approach. Using the income approach, the Company estimated future cash flows of each reporting unit based on internally generated forecasts for the remainder of 2009 and the next six years. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The Company’s forecasts were based on historical experience, expected market demand and other industry information available at the time the forecasts were prepared. The estimated future cash flows of each reporting unit were discounted at 11.5%.

December 1, 2009 Evaluation

The Company performed its annual evaluation of goodwill as of December 1, 2009. The Public, Canada and CDW Advanced Services reporting units passed the first step of the goodwill evaluation (with the fair value exceeding the carrying value by 9%, 30% and 35%, respectively) while the Corporate reporting unit did not. The Company performed the second step of the goodwill evaluation for the Corporate reporting unit which did not require a goodwill impairment charge, as the implied fair value of goodwill of this reporting unit exceeded the carrying value of goodwill by 10%.

To determine the fair value of the reporting units, the Company used a 75%/25% weighting of the income approach and market approach, respectively. The Company used a 5% long-term assumed consolidated annual growth rate for periods after the six-year forecast. The estimated future cash flows of each reporting unit were discounted at 11.5%.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the change in goodwill by segment for the years ended December 31, 2011 and 2010:

(in millions)	Corporate	Public	Other (1)	Consolidated
Balances as of December 31, 2009:
Goodwill	$2,794.4	$1,261.4	$105.4	$4,161.2
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$77.1	$2,207.4

2010 Activity:
Translation adjustment	—	—	1.7	1.7

	$—	$—	$1.7	$1.7

Balances as of December 31, 2010:
Goodwill	$2,794.4	$1,261.4	$107.1	$4,162.9
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$78.8	$2,209.1

2011 Activity:
Translation adjustment	—	—	(0.7)	(0.7)

	$—	$—	$(0.7)	$(0.7)

Balances as of December 31, 2011:
Goodwill	$2,794.4	$1,261.4	$106.4	$4,162.2
Accumulated impairment charges	(1,571.4)	(354.1)	(28.3)	(1,953.8)

	$1,223.0	$907.3	$78.1	$2,208.4

(1)	Other is comprised of CDW Advanced Services and Canada reporting units.

The following table presents a summary of intangible assets at December 31, 2011 and 2010:

(in millions)
December 31, 2011	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$1,861.4	$593.2	$1,268.2
Trade name	421.0	88.8	332.2
Internally developed software	77.1	43.3	33.8
Other	3.3	1.5	1.8

Total	$2,362.8	$726.8	$1,636.0

December 31, 2010
Customer relationships	$1,861.7	$453.4	$1,408.3
Trade name	421.0	67.8	353.2
Internally developed software	59.1	31.6	27.5
Other	3.2	1.0	2.2

Total	$2,345.0	$553.8	$1,791.2

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2011, the Company recorded disposals of $0.4 million of internally developed software that was no longer in use.

Amortization expense related to intangible assets for the years ended December 31, 2011, 2010 and 2009 was $173.5 million, $171.1 million and $171.9 million, respectively.

Estimated future amortization expense related to intangible assets for the next five years is as follows:

(in millions)
Years ended December 31,
2012	$174.9
2013	171.2
2014	167.5
2015	163.0
2016	161.5

5.	Inventory Financing Agreements

The Company has entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions, as described below. At December 31, 2011 and 2010, the Company owed a total of $278.7 million and $28.2 million, respectively, under these agreements. These amounts are classified separately as accounts payable-inventory financing on the accompanying consolidated balance sheets.

In June 2011, the Company entered into a new senior secured asset-based revolving credit facility as described in Note 7, which incorporates a $400.0 million floorplan sub-facility to facilitate the purchase of inventory from a certain vendor. In connection with the floorplan sub-facility, the Company entered into an inventory financing agreement on an unsecured basis with a financial intermediary to facilitate the purchase of inventory from this vendor (the “Revolving Loan financing agreement”). Amounts outstanding under the Revolving Loan financing agreement are unsecured and non-interest bearing. At December 31, 2011, the Company owed $240.7 million under this agreement including $28.5 million accrued for product in transit.

From time to time, the Company may enter into an agreement with a financial intermediary relating to the purchase of inventory from a supplier who has factored its receivables to the financial intermediary. The Company’s obligations under these agreements are not collateralized. The Company does not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, the Company owed a financial intermediary $30.3 million and $18.6 million, respectively, under such an agreement.

At December 31, 2011, the Company had inventory floorplan arrangements in place allowing for a maximum credit line of $11.0 million collateralized by the inventory purchases under these floorplan arrangements financed by the financial intermediaries and a second lien on the related accounts receivable. The Company does not incur any interest expense associated with these agreements as balances are paid when they are due. At December 31, 2011 and 2010, the Company owed the financial intermediaries $7.7 million and $9.6 million, respectively, under these inventory floorplan arrangements.

6.	Lease Commitments

The Company is obligated under various non-cancelable operating lease agreements for office facilities that generally provide for minimum rent payments and a proportionate share of operating expenses and property taxes and include certain renewal and expansion options. For the years ended December 31, 2011, 2010 and 2009, rent expense under these lease arrangements was $21.6 million, $23.9 million and $22.9 million, respectively.

During 2011, the Company extinguished its capital lease liability of $0.9 million and recorded a net pre-tax gain of $0.6 million in its consolidated statement of operations for the year ended December 31, 2011.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future minimum lease payments are as follows:

(in millions)
Year Ended December 31,
2012	$17.5
2013	17.6
2014	17.5
2015	16.8
2016	12.4
Thereafter	36.7

Total future minimum lease payments	$118.5

7.	Long-Term Debt

Long-term debt, excluding capital leases, was as follows:

(in millions)	December 31,
	2011	2010
Senior secured asset-based revolving credit facility	$—	$188.1
Senior secured term loan facility	1,540.5	1,672.5
Senior secured notes due 2018	500.0	500.0
Senior notes due 2015	129.0	1,207.0
Senior notes due 2019	1,175.0	—
Senior subordinated notes due 2017	721.5	721.5

Total long-term debt	4,066.0	4,289.1
Less current maturities of long-term debt	(201.0)	(132.0)

Long-term debt, excluding current maturities	$3,865.0	$4,157.1

As of December 31, 2011, the Company was in compliance with the covenants under its various credit agreements as described below.

Senior Secured Asset-Based Revolving Credit Facility (“Revolving Loan”)

At December 31, 2011, the Company had no outstanding borrowings under the Revolving Loan, $1.7 million of undrawn letters of credit and $219.0 million reserved related to the floorplan sub-facility.

On June 24, 2011, the Company entered into the Revolving Loan, a new five-year $900.0 million senior secured asset-based revolving credit facility, with the facility being available to the Company for borrowings, issuance of letters of credit and floorplan financing for certain vendor products. The Revolving Loan matures on June 24, 2016, subject to an acceleration provision discussed below. The Revolving Loan replaced the Company’s previous revolving loan credit facility that was to mature on October 12, 2012. The Revolving Loan (i) increased the overall revolving credit facility capacity available to the Company from $800.0 million to $900.0 million, (ii) increased the maximum aggregate amount of increases that may be made to the revolving credit facility from $100.0 million to $200.0 million, (iii) added a maturity acceleration provision based upon excess cash availability whereby the Revolving Loan may mature 45 days prior to both the maturity of the non-extended portion of the Company’s senior secured term loan facility and the maturity of the Company’s senior exchange notes due 2015, if excess cash availability does not exceed the outstanding borrowings of the subject maturing debt at the time of the test plus $150 million, (iv) increased the fee on the unused portion of the revolving credit facility from 25 basis points to either 37.5 or 50 basis points, depending on the amount of utilization, (v) increased the applicable interest rate margin, and (vi) incorporated a $300.0 million floorplan sub-facility, which was increased to $400.0 million on August 2, 2011. In connection with the termination of the previous facility, the Company recorded a loss on extinguishment of long-term debt of $1.6 million in the Company’s consolidated statement of operations for the year ended December 31, 2011, representing a write-off of a portion of unamortized deferred financing costs. Fees of $7.2 million related to the Revolving Loan were capitalized as deferred financing costs and are being amortized over the term of the facility on a straight-line basis.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As described in Note 5, in connection with the floorplan sub-facility, the Company entered into the Revolving Loan financing agreement. Amounts outstanding under the Revolving Loan financing agreement are unsecured and noninterest bearing. The Company will either pay the outstanding Revolving Loan financing agreement amounts when they become due, or the Revolving Loan’s administrative agent will automatically initiate an advance on the Revolving Loan and use the proceeds to pay the balance on the due date. As of December 31, 2011, the Company owed the financial intermediary $212.2 million under the Revolving Loan financing agreement, which excludes $6.8 million in reserves for open orders that reduce the availability under the Revolving Loan. The total amount reported on the Company’s consolidated balance sheet as accounts payable-inventory financing related to the Revolving Loan financing agreement includes $212.2 million owed to the financial intermediary and $28.5 million accrued for product in transit. Changes in cash flows from the Revolving Loan financing agreement are reported in financing activities on the Company’s consolidated statement of cash flows.

Borrowings under the Revolving Loan bear interest at a variable interest rate plus an applicable margin. The variable interest rate is based on one of two indices, either (i) LIBOR, or (ii) the Alternate Base Rate (“ABR”) with the ABR being the greatest of (a) the prime rate, (b) the federal funds effective rate plus 50 basis points or (c) the one-month LIBOR plus 1.00%. The applicable margin varies (2.00% to 2.50% for LIBOR borrowings and 1.00% to 1.50% for ABR borrowings) depending upon the Company’s average daily excess cash availability under the agreement and after September 30, 2011 is subject to a reduction of 0.25% if, and for as long as, the senior secured leverage ratio is less than 3.0. The senior secured leverage ratio is defined as the ratio of senior secured debt (including amounts owed under certain inventory floorplan arrangements and capital leases) less cash and cash equivalents, to Adjusted EBITDA, a non-GAAP measure, for the four most recently ended fiscal quarters. The margins on the previous revolving loan credit facility varied from 1.00% to 1.75% for LIBOR borrowings and 0.00% to 0.75% for ABR borrowings.

Availability under the Revolving Loan is limited to (a) the lesser of the revolving commitment of $900.0 million and the amount of the borrowing base less (b) outstanding borrowings, letters of credit, and amounts outstanding under the Revolving Loan financing agreement plus a reserve of 15% of open orders. The borrowing base is (a) the sum of the products of the applicable advance rates on eligible accounts receivable and on eligible inventory as defined in the agreement less (b) any reserves. At December 31, 2011, the borrowing base was $1,072.1 million as supported by eligible inventory and accounts receivable balances as of November 30, 2011. The Company could have borrowed up to an additional $679.3 million under the Revolving Loan at December 31, 2011.

CDW LLC is the borrower under the Revolving Loan. All obligations under the Revolving Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. Borrowings under the Revolving Loan are collateralized by a first priority interest in inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5), deposits, and accounts receivable, and a second priority interest in substantially all other assets. The Revolving Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Revolving Loan also includes maintenance of a minimum average daily excess cash availability requirement. Should the Company fall below the minimum average daily excess cash availability requirement for five consecutive business days, the Company becomes subject to a fixed charge coverage ratio until such time as the daily excess cash availability requirement is met for 30 consecutive business days.

Senior Secured Term Loan Facility (“Term Loan”)

At December 31, 2011, the outstanding principal amount of the Term Loan was $1,540.5 million, with $484.5 million of non-extended loans and $1,056.0 million of extended loans. The effective weighted-average interest rate on Term Loan principal amounts outstanding on December 31, 2011 was 3.98% per annum. For the year ended December 31, 2011, the effective weighted-average interest rate without giving effect to the interest rate swap agreements (see Note 8) was 4.34% per annum, and the effective weighted-average interest rate including the effect of the interest rate swap agreements was 4.51% per annum. The interest rate swap agreements terminated on January 14, 2011.

Borrowings under the Term Loan bear interest at either (a) the ABR plus a margin; or (b) LIBOR plus a margin. The margin is based on the Company’s senior secured leverage ratio as defined in the amended agreement evidencing the Term Loan. Effective with the March 2011 amendment discussed below, the margins were reduced on extended loans. For ABR borrowings, the applicable margin varies within a range of 2.50% to 3.00% for non-extended loans and 1.75% to 2.25% for extended loans. For LIBOR borrowings, the applicable margin varies within a range of 3.50% to

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.00% for non-extended loans and 2.75% to 3.25% for extended loans. The non-extended loans mature on October 10, 2014. The extended loans mature on July 15, 2017. The maturity of the extended loans was subject to acceleration to July 15, 2015 if, as of July 14, 2015, (i) the senior secured leverage ratio is greater than or equal to 3.00 to 1.00 and (ii) the outstanding principal amount of Senior Notes with a maturity date of October 12, 2015 is greater than or equal to $500.0 million. The Company completed a cash tender offer and follow-on cash tender offer in 2011 (described below) and, as a result of the reduction in the outstanding balances of the Senior Notes due 2015, the maturity of extended loans will not be accelerated by reason of this provision.

On March 11, 2011, the Company entered into an amendment to the Term Loan, which became effective on March 14, 2011. This amendment, among other things: (i) reduced the margins with respect to extended loans, (ii) established a LIBOR floor of 1.25% and an ABR floor of 2.25% with respect to extended loans, (iii) reset the start date for accumulating restricted payments that count against the general limit of $25.0 million and (iv) provided a 1% prepayment premium for certain repayments or re-pricings of any extended loans for the six month period following the effective date of the amendment. In connection with this amendment, the Company recorded a loss on extinguishment of long-term debt of $3.2 million in the Company’s consolidated statement of operations for the year ended December 31, 2011. This loss represents a write-off of a portion of the unamortized deferred financing costs related to the Term Loan.

The Term Loan requires the Company to make certain mandatory prepayments of principal amounts under certain circumstances, including (i) a prepayment in an amount equal to 50% of the Company’s excess cash flow for a fiscal year (the percentage rate of which can decrease based upon the total net leverage ratio as defined in the governing agreement), and (ii) the net cash proceeds from the incurrence of certain additional indebtedness by the Company or its subsidiaries. Excess cash flow is defined as Adjusted EBITDA, plus items such as reductions in working capital, less items such as increases in working capital, certain taxes paid in cash, interest that will be paid in cash, capital expenditures and repayment of long-term indebtedness. On March 16, 2011, the Company made a mandatory prepayment of $132.0 million with respect to the year ended December 31, 2010, under the excess cash flow provision. The Company estimates a mandatory prepayment of approximately $201.0 million will be due in 2012 under the excess cash flow provision with respect to the year ended December 31, 2011. The payment is due within ten business days of the filing of this report with the SEC. On February 2, 2012, the Company made an optional prepayment of $120.0 million aggregate principal amount, and on February 14, 2012, the Company made an additional optional prepayment of $60.0 million aggregate principal amount. The prepayments were allocated on a pro rata basis between the extended and non-extended loans. The optional prepayments will reduce the amount of the required excess cash flow payment on a dollar for dollar basis.

CDW LLC is the borrower under the Term Loan. All obligations under the Term Loan are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Term Loan is collateralized by a second priority interest in substantially all inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Term Loan contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Term Loan also includes a senior secured leverage ratio requirement. The senior secured leverage ratio is required to be maintained on a quarterly basis. Compliance may be determined after giving effect to a designated equity contribution to the Company to be included in the calculation of Adjusted EBITDA. The senior secured leverage ratio for the four quarters ended December 31, 2011 was required to be at or below 7.25. For the four quarters ended December 31, 2011, the senior secured leverage ratio was 2.7.

The Company is required to maintain an interest rate hedge to fix or cap the interest rate on at least 50% of the outstanding principal amount of the Term Loan through maturity, subject to certain limitations currently in effect. With the interest rate cap agreements in effect at December 31, 2011 as described in Note 8, the Company expects to be in compliance with this requirement through January 14, 2013.

8.0% Senior Secured Notes due 2018 (“Senior Secured Notes”)

The Senior Secured Notes were issued on December 17, 2010 and will mature on December 15, 2018. At December 31, 2011, the outstanding principal amount of the Senior Secured Notes was $500.0 million.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Secured Notes and the obligations under the notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Senior Notes are secured on a pari passu basis with the Term Loan by a second priority interest in substantially all inventory (excluding inventory collateralized under the inventory floorplan arrangements as described in Note 5), deposits, and accounts receivable, and by a first priority interest in substantially all other assets. The Senior Secured Note indenture contains negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Secured Note indenture does not contain any financial covenants.

11.0% Senior Exchange Notes due 2015 (“Senior Exchange Notes”); 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (“PIK Election Notes” together with the Senior Exchange Notes, the “Senior Notes”)

At December 31, 2011, the outstanding principal amount of the Senior Notes was $129.0 million. The Senior Notes have a maturity date of October 12, 2015. The Senior Notes are comprised of $49.3 million of Senior Exchange Notes and $79.7 million of PIK Election Notes. The Company is required to pay cash interest on the outstanding principal of the Senior Exchange Notes. For PIK Election Notes, the Company paid cash interest for the interest period April 15, 2011 through October 15, 2011 and is required to pay cash interest on the outstanding principal of the PIK Election Notes for the remaining interest periods through maturity.

On April 13, 2011, the Company completed a cash tender offer (the “Initial Senior Notes Tender Offer”) and purchased $665.1 million aggregate principal amount of Senior Notes comprised of $519.2 million of the Senior Exchange Notes and $145.9 million of the PIK Election Notes. The Company concurrently issued $725.0 million in aggregate principal amount of 2019 Senior Notes (as defined below). The proceeds from this offering, together with cash on hand and borrowings under the then-outstanding revolving loan credit facility, were used to fund the purchase of the tendered Senior Notes, including $665.1 million aggregate principal amount of Senior Notes, $59.9 million in tender offer premium and $36.5 million of accrued and unpaid interest, along with transaction fees and expenses.

On May 20, 2011, the Company completed a follow-on cash tender offer (the “Follow-on Senior Notes Tender Offer,” and together with the Initial Senior Notes Tender Offer, the “Senior Notes Tender Offers”) and purchased an additional $412.8 million aggregate principal amount of Senior Notes comprised of $321.4 million of the Senior Exchange Notes and $91.4 million of the PIK Election Notes. The Company concurrently issued $450.0 million in aggregate principal amount of additional 2019 Senior Notes. The proceeds from this offering, together with cash on hand and borrowings under the then-outstanding revolving loan credit facility, were used to fund the purchase of the tendered Senior Notes, including $412.8 million aggregate principal amount of Senior Notes, $37.2 million in tender offer premium and $4.5 million of accrued and unpaid interest, along with transaction fees and expenses. The aggregate principal amount of Senior Notes outstanding following the Senior Notes Tender Offers is $129.0 million. As a result, the maturity of extended loans under the Term Loan will not be subject to acceleration on July 15, 2015 as described above.

In connection with the Senior Notes Tender Offers, the Company recorded a loss on extinguishment of long-term debt of $114.1 million in the Company’s consolidated statement of operations for the year ended December 31, 2011. This loss represents $97.0 million in tender offer premiums and $17.1 million for the write-off of a portion of the unamortized deferred financing costs related to the Senior Notes. In connection with the issuance of 2019 Senior Notes, fees of $19.1 million were capitalized as deferred financing costs and are being amortized over the term of the notes using the effective interest method.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Notes. Obligations under the Senior Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Notes contain negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Notes do not contain any financial covenants.

On February 2, 2012, the Company commenced a tender offer to purchase any and all of the remaining $129.0 million aggregate principal amount of Senior Notes. On February 17, 2012, the Company accepted for purchase $120.6 million principal amount of the outstanding Senior Notes that were tendered. The Company also called for redemption on March 19, 2012 the remaining $8.4 million principal amount of Senior Notes that were not tendered. On March 5, 2012, the Company accepted for purchase an additional $0.1 million principal amount of the outstanding Senior Notes that were tendered prior to the expiration of the tender offer on March 2, 2012 and, therefore, are no longer subject to redemption on March 19, 2012. These transactions are described in further detail in Note 21.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.5% Senior Notes due 2019 (“2019 Senior Notes”)

As discussed above, on April 13, 2011, the Company issued $725.0 million principal amount of 2019 Senior Notes and on May 20, 2011, the Company issued an additional $450.0 million principal amount of 2019 Senior Notes. The proceeds from these issuances together with cash on hand and borrowings under the then-outstanding revolving loan credit facility were used to fund the Senior Notes Tender Offers. The 2019 Senior Notes will mature on April 1, 2019. At December 31, 2011, the outstanding principal amount of the 2019 Senior Notes was $1,175.0 million.

CDW LLC and CDW Finance Corporation are the co-issuers of the 2019 Senior Notes. Obligations under the 2019 Senior Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The 2019 Senior Notes contain negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The 2019 Senior Notes do not contain any financial covenants.

On February 17, 2012, the Company issued $130.0 million in aggregate principal amount of additional 2019 Senior Notes at an issue price of 104.375% of par, as further described in Note 21.

12.535% Senior Subordinated Exchange Notes due 2017 (“Senior Subordinated Notes”)

At December 31, 2011, the outstanding principal amount of the Senior Subordinated Notes was $721.5 million. The Senior Subordinated Notes have a maturity date of October 12, 2017. On March 10, 2010, one of the Company’s wholly owned subsidiaries purchased $28.5 million of principal amount of senior subordinated debt for a purchase price of $18.6 million. The Company recorded a gain on the extinguishment of long-term debt of $9.2 million in the Company’s consolidated statement of operations for the year ended December 31, 2010 related to this repurchase. In May 2010, the $28.5 million in principal amount of senior subordinated debt that were repurchased were exchanged for increasing rate notes and subsequently surrendered to the indenture trustee for cancellation.

CDW LLC and CDW Finance Corporation are the co-issuers of the Senior Subordinated Notes. Obligations under the Senior Subordinated Notes are guaranteed on an unsecured senior basis by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries. The Senior Subordinated Notes contain negative covenants that, among other things, place restrictions and limitations on the ability of Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make distributions or other restricted payments, create liens, make equity or debt investments, make acquisitions, engage in mergers or consolidations, or engage in certain transactions with affiliates. The Senior Subordinated Notes do not contain any financial covenants.

Long-Term Debt Maturities

As of December 31, 2011, the maturities of long-term debt were as follows:

(in millions)
Year ended December 31,
2012	$201.0
2013	—
2014	421.3
2015	129.0
2016	—
Thereafter	3,314.7

$4,066.0

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value

Based on the quoted market price, trades and/or composite bid prices from dealers, all of which were obtained from independent sources, the estimated fair value of the Company’s long-term debt at December 31, 2011 approximated $4,011.3 million.

Deferred Financing Costs

Deferred financing costs, such as underwriting, financial advisory, professional fees and other similar fees, are capitalized and amortized to interest expense over the estimated life of the related debt instrument.

The following table summarizes the deferred financing costs activity for the years ended December 31, 2010 and 2011:

(in millions)	December 31,
	2011	2010
Beginning Balance	$79.7	$91.2
Additional costs capitalized	26.3	14.3
Amortization expense	(15.7)	(18.0)
Write-off of unamortized deferred financing costs	(21.8)	(7.8)

Ending Balance	$68.5	$79.7

As of December 31, 2011 and December 31, 2010, the weighted-average remaining life of unamortized deferred financing costs was 5.9 and 5.7 years, respectively.

8.	Derivative Instruments and Hedging Activities

The Company is exposed to interest rate risk associated with fluctuations in the interest rates on its floating-rate debt. In order to manage the risk associated with changes in interest rates on borrowings under the Term Loan, the Company has entered into interest rate derivative agreements to hedge a portion of the cash flows associated with the Term Loan.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate fluctuations. To accomplish these objectives, the Company uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps involve the receipt of floating-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. Interest rate swaps involve the receipt of floating-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.

Interest Rate Cap Agreements

In April 2010, the Company entered into four interest rate cap agreements with a combined $1,100.0 million notional amount. Under these agreements, the Company made premium payments totaling $5.9 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2011 through January 14, 2013.

During 2011, the Company entered into four interest rate cap agreements with a combined $500.0 million notional amount. Under these agreements, the Company made premium payments totaling $3.7 million to the counterparties in exchange for the right to receive payments from them of the amount, if any, by which three-month LIBOR exceeds 3.5% during the agreement period. The cap agreements are effective from January 14, 2013 through January 14, 2015.

These cap agreements have not been designated as cash flow hedges of interest rate risk for GAAP accounting purposes. Instead, the interest rate cap agreements are recorded at fair value on the Company’s consolidated balance sheet each period, with changes in fair value recorded directly to interest expense, net in the Company’s consolidated statements of operations.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest Rate Swap Agreements

On January 14, 2011, the Company’s two existing interest rate swap agreements terminated. The interest rate swaps hedged a portion of the cash flows associated with the Term Loan. On October 24, 2007, the Company entered into the first swap agreement with a notional amount of $1,500.0 million, and later amended this swap agreement effective July 14, 2009. On November 27, 2007, the Company entered into the second interest rate swap agreement with a notional amount of $700.0 million, which was reduced to $500.0 million as of January 14, 2010.

For the Company’s interest rate swaps designated as cash flow hedges of interest rate risk for GAAP accounting purposes, the effective portion of the changes in fair value of the swaps was initially recorded as a component of accumulated other comprehensive loss on the Company’s consolidated balance sheets and subsequently reclassified into interest expense, net on the Company’s consolidated statements of operations in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the swaps was recognized directly in interest expense, net. For the Company’s interest rate swap not designated as a cash flow hedge of interest rate risk, changes in fair value of the swap were recorded directly to interest expense, net in the Company’s consolidated statements of operations.

Both of the Company’s interest rate swaps were initially designated as cash flow hedges. However, as a result of the amendment to the $1,500.0 million interest rate swap agreement, the Company prospectively discontinued the hedge accounting on the original interest rate swap agreement. Simultaneously, the Company designated the amended interest rate swap agreement as a cash flow hedge. On December 17, 2010, the Company discontinued the hedge accounting on the amended $1,500.0 million interest rate swap agreement as a result of an amendment to the Term Loan. The Company continued to report the net loss related to the discontinued cash flow hedges in accumulated other comprehensive loss, which was reclassified into earnings on a straight-line basis through January 14, 2011.

The amount of the loss reclassified into earnings during the years ended December 31, 2011, 2010 and 2009 was $2.1 million, $38.2 million and $25.6 million, respectively.

The Company utilized the hypothetical derivative method to measure hedge ineffectiveness each period for interest rate swaps designated as cash flow hedges and recorded any ineffectiveness directly in interest expense, net. The Company did not recognize any gains or losses due to hedge ineffectiveness during the year ended December 31, 2011. The Company recognized a net non-cash gain of $62.2 million and a net non-cash loss of $0.7 million due to hedge ineffectiveness during the years ended December 31, 2010 and 2009, respectively.

The fair values of the interest rate cap and swap agreements are estimated as described in Note 9 and reflected as assets or liabilities in the balance sheet. At December 31, 2011 and 2010, the fair value carrying amount of the Company’s interest rate derivatives was recorded as follows:

(in millions)	Balance Sheet Location	Derivative Assets		Derivative Liabilities
		December 31,		December 31,
		2011	2010	2011	2010
Derivatives not designated as hedging instruments
Interest rate cap agreements	Fair value of interest rate cap agreements	$0.7	$1.2	$—	$—
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$—	$2.1

Derivatives designated as hedging instruments
Interest rate swap agreements	Fair value of interest rate swap agreements	$—	$—	$—	$0.7

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effect of derivative instruments on the consolidated statements of operations for the years ended December 31, 2011, 2010 and 2009 was as follows:

Derivatives not designated as hedging instruments

	september 30,0	september 30,0	september 30,0
(in millions)	Amount of Loss Recognized in Interest Expense, net
	2011	2010	2009
Interest rate cap agreements	$(4.2)	$(4.7)	$—

Total	$(4.2)	$(4.7)	$—

Derivatives designated as hedging instruments

	september		september		september
(in millions)	Amount of Loss Recognized in Other Comprehensive Income (Loss) (Effective Portion)
	2011		2010		2009
Interest rate swap agreements	$—		$(35.7	)(2)	$(21.6)

Total	$—		$(35.7)		$(21.6)

	Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Interest Expense, net (Effective Portion)
	2011		2010		2009
Interest rate swap agreements	$(2.8	)(1)	$(77.3	)(3)	$(74.5)

Total	$(2.8)		$(77.3)		$(74.5)

	Amount of Gain (Loss) Recognized in Interest Expense, net (Ineffective Portion)
	2011		2010		2009
Interest rate swap agreements	$—		$25.8	(4)	$(28.7)

Total	$—		$25.8		$(28.7)

(1)	The Company reclassified realized losses of $2.8 million from accumulated other comprehensive loss to net income, or $1.9 million net of tax as reflected on the Company’s consolidated statement of shareholders’ (deficit) equity.
(2)	The Company recorded changes in unrealized losses of $35.7 million in accumulated other comprehensive loss. A net amount of $32.1 million was reflected in the consolidated statement of shareholders’ (deficit) equity, primarily due to a deferred tax adjustment of $3.8 million applied to a portion of this amount.
(3)	The Company reclassified realized losses of $77.3 million from accumulated other comprehensive loss to net loss, or $47.3 million net of tax as reflected in the consolidated statement of shareholders’ (deficit) equity.
(4)	The Company recorded a net, non-cash gain of $25.8 million in earnings, primarily comprised of the $62.2 million gain representing the cumulative change in the fair value of the amended swap, partially offset by the $38.2 million of loss reclassified to earnings related to the discontinued and de-designated swaps.

There was no balance remaining in accumulated other comprehensive loss related to the Company’s interest rate swap agreements as of December 31, 2011. The Company had no derivative instruments with credit-risk-related contingent features that were in a liability position as of December 31, 2011.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	Fair Value Measurements

Fair value is defined under GAAP as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy has been established for valuation inputs to prioritize the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 – observable inputs such as quoted prices for identical instruments traded in active markets.

Level 2 – inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models and similar techniques.

Financial assets and liabilities carried at fair value as of December 31, 2011 were as follows:

(in millions)	Level 1	Level 2	Level 3	Total
Interest rate cap agreements	$—	$0.7	$—	$0.7

The fair value of the Company’s interest rate caps, as described in Note 8, is classified as Level 2 in the hierarchy. The valuation of the interest rate cap agreements is derived by using a discounted cash flow analysis on the expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. This analysis reflects the contractual terms of the cap agreements, including the period to maturity, and uses observable market-based inputs, including LIBOR curves and implied volatilities. The Company also incorporates credit valuation adjustments to appropriately reflect the respective counterparty’s nonperformance risk in the fair value measurements. The counterparty credit spreads are based on publicly available credit information obtained from a third party credit data provider.

10.	Income Taxes

Income (loss) before income taxes was taxed under the following jurisdictions:

(in millions)	Years Ended December 31,
	2011	2010	2009
Domestic	$11.4	$(48.8)	$(468.2)
Foreign	16.9	11.8	7.0

Total	$28.3	$(37.0)	$(461.2)

Components of the income tax expense (benefit) consisted of the following:

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	December 31,
	2011	2010	2009
Current:
Federal	$17.9	$(10.6)	$(7.3)
State	(0.6)	4.3	12.8
Foreign	4.1	2.8	1.1

Total current	21.4	(3.5)	6.6
Deferred:
Domestic	(9.9)	(3.5)	(94.0)
Foreign	(0.3)	(0.8)	(0.4)

Total deferred	(10.2)	(4.3)	(94.4)

Income tax expense (benefit)	$11.2	$(7.8)	$(87.8)

The reconciliation between the statutory tax rate expressed as a percentage of income (loss) before income taxes and the effective tax rate is as follows:

(dollars in millions)	December 31,
	2011		2010		2009
Statutory federal income tax rate	$9.9	35.0%	$(13.0)	35.0%	$(161.4)	35.0%
State taxes, net of federal effect	(3.4)	(11.8)	0.9	(2.5)	(11.6)	2.5
Equity-based compensation	5.1	17.9	3.9	(10.4)	3.1	(0.7)
Effect of rates different than statutory	(1.1)	(4.0)	(0.4)	1.0	(0.1)	—
Valuation allowance	(0.9)	(3.1)	0.9	(2.5)	—	—
Goodwill impairment	—	—	—	—	84.6	(18.3)
Other	1.6	5.7	(0.1)	0.5	(2.4)	0.5

Effective tax rate	$11.2	39.7%	$(7.8)	21.1%	$(87.8)	19.0%

The tax effect of temporary differences that give rise to the net deferred income tax liability is presented below:

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	December 31,
	2011	2010
Deferred Tax Assets:
Deferred interest	$63.6	$75.3
Federal and state net operating loss and credit carryforwards, net	14.6	45.7
Payroll and benefits	12.9	8.8
Charitable contribution carryforward	9.0	9.9
Equity compensation plans	7.5	6.1
Accounts receivable	4.4	3.6
Deferred financing costs	2.7	6.5
Interest rate caps/hedge agreements	2.6	3.7
Trade credits	2.4	4.9
Other	10.3	9.6

Total deferred tax assets	130.0	174.1
Deferred Tax Liabilities:
Software and intangibles	607.7	676.9
Deferred income	146.4	146.2
Property and equipment	35.1	18.9
Other	8.2	8.7

Total deferred tax liabilities	797.4	850.7
Deferred tax asset valuation allowance	—	0.9

Net deferred tax liability	$667.4	$677.5

The Company has state income tax net operating loss carryforwards of $203.3 million, which will expire at various dates from 2013 through 2031 and state tax credit carryforwards of $7.0 million, which expire at various dates from 2012 through 2016.

In 2010, a valuation allowance of $0.9 million was recorded for certain state tax credits which the Company did not believe, on a more likely than not basis, would be realized. In 2011, based on management’s reassessment that there will be sufficient future income to utilize the credits during the carryforward period, the valuation allowance of $0.9 million was reversed.

The Company has not provided for U.S. federal income taxes or tax benefits on the undistributed earnings of its international subsidiary because such earnings are reinvested and it is currently intended that they will continue to be reinvested indefinitely. At December 31, 2011, the Company has not provided for federal income taxes on earnings of approximately $30 million from its international subsidiary.

GAAP provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return. In 2010, the Company reevaluated its filing position related to certain unrecognized tax benefits, and as a result of this change, filed amended state income tax returns in 2011. As such, the Company has no unrecognized tax benefits at December 31, 2011 and 2010.

For tax purposes, the Company was deemed to have paid a redemption premium in connection with the amendment to the Term Loan in December 2010 that, in addition to certain expenses, is deductible in determining taxable income. As a result, the Company incurred a net operating loss for tax purposes that resulted in a receivable of $53.3 million for refunds of previously paid income taxes. As of December 31, 2011, the Company had received the $53.3 million of refunds.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions)	2011	2010	2009
Balance as of January 1	$—	$11.3	$4.8
Additions for tax positions related to current year	—	—	11.3
Additions for tax positions with respect to prior years	—	—	0.3
Reductions for tax positions with respect to prior years	—	(11.3)	(3.8)
Reductions for tax positions as a result of:
Settlements	—	—	(1.3)
Lapse of statute of limitations	—	—	—

Balance as of December 31	$—	$—	$11.3

In the ordinary course of business, the Company is subject to review by domestic and foreign taxing authorities, including the Internal Revenue Service (“IRS”). The Company is currently under examination by the IRS for the years 2008 through 2010. In general, the Company is no longer subject to examination by the IRS for tax years prior to 2008. In addition, the Company is generally no longer subject to state and local or foreign income tax examinations by taxing authorities for tax years prior to 2005. Various other taxing authorities are in the process of auditing income tax returns of the Company and its subsidiaries. The Company does not anticipate that any adjustments from the audits would have a material impact on its consolidated financial position, results of operations or cash flows.

The Company accrues net interest and penalties related to unrecognized tax benefits in income tax expense in its consolidated statements of operations. For the years ended December 31, 2011 and 2010, the Company had no liability recorded for the payment of interest and penalties on unrecognized tax benefits and did not recognize any such interest and penalty expense.

11.	CDW Holdings LLC Equity

The CDW Holdings LLC’s Board of Managers adopted the CDW Holdings LLC 2007 Incentive Equity Plan (the “Plan”) for coworkers, managers, consultants and advisors of the Company and its subsidiaries. The Plan permits a committee designated by the Board of Managers of CDW Holdings LLC (the “Committee”) to grant or sell to any participant Class A Common Units or Class B Common Units of CDW Holdings LLC in such quantity, at such price, on such terms and subject to such conditions that are consistent with the Plan and as established by the Committee. The rights and obligations of CDW Holdings LLC and the holders of its Class A Common Units and Class B Common Units are generally set forth in the CDW Holdings LLC limited liability company agreement, the CDW Holdings LLC unitholders agreement, and the individual Class A Common Unit and Class B Common Unit purchase/grant agreements entered into with the respective unitholders.

On the closing date of the Acquisition (“the Closing Date”), certain eligible management investors purchased 44,028 Class A Common Units and acquired 8,578 Deferred Units. The remaining 2,089,295 Class A Common Units were purchased by the Equity Sponsors and certain other co-investors. The Class A Common Units are not subject to vesting. CDW Holdings LLC and the Equity Sponsors have the right, but not the obligation, to repurchase Class A Common Units from Management Investors in certain circumstances. In addition, certain Management Investors have the right to require CDW Holdings LLC to repurchase limited amounts of Class A Common Units in the event of death or disability.

Deferred Units were acquired on the Closing Date by eligible Management Investors in exchange for foregoing amounts that would have been payable under previously existing compensation plans. On the Closing Date, participants made an election to settle their Deferred Units in three or five years. Earlier settlement would occur in the event of a sale of the Company or termination of employment. Settlement is made through the issuance of CDW Holdings LLC Class A Common Units, Parent Class A Common Shares, or cash.

During the year ended December 31, 2011, there were no Deferred Units that were converted to CDW Holdings LLC Class A Common Units. During the years ended December 31, 2010 and 2009, 3,481.17 and 3,982.22 Deferred Units were converted to CDW Holdings LLC Class A Common Units, respectively.

12.	Equity-Based Compensation

Equity-Based Compensation Plan Descriptions

CDW has established certain equity-based compensation plans for the benefit of the Company’s coworkers and senior management.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Class B Common Units

As described in Note 11, the CDW Holdings LLC’s Board of Managers adopted the Plan pursuant to which CDW makes grants of Class B Common Units to senior management. The Plan limits the number of Class B Common Units that can be sold or granted to 250,000 units. As of December 31, 2011, 202,908 Class B Common Units had been granted and were outstanding.

The Class B Common Units that were granted vest daily on a pro rata basis between the date of grant and the fifth anniversary thereof and are subject to repurchase by, with respect to vested units, or forfeiture to, with respect to unvested units, the Company upon the coworker’s separation from service as set forth in each holder’s Class B Common Unit Grant Agreement.

Subject to certain limitations, immediately prior to a sale of the Company (as defined in each holder’s Class B Common Unit Grant Agreement), all unvested Class B Common Units shall immediately vest and become vested Class B Common Units, if the unit holder was continuously employed or providing services to the Company or its subsidiaries as of such date.

On June 30, 2011, the Board of Managers approved the terms of a modified Class B Common Unit grant agreement with John A. Edwardson, who retired as the Company’s Chief Executive Officer effective October 1, 2011 but will continue to serve as Chairman of the Board through December 31, 2012. In accordance with this agreement, Mr. Edwardson’s unvested Class B Common Units will continue to vest beyond his separation date so long as he remains employed by the Company through December 31, 2012, resulting in a modification of the grants for accounting purposes. As a result of this modification, the Company recorded an incremental $3.3 million in equity-based compensation expense during 2011.

In the first quarter of 2010, the Board of Managers made certain changes to the CDW Holdings Limited Liability Company Agreement (“LLC Agreement”). The restated LLC Agreement was revised largely to eliminate the capital preference on the Class A Common Units in connection with the reduction of the participation threshold for certain outstanding Class B Common Units to $0.01 from $1,000. The modification of outstanding Class B Common Units was effective March 10, 2010. Under the revised Class B Common Unit agreement, the units vest daily on a pro rata basis commencing January 1, 2010 and continuing through December 31, 2014. As part of the modification, vesting was reset on those units that previously had vested, subjecting them to a new five-year vesting period. There were 140,428 Class B Common Units modified that were held by 101 coworkers. The total incremental compensation cost resulting from the modification of $8.4 million, or $60.00 per unit, will be amortized over the new vesting period. The $60.00 per unit modification cost was determined as a difference in value of the modified Class B Common Units ($120.00) and the value of the Class B Common Units immediately prior to the modification ($60.00). The Company adopted a bifurcated method of accounting for the modification whereby the compensation cost associated with the original grant of the modified units will continue to be expensed over the original vesting period.

MPK II Units

The Company agreed with Michael P. Krasny, CDW Corporation founder and former chairman and CEO, to establish the MPK Coworker Incentive Plan II (the “MPK Plan”) for the benefit of all of the coworkers of the Company other than members of senior management that received incentive equity awards under the Plan on October 15, 2007.

The MPK Plan consists of a cash award component, and in the case of coworkers hired on or prior to January 1, 2007, a long-term incentive award component. The cash award component, an expense of CDW Corporation prior to the Acquisition, entitled each participant to a one-time cash bonus payment, which was paid in December 2007. The long-term incentive award component establishes an “account” for each eligible participant which was notionally credited with a number of Class A Common Units of CDW Holdings LLC on October 15, 2007, the day the plan was established. As of December 31, 2011, there were 70,113 notional units granted and outstanding under the MPK Plan.

The notional units credited to a participants’ account are unvested and subject to forfeiture as set forth in the MPK Plan. Participants become fully vested on the earlier of (1) the date which is three months following the 10th anniversary of the effective date of the MPK Plan, and (2) the later of the date such participant attains age 62 and the date such participant has reached 10 years of service with the Company and its subsidiaries. Participants will also become fully vested upon termination of employment due to death or disability (as defined in the MPK Plan). Vesting can be accelerated upon certain events including a sale of the Company or an initial public offering, each as defined in the MPK Plan.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has agreed with Mr. Krasny to contribute the fair market value of all awards that are forfeited under the MPK Plan to a charitable foundation. The Company has also agreed to contribute to the charitable foundation an amount equal to the tax benefits the Company derives in connection with settlements/payouts to participants under the MPK Plan. At the Company’s election, these contributions may be made in the form of cash or equity interests of CDW Holdings LLC or the Company or, in the case of the tax benefit payment, a subordinated promissory note of the Company in the event a cash payment is prohibited under a financing agreement.

Valuation and Expense Information

The Company has attributed the value of equity-based compensation awards to the various periods during which the recipient must perform services in order to vest in the award using the straight-line method.

The grant date fair value of Class B Common Unit grants is calculated using the Option-Pricing Method. This method considers Class A Common Units and Class B Common Units as call options on the total equity value, giving consideration to liquidation preferences and conversion of the preferred units. Such Class A Common Units and Class B Common Units are modeled as call options that give their owners the right, but not the obligation, to buy the underlying equity value at a predetermined (or exercise) price. Class B Common Units are considered to be call options with a claim on equity value at an exercise price equal to the remaining value immediately after the Class A Common Units and Class B Common Units with a lower participation threshold are liquidated. The Option-Pricing Method is highly sensitive to key assumptions, such as the volatility assumption. As such, the use of this method can be applied when the range of possible future outcomes is difficult to predict.

The following table summarizes the assumptions and resulting fair value of the Class B Common Unit grants for the years ended December 31, 2011, 2010 and 2009:

	Years Ended December 31,
Assumptions	2011	2010	2009
Weighted-Average Grant Date Fair Value	$148.89	$130.45	$295.75
Weighted-Average Volatility	82.87%	97.86%	28.13%
Weighted-Average Risk-Free Rate	0.84%	2.32%	4.42%
Dividend Yield	0.00%	0.00%	0.00%

The Company calculated the expected future volatility based upon the average five-year volatility and the implied volatility for the Company’s selected peer group, adjusted for the Company’s leverage.

The risk-free interest rate of return used is based on the five-year U.S. Treasury rate. The Company does not currently pay a dividend nor anticipates paying a dividend in the future; therefore, the dividend yield is 0.00%.

Notional units granted under the MPK Plan were valued at $1,000 per unit, the fair value equivalent of the Class A Common Units at the time the awards were granted.

The following table sets forth the summary of equity plan activity for the year ended December 31, 2011:

Equity Awards	Class B Common Units (1)	MPK Plan Units (1) (2)
Outstanding at January 1, 2011	191,651	74,826

Granted	14,836	—
Forfeited	(2,714)	(4,251	)(3)
Repurchased/Settled	(865)	(462	)(4)

Outstanding at December 31, 2011	202,908	70,113

Vested at December 31, 2011	75,263	610	(5)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	The weighted-average grant date fair market value for Class B Common Units granted during the period ended December 31, 2011 is $148.89. The weighted-average grant date fair market value for outstanding Class B Common Units inclusive of the $60.00 per unit impact of the March 2010 modification and the impact of the June 2011 modification for Mr. Edwardson is $291.68. The weighted-average grant date fair market value for outstanding MPK Plan Units is $1,000.
(2)	Represents units notionally credited to participants’ accounts.
(3)	The Company contributes the fair market value of awards forfeited under the plan to a charitable foundation. The contribution is generally made in the quarter following that in which the units are forfeited. As of December 31, 2011, the Company owed a contribution for 1,685 units.
(4)	Represents Class B Common Units that were repurchased by the Company from former participants and the settlement of vested MPK Plan Units through the issuance of Class A Common Units in exchange for the vested MPK Plan Units.
(5)	Represents MPK Plan Units that have vested but not yet converted to Class A Common Units.

As of December 31, 2011, the Company estimated there was $48.3 million of total unrecognized compensation cost related to nonvested equity-based compensation awards granted under the equity plans. That anticipated cost is expected to be recognized over the weighted-average period of 4.1 years.

The Company’s net income (loss) included $19.5 million, $11.5 million and $15.9 million of compensation cost and $1.9 million, $0.1 million and $2.6 million of income tax benefits related to the Company’s equity-based compensation arrangements for the years ended December 31, 2011, 2010 and 2009, respectively. No portion of equity-based compensation was capitalized. Equity-based compensation cost for the year ended December 31, 2011 included incremental expense of $3.3 million related to the Class B Common Unit modification for Mr. Edwardson. During the year ended December 31, 2010, the Company recognized a $5.3 million reduction to equity-based compensation expense due to a change in the cumulative forfeiture rate assumed with respect to the MPK Plan.

13.	Deferred Compensation Plan

On March 10, 2010, in connection with the Company’s purchase of $28.5 million of the principal amount of its outstanding senior subordinated debt as described in Note 7, the Company established the Restricted Debt Unit Plan (the “RDU Plan”), an unfunded nonqualified deferred compensation plan. Participants in the RDU Plan were granted Restricted Debt Units (“RDUs”) that entitle the participant to a proportionate share of payments under the RDU Plan, determined by dividing the number of RDUs held by the participant by the total number of RDUs outstanding. The total number of RDUs that can be granted under the RDU Plan is 28,500. As of December 31, 2011, 25,374 RDUs had been granted to participants.

RDUs that are outstanding as of December 31, 2011 vest daily on a pro rata basis over the three-year period commencing January 1, 2012 through December 31, 2014. Vesting ceases upon separation from service except in certain conditions as set forth in the RDU Plan. All outstanding RDUs become vested immediately prior to a sale of the Company. Upon completion of the vesting period, December 31, 2014, or earlier in the case of a sale of the Company, any unallocated RDUs will be allocated to participants on a pro rata basis according to each participant’s total RDUs.

The total amount of compensation available to be paid under the RDU Plan is based on two components, a principal component and an interest component. The principal component credits the RDU Plan with an amount equal to the $28.5 million face value of the Company’s senior subordinated debt. Payment of the principal component of the RDU Plan will be made on October 12, 2017, unless accelerated due to a sale of the Company. By December 31, 2014, amounts accrued under the RDU Plan are expected to equal the present value of future principal payments, plus any unpaid accrued interest thereon. The interest component credits the RDU Plan with amounts equal to the interest expense on $28.5 million principal of the senior subordinated debt from March 10, 2010 through October 12, 2017. In January 2012, payments totaling $5.6 million were made to participants, representing the interest component for the period from March 10, 2010 through December 31, 2011. The interest component for periods starting on January 1, 2012 and thereafter will be paid semiannually on April 15 and October 15. Payments under the RDU Plan may be impacted if certain significant events occur or circumstances change that would impact the financial condition or structure of the Company.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation expense of $8.1 million and $7.1 million related to the RDU Plan was recognized in the years ended December 31, 2011 and 2010, respectively. As of December 31, 2011, total unrecognized compensation expense of approximately $26.1 million related to the RDU Plan is expected to be recognized over the next 3.0 years.

At December 31, 2011 and 2010, the Company had $15.2 million and $7.1 million of liabilities related to the RDU Plan recorded on the consolidated balance sheets, respectively.

14.	Profit Sharing and 401(k) Plan

The Company has a profit sharing plan that includes a salary reduction feature established under the Internal Revenue Code Section 401(k) covering substantially all coworkers. Company contributions to the profit sharing plan are made in cash and determined at the discretion of the Board of Directors. For the years ended December 31, 2011 and 2010, the amounts charged to expense for this plan totaled $15.3 million and $10.4 million, respectively. For the year ended December 31, 2009, a net credit of $1.6 million was attributed to this plan. This reflected $6.4 million of plan expense that was more than offset by a reversal of $8.0 million of 2008 expense, as the payout of that amount was partially based on certain financial objectives in 2009 that were not achieved.

15.	Sale of Assets

On March 31, 2009, the Company sold its Informacast software and equipment to Singlewire Software, LLC (“Singlewire”), a newly formed entity that includes as its owners former CDW senior management. The sale price was $7.1 million, composed of a cash sale price of $5.2 million and an equity interest in Singlewire valued at $1.9 million. The equity interest constituted 25% of the equity units outstanding at the time of the transaction. The investment in Singlewire is accounted for under the equity method of accounting for investments, whereby the carrying amount of the investment is increased to reflect the Company’s share of income and reduced to reflect the Company’s share of losses or the dividends received by the Company.

The Company recorded a non-operating pre-tax gain on the sale of $2.1 million in its consolidated statement of operations in the first quarter of 2009. In recording the transaction, the Company removed from its consolidated balance sheet as of March 31, 2009, goodwill attributable to the Informacast business ($3.9 million) and the net book value of the Informacast software intangible asset ($1.3 million).

16.	Commitments and Contingencies

The Company is party to legal proceedings that arise in the ordinary course of its business, including various pending litigation matters. The Company is also subject to audit by federal, state and local authorities, by various customers, including government agencies, relating to sales under certain contracts and by vendors. In addition, from time to time, customers of the Company file voluntary petitions for reorganization or liquidation under the U.S. bankruptcy laws. In such cases, certain pre-petition payments received by the Company could be considered preference items and subject to return to the bankruptcy administrator.

As of December 31, 2011, the Company does not believe that there is a reasonable possibility that any material loss exceeding the amounts already recognized for these proceedings and matters, if any, has been incurred. However, the ultimate resolutions of these proceedings and matters are inherently unpredictable. As such, the Company’s financial condition and results of operations could be adversely affected in any particular period by the unfavorable resolution of one or more of these proceedings or matters.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.	Related Party Transactions

The Company entered into a management services agreement with the Equity Sponsors pursuant to which they have agreed to provide it with management and consulting services and financial and other advisory services. Pursuant to such agreement, the Equity Sponsors receive an annual management fee of $5.0 million and reimbursement of out-of-pocket expenses incurred in connection with the provision of such services. The management services agreement includes customary indemnification and provisions in favor of the Equity Sponsors.

18.	Segment Information

Segment information is presented in accordance with a “management approach,” which designates the internal reporting used by the chief operating decision-maker for making decisions and assessing performance as the source of the Company’s reportable segments. The Company’s segments are organized in a manner consistent with which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

The Company has two reportable segments: Corporate, which is comprised primarily of business customers, and Public, which is comprised of government entities and education and healthcare institutions. The Company also has two other operating segments, CDW Advanced Services and Canada, which do not meet the reportable segment quantitative thresholds and, accordingly, are combined together as “Other.”

The Company has centralized logistics and headquarters functions that provide services to the segments. The logistics function includes purchasing, distribution and fulfillment services to support both the Corporate and Public segments. As a result, costs and intercompany charges associated with the logistics function are fully allocated to both of these segments based on a percent of sales. The centralized headquarters function provides services in areas such as accounting, information technology, marketing, legal and coworker services. Headquarters’ function costs that are not allocated to the segments are included under the heading of “Headquarters” in the tables below. Depreciation expense is included in Headquarters as it is not allocated among segments or used in measuring segment performance.

The Company allocates resources to and evaluates performance of its segments based on net sales, income (loss) from operations and Adjusted EBITDA, a non-GAAP measure as defined in the Company’s credit agreements. However, the Company has concluded that income (loss) from operations is the more useful measure in terms of discussion of operating results as it is a GAAP measure.

Segment information for total assets and capital expenditures is not presented as such information is not used in measuring segment performance or allocating resources between segments.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Selected Segment Financial Information

The following table presents information about the Company’s segments for the years ended December 31, 2011, 2010 and 2009:

(in millions)	Corporate	Public	Other	Headquarters	Total
2011:
Net sales	$5,334.4	$3,757.2	$510.8	$—	$9,602.4
Income (loss) from operations	331.6	233.3	17.5	(111.7)	470.7
Depreciation and amortization expense	(97.4)	(43.9)	(8.7)	(54.9)	(204.9)

2010:
Net sales	$4,833.6	$3,560.6	$407.0	$—	$8,801.2
Income (loss) from operations	256.2	193.0	14.3	(110.8)	352.7
Depreciation and amortization expense	(97.4)	(44.2)	(8.9)	(58.9)	(209.4)

2009:
Net sales	$3,818.2	$3,035.5	$308.9	$—	$7,162.6
Income (loss) from operations	(56.7)	150.7	(23.2)	(102.7)	(31.9)
Depreciation and amortization expense	(97.5)	(45.0)	(8.5)	(67.2)	(218.2)

Major Customers, Geographic Areas, and Product Mix

Net sales to the federal government were $953.6 million, $967.8 million and $902.6 million and accounted for approximately 10%, 11% and 13% of total net sales in 2011, 2010 and 2009, respectively. During 2011, approximately 4% of the Company’s total net sales were to customers outside the U.S., primarily in Canada. During 2010 and 2009, approximately 3% of the Company’s total net sales were to customers outside of the U.S., primarily in Canada. As of December 31, 2011 and 2010, approximately 2% and 1% of the Company’s long-lived assets were located outside of the U.S., respectively.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents net sales by major category for the years ended December 31, 2011, 2010 and 2009. Categories are based upon internal classifications. Amounts for the years ended December 31, 2010 and 2009 have been reclassified for certain changes in individual product classifications to conform to the presentation for the year ended December 31, 2011.

	Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009
	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales	Dollars in Millions	Percentage of Net Sales
Hardware:
Notebook/Mobile Devices	$1,340.0	14.0%	$1,142.5	13.0%	$831.7	11.6%
NetComm Products	1,246.4	13.0	1,149.9	13.1	874.0	12.2
Data Storage/Drives	925.6	9.6	838.5	9.5	791.3	11.0
Other Hardware	4,061.9	42.3	3,793.0	43.1	3,110.4	43.5

Total Hardware	$7,573.9	78.9%	$6,923.9	78.7%	$5,607.4	78.3%
Software	1,757.1	18.3	1,608.5	18.3	1,293.9	18.1
Services	256.8	2.7	217.0	2.4	194.3	2.7
Other (1)	14.6	0.1	51.8	0.6	67.0	0.9

Total net sales	$9,602.4	100.0%	$8,801.2	100.0%	$7,162.6	100.0%

(1)	Includes items such as delivery charges to customers and certain commission revenue.

19.	Supplemental Guarantor Information

As described in Note 7, the Senior Secured Notes, Senior Notes, Senior Subordinated Notes and 2019 Senior Notes are guaranteed by Parent and each of CDW LLC’s direct and indirect, wholly owned, domestic subsidiaries (the “Guarantor Subsidiaries”). All guarantees by Parent and Guarantor Subsidiaries are full and unconditional, and joint and several. CDW LLC’s Canada subsidiary (the “Non-Guarantor Subsidiary”) does not guarantee the debt obligations. CDW LLC and CDW Finance Corporation, as co-issuers, are wholly owned by Parent, and each of the Guarantor Subsidiaries and the Non-Guarantor Subsidiary is wholly owned by CDW LLC.

The following tables set forth condensed consolidating balance sheets as of December 31, 2011 and 2010, consolidating statements of operations for the years ended December 31, 2011, 2010 and 2009, and condensed consolidating statements of cash flows for the years ended December 31, 2011, 2010 and 2009, in accordance with Rule 3-10 of Regulation S-X. The consolidating financial information includes the accounts of CDW Corporation (the “Parent Guarantor”), which has no independent assets or operations, the accounts of CDW LLC (the “Subsidiary Issuer”), the combined accounts of the Guarantor Subsidiaries, the accounts of the Non-Guarantor Subsidiary, and the accounts of CDW Finance Corporation (the “Co-Issuer”) for the periods indicated. The information was prepared on the same basis as the Company’s consolidated financial statements.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

(in millions)	December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$102.1	$15.8	$8.1	$—	$(26.1)	$99.9
Accounts receivable, net	—	—	1,197.9	57.0	—	—	1,254.9
Merchandise inventory	—	—	318.0	3.7	—	—	321.7
Miscellaneous receivables	—	47.3	93.3	3.0	—	—	143.6
Deferred income taxes	—	19.5	5.0	0.1	—	—	24.6
Prepaid expenses and other	—	11.0	23.5	0.2	—	—	34.7

Total current assets	—	179.9	1,653.5	72.1	—	(26.1)	1,879.4

Property and equipment, net	—	80.9	70.6	2.8	—	—	154.3
Goodwill	—	749.4	1,428.4	30.6	—	—	2,208.4
Other intangible assets, net	—	366.0	1,261.0	9.0	—	—	1,636.0
Deferred financing costs, net	—	68.5	—	—	—	—	68.5
Other assets	6.0	1.5	1.4	0.1	—	(6.0)	3.0
Investment in and advances to subsidiaries	(13.3)	3,038.7	—	—	—	(3,025.4)	—

Total assets	$(7.3)	$4,484.9	$4,414.9	$114.6	$—	$(3,057.5)	$5,949.6

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable-trade	$—	$17.6	$503.7	$22.6	$—	$(26.1)	$517.8
Accounts payable-inventory financing	—	—	278.7	—	—	—	278.7
Current maturities of long-term debt	—	201.0	—	—	—	—	201.0
Deferred revenue	—	—	27.8	—	—	—	27.8
Accrued expenses	—	162.5	146.2	7.3	—	—	316.0

Total current liabilities	—	381.1	956.4	29.9	—	(26.1)	1,341.3

Long-term liabilities:
Debt	—	3,865.0	—	—	—	—	3,865.0
Deferred income taxes	—	199.3	496.9	1.8	—	(6.0)	692.0
Accrued interest	—	13.0	—	—	—	—	13.0
Other liabilities	—	39.8	4.3	1.5	—	—	45.6

Total long-term liabilities	—	4,117.1	501.2	3.3	—	(6.0)	4,615.6

Total shareholders’ (deficit) equity	(7.3)	(13.3)	2,957.3	81.4	—	(3,025.4)	(7.3)

Total liabilities and shareholders (deficit) equity	$(7.3)	$4,484.9	$4,414.9	$114.6	$—	$(3,057.5)	5,949.6

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet

(in millions)	December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Assets

Current assets:
Cash and cash equivalents	$—	$32.9	$1.1	$10.0	$—	$(7.4)	$36.6
Accounts receivable, net	—	—	1,047.5	44.0	—	—	1,091.5
Merchandise inventory	—	—	290.3	2.5	—	—	292.8
Miscellaneous receivables	—	90.2	99.1	3.5	—	—	192.8
Deferred income taxes	—	45.6	7.2	—	—	—	52.8
Prepaid expenses and other	—	10.4	25.4	—	—	—	35.8

Total current assets	—	179.1	1,470.6	60.0	—	(7.4)	1,702.3

Property and equipment, net	—	78.6	77.7	1.8	—	—	158.1
Goodwill	—	749.4	1,428.4	31.3	—	—	2,209.1
Other intangible assets, net	—	380.5	1,400.4	10.3	—	—	1,791.2
Deferred financing costs, net	—	79.7	—	—	—	—	79.7
Other assets	6.5	1.5	1.9	—	—	(6.5)	3.4
Investment in and advances to subsidiaries	(50.0)	3,193.4	—	—	—	(3,143.4)	—

Total assets	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	$5,943.8

Liabilities and Shareholders’ (Deficit) Equity

Current liabilities:
Accounts payable-trade	$—	$17.3	$515.0	$12.2	$—	$(7.4)	$537.1
Accounts payable-inventory financing	—	—	28.2	—	—	—	28.2
Current maturities of long-term debt and capital leases	—	132.5	0.1	—	—	—	132.6
Fair value of interest rate swap agreements	—	2.8	—	—	—	—	2.8
Deferred revenue	—	—	28.6	—	—	—	28.6
Accrued expenses	—	152.4	137.0	8.2	—	—	297.6

Total current liabilities	—	305.0	708.9	20.4	—	(7.4)	1,026.9

Long-term liabilities:
Debt and capital leases	—	4,157.3	0.1	—	—	—	4,157.4
Deferred income taxes	—	183.5	551.2	2.1	—	(6.5)	730.3
Accrued interest	—	32.3	—	—	—	—	32.3
Other liabilities	—	34.1	4.7	1.6	—	—	40.4

Total long-term liabilities	—	4,407.2	556.0	3.7	—	(6.5)	4,960.4
Total shareholders’ (deficit) equity	(43.5)	(50.0)	3,114.1	79.3	—	(3,143.4)	(43.5)

Total liabilities and shareholders’ (deficit) equity	$(43.5)	$4,662.2	$4,379.0	$103.4	$—	$(3,157.3)	$5,943.8

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

(in millions)	Year Ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$9,222.4	$380.0	$—	$—	$9,602.4
Cost of sales	—	—	7,684.9	330.1	—	—	8,015.0

Gross profit	—	—	1,537.5	49.9	—	—	1,587.4

Selling and administrative expenses	—	111.7	853.1	29.2	—	—	994.0
Advertising expense	—	—	119.0	3.7	—	—	122.7

(Loss) income from operations	—	(111.7)	565.4	17.0	—	—	470.7

Interest (expense) income, net	—	(324.5)	0.2	0.1	—	—	(324.2)
Net loss on extinguishments of long-term debt	—	(118.9)	—	—	—	—	(118.9)
Management fee	—	9.2	—	(9.2)	—	—	—
Other income (expense), net	—	0.4	0.5	(0.2)	—	—	0.7

(Loss) income before income taxes	—	(545.5)	566.1	7.7	—	—	28.3

Income tax benefit (expense)	—	215.1	(222.4)	(3.9)	—	—	(11.2)

(Loss) income before equity in earnings (loss) of subsidiaries	—	(330.4)	343.7	3.8	—	—	17.1

Equity in earnings (loss) of subsidiaries	17.1	347.5	—	—	—	(364.6)	—

Net income (loss)	$17.1	$17.1	$343.7	$3.8	$—	$(364.6)	$17.1

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations

(in millions)	Year Ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$8,504.7	$296.5	$—	$—	$8,801.2
Cost of sales	—	—	7,152.3	258.1	—	—	7,410.4

Gross profit	—	—	1,352.4	38.4	—	—	1,390.8

Selling and administrative expenses	—	110.8	798.3	23.0	—	—	932.1
Advertising expense	—	—	102.5	3.5	—	—	106.0

(Loss) income from operations	—	(110.8)	451.6	11.9	—	—	352.7

Interest (expense) income, net	—	(393.2)	1.3	—	—	—	(391.9)
(Loss) gain on extinguishments of long-term debt	—	(7.9)	9.9	—	—	—	2.0
Other income (expense), net	—	8.6	(8.2)	(0.2)	—	—	0.2

(Loss) income before income taxes	—	(503.3)	454.6	11.7	—	—	(37.0)

Income tax benefit (expense)	—	125.5	(115.7)	(2.0)	—	—	7.8

(Loss) income before equity in (loss) earnings of subsidiaries	—	(377.8)	338.9	9.7	—	—	(29.2)

Equity in (loss) earnings of subsidiaries	(29.2)	348.6	—	—	—	(319.4)	—

Net (loss) income	$(29.2)	$(29.2)	$338.9	$9.7	$—	$(319.4)	$(29.2)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidating Statement of Operations
(in millions)	Year Ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated
Net sales	$—	$—	$6,951.7	$210.9		$—	$7,162.6
Cost of sales	—	—	5,844.8	184.9		—	6,029.7

Gross profit	—	—	1,106.9	26.0		—	1,132.9

Selling and administrative expenses	—	102.8	700.9	17.4		—	821.1
Advertising expense	—	—	99.9	2.0		—	101.9
Goodwill impairment	—	—	241.8	—		—	241.8

(Loss) income from operations	—	(102.8)	64.3	6.6		—	(31.9)

Interest (expense) income, net	—	(432.2)	0.5	—		—	(431.7)
Other (expense) income, net	—	(0.1)	2.2	0.3		—	2.4

(Loss) income before income taxes	—	(535.1)	67.0	6.9		—	(461.2)

Income tax benefit (expense)	1.1	187.3	(99.9)	(0.7)		—	87.8

Income (loss) before equity in (loss) earnings of subsidiaries	1.1	(347.8)	(32.9)	6.2		—	(373.4)

Equity in (loss) earnings of subsidiaries	(374.5)	(26.7)	—	—		401.2	—

Net (loss) income	$(373.4)	$(374.5)	$(32.9)	$6.2		$401.2	$(373.4)

(a)	Not applicable for the year ended December 31, 2009. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
(in millions)	Year Ended December 31, 2011
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$—	$(93.8)	$327.5	$(0.3)	$—	$(18.7)	$214.7

Cash flows from investing activities:
Capital expenditures	—	(33.4)	(10.6)	(1.7)	—	—	(45.7)
Cash settlements on interest rate swap agreements	—	(6.6)	—	—	—	—	(6.6)
Premium payments on interest rate cap agreements	—	(3.7)	—	—	—	—	(3.7)

Net cash used in investing activities	—	(43.7)	(10.6)	(1.7)	—	—	(56.0)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	1,295.0	—	—	—	—	1,295.0
Repayments of borrowings under revolving credit facility	—	(1,483.2)	—	—	—	—	(1,483.2)
Repayments of long-term debt	—	(132.0)	—	—	—	—	(132.0)
Proceeds from issuance of long-term debt	—	1,175.0	—	—	—	—	1,175.0
Payments to extinguish long-term debt	—	(1,175.0)	—	—	—	—	(1,175.0)
Payment of debt financing costs	—	(26.3)	—	—	—	—	(26.3)
Net change in accounts payable-inventory financing	—	—	250.5	—	—	—	250.5
Advances to/from affiliates	—	552.6	(552.7)	0.1	—	—	—
Other financing activities	—	0.6	—	—	—	—	0.6

Net cash provided by (used in) financing activities	—	206.7	(302.2)	0.1	—	—	(95.4)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—	—

Net increase (decrease) in cash	—	69.2	14.7	(1.9)	—	(18.7)	63.3

Cash and cash equivalents – beginning of period	—	32.9	1.1	10.0	—	(7.4)	36.6

Cash and cash equivalents – end of period	$—	$102.1	$15.8	$8.1	$—	$(26.1)	$99.9

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	Year Ended December 31, 2010
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer	Consolidating Adjustments	Consolidated
Net cash (used in) provided by operating activities	$—	$(245.6)	$665.2	$4.4	$—	$(0.3)	$423.7

Cash flows from investing activities:
Capital expenditures	—	(31.4)	(9.9)	(0.2)	—	—	(41.5)
Cash settlements on interest rate swap agreements	—	(78.2)	—	—	—	—	(78.2)
Premium payments on interest rate cap agreements	—	(5.9)	—	—	—	—	(5.9)
Other investing activities	—	0.2	—	—	—	—	0.2

Net cash used in investing activities	—	(115.3)	(9.9)	(0.2)	—	—	(125.4)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	—	770.8	—	—	—	—	770.8
Repayments of borrowings under revolving credit facility	—	(1,074.1)	—	—	—	—	(1,074.1)
Repayments of long-term debt	—	(16.5)	—	—	—	—	(16.5)
Proceeds from issuance of long-term debt	—	500.0	—	—	—	—	500.0
Payments to extinguish long-term debt	—	(500.0)	(18.6)	—	—	—	(518.6)
Payment of debt financing costs	—	(14.3)	—	—	—	—	(14.3)
Net change in accounts payable—inventory financing	—	—	3.2	—	—	—	3.2
Advances to/from affiliates	—	640.8	(639.2)	(1.6)	—	—	—
Other financing activities	—	(0.5)	(0.1)	—	—	—	(0.6)

Net cash provided by (used in) financing activities	—	306.2	(654.7)	(1.6)	—	—	(350.1)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.4	—	—	0.4

Net (decrease) increase in cash	—	(54.7)	0.6	3.0	—	(0.3)	(51.4)

Cash and cash equivalents – beginning of period	—	87.6	0.5	7.0	—	(7.1)	88.0

Cash and cash equivalents – end of period	$—	$32.9	$1.1	$10.0	$—	$(7.4)	$36.6

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows

(in millions)	Year Ended December 31, 2009
	Parent Guarantor	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiary	Co-Issuer (a)	Consolidating Adjustments	Consolidated

Net cash provided by (used in) operating activities	$1.1	$(213.1)	$322.9	$1.4		$(4.7)	$107.6

Cash flows from investing activities:
Capital expenditures	—	(10.8)	(4.8)	—		—	(15.6)
Cash settlements on interest rate swap agreements	—	(72.2)	—	—		—	(72.2)
Purchases of marketable securities	—	(20.0)	—	—		—	(20.0)
Redemption of marketable securities	—	20.0	—	—		—	20.0
Proceeds from sale of assets	—	—	5.2	—		—	5.2

Net cash (used in) provided by investing activities	—	(83.0)	0.4	—		—	(82.6)

Cash flows from financing activities:
Repayments of long-term debt	—	(11.0)	—	—		—	(11.0)
Payment of debt financing costs	—	(11.3)	—	—		—	(11.3)
Net change in accounts payable—inventory financing	—	—	(9.1)	—		—	(9.1)
Advances to/from affiliates	(1.1)	315.0	(314.8)	0.9		—	—
Other financing activities	—	(0.3)	(0.2)	—		—	(0.5)

Net cash (used in) provided by financing activities	(1.1)	292.4	(324.1)	0.9		—	(31.9)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.5		—	0.5

Net (decrease) increase in cash	—	(3.7)	(0.8)	2.8		(4.7)	(6.4)

Cash and cash equivalents – beginning of period	—	91.3	1.3	4.2		(2.4)	94.4

Cash and cash equivalents – end of period	$—	$87.6	$0.5	$7.0		$(7.1)	$88.0

(a)	Not applicable for the year ended December 31, 2009. The Co-Issuer was formed on August 6, 2010.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	Selected Quarterly Financial Results (unaudited)

(in millions)	2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales Detail:
Corporate:
Medium/Large	$1,022.9	$1,075.0	$1,070.6	$1,118.6
Small Business	256.4	263.4	259.7	267.8

Total Corporate	1,279.3	1,338.4	1,330.3	1,386.4
Public:
Government	231.9	296.1	388.1	427.4
Education	214.6	343.3	415.7	224.1
Healthcare	277.4	311.8	319.3	307.5

Total Public	723.9	951.2	1,123.1	959.0
Other	126.4	122.5	128.0	133.9

Net sales	$2,129.6	$2,412.1	$2,581.4	$2,479.3

Gross profit	$351.5	$401.8	$420.8	$413.3
Income from operations	$91.7	$128.2	$139.7	$111.1
Net income (loss)	$(4.2)	$(34.8)	$37.1	$19.0

(in millions)	2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales Detail:
Corporate:
Medium/Large	$893.0	$964.6	$973.7	$1,036.0
Small Business	223.7	228.8	251.0	262.8

Total Corporate	1,116.7	1,193.4	1,224.7	1,298.8
Public:
Government	280.5	343.1	397.1	348.0
Education	227.8	338.1	392.5	242.1
Healthcare	212.0	249.7	262.1	267.5

Total Public	720.3	930.9	1,051.7	857.6
Other	97.1	99.0	98.0	112.9

Net sales	$1,934.1	$2,223.3	$2,374.4	$2,269.3

Gross profit	$305.9	$359.9	$368.4	$356.8
Income from operations	$71.3	$95.6	$104.6	$81.2
Net income (loss)	$2.2	$(7.0)	$(0.3)	$(24.2)

As discussed in Note 5, the Company has historically entered into agreements with certain financial intermediaries to facilitate the purchase of inventory from various suppliers under certain terms and conditions. The Company has determined that its previous classification of its obligations for inventory financing agreements was in error and that amounts owed under these agreements should be classified separately on the consolidated balance sheets and not included within accounts payable to trade creditors. Accordingly, the Company has changed the classification to reflect $105.7 million and $82.8 million at June 30, 2011 and March 31, 2011, respectively, and $58.8 million, $123.5 million and $103.1 million at September 30, 2010, June 30, 2010 and March 31, 2010, respectively, as accounts payable-inventory financing with no impact on total current liabilities. Beginning September 30, 2011, the inventory financing agreements were classified separately within accounts payable-inventory financing on the consolidated balance sheets.

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the revisions to the consolidated statements of cash flows for the respective interim periods is as follows:

	Nine Months Ended September 30, 2010
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$397.6	$(33.8)	$363.8
Net cash used in financing activities	$(335.8)	$33.8	$(302.0)
Net decrease in cash and cash equivalents	$(21.0)	$—	$(21.0)

	Six Months Ended June 30, 2011
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$207.4	$(77.6)	$129.8
Net cash used in financing activities	$(173.3)	$77.6	$(95.7)
Net increase in cash and cash equivalents	$8.0	$—	$8.0

	Six Months Ended June 30, 2010
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$260.3	$(98.5)	$161.8
Net cash used in financing activities	$(266.2)	$98.5	$(167.7)
Net decrease in cash and cash equivalents	$(61.9)	$—	$(61.9)

	Three Months Ended March 31, 2011
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$196.3	$(54.7)	$141.6
Net cash used in financing activities	$(143.5)	$54.7	$(88.8)
Net increase in cash and cash equivalents	$37.1	$—	$37.1

	Three Months Ended March 31, 2010
(in millions)	As Previously Reported	Revision	As Revised
Net cash provided by operating activities	$313.3	$(78.1)	$235.2
Net cash used in financing activities	$(309.5)	$78.1	$(231.4)
Net decrease in cash and cash equivalents	$(20.3)	$—	$(20.3)

CDW CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.	Subsequent Events

On February 2, 2012 the Company announced that it had commenced a tender offer (the “2012 Senior Notes Tender Offer”) to purchase any and all of the outstanding $129.0 million aggregate principal amount of Senior Notes, which expired on March 2, 2012. Concurrently, the Company announced that it had priced an offering of $130.0 million aggregate principal amount of additional 2019 Senior Notes at an issue price of 104.375% of par, which closed on February 17, 2012.

On February 17, 2012, the Company announced that it had accepted for purchase $120.6 million principal amount of the outstanding Senior Notes, representing approximately 93.5% of the outstanding Senior Notes, that were tendered by February 16, 2012. On March 5, 2012, the Company accepted for purchase an additional $0.1 million principal amount of the outstanding Senior Notes that were tendered prior to the expiration of the tender offer on March 2, 2012. The Company has called for redemption on March 19, 2012 the remaining $8.3 million principal amount of Senior Notes that were not tendered.

The proceeds from the issuance of 2019 Senior Notes, together with cash on hand and borrowings under the Revolving Loan, were used to fund the purchase of the Senior Notes tendered pursuant to the 2012 Senior Notes Tender Offer, including the payment of tender and consent consideration, accrued and unpaid interest and transaction fees and expenses, and the payment of the redemption price and accrued and unpaid interest of the Senior Notes called for redemption.

In connection with the purchase of the Senior Notes under the 2012 Senior Notes Tender Offer and the call for redemption, the Company expects to record a loss on extinguishment of long-term debt of approximately $9 million in the consolidated statement of operations in the first quarter of 2012. The loss represents tender offer consideration, redemption price payments and the write-off of unamortized deferred financing costs related to the Senior Notes.

On February 2, 2012, the Company made an optional prepayment of $120.0 million aggregate principal amount of the Term Loan. On February 14, 2012, the Company made an additional optional prepayment of $60.0 million. The prepayments were allocated on a pro rata basis between the extended and non-extended loans. The optional prepayments will reduce the amount of the required mandatory prepayment due in 2012 under the excess cash flow provision of the Term Loan on a dollar for dollar basis with respect to the year ended December 31, 2011.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years ended December 31, 2011, 2010 and 2009

(in millions)
	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2011	$5.0	$3.6	$(3.2)	$5.4
Year Ended December 31, 2010	6.3	1.2	(2.5)	5.0
Year Ended December 31, 2009	6.4	5.1	(5.2)	6.3

Inventory valuation reserve:
Year Ended December 31, 2011	$4.1	$22.8	$(22.0)	$4.9
Year Ended December 31, 2010	3.5	28.9	(28.3)	4.1
Year Ended December 31, 2009	3.5	21.9	(21.9)	3.5

Reserve for sales returns:
Year Ended December 31, 2011	$3.2	$32.0	$(30.7)	$4.5
Year Ended December 31, 2010	2.9	29.4	(29.1)	3.2
Year Ended December 31, 2009	2.9	26.8	(26.8)	2.9

CDW LLC

CDW Finance Corporation

Offer to Exchange

Up to $130,000,000 8.5% Senior Notes due 2019, Series B

for up to $130,000,000 outstanding

8.5% Senior Notes due 2019

PROSPECTUS

, 2012

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware

Parent and CDW Finance Corporation are each incorporated under the laws of the State of Delaware.

Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Parent’s Fourth Amended and Restated Certificate of Incorporation and CDW Finance Corporation’s Certificate of Incorporation limit, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws provide that directors, officers and employees will be indemnified to the fullest extent authorized by the DGCL with respect to actions, suits or proceedings. Parent’s Amended and Restated By-laws and CDW Finance Corporation’s By-laws require the Parent or CDW Finance Corporation, as applicable, to pay all expenses incurred by a director, officer or employee in defending any such proceeding.

Illinois

CDW LLC, CDW Direct, LLC, CDW Government LLC and CDW Logistics, Inc. are each formed or incorporated under the laws of the State of Illinois.

Section 15-7 of the Illinois Limited Liability Company Act (“ILLCA”) authorizes a limited liability company to indemnify a member or manager for liabilities incurred by the member or manager in the ordinary course of the business of the company or for the preservation of its business or property.

Section 8.75 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), provides for a limitation of director liability. Under Section 8.75 of the IBCA, directors and officers may be indemnified by the registrant against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as our representative, or by reason of the fact that such director or officer serves or served as a representative of another entity at our request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests.

The Limited Liability Company Agreement of each of CDW LLC, CDW Direct, LLC and CDW Government LLC provide for indemnification of all current and former managers and officers to the fullest extent of the ILLCA.

The articles of incorporation of CDW Logistics, Inc. provide for indemnification of all current and former directors and officers to the fullest extent of the IBCA.

Wisconsin

CDW Technologies, Inc. is incorporated under the laws of the State of Wisconsin.

Section 180.0851(1) of the Wisconsin Business Corporation Law (the “WBCL”) provides that a corporation shall indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. Section 180.0851(2)(a) provides that in cases not included under subsection (1), a corporation shall indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, unless liability was incurred because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 provides that the indemnification provided does not preclude any additional right to indemnification that a director or officer may have under the articles of incorporation or bylaws of the corporation, a written agreement with the corporation, a resolution of the board of directors or by a majority vote of shares issued and outstanding after notice.

The articles of incorporation for CDW Technologies, Inc. provides for indemnification of all current and former directors and officers to the fullest extent of the WBCL.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits.

The attached Exhibit Index is incorporated herein by reference.

Financial Statement Schedules.

The following financial statement schedule is included herein at page F-50 of this Registration Statement:

•	Schedule II – Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22.	UNDERTAKINGS.

(a)	Each of the undersigned hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e)	Each of the undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(f)	Each of the undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Corporation, a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW CORPORATION

By:	/S/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ THOMAS E. RICHARDS	President and Chief Executive Officer (principal
Thomas E. Richards	executive officer) and Director

/S/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/S/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/S/ MICHAEL J. DOMINGUEZ	Director
Michael J. Dominguez

/S/ PAUL J. FINNEGAN	Director
Paul J. Finnegan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW LLC

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ THOMAS E. RICHARDS	President and Chief Executive Officer (principal
Thomas E. Richards	executive officer) and Manager

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/s/ STEVEN W. ALESIO	Manager
Steven W. Alesio

/s/ BARRY K. ALLEN	Manager
Barry K. Allen

/s/ BENJAMIN D. CHERESKIN	Manager
Benjamin D. Chereskin

/s/ GLENN M. CREAMER	Manager
Glenn M. Creamer

/s/ MICHAEL J. DOMINGUEZ	Manager
Michael J. Dominguez

/s/ JOHN A. EDWARDSON	Chairman and Manager
John A. Edwardson

/s/ PAUL J. FINNEGAN	Manager
Paul J. Finnegan

/s/ ROBIN P. SELATI	Manager
Robin P. Selati

/s/ DONNA F. ZARCONE	Manager
Donna F. Zarcone

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Finance Corporation, a Delaware corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW FINANCE CORPORATION

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ THOMAS E. RICHARDS	President and Chief Executive Officer (principal
Thomas E. Richards	executive officer) and Director

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/s/ MICHAEL J. DOMINGUEZ	Director
Michael J. Dominguez

/s/ PAUL J. FINNEGAN	Director
Paul J. Finnegan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Technologies, Inc., a Wisconsin corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW TECHNOLOGIES, INC.

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ THOMAS E. RICHARDS	President and Chief Executive Officer (principal
Thomas E. Richards	executive officer) and Director

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Direct, LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW DIRECT, LLC

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ THOMAS E. RICHARDS	President and Chief Executive Officer (principal
Thomas E. Richards	executive officer)

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Government LLC, an Illinois limited liability company, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW GOVERNMENT LLC

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/s/ THOMAS E. RICHARDS Thomas E. Richards	Chairman and Chief Executive Officer (principal executive officer) and Manager

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Manager

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/s/ CHRISTINA V. ROTHER	Manager
Christina V. Rother

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CDW Logistics, Inc., an Illinois corporation, has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on April 13, 2012.

CDW LOGISTICS, INC.

By:	/s/ ROBERT J. WELYKI
Name:	Robert J. Welyki
Title:	Vice President and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ann E. Ziegler, Christine A. Leahy and Robert J. Welyki, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on April 13, 2012.

Signature	Title

/S/ JONATHAN J. STEVENS	President (principal executive officer)
Jonathan J. Stevens	and Director

/s/ ANN E. ZIEGLER Ann E. Ziegler	Senior Vice President and Chief Financial Officer (principal financial officer) and Director

/s/ VIRGINIA L. SEGGERMAN	Vice President and Controller (principal accounting officer)
Virginia L. Seggerman

/s/ THOMAS E. RICHARDS	Director
Thomas E. Richards

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of CDW Corporation, previously filed as Exhibit 3.1 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.2	Amended and Restated By-Laws of CDW Corporation, previously filed as Exhibit 3.2 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.3	Articles of Organization of CDW LLC, previously filed as Exhibit 3.3 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.4	Amended and Restated Limited Liability Company Agreement of CDW LLC, previously filed as Exhibit 3.4 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.5	Certificate of Incorporation of CDW Finance Corporation, previously filed as Exhibit 3.5 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.6	By-Laws of CDW Finance Corporation, previously filed as Exhibit 3.6 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.7	Amended and Restated Articles of Incorporation of CDW Technologies, Inc., previously filed as Exhibit 3.7 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.8	Amended and Restated By-Laws of CDW Technologies, Inc., previously filed as Exhibit 3.8 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.9	Articles of Organization of CDW Direct, LLC, previously filed as Exhibit 3.9 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.10	Amended and Restated Limited Liability Company Agreement of CDW Direct, LLC, previously filed as Exhibit 3.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.11	Articles of Organization of CDW Government LLC, previously filed as Exhibit 3.11 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.12	Amended and Restated Limited Liability Company Agreement of CDW Government LLC, previously filed as Exhibit 3.12 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.13	Articles of Incorporation of CDW Logistics, Inc., previously filed as Exhibit 3.13 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

3.14	By-Laws of CDW Logistics, Inc., previously filed as Exhibit 3.14 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.1	Senior Secured Note Indenture, dated as of December 17, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

4.2	Senior Secured Note Supplemental Indenture, dated as of March 29, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on March 30, 2011 and incorporated herein by reference.

4.3	Form of Senior Secured Note (included as Exhibit A to Exhibit 4.1), previously filed as Exhibit 4.2 with CDW Corporation’s Form 8-K filed on December 21, 2010 and incorporated herein by reference.

4.4	Senior Note Indenture, dated as of April 13, 2011, between CDW Escrow Corporation and U.S. Bank National Association as trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.5	Senior Note Supplemental Indenture, dated as of April 13, 2011, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.2 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.6	Second Senior Note Supplemental Indenture, dated as of May 20, 2011, by and among CDW LLC, CDW Finance Corporation, CDW Escrow Corporation, the guarantors party thereto and U.S. Bank National Association as Trustee, previously filed as Exhibit 4.1 with CDW Corporation’s Form 8-K filed on May 23, 2011 and incorporated herein by reference.

4.7	Third Senior Note Supplemental Indenture, dated as of February 17, 2012, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as Trustee, previously filed as Exhibit 4.5 with CDW Corporation’s Form 8-K filed on February 17, 2012 and incorporated herein by reference.

4.8	Form of Senior Note (included as Exhibit A to Exhibit 4.4), previously filed as Exhibit 4.3 with CDW Corporation’s Form 8-K filed on April 14, 2011 and incorporated herein by reference.

4.9	Senior Notes Registration Rights Agreement, dated as of February 17, 2012, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and Barclays Capital Inc. as initial purchaser, previously filed as Exhibit 4.7 with CDW Corporation’s Form 8-K filed on February 17, 2012 and incorporated herein by reference.

4.10	Senior Subordinated Exchange Note Indenture, dated as of October 10, 2008, by and among CDW Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.6 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.11	Senior Subordinated Exchange Note Supplemental Indenture, dated as of May 10, 2010, by and among CDW LLC, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.7 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.12	Second Senior Subordinated Exchange Note Supplemental Indenture, dated as of August 23, 2010, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, previously filed as Exhibit 4.8 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.13	Form of Fixed Rate Senior Subordinated Exchange Note due 2017 (included as Exhibit B to Exhibit 4.10), previously filed as Exhibit 4.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

4.14	Form of Global Fixed Rate Senior Subordinated Exchange Note due 2017, Series B, previously filed as Exhibit 4.11 with CDW Corporation’s Form 10-K for the fiscal year ended December 31, 2010 and incorporated herein by reference.

5.1	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Foley & Lardner LLP.

10.1	Revolving Loan Credit Agreement, dated as of June 24, 2011, by and among CDW LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, GE Commercial Distribution Finance Corporation, as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-collateral agents and other agents party thereto, previously filed as Exhibit 10.1 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on September 26, 2011 (Reg. No. 333-175597) and incorporated herein by reference.

10.2	Term Loan Agreement, dated as of October 12, 2007 and amended and restated March 12, 2008, by and among VH MergerSub, Inc., CDW Corporation, the lenders party thereto, Lehman Commercial Paper Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley Senior Funding, Inc., Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A. previously filed as Exhibit 10.2 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on September 26, 2011 (Reg. No. 333-175597) and incorporated herein by reference.

10.3	Amendment No. 1 to the Term Loan Agreement, dated as of November 4, 2009 previously filed as Exhibit 10.4 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.4	Amendment No. 2 to the Term Loan Agreement, dated as of December 2, 2010, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on December 7, 2010 and incorporated herein by reference.

10.5	Amendment No. 3 to the Term Loan Agreement, dated as of March 11, 2011, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on March 11, 2011 and incorporated herein by reference.

10.6	Guarantee and Collateral Agreement, dated as of October 12, 2007, as amended and restated December 17, 2010, among CDW LLC, the Guarantors and Morgan Stanley & Co. Incorporated, in its capacity as collateral agent, previously filed as Exhibit 10.6 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on September 26, 2011 (Reg. No. 333-175597) and incorporated herein by reference.

10.7	Management Services Agreement, dated as of October 12, 2007, by and between CDW Corporation, Madison Dearborn Partners V-B, L.P. and Providence Equity Partners L.L.C., previously filed as Exhibit 10.9 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.8	Registration Agreement, dated as of October 12, 2007, by and among VH Holdings, Inc. CDW Holdings LLC, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Partners V Executive-A, L.P., Providence Equity Partners VI L.P., Providence Equity Partners VI-A L.P., and the other securityholders party thereto, previously filed as Exhibit 10.10 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.9	CDW Holdings LLC 2007 Incentive Equity Plan, adopted as of October 12, 2007, previously filed as Exhibit 10.11 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.10	Form of CDW Holdings LLC Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Thomas E. Richards, John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler), previously filed as Exhibit 10.12 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.11	Form of CDW Holdings LLC Class A Common Unit Purchase and Exchange Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Neal J. Campbell, Christina M. Corley, Christina V. Rother and Matthew A. Troka and to be used for certain future investors), previously filed as Exhibit 10.13 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.12	Form of CDW Holdings LLC Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Thomas E. Richards, John A. Edwardson, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler), previously filed as Exhibit 10.14 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.13	Form of CDW Holdings LLC Class B Common Unit Grant Agreement under the CDW Holdings LLC 2007 Incentive Equity Plan (executed by Neal J. Campbell, Christina M. Corley, Christina V. Rother and Matthew A. Troka and to be used for certain future grantees), previously filed as Exhibit 10.15 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.14	Form of CDW Holdings LLC Deferred Unit Purchase Agreement (executed by Dennis G. Berger, Douglas E. Eckrote and Christine A. Leahy), previously filed as Exhibit 10.16 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.15	Form of CDW Holdings LLC Deferred Unit Purchase Agreement (executed by Matthew A. Troka and to be used for certain future investors), previously filed as Exhibit 10.17 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.16	Form of Compensation Protection Agreement (executed by Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler), previously filed as Exhibit 10.18 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.17	CDW Compensation Protection Plan, adopted as of December 10, 2002 and amended and restated effective as of January 1, 2009 (applicable to Neal J. Campbell, Christina M. Corley, Christina V. Rother and Matthew A. Troka), previously filed as Exhibit 10.19 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.18	First Amendment to CDW Compensation Protection Plan, adopted as of December 10, 2002 and amended and restated effective as of January 1, 2009, dated as of January 3, 2012, previously filed as Exhibit 10.18 with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.

10.19	Form of Noncompetition Agreement under the Compensation Protection Agreement, previously filed as Exhibit 10.20 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.20	Form of Noncompetition Agreement under the CDW Compensation Protection Plan, previously filed as Exhibit 10.21 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.21	CDW Restricted Debt Unit Plan, adopted as of March 10, 2010, previously filed as Exhibit 10.22 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.22	Form of CDW Restricted Debt Unit Grant Notice and Agreement (executed by Thomas E. Richards, Dennis G. Berger, Douglas E. Eckrote, Christine A. Leahy, Jonathan J. Stevens and Ann E. Ziegler), previously filed as Exhibit 10.23 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.23	Form of CDW Restricted Debt Unit Grant Notice and Agreement (executed by Neal J. Campbell, Christina M. Corley, Christina V. Rother and Matthew A. Troka and to be used for certain future grantees), previously filed as Exhibit 10.24 with CDW Corporation’s Form S-4 filed on September 7, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.24	Senior Management Incentive Plan, as amended and restated effective January 1, 2010, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on November 15, 2010 and incorporated herein by reference.

10.25	Employment Agreement dated as of October 12, 2007 by and between CDW Corporation and John A. Edwardson, previously filed as Exhibit 10.26 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.26	First Amendment to the Employment Agreement by and between CDW Corporation and John A. Edwardson dated as of January 1, 2009, previously filed as Exhibit 10.27 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.27	Addendum to Compensation Protection Agreement dated as of March 10, 2010 by and between CDW LLC and Thomas E. Richards, previously filed as Exhibit 10.28 with CDW Corporation’s Amendment No. 1 to Form S-4 filed on October 18, 2010 (Reg. No. 333-169258) and incorporated herein by reference.

10.28	Amended and Restated Employment Agreement, dated as of June 30, 2011, by and between CDW LLC and John A. Edwardson, previously filed as Exhibit 10.1 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

10.29	Class B Grant Agreement Modification Letter, dated as of June 30, 2011, by and among, CDW Holdings LLC, John A. Edwardson, Madison Dearborn Capital Partners V-A, L.P., Madison Dearborn Capital Partners V-C, L.P., Madison Dearborn Capital Partners V Executive-A, L.P., Providence Equity Partners VI, L.P. and Providence Equity Partners VI-A, L.P., previously filed as Exhibit 10.2 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

10.30	Amended and Restated Compensation Protection Agreement, dated as of June 30, 2011, by and between CDW LLC and Thomas E. Richards, previously filed as Exhibit 10.3 with CDW Corporation’s Form 8-K filed on July 1, 2011 and incorporated herein by reference.

10.31	Letter Agreement, dated as of September 13, 2011, by and between CDW Direct, LLC and Christina M. Corley, previously filed as Exhibit 10.31 with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.

12.1	Computation of ratio of earnings to fixed charges.

16.1	Letter to Securities and Exchange Commission from PricewaterhouseCoopers LLP dated as of April 13, 2012.

21.1	List of subsidiaries.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

23.4	Consent of Foley & Lardner LLP (included in Exhibit 5.2).

24.1	Powers of Attorney (included on the signature pages to the registration statement).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Tender Instructions.

99.3	Form of Notice of Guaranteed Delivery.

101.INS	XBRL Instance Document, previously filed as Exhibit 101.INS with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

101.SCH	XBRL Taxonomy Extension Schema Document, previously filed as Exhibit 101.SCH with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document, previously filed as Exhibit 101.CAL with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document, previously filed as Exhibit 101.DEF with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

101.LAB	XBRL Taxonomy Extension Label Linkbase Document, previously filed as Exhibit 101.LAB with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document, previously filed as Exhibit 101.PRE with CDW Corporation’s Form 10-K filed on March 9, 2012 and incorporated herein by reference.*

*	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.